As filed with the Securities and Exchange Commission on May 20, 1998
                                                   Registration No. 333 - ______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-4


                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                           BANKATLANTIC BANCORP, INC.
             (Exact name of registrant as specified in its charter)


                                     Florida
         (State or other Jurisdiction of Incorporation or Organization)


                                      6035
                                     ------
            (Primary Standard Industrial Classification Code Number)


                                   65-0507804
                                  -------------
                      (I.R.S. Employer Identification No.)

                           BankAtlantic Bancorp, Inc.
                            1750 E. Sunrise Boulevard
                         Fort Lauderdale, Florida 33304
                                 (954) 760-5000
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                                  Alan B. Levan
                  Chairman, President & Chief Executive Officer
                           BankAtlantic Bancorp. Inc.
                            1750 E. Sunrise Boulevard
                         Fort Lauderdale, Florida 33304
                                 (954) 760-5000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                    Please send copies of all communications to:

 ALISON W. MILLER, ESQ.                       RONALD H. JANIS, ESQ.
 Stearns Weaver Miller Weissler               Pitney, Hardin, Kipp & Szuch
 Alhadeff & Sitterson, P.A.                   P.O. Box 1945
 Museum Tower                                 Morristown, New Jersey 07962
 150 West Flagler Street                      (973) 966-8263
 Miami, Florida 33130
 (305) 789-3500

             Approximate date of commencement of proposed sale to the public: At the Effective Time of the Merger, as defined in the Acquisition Agreement, dated as of February 9, 1998 (the "Acquisition Agreement") between BankAtlantic Bancorp, Inc. ("Bancorp"), Ryan, Beck & Co., Inc. ("Ryan, Beck") and BCP Acquisition Corporation ("BCP"), attached as Appendix A to the Proxy Statement-Prospectus.

             If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|




                                              CALCULATION OF REGISTRATION FEE

======================== ====================== ====================== ====================== ======================
Title of each class of                            Proposed maximum       Proposed Maximum
   securities to be          Amount to be        offering price per     aggregate offering          Amount of
      registered              registered*               unit                   price            registration fee

Bancorp Class A Common         3,211,983            $12.9763**            $41,679,798**           $12,796
Stock, par value $0.01




* The number of shares of Bancorp Class A Common Stock issuable in the Merger in exchange for shares of Ryan, Beck Common Stock, with a Conversion Ratio of 0.761 as set forth in the Acquisition Agreement, and assuming that all currently outstanding options to acquire shares of Ryan, Beck Common Stock are exercised prior to the Effective Time of the Merger. The Registrant also registers hereby such additional shares of its common stock as may be issuable in the Merger pursuant to the anti-dilution provisions of the Acquisition Agreement.



** Estimated solely for the purpose of calculating the registration fee for the filing on Form S-4 pursuant to Rule 457(f)(1) under the Securities Act based on the average of the high and low prices reported by NASDAQ for Ryan, Beck Common Stock as of May 18, 1998, a date within five business days prior to the filing of this Registration Statement, multiplied by 4,220,739, which equals the maximum number of such shares to be acquired by Bancorp. Pursuant to Rule 457(b), the registration fee has been reduced by the $7,765 paid on March 27, 1998 upon the filing under the Securities and Exchange Act of 1934 of preliminary copies of Ryan, Beck's proxy materials included herein. Therefore, the registration fee payable upon the filing of this Registration Statement is $4,531.



             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

                                [RYAN, BECK LOGO]




                                                                    May   , 1998



To the Stockholders of Ryan, Beck & Co., Inc.:


         We cordially invite you to attend the annual meeting (the "Meeting") of the stockholders of Ryan, Beck & Co., Inc. ("Ryan, Beck"). The Meeting is to be held at The Hilton at Short Hills, 41 JFK Parkway, Short Hills, New Jersey 07078 on Monday, June 29, 1998 at 11:00 a.m. At the Meeting you will be asked to vote for the election of directors and to approve the Ryan, Beck & Co., Inc. Long-Term Stock Incentive Plan (the "Plan").



         At the Meeting we will also seek your approval of an Acquisition Agreement (the "Acquisition Agreement") which provides for Ryan, Beck to be merged (the "Merger") with BCP Acquisition Corporation ("BCP"), a wholly-owned subsidiary of BankAtlantic Bancorp, Inc. ("Bancorp").

         Upon completion of the Merger, each share of Ryan, Beck Common Stock will be converted into 0.761 shares of Bancorp Class A Common Stock (the "Conversion Ratio"); however, if the average of the closing sale prices per share of Bancorp Class A Common Stock on the New York Stock Exchange (the "NYSE") for the period of ten consecutive trading days ending with (and including) the second trading day prior to the Closing Date (the "Average Price") is less than $10.88, Ryan, Beck can notify Bancorp in writing of its intention to terminate the Acquisition Agreement. The Acquisition Agreement would then terminate unless within five business days following the receipt of such notice, Bancorp agrees to increase the Conversion Ratio to an amount equal to the quotient of $8.28 divided by the Average Price. Cash will be paid in lieu of fractional shares.

         Completion of the Merger is subject to certain conditions, including the receipt of various regulatory approvals and approval of the Acquisition Agreement by the affirmative vote, in person or by proxy, of a majority of the votes cast by holders of Ryan, Beck Common Stock.


         We urge you to read the attached Proxy Statement-Prospectus carefully. It describes the Acquisition Agreement, the nominees for election to serve as directors of Ryan, Beck until the Merger is consummated (or if the Merger is not consummated, until the year 2001 or 1999 as described herein) and the Plan in detail. Ryan, Beck granted options under the Plan in December 1997 subject to shareholder approval of the Plan; however, if the Merger is consummated no further options are expected to be granted under the Plan. A copy of the Acquisition Agreement is included as Appendix A and the Plan is included as Appendix D. We also urge you to read Bancorp's 1997 Annual Report on Form 10-K, Bancorp's Quarterly Report on Form 10-Q for the quarter ended March 31, and Bancorp's 1998 Current Reports on Form 8-K, copies of which are available as indicated in the Proxy Statement-Prospectus under "Available Information" and "Information Delivered and Incorporated by Reference".



         Your  Board of  Directors  has  unanimously  approved  the  Acquisition
Agreement and unanimously recommends that you vote "FOR" approval of the Acquisition Agreement. Your Board of Directors unanimously recommends a vote "FOR" its nominees for directors and "FOR" approval of the Plan. Your Board of Directors unanimously recommends a vote "AGAINST" the Shareholder Proposal described in the Proxy Statement.

         It is very important that your shares be represented at the Meeting. Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it promptly in the postage paid envelope we have provided.



                             On behalf of your Board of Directors,


                             Ben A. Plotkin,
                             President and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 29, 1998

To the Stockholders of Ryan, Beck & Co., Inc.:

         NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Meeting") of Ryan, Beck & Co., Inc. ("Ryan, Beck") will be held on Monday, June 29, 1998, at 11:00 a.m., at The Hilton at Short Hills, 41 JFK Parkway, Short Hills, New Jersey 07078, for the following purposes:



         (1) To consider and vote upon a proposal to approve and adopt an Acquisition Agreement, dated as of February 9, 1998 (the "Acquisition Agreement"), by and among BankAtlantic Bancorp, Inc. ("Bancorp"), Ryan, Beck & Co., Inc. ("Ryan, Beck") and Bancorp's wholly-owned subsidiary BCP Acquisition Corporation ("BCP") which provides for Ryan, Beck to be merged with and into BCP (the "Merger"). A copy of the Acquisition Agreement is included as Appendix A to the accompanying Proxy Statement-Prospectus. If the proposed Merger is consummated, each share of Ryan, Beck Common Stock will be converted into
                  0.761 shares of Bancorp Class A Common Stock (the "Conversion Ratio"), subject to adjustment as provided in the Acquisition Agreement and as described in the Proxy Statement-Prospectus, with cash paid in lieu of fractional shares.

         (2) The election of the six persons named in the accompanying Proxy Statement to serve as directors of Ryan, Beck for the terms specified in the Proxy Statement until the Merger is consummated or if the Merger is not consummated, until the year 2001 or 1999 as described herein.

         (3) Approval of the Ryan, Beck & Co., Inc. Long-Term Stock Incentive Plan (the "Plan") which generally provides a Committee comprised of two or more outside directors of Ryan, Beck with authority to issue to officers and key employees of Ryan, Beck incentive stock options, non-qualified stock options and stock appreciation rights for up to a maximum of 400,000 shares, and awards of restricted stock for up to a maximum of 100,000 shares. A maximum of 150,000 shares or options may be issued to any one officer or employee. The Plan also provides the Committee with authority to issue to outside directors options or awards for up to a maximum of 7,500 shares per year.

         (4)      To vote on a shareholder proposal.

         (5) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.



         The Board of Directors has fixed the close of business on May 20, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof.



         All stockholders are urged to attend the Meeting in person. It is important that proxies be returned promptly. Therefore, whether or not you plan to be present in person at the Meeting, please date, sign and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you decide to attend the Meeting, you may revoke your proxy and vote your shares in person.



Livingston, New Jersey
May   , 1998


                               By Order of the Board of Directors


                               ----------------------------------
                               Leonard J. Stanley
                               Corporate Secretary

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ACQUISITION AGREEMENT, THE NOMINEES FOR DIRECTORS AND THE PLAN AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE ACQUISITION AGREEMENT, "FOR" THE NOMINEES FOR DIRECTORS AND "FOR" THE PLAN. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE SHAREHOLDER PROPOSAL DESCRIBED IN THE PROXY STATEMENT.

THE MATTERS TO BE CONSIDERED AT THE MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF RYAN, BECK. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

PROXY STATEMENT OF                      PROSPECTUS OF BANKATLANTIC BANCORP, INC.
RYAN, BECK & CO., INC.                  for its Class A Common Stock to be
for its Annual Meeting of               issued in connection with the merger of
Stockholders to be held on              Ryan, Beck & Co., Inc. with and into a
June 29, 1998 and all adjournments      wholly owned subsidiary of
or postponements thereof                BankAtlantic Bancorp, Inc.


         The Board of Directors of Ryan, Beck & Co., Inc. ("Ryan, Beck") has called its annual meeting of Ryan, Beck stockholders (the "Meeting") to be held on Monday, June 29, 1998. One purpose of the Meeting is to seek stockholder approval of an Acquisition Agreement which provides for Ryan, Beck to be merged with BCP Acquisition Corporation, a New Jersey-based corporation ("BCP"), with BCP as the surviving corporation (the "Merger"). BCP is the wholly-owned subsidiary of BankAtlantic Bancorp, Inc. ("Bancorp"). Bancorp is a unitary savings bank holding company headquartered in Florida with over $3.5 billion in assets. At the Meeting you will also be asked to vote for the election of six directors to serve until the Merger is consummated, or if the Merger is not consummated, until the year 2001 or 1999 (as described herein) and to approve the Ryan, Beck & Co., Inc. Long-Term Stock Incentive Plan (the "Plan").



         Bancorp has filed a Registration Statement with the Securities and Exchange Commission (the "SEC") covering the shares of Bancorp Class A Common Stock which will be issued in connection with the Merger. This Proxy Statement-Prospectus serves two purposes. It is the Proxy Statement being used by the Ryan, Beck Board of Directors to solicit proxies for the Meeting, and it is the Prospectus of Bancorp regarding the Bancorp Class A Common Stock to be issued to holders of Ryan, Beck Common Stock if the Merger is consummated. This document does not serve as a prospectus to cover any resales of Bancorp Class A Common Stock to be issued in connection with the Merger. Persons who are considered "affiliates" of Ryan, Beck under applicable securities laws will be subject to restrictions on their ability to resell the Bancorp Class A Common Stock received by them in the Merger.

         Upon consummation of the Merger, each share of Ryan, Beck Common Stock will be converted into Bancorp Class A Common Stock, which is nonvoting and traded on the New York Stock Exchange (the "NYSE"). The Acquisition Agreement provides for a "Conversion Ratio" (i.e., the number of shares of Bancorp Class A Common Stock into which each share of Ryan, Beck Common Stock will be converted) of 0.761. Cash will be paid in lieu of fractional shares. Ryan, Beck may terminate the Acquisition Agreement if the Average Price of Bancorp Class A Common Stock is less than $10.88 (the "Floor"), unless Bancorp agrees to increase the Conversion Ratio to an amount equal to the quotient of $8.28 divided by the Average Price (a "Price Termination Event"). The term "Average Price" is defined in the Acquisition Agreement as the average of the closing sale prices per share of Bancorp Class A Common Stock on the NYSE for the period of ten consecutive trading days ending with (and including) the second trading day prior to the Closing Date. The Conversion Ratio is subject to anti-dilution adjustments specified in the Acquisition Agreement. Each option to acquire Ryan, Beck Common Stock that is outstanding and unexercised at the effective time of the Merger will be converted automatically into an option to purchase Bancorp Class A Common Stock with an appropriate adjustment to reflect the Conversion Ratio.

         Consummation of the Merger is subject to certain conditions, including receipt of various regulatory approvals and approval of the Acquisition Agreement by the affirmative vote of the majority of the votes cast by holders of shares of Ryan, Beck Common Stock.


         This document is first being sent to Ryan, Beck stockholders on or about [May , 1998]. It describes the Acquisition Agreement and includes a copy of the Acquisition Agreement as Appendix A. Ryan, Beck stockholders are urged to read this document carefully.



         THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



         ALL INFORMATION REGARDING RYAN, BECK, CUMBERLAND ADVISORS AND CUMBERLAND CONSULTING CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT WAS SUPPLIED BY RYAN, BECK. ALL INFORMATION REGARDING BANCORP CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT WAS SUPPLIED BY BANCORP.



         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN WHAT IS INCLUDED IN THIS DOCUMENT. IF SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT AT ANY TIME, NOR ANY DISTRIBUTION OF SHARES OF BANCORP CLASS A COMMON STOCK, SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



          The date of this Proxy Statement-Prospectus is May __, 1998.

                                TABLE OF CONTENTS

                                                                            Page
AVAILABLE INFORMATION...........................................................
INFORMATION DELIVERED AND INCORPORATED BY REFERENCE.............................
SUMMARY OF PROXY STATEMENT-PROSPECTUS...........................................
         Overview...............................................................
         The Meeting............................................................
         Recommendation of the Board of Directors...............................
         The Companies .........................................................
         The Merger.............................................................
SELECTED CONSOLIDATED FINANCIAL DATA OF BANCORP.................................
SELECTED CONSOLIDATED FINANCIAL DATA OF RYAN, BECK..............................
ACTUAL AND PRO FORMA PER SHARE DATA.............................................
MARKET PRICE AND DIVIDEND MATTERS...............................................
         Market Price and Dividend History......................................
         Limitations on Dividends Under the Acquisition Agreement...............
         Dividend Limitations on Bancorp........................................
RISK FACTORS....................................................................
INTRODUCTION ...................................................................
CERTAIN INFORMATION REGARDING BANCORP ..........................................
         General................................................................
CERTAIN INFORMATION REGARDING RYAN, BECK........................................
         General................................................................
         Recent Developments....................................................
THE MEETING ....................................................................
         Purpose of the Meeting.................................................
         Record Date; Voting Rights; Proxies....................................
         Solicitation of Proxies................................................
         Quorum.................................................................
         Required Vote..........................................................

I.  THE PROPOSED MERGER AND RELATED MATTERS

THE PROPOSED MERGER.............................................................
         General Description....................................................
         Closing; Determination Date............................................
         Consideration .........................................................
         Conversion of Ryan, Beck Options.......................................
         Cash in Lieu of Fractional Shares .....................................
         No Dissenters' Rights of Appraisal.....................................
         Background of and Ryan, Beck's Reasons for the Merger..................
         Ryan, Beck Reasons for the Merger; and Recommendation of
         Ryan, Beck's Board of Directors........................................
         Bancorp's Reasons for the Merger.......................................
         Interests of Certain Persons in the Merger ............................
         Opinion of Ryan, Beck's Financial Advisor..............................
         Resale Considerations with Respect to the Bancorp
         Class A Common Stock...................................................
         Underwriting Agreements Between Bancorp and Ryan, Beck.................
         Subordinated Capital Note..............................................
         Conditions to the Merger...............................................
         Conduct of Business Pending the Merger.................................
         Customary Representations, Warranties and Covenants....................
         Regulatory Approvals...................................................
         Management and Operations After the Merger.............................
         Exchange of Certificates, Issuance of New Options......................
         Option Plans and Restricted Stock Awards...............................
         Effective Time; Amendments; Termination ...............................

         Option to Bancorp for Ryan Beck Stock..................................
         Termination Fee........................................................
         Accounting Treatment of the Merger.....................................
         Federal Income Tax Consequences .......................................
         No Dissenters' Rights..................................................
DESCRIPTION OF BANCORP CAPITAL STOCK............................................
         Description of Bancorp Class A Common Stock............................
         Description of Bancorp Preferred Stock.................................
COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF RYAN, BECK AND BANCORP..............
         General ...............................................................
         Classified Board of Directors..........................................
         Rights of Dissenting Stockholders......................................
         Shareholder Voting requirements; Action by Consent.....................
         Distributions and Redemptions..........................................
         Board Vacancies........................................................
         Shareholder Inspection of Books and Records............................
         Removal of Directors...................................................
         Amendments to Charter..................................................
         Special Meetings of Shareholders.......................................
         Affiliated Transactions; Shareholder Protection Legislation............
         Other Constituencies...................................................
         Shareholder Rights Plans...............................................
         Limitations of Liability of Directors and Officers.....................
         Indemnification........................................................
         Derivative Actions.....................................................

II. ELECTION OF RYAN, BECK DIRECTORS

ELECTION OF DIRECTORS...........................................................
         The Board of Directors.................................................
NOMINEES FOR ELECTION AS DIRECTORS..............................................
         The Board of Directors; Committees of the Board........................
         Remuneration of Directors..............................................
EXECUTIVE COMPENSATION..........................................................
         Summary Compensation Table.............................................
         Options Grants in the Last Fiscal Year.................................
         Aggregated Option Exercise in Last Fiscal Year
         and Fiscal Year-End Option/Values......................................
         Senior Management Committee............................................
         Executive Compensation Committee Report................................
PERFORMANCE GRAPH...............................................................
         Agreements with Employee-Directors and Other Key Executives............

III.  APPROVAL OF THE RYAN, BECK & CO., INC. LONG-TERM STOCK INCENTIVE PLAN

APPROVAL OF THE PLAN............................................................
         Types of Options and Awards............................................
         Shares Subject to the Plan.............................................
         Termination and Amendment..............................................
         Administration.........................................................
         Eligibility............................................................
         New Plan Benefits......................................................
         Terms and Conditions of Stock Options..................................
         Terms and Conditions of Stock Appreciation Rights......................
         Terms and Conditions of Restricted Stock...............................
         Federal Tax Consequences Under the Plan................................

                              AVAILABLE INFORMATION

         BankAtlantic Bancorp, Inc. ("Bancorp") is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (such as Bancorp). The address of the Commission's web site is http://www.sec.gov. In addition, Bancorp Class A Common Stock is listed on The New York Stock Exchange (the "NYSE"), and certain material as to Bancorp can be inspected at the offices of the NYSE at 20 Broad Street, New York, N.Y.
10005.

         Ryan, Beck & Co., Inc. ("Ryan, Beck") is also subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Ryan, Beck can be obtained from the SEC in the same manner as Bancorp documents as set forth in the preceding paragraph. In addition, Ryan Beck Common Stock is listed on The Nasdaq Stock Market, and certain material as to Ryan, Beck can be inspected at the offices of the National Association of Securities Dealers, Inc. ("NASD") 17-35 K Street, N.W., Washington, D.C. 20006.

         Bancorp has filed with the Commission a Registration Statement on Form S-4 under the Securities Act (together with all amendments and supplements thereto, the "Registration Statement"), with respect to the securities being offered by this document (this "Proxy Statement-Prospectus," sometimes referred to also as this "Proxy Statement"). As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to Bancorp and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto.

         Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference herein, as to the contents of any document referred to herein or therein, are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

               INFORMATION DELIVERED AND INCORPORATED BY REFERENCE

         The following documents filed by Bancorp with the Commission are incorporated herein by reference:

         1.   Annual Report on Form 10-K for the year ended December 31, 1997.


         2.   Quarterly  Report on Form  10-Q for the  quarter  ended  March 31,
              1998.

         3. Current Reports on Form 8-K filed with the Commission on February 13, 1998 and March 19, 1998.


         4. Form 8-A filed by Bancorp to register its Class A Common Stock pursuant to Section 12(b) of the Exchange Act and Form 8-A filed by Bancorp to register its Class B Common Stock pursuant to
              Section 12(g) of the Exchange Act.

         A copy of Bancorp's Annual Report to Stockholders for the year ended December 31, 1997 ("Bancorp's Annual Report") and Bancorp's Proxy Statement for its Annual Meeting dated March 13, 1998 ("Bancorp's Proxy Statement") are available to any holder of Ryan, Beck Common Stock, including any beneficial owner, free of charge upon written or oral request as set forth hereinafter.

                  The  following   documents   filed  by  Ryan,  Beck  with  the
Commission are incorporated herein by reference.

         1.   Annual Report on Form 10-K for the year ended December 31, 1997.


         2.   Quarterly  Report on Form  10-Q for the  quarter  ended  March 31,
              1998.

         3. Current Report on Form 8-K filed with the Commission on February 17, 1998.

         4. Form 8-A filed by Ryan, Beck to register its Common Stock pursuant to Section 12(g) of the Exchange Act

         A copy of Ryan, Beck's Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 is being delivered with this Proxy Statement-Prospectus.



         All documents filed by Bancorp pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the earlier of (i) the date of the annual meeting of stockholders of Ryan, Beck (the "Meeting") to which this Proxy Statement-Prospectus relates, or (ii) the termination of the Acquisition Agreement which is the subject of the Meeting, are hereby incorporated by reference into this Proxy Statement-Prospectus and shall be deemed a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.



         This Proxy Statement-Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (not including exhibits thereto, unless such exhibits are specifically incorporated by reference into the information incorporated herein) are available free of charge to any holder of Ryan, Beck Common Stock, including any beneficial owner, upon written or oral request with respect to Bancorp materials, to the office of the Bancorp Corporate Secretary, Jean Carvalho, BankAtlantic Bancorp, Inc., 1750
E. Sunrise Boulevard, Fort Lauderdale, Florida 33304; telephone (954) 760-5000; and with respect to Ryan Beck materials, to the office of the Ryan, Beck Corporate Secretary, Leonard J. Stanley, Ryan, Beck & Co., Inc., 220 South Orange Avenue, Livingston, New Jersey 07039; telephone (973) 597-6000. Responses to any such request will be made within one business day by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of the Meeting, any request should be made by June 19, 1998.

         CONTAINED WITHIN AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS ARE CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF BANCORP. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF FORWARD-LOOKING TERMINOLOGY, SUCH AS "EXPECT", "BELIEVE", OR "ANTICIPATE", OR EXPRESSIONS OF CONFIDENCE LIKE "STRONG" OR "ON-GOING", OR SIMILAR STATEMENTS OR VARIATIONS OF SUCH TERMS. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES:
(I) COMPETITIVE PRESSURES IN THE BANKING OR FINANCIAL SERVICES INDUSTRIES; (II) ISSUES RELATING TO BANCORP'S RAPID GROWTH AND THE INTEGRATION OF NEWLY ACQUIRED ENTITIES; (III) CHANGES IN INTEREST RATES; (IV) CHANGES IN THE ECONOMY OR BUSINESS CONDITIONS, EITHER GENERALLY OR IN SOUTH FLORIDA; AND (V) CHANGES IN THE REGULATORY ENVIRONMENT WHICH ADVERSELY AFFECT THE BUSINESS OF BANCORP.



         The Acquisition Agreement originally provided for a Conversion Ratio of
0.609. However, following a 25% stock dividend issued by Bancorp on February 18, 1998 (the "February Stock Dividend"), the Conversion Ratio was adjusted to
0.761. All references in this Proxy Statement-Prospectus to the Conversion Ratio and the Floor have been adjusted to reflect the February Stock Dividend.

                      SUMMARY OF PROXY STATEMENT-PROSPECTUS

         The following is a summary of certain information set forth elsewhere in this Proxy Statement-Prospectus. This summary is necessarily incomplete and is qualified by the more detailed information contained elsewhere or incorporated by reference in this Proxy Statement-Prospectus. Holders of Ryan, Beck common stock and options (together, "Ryan, Beck Securities") should carefully read the entire Proxy Statement-Prospectus, the accompanying Appendices and the documents incorporated herein by reference.

Overview



         The Board of Directors of Ryan, Beck & Co., Inc. ("Ryan, Beck") has called its annual meeting of Ryan, Beck stockholders (the "Meeting") to be held on Monday, June 29, 1998. A primary item on the agenda for the Meeting is to seek Ryan, Beck shareholder approval of an Acquisition Agreement, dated as of February 9, 1998 (the "Acquisition Agreement"), by and among BankAtlantic Bancorp, Inc. ("Bancorp"), BCP Acquisition Corporation ("BCP"), a wholly-owned subsidiary of Bancorp, and Ryan, Beck. The Acquisition Agreement provides for Ryan, Beck to be merged with BCP (the "Merger"), with BCP as the surviving corporation which will thereafter change its name to "Ryan, Beck & Co., Inc." Bancorp is a unitary savings bank holding company headquartered in Florida. A copy of the Acquisition Agreement is attached as Appendix A to this Proxy Statement-Prospectus.

         Upon consummation of the Merger, each share of common stock, par value $0.10 per share, of Ryan, Beck ("Ryan, Beck Common Stock") will be converted into a number of shares (the "Conversion Ratio") of Class A common stock of Bancorp, $0.01 par value ("Bancorp Class A Common Stock"). The Conversion Ratio is currently established at 0.761; however, if the average of the closing sale prices per share of Bancorp Class A Common Stock on the New York Stock Exchange (the "NYSE") for the period of ten consecutive trading days ending with (and including) the second trading day prior to the Closing Date (the "Average Price") is less than $10.88 (the "Floor"), Ryan, Beck can notify Bancorp in writing of its intention to terminate the Acquisition Agreement. The Acquisition Agreement would then terminate unless within five business days following the receipt of such notice, Bancorp agrees to increase the Conversion Ratio to an amount equal to the quotient of $8.28 divided by the Average Price. Cash will be paid in lieu of fractional shares. As provided in the Acquisition Agreement, the Conversion Ratio and the Floor have been adjusted to reflect Bancorp's 25% stock dividend issued in shares of Bancorp Class A Common Stock on February 18, 1998 (the "February Stock Dividend"). The Conversion Ratio and the Floor are subject to further anti-dilution adjustments specified in the Acquisition Agreement.



         In addition, the Proxy Statement solicits, on behalf of the Ryan, Beck Board of Directors, proxies from the holders of Ryan, Beck Common Stock in favor of the election of six persons to serve as directors of Ryan, Beck until the Merger is consummated (or if the Merger is not consummated, until the year 2001 or 1999 as described herein) and in favor of approval and adoption of the Ryan, Beck & Co., Inc. Long-Term Stock Incentive Plan (the "Plan"). A copy of the Plan is attached as Appendix D to this Proxy Statement-Prospectus.

         This document serves two purposes. It is the Proxy Statement being used by the Ryan, Beck Board of Directors to solicit proxies for the Meeting, and it is the Prospectus of Bancorp regarding the Bancorp Class A Common Stock to be issued if the Merger is consummated. Therefore, this document is sometimes referred to as either the "Proxy Statement-Prospectus" or the "Proxy Statement".

The Meeting



         The Meeting will be held on Monday, June 29, 1998 at 11:00 a.m., at The Hilton at Short Hills, 41 JFK Parkway, Short Hills, New Jersey 07078. At the Meeting, holders of Ryan, Beck Common Stock will be asked to approve and adopt the Acquisition Agreement, elect the six nominees to serve as directors of Ryan, Beck, approve and adopt the Plan and vote on any other matters which are properly presented at the Meeting.

         Record holders of Ryan, Beck Common Stock at the close of business on May 20, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting. Holders of a majority of the outstanding shares of Ryan, Beck Common Stock must be present or represented by proxy at the Meeting for a quorum. The affirmative vote, in person or by proxy, of the majority of the votes cast by holders of shares of Ryan, Beck Common Stock is required in order to approve the Acquisition Agreement, the Plan and the shareholder proposal described on page__ (the "Shareholder Proposal"). Nominees for Director who receive a plurality of the votes cast of Ryan, Beck Common Stock will be elected directors of Ryan, Beck. As of the Record Date, there were 3,764,787 outstanding shares of Ryan, Beck Common Stock held by approximately 403 holders of record. The directors and executive officers of Ryan, Beck as a group have voting control over 280,058 of these shares (7.27%) and have agreed to or intend to vote them in favor of the Acquisition Agreement, the election of the six nominees for directors and the Plan. In addition, Bancorp has voting control over 100 of these shares all of which shares Ryan, Beck expects will be voted in favor of the Acquisition Agreement, the election of the six nominees for directors and the Plan.

Recommendation of the Board of Directors

         The Ryan, Beck Board of Directors has unanimously approved the Acquisition Agreement and unanimously recommends that holders of Ryan, Beck Common Stock vote "FOR" the Acquisition Agreement. The Ryan, Beck Board of Directors also unanimously recommends a vote "FOR" its nominees for directors and "FOR" approval of the Plan. The Ryan, Beck Board of Directors also unanimously recommends a vote "AGAINST" the Shareholder Proposal.

The Companies

         Bancorp

         Bancorp is a unitary savings bank holding company organized in April 1994 under the laws of the State of Florida for the purpose of becoming the holding company for BankAtlantic, a Federal Savings Bank ("BankAtlantic"). At March 31, 1998, Bancorp had consolidated total assets of approximately $3.5 billion and total stockholders' equity of approximately $217.0 million. Bancorp owns all of the outstanding capital stock of BankAtlantic. BFC Financial Corporation ("BFC"), which is controlled by the Chairman and Vice Chairman of Bancorp, owned at May 1, 1998, 4,876,124 shares or approximately 47.3% of Bancorp's issued and outstanding Class B Common Stock and 6,578,671 shares or approximately 28.9% of Bancorp's issued and outstanding Class A Common Stock.



         BankAtlantic, headquartered in Fort Lauderdale, Florida, is a federally-chartered, federally-insured savings bank organized in 1952, which provides traditional retail banking services and a wide range of commercial banking products and related financial services. The principal business of BankAtlantic is attracting checking and savings deposits from the public and general business customers and using these deposits to originate commercial real estate and business loans, residential and consumer loans, to purchase wholesale residential loans from third parties and to make other permitted investments including investments in mortgage-backed securities, tax certificates and other investment securities.

         BankAtlantic's deposit accounts are insured by the Federal Deposit Insurance Corporation (the "FDIC") primarily through the Savings Association Insurance Fund (the "SAIF"), with a small portion insured through the Bank
Insurance Fund (the "BIF"), both of which are administered by the FDIC. BankAtlantic is regulated and examined by the Office of Thrift Supervision (the "OTS") and the FDIC. Such regulation is intended for the protection of depositors.

         Bancorp's principal executive office is located at 1750 E. Sunrise Boulevard, Fort Lauderdale, Florida 33304. Bancorp's telephone number is (954) 760-5000.

         Ryan, Beck

         Ryan, Beck is an investment firm that is principally engaged in the underwriting, distribution and trading of tax-exempt, bank and thrift equity and debt securities. Ryan, Beck provides investment banking, research and financial advisory services primarily to financial services companies with a focus on corporate finance and merger-related services. Ryan, Beck offers a general
securities   brokerage   business  with  investment   products  for  retail  and
institutional clients, as well as life insurance and annuity products. Ryan, Beck's retail and institutional brokerage clients consist primarily of high net worth individuals (primarily residents of New Jersey, other Mid-Atlantic and Northeastern states and Florida), banking and thrift institutions (primarily located in New Jersey, Pennsylvania and Florida) and, to a much lesser extent, insurance companies and specialty finance companies. Ryan, Beck intends to continue to serve its market niche in the financial services industry.

         Ryan, Beck was organized in New Jersey in 1965,  under the name of John
J. Ryan & Co., Incorporated, as a successor to various entities dating from 1946. Ryan, Beck changed its name to Ryan, Beck & Co., Inc. in 1981.

         The principal executive office of Ryan, Beck is located at 220 South Orange Avenue, Livingston, New Jersey 07039-5817 and its telephone number is
(973) 597-6000. Ryan, Beck is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") and is a member of the National Association of Securities Dealers, Inc. (the "NASD") and the Securities Investor Protection Corporation (the "SIPC"). Accounts are insured up to $75,000,000 per customer. The account protection applies when SIPC member firms fail financially and are unable to meet obligations to customers, but does not protect against loss from the rise and fall in market value of an investment. The first $500,000 (no more than $100,000 of which may be cash awaiting reinvestment) is provided by SIPC, and the balance is provided by a private insurer. Ryan, Beck is not a member of any securities exchange.

The Merger

         Description of the Merger; Effective Time

         In the Merger, Ryan, Beck will be merged with and into BCP Acquisition Corporation ("BCP"), a New Jersey corporation and wholly owned subsidiary of Bancorp, with BCP as the surviving entity which will thereafter change its name to "Ryan, Beck & Co., Inc." A closing under the Acquisition Agreement (the "Closing") will occur on a date (the "Closing Date") to be determined by Bancorp and set forth in a notice (the "Closing Notice") to Ryan, Beck. The Closing Date specified by Bancorp in the Closing Notice will be as soon as practicable following the receipt of all necessary approvals and consents of all regulatory agencies and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to consummation of the Merger (other than the delivery of documents to be delivered at the Closing). The Closing may also be set for another day mutually agreed to by Bancorp and Ryan, Beck. The parties currently anticipate closing in the second quarter of 1998. Simultaneous with or immediately following the Closing, Bancorp will file a certificate of merger with the Secretary of State of New Jersey (the "Certificate of Merger"). The Merger will become effective at the "Effective Time", which will be a date and time agreed to by the parties and specified in the Certificate of Merger. Bancorp and Ryan, Beck anticipate the Effective Time will be the close of business on the Closing Date. If the parties fail to specify the date and time in the Certificate of Merger, the Effective Time will be the date and time the Certificate of Merger is filed. The exact Closing Date and Effective Time are dependent upon satisfaction of all conditions precedent, some of which are not under the control of Bancorp or Ryan, Beck.

         Consideration

         Upon consummation of the Merger, each share of Ryan, Beck Common Stock will be converted into 0.761 shares of Bancorp Class A Common Stock (the "Conversion Ratio"). Cash will be paid in lieu of fractional shares. The Conversion Ratio is subject to anti-dilution adjustments specified in the Acquisition Agreement. In addition, if the closing sale prices per share of Bancorp Class A Common Stock on the NYSE for the period of ten consecutive trading days ending with (and including) the second trading day prior to the Closing Date the (the "Average Price") is less than $10.88 (the "Floor"), the
Board of Directors of Ryan, Beck will have certain rights to terminate the Acquisition Agreement unless Bancorp agrees to increase the Conversion Ratio to an amount equal to the quotient of $8.28 divided by the Average Price.

         As provided in the Acquisition Agreement, the Conversion Ratio and the Floor have been adjusted to reflect the February Stock Dividend, and information set forth in this Proxy Statement-Prospectus reflects such adjustments. The Conversion Ratio and the Floor are subject to further anti-dilution adjustments as specified in the Acquisition Agreement.

         Ryan, Beck stockholders are not assured of receiving any specific market value of Bancorp Class A Common Stock. The price of Bancorp Class A Common Stock at the Effective Time may be higher or lower than the market price at the time of entering into the Acquisition Agreement, the time of mailing this Proxy Statement-Prospectus or at the time of the Meeting. Ryan, Beck stockholders are urged to obtain current market quotations for the Bancorp Class A Common Stock and the Ryan, Beck Common Stock.

         Cash in Lieu of Fractional Shares

         No fractional shares of Bancorp Class A Common Stock will be issued in exchange for Ryan, Beck Common Stock. Instead, holders of Ryan, Beck Common Stock will receive cash equal to their fractional share interest multiplied by the Average Price of Bancorp Class A Common Stock, without interest. All shares of Bancorp Class A Common Stock to be issued to each holder of Ryan, Beck Common Stock will be aggregated to constitute as many whole shares as possible before determining the person's fractional share interest.

         Conversion of Ryan, Beck Options

         Pursuant to the Acquisition Agreement and at the Effective Time, each outstanding option to purchase a share of Ryan, Beck Common Stock ("Ryan, Beck Option") granted under Ryan, Beck's existing stock option plans and agreements with its directors and employees will be assumed by Bancorp and automatically converted upon similar terms into an option to purchase a number of shares of Bancorp Class A Common Stock equal to the number of shares of Ryan, Beck Common Stock that could have been purchased under the Ryan, Beck Option multiplied by the Conversion Ratio, at a price per share equal to the option exercise price under the Ryan, Beck Option divided by the Conversion Ratio.

         No Dissenters' Rights of Appraisal

         Under the New Jersey Business Corporation Act (the "NJBCA"), holders of Ryan, Beck Common Stock are not entitled to dissenters' rights of appraisal in connection with the Merger.

         Federal Income Tax Consequences

         The Merger is conditioned upon, among other things, the receipt by Bancorp of an opinion of counsel to Bancorp dated the Closing Date to the effect that the Merger will qualify as a tax-free reorganization as defined in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). The Merger is also conditioned upon the receipt by Ryan, Beck of an opinion of counsel to Ryan, Beck dated the Closing Date to the effect that the Merger will qualify as a tax-free reorganization as defined in Section 368 of the Code, and no gain or loss will be recognized by Ryan, Beck shareholders who receive Bancorp Class A Common Stock, except with respect to cash received in lieu of fractional share interests. Counsel to each of Bancorp and Ryan, Beck have delivered opinions regarding such tax matters dated as of the date of this Proxy Statement-Prospectus.

         Accounting Treatment of the Merger

         The Merger will be accounted for by Bancorp under the purchase method of accounting in accordance with generally accepted accounting principles. Under the purchase method of accounting, the excess of the purchase price paid over the fair market value of tangible and identifiable intangible assets and liabilities acquired ("Goodwill") is recorded as an intangible asset and such asset is amortized as an expense over the period estimated to be benefited.

         Required Regulatory Approvals



         Consummation of the Merger is subject to change in control approval by the NASD. Consummation of the Merger is further subject to prior receipt of a Notification and Expiration of Waiting Period ("Notification") from both the Federal Trade Commission ("FTC") and the Department of Justice ("DOJ") under the Hart-Scott-Rodino Anti-Trust Improvement Act ("HSR"). Consummation of the Merger is also subject to a notice filing with the OTS. An appropriate notice regarding the Merger was filed with the OTS on March 4, 1998. The NASD approval was obtained on May 11, 1998. The Notification was obtained from each of the FTC and the DOJ on March 28, 1998.

         Conditions to the Merger

         There are a number of conditions to consummation of the Merger, including a notice filing with the OTS, no objections from the FTC and DOJ, and approval from the NASD; approval of the Acquisition Agreement by the Ryan, Beck stockholders; an opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., counsel to Bancorp, and an opinion of Pitney, Hardin, Kipp & Szuch, counsel to Ryan, Beck, that the Merger will result in a tax-free reorganization; the listing, subject to official notice of issuance, on the NYSE of the Bancorp Class A Common Stock to be issued in the Merger; Ryan, Beck entering into an employment agreement with Ben A. Plotkin, President of Ryan, Beck in substantially the form included as Exhibit D to the Acquisition Agreement; Ben Plotkin being appointed as a member of the Board of Directors of Bancorp;
Bancorp entering into the Independence Agreement in substantially the form included as Exhibit E to the Acquisition Agreement; and certain other customary closing conditions.

         Fairness Opinion

         The Ryan, Beck Board of Directors has retained Duff & Phelps, LLC ("Duff & Phelps") to evaluate the terms of the Merger. Duff & Phelps delivered a written opinion to the Ryan, Beck Board of Directors dated February 9, 1998 to the effect that as of the date of such opinion, the consideration to be paid by Bancorp to the Ryan, Beck stockholders for shares of Ryan, Beck Common Stock was fair, from a financial point of view, and an updated written opinion dated on or about the date of this Proxy Statement-Prospectus to the effect that as of the date of such opinion, the consideration to be paid by Bancorp to the Ryan, Beck stockholders for shares of Ryan, Beck Common Stock is fair, from a financial point of view. Holders of Ryan, Beck Common Stock are urged to, and should, read such opinion in its entirety. For information concerning the matters reviewed, assumptions made and factors considered by Duff & Phelps, see "THE PROPOSED MERGER -- Opinion of Financial Advisor" and Appendix C to this Proxy Statement-Prospectus, which sets forth Duff & Phelps' fairness opinion.



         Termination Rights

         The Acquisition Agreement may be terminated by either Ryan, Beck or Bancorp if, among other reasons, the Effective Time has not occurred by August 31, 1998 other than due to failure of the terminating party to perform its obligations under the Acquisition Agreement. The Acquisition Agreement may be terminated by Bancorp if any person or entity acquires beneficial ownership or the right to acquire beneficial ownership of more than 40% of the voting power of Ryan, Beck or if a tender or exchange offer for more than 15% of Ryan, Beck's capital stock is commenced and the Ryan, Beck Board fails to recommend against such offer or takes no position. The Acquisition Agreement may be terminated by Bancorp or Ryan, Beck if Ryan, Beck's Board of Directors approves another competing transaction after determining, upon advice of counsel, that such other transaction is more favorable to Ryan Beck's stockholders from a financial point of view than the Merger. In addition, Ryan, Beck may terminate the Acquisition Agreement if the Average Price of Bancorp Class A Common Stock is less than the $10.88 Floor (a "Price Termination Event") unless Bancorp agrees to increase the Conversion Ratio to an amount equal to the quotient of $8.28 divided by the Average Price.

         Stock Option to Bancorp for Ryan, Beck Shares; Termination Fee

         As a material inducement to Bancorp to enter into the Acquisition Agreement, Bancorp and Ryan, Beck entered into a Stock Option Agreement dated February 9, 1998 (the "Stock Option Agreement"). Pursuant to the Stock Option
Agreement, Ryan, Beck has granted to Bancorp an option (the "Option"), exercisable only under certain limited and specifically defined circumstances, to purchase up to 714,000 newly issued shares of Ryan, Beck Common Stock, representing approximately 19.9% of the outstanding shares of Ryan, Beck Common Stock at the time the Option was granted, for a purchase price equal to $8.00 per share, the approximate trading price of the Ryan, Beck Common Stock on the last trading day prior to public announcement of the proposed Merger. Bancorp does not have any voting rights with respect to the shares of Ryan, Beck Common Stock subject to the Option prior to exercise of the Option.

         The Stock Option Agreement is attached to this Proxy Statement-Prospectus as Appendix B hereto. In the event that certain specifically enumerated "Exercise Events" occur and the Merger is not consummated, Bancorp would recognize a gain on the sale of the shares of Ryan, Beck Common Stock received pursuant to the exercise of the Option if such shares of Ryan, Beck Common Stock were sold at prices exceeding $8.00 per share. The Option also may be exercised for a cash spread payment in certain circumstances.

         In addition, in the event that the Acquisition Agreement is terminated due to the occurrence of certain specifically enumerated "Termination Fee Events" (as hereafter defined) and within eighteen months thereafter Ryan, Beck consummates or enters into a definitive agreement with another person or entity for a Competing Transaction (as defined in the Acquisition Agreement) (other than a tender offer or exchange offer for, or the acquisition by any person or group of, less than 50% of Ryan, Beck's outstanding capital stock) then Ryan, Beck in certain circumstances must pay Bancorp $2,000,000 (the "Termination Fee"). The Termination Fee will be reduced or offset by any gain on the exercise of the Option. The ability of Bancorp to exercise the Option and to cause up to an additional 714,000 shares of Ryan, Beck Common Stock to be issued and the requirement, in certain circumstances, that Ryan, Beck pay a Termination Fee may be considered deterrents to other potential acquisitions of control of Ryan, Beck, as the Option and the Termination Fee are likely to increase the cost of an acquisition of all of the shares of Ryan, Beck Common Stock which would then be outstanding.

         Voting Agreements



         Concurrently with the execution of the Acquisition Agreement and as a material inducement to Bancorp's willingness to enter into the Acquisition Agreement, each member of Ryan, Beck's Board of Directors executed separate voting agreements with Bancorp (the "Voting Agreements"). The Voting Agreements provide, among other things, that such individuals will vote all shares of Ryan, Beck Common Stock beneficially owned by them (in the aggregate, approximately 8.4% of the outstanding shares of Ryan, Beck) in favor of the Acquisition Agreement.



         Interests of Certain Persons in the Merger

         Directors and officers of Ryan, Beck may have interests in the Merger which are different from and in addition to those which they have as shareholders of Ryan, Beck. Below is a description of certain of these interests.



         Retention Pool: At the Effective Time, Bancorp has agreed to establish a retention pool (the "Retention Pool") consisting of restricted shares of Bancorp Class A Common Stock to be used to retain key employees of Ryan, Beck. The value of the shares which will be dedicated to the Retention Pool will be equal to 20% of the aggregate of the value of the shares of Bancorp Class A Common Stock issued pursuant to the terms of the Merger and the value of the shares of Bancorp Class A Common Stock dedicated to the Retention Pool (excluding options issued in the Merger in exchange for Ryan, Beck Options and excluding Bancorp Class A Common Stock issued in the Merger in exchange for shares issued after February 9, 1998). The term "value" is defined in the Acquisition Agreement to mean the number of shares of Bancorp Class A Common Stock equal to the Average Price multiplied by the number of shares. Upon entering into the Acquisition Agreement, management of Ryan, Beck, with the approval of the Board of Directors of Ryan, Beck and, with the consent of Bancorp, selected certain key employees of Ryan, Beck to participate in the Retention Pool and allocated dollar amounts of the Retention Pool to such employees, based upon the estimated dollar value at that time. The five executive officers of Ryan, Beck who serve on the Senior Management Committee (four of whom serve on the Board of Directors) were allocated approximately $2,275,000 of the approximately $8,742,000 in estimated value in the Retention Pool, or approximately 26% of the amount. The allocations for all employees who are participating in the Retention Pool are subject to adjustment at the Closing and amounts will be finalized at or shortly before the Closing. The award is subject to and conditioned upon the terms of an Award Agreement. The shares in the Retention Pool will vest on the fourth anniversary of the Effective Date. The shares will vest earlier if the participant's employment by Ryan, Beck (or its successor) is terminated for any reason other than cause (as defined) or if the participant's employment is terminated due to death, disability or retirement.



         Employment Agreements: In connection with the Merger, at the Effective Time, Ben A. Plotkin, Ryan, Beck's President and Chief Executive Officer, will enter into a new employment agreement with Ryan, Beck (the "Plotkin Agreement"). The Plotkin Agreement provides for the termination of Mr. Plotkin's previous employment agreement in return for a payment by Ryan, Beck to Mr. Plotkin of $780,000. The terms of the Plotkin Agreement provide that after the consummation of the Merger, Mr. Plotkin will be employed as Chairman, President and Chief Executive Officer of Ryan, Beck, thereby retaining the responsibility for the day-to-day management and operations of Ryan, Beck. Under the agreement, Mr. Plotkin is entitled to an annual base salary of $260,000, a discretionary annual bonus and all other employee benefits available to Ryan, Beck employees. In the first year after completion of the Merger, Mr. Plotkin is guaranteed an annual bonus (including amounts credited to the Supplemental Bonus Plan) in an amount no less than Mr. Plotkin's 1997 bonus of $1,025,000. Mr. Plotkin would also receive severance pay and benefits if he is terminated without cause or resigns for Good Reason (as defined in the Plotkin Agreement). The severance pay is equal to the annual base salary plus, if discretionary bonuses are paid to other employees of Ryan, Beck for the relevant year, then a bonus amount equal to the average bonus amount paid to Mr. Plotkin in the last 2 years multiplied by a fraction, the numerator of which is the number of days Mr. Plotkin was actively employed during the year and denominator of which is 365. In connection with the Merger, the employment agreement of Mr. Matthew Naula will also be terminated and Mr. Naula will be entitled to receive $150,000 thereunder.



         Stock Options. As of December 11, 1997, forty-one eligible employees and directors of Ryan, Beck were granted options to acquire an aggregate of 203,000 shares of Ryan, Beck Common Stock at an exercise price of $6.875 per share pursuant to the Plan. These options remain outstanding on the date of this Proxy Statement-Prospectus. Based on the 0.761 Conversion Ratio and the reported closing price per share of Bancorp Class A Common Stock on the dates specified below, these options had an aggregate value of $581,392 on February 9, 1998, the last full trading day before public announcement of the signing of the Acquisition Agreement, and an aggregate value of $________ on May __, 1998, the most recent trading day prior to the date of this Proxy Statement-Prospectus.



         Independence Agreement: In connection with the execution of the Acquisition Agreement, Bancorp, Ryan, Beck and BCP negotiated an Independence Agreement to be entered into as of the Closing wherein the terms of the relationship between Bancorp and the Surviving Entity after consummation of the Merger are clearly enumerated. In the Independence Agreement Bancorp, Ryan, Beck and BCP agree that the Surviving Entity will remain as an independent autonomous subsidiary of Bancorp with operations separate and apart from the operations of Bancorp.

         Indemnification: The Acquisition Agreement requires Bancorp and the Surviving Entity in the Merger to indemnify, for a period of six years after the Effective Time, present and former directors and executive officers of Ryan, Beck and its subsidiaries to the fullest extent to which such persons would have been entitled to indemnification under applicable law and Ryan, Beck's Certificate of Incorporation and By-laws had the Merger not occurred, with respect to any claims made against such person because he or she is or was serving in such capacity in connection with actions or omissions occurring at or prior to the Effective Date and actions or omissions occurring after the
Effective Date in connection with the transactions contemplated by the Acquisition Agreement. The Acquisition Agreement also requires Bancorp to use reasonable best efforts to maintain Ryan, Beck's existing directors' and officers' liability insurance for a period of three years after the Effective Time.



         Board Membership: It is a condition to Ryan, Beck's obligations under the Acquisition Agreement that Ben A. Plotkin, Ryan, Beck's President and Chief Executive Officer, is appointed by Bancorp to Bancorp's Board of Directors at or prior to the Effective Time.

         Ownership of Bancorp Class A Common Stock and Bancorp Convertible Bonds. As of the Record Date, the directors and executive officers of Ryan, Beck beneficially owned an aggregate of 20,881 shares of Bancorp Class A Common Stock and $180,000 of Bancorp 6.75% Convertible Subordinated Debentures.



         Differences in Stockholders' Rights

         Ryan, Beck is a business corporation incorporated under the NJBCA and Bancorp is a unitary savings bank holding corporation incorporated under the Florida Business Corporation Act (the "Florida Act"). The rights of Ryan, Beck stockholders are currently governed by the NJBCA and Ryan, Beck's Certificate of Incorporation and By-laws. At the Effective Time, each Ryan, Beck stockholder will become a shareholder of Bancorp. The rights of Bancorp stockholders are governed by the Florida Act and Bancorp's Articles of Incorporation and By-laws. The NJBCA and the Florida Act, and the rights of stockholders thereunder, differ with respect to voting requirements and various other matters.

         Risk Factors



         Ryan, Beck shareholders should consider carefully the factors discussed under "RISK FACTORS", beginning at page __, and elsewhere in this Proxy Statement-Prospectus in evaluating the proposed Merger and the shares of Bancorp Class A Common Stock offered hereby.



         Costs

         Each party to the Acquisition Agreement will bear all fees and expenses incurred by it in connection with the Acquisition Agreement and the transactions contemplated thereby, except that printing and mailing expenses for the Proxy Statement-Prospectus will be shared equally by Ryan, Beck and Bancorp. In the event of a termination of the Acquisition Agreement under certain circumstances, Ryan, Beck must pay Bancorp the Termination Fee and in certain circumstances must reimburse Bancorp for up to $500,000 of Bancorp's expenses. Any expense reimbursement would be credited against the Termination Fee. Under very limited circumstances, Bancorp must reimburse Ryan, Beck for up to $500,000 of Ryan, Beck's expenses.

                 SELECTED CONSOLIDATED FINANCIAL DATA OF BANCORP

         The Selected Consolidated Financial Data presented below has been derived from the audited Consolidated Financial Statements of Bancorp and is qualified in its entirety by reference to the more detailed Consolidated Financial Statements and Independent Auditors Reports incorporated by reference herein. Where appropriate, amounts and percentages have been adjusted for the January 1998, and July 1997 five-for-four common stock splits effected in the form of 25% stock dividends, issued in February 1998 and August 1997, respectively.




                                       At March 31,                                  At December 31,
                                       -------------     ------------------------------------------------------------------------
                                            1998            1997            1996           1995          1994           1993
                                       -------------    --------------  -------------  ------------- --------------  ------------
                                         (Unaudited)                                 (In thousands)

Statement of Financial Condition:
Total assets............................ $  3,526,508  $ 3,064,480    $  2,605,527   $  1,750,689   $  1,539,653   $  1,359,195
Loans receivable-net (1)................    2,636,413    2,072,825       1,824,856        828,630        546,396        485,956
Mortgage-backed securities
  held to maturity......................            0            0               0              0        573,913        443,249
Securities available for sale...........      458,123      607,490         439,345        691,803         53,969         83,116
Investment and trading
  securities, net (2)...................       56,303       60,280          54,511         49,856        211,776         97,701
Mortgage servicing rights...............       45,159       38,789          25,002         20,738         20,584         19,833
Cost over fair value of net
  assets acquired and other
  intangibles...........................       35,133       26,327          29,008         11,521              0              0
Deposits................................    1,830,083    1,763,733       1,832,780      1,300,377      1,085,782      1,076,360
Subordinated debentures
  and notes payable.....................      179,596      179,600          78,500         21,001              0              0
Guaranteed preferred beneficial
  interest in Company's
  Junior Subordinated Debentures........       74,750       74,750               0              0              0              0
Advances from FHLB, federal
  funds purchased and securities
  sold under agreements to repurchase...    1,089,098      758,923         486,288        269,222        311,879        149,435
Total stockholders' equity..............      217,043      207,171         147,704        120,561        105,520         90,652


(1) Includes $94.1 million, $160.1 million and $109.9 million of banker's acceptances in 1998, 1997 and 1993, respectively.

(2) Excludes FHLB stock. Includes interest-bearing deposits in other banks, securities purchased under agreement to resell and trading securities of $7.8 million, $5.1 million and $9.1 million in 1998, 1997 and 1994, respectively.


                                                                          At or For the Years Ended December 31,
                                                       -----------------------------------------------------------------------------
                                                            1997            1996           1995              1994           1993
                                                       ---------------   ------------   ------------     -------------   -----------
(In thousands except per share data)
Operating results
Total interest income...............................    $     210,554  $     152,631   $     130,077     $      98,549  $    94,503
Total interest expense..............................          115,191         77,031          65,686            41,431       35,987
                                                       --------------- --------------  --------------   --------------- -----------
Net interest income.................................           95,363         75,600          64,391            57,118       58,516
Provision for loan losses...........................           11,268          5,844           4,182             2,299        3,450
                                                       --------------- --------------  --------------   --------------- -----------
Net interest income after provision for loan losses.           84,095         69,756          60,209            54,819       55,066
                                                       --------------- --------------  --------------   --------------- -----------
Non-interest income:
Loan servicing and other loan fees..................            4,640          4,216           3,524             3,365        2,229
Gains on sales of loans available for sale..........            6,802            534             395               773        1,246
Gains on sales of mortgage servicing rights.........            7,905          4,182           2,744               484            0
Gains on sales of securities available for sale.....            2,367          5,959               0                 0            0
Unrealized and realized gains on trading securities.            2,463              0             589              (558)           0
Gain (loss) on sales of property and equipment, net.              852          3,061              18               272          (73)
Other...............................................           18,330         15,785          12,118             9,427        8,236
                                                       --------------- --------------  --------------   --------------- ------------
Total non-interest income...........................           43,359         33,737          19,388            13,763       11,638
                                                       --------------- --------------  --------------   --------------- ------------
Non-interest expense:
Employee compensation and benefits..................           40,236         33,216          25,403            22,382       19,617
Occupancy and equipment.............................           18,666         13,615          10,831             8,061        8,417
SAIF special assessment.............................                0          7,160               0                 0            0
Federal insurance premium...........................            1,084          2,495           2,750             2,673        2,750
Advertising and promotion...........................            2,196          2,079           2,144             1,495          960
Foreclosed asset activity, net......................              118           (725)         (3,178)           (2,290)       1,243
Other...............................................           19,632         14,401          13,210             9,764       10,546
                                                       --------------- --------------  --------------   --------------- ------------
Total non-interest expense..........................           81,932         72,241          51,160            42,085       43,533
                                                       --------------- --------------  --------------   --------------- ------------
Income before income taxes..........................           45,522         31,252          28,437            26,497       23,171
Provision for income taxes..........................           17,753         12,241          10,018             9,662        7,093
                                                       --------------- --------------  --------------   --------------- ------------
   Net income.......................................           27,769         19,011          18,419            16,835       16,078
Dividend on non-cumulative preferred stock paid by
  BFC escrow........................................                0              0               0                 0          147
Dividends on non-cumulative preferred stock.........                0              0             677               880          733
Amount classified as dividends on non-cumulative
  preferred stock redemption........................                0              0           1,353 (1)             0            0
                                                       --------------- --------------  --------------   --------------- ------------
Total dividends on non-cumulative preferred stock...                0              0           2,030               880         880
                                                       =============== ==============  ==============   =============== ============
Net income available for common shares                  $      27,769  $      19,011   $      16,389     $      15,955  $    15,198
                                                       =============== ==============  ==============   =============== ============
Class A Common Stock: (7)
Basic earnings per share............................    $        0.98  $        0.64   $         N/A     $         N/A  $       N/A
Diluted earnings per share..........................    $        0.78  $        0.58   $         N/A     $         N/A  $       N/A
Basic weighted average of common shares
  outstanding.......................................       18,029,784     17,616,000             N/A               N/A          N/A
Diluted weighted average of common shares
  outstanding.......................................       27,893,534     21,968,058             N/A               N/A          N/A
Actual common shares outstanding at period end......       21,509,159     18,128,782             N/A               N/A          N/A
Class B Common Stock:
Basic earnings per share............................    $        0.94  $        0.72   $        0.64 (1) $        0.64  $      0.85
Diluted earnings per share..........................    $        0.77  $        0.66   $        0.62 (1) $        0.62  $      0.66
Basic weighted average of common shares
  outstanding.......................................       10,649,135     10,589,000      25,411,604        24,747,116   17,861,118
Diluted weighted average of common shares
  outstanding.......................................       11,765,385     11,576,500      26,441,902        25,610,718   23,095,707
Actual common shares outstanding at period end......       10,690,231     10,542,116      25,861,814        24,798,811   24,713,916
Book value per common share (all classes)...........    $        6.43  $        5.15   $        4.66     $        3.92  $      3.33
Tangible book value per common share (all classes)..    $        5.62  $        4.14   $        4.22     $        3.92  $      3.33


                                                                    For the Quarter Ended March 31,
                                                                  ------------------------------------
                                                                          1998            1997
                                                                      --------------   ------------
(In thousands except per share data)                                         (Unaudited)
Operating results
Total interest income...............................               $      59,810   $     50,444
Total interest expense..............................                      35,117         26,164
                                                                   -------------- --------------
Net interest income.................................                      24,693         24,280
Provision for loan losses...........................                       3,407          2,476
                                                                   -------------- --------------
Net interest income after provision for loan losses.                      21,286         21,804
                                                                   -------------- --------------
Non-interest income:
Loan servicing and other loan fees..................                         492          1,571
Gains on sales of loans available for sale..........                       1,728            451
Gains on sales of mortgage servicing rights.........                       2,038          2,433
Gains on sales of securities available for sale.....                       1,720            253
Unrealized and realized gains (losses) on
 trading securities.................................                         171            (68)
Gain (loss) on sales of property and equipment, net.                          (2)           (18)
Other...............................................                       3,788          4,402
                                                                   -------------- --------------
Total non-interest income...........................                       9,935          9,024
                                                                   -------------- --------------
Non-interest expense:
Employee compensation and benefits..................                      11,468          9,547
Occupancy and equipment.............................                       5,128          4,792
Federal insurance premium...........................                         262            208
Advertising and promotion...........................                         491            369
Foreclosed asset activity, net......................                        (169)            13
Other...............................................                       5,730          5,471
                                                                   -------------- --------------
Total non-interest expense..........................                      22,910         20,400
                                                                   -------------- --------------
Income before income taxes..........................                       8,311         10,428
Provision for income taxes..........................                       3,055          4,087
                                                                   -------------- --------------
   Net income.......................................                       5,256          6,341
Dividend on non-cumulative preferred stock paid by
  BFC escrow........................................
Dividends on non-cumulative preferred stock.........
Amount classified as dividends on non-cumulative
  preferred stock redemption........................
                                                                   -------------- --------------
Total dividends on non-cumulative preferred stock...
                                                                   ============== ==============
Net income available for common shares                             $       5,256   $      6,341
                                                                   ============== ==============
Class A Common Stock: (7)
Basic earnings per share............................               $        0.17   $       0.22
Diluted earnings per share..........................               $        0.14   $       0.18
Basic weighted average of common shares
  outstanding.......................................                  21,809,903     18,146,296
Diluted weighted average of common shares
  outstanding.......................................                  38,764,353     27,107,913
Actual common shares outstanding at period end......                  22,383,185     18,252,888
Class B Common Stock:
Basic earnings per share............................               $        0.15   $       0.22
Diluted earnings per share..........................               $        0.13   $       0.18
Basic weighted average of common shares
  outstanding.......................................                  10,768,956     10,569,392
Diluted weighted average of common shares
  outstanding.......................................                  11,879,710     11,673,630
Actual common shares outstanding at period end......                  10,612,664     10,735,440
Book value per common share (all classes)...........               $        6.58   $       5.26
Tangible book value per common share (all classes)..               $        5.51   $       4.28


                                                                            For the Years Ended December 31,
                                                       ---------------------------------------------------------------------------
                                                           1997             1996          1995           1994            1993
                                                       -------------    -------------   ----------   --------------  -------------
Other Financial and Statistical Data
  Performance Ratios:
Return on average assets (2)........................          1.01 %          0.94 %        1.07 %        1.17 %           1.25 %
Return on average equity (2)........................         17.43           14.08         16.03         17.07            21.32
Cash dividend payout ratio (3)......................          9.40           11.36         10.62          9.87             4.86
Average equity to average assets....................          5.77            6.70          6.66          6.86             5.85
Average yield on loans, mortgage-backed securities,
  tax certificates and investment securities........          8.29            8.23          8.16          7.45             7.95
Average cost of deposits and borrowings.............          4.88            4.47          4.51          3.38             3.28
Net interest spread - during period (4).............          3.41            3.76          3.65          4.07             4.67
Interest rate margin - during period (4)............          3.75            4.08          4.04          4.32             4.90
Efficiency ratio (5)................................         59.03           66.07         61.07         59.37            62.03
Other Financial Data:
Cash dividends per common share Class A(7)              $   0.0942     $    0.0828    $      N/A     $     N/A      $       N/A
Cash dividends per common share Class B.............    $   0.0852     $    0.0732    $    0.068     $   0.064      $     0.032
Asset Quality Ratios:
Non-performing assets as a percent of total loans, tax
  certificates and real estate owned................          1.36 %          1.26 %        2.37 %        3.66 %           3.34 %
Net charge-offs as a percent of average loans.......          0.44            0.47          0.45          0.59             0.56
Loan loss allowance as a percent of total loans
  including banker's acceptances....................          1.35            1.39          2.24          2.89             3.38
Loan loss allowance as a percent of non-performing
  loans.............................................        156.18          167.37        149.49        134.87           173.01
Non-performing loans as a percent of total loans....          0.87            0.83          1.50          2.14             1.95
Non-performing assets as a percent of total assets..          0.96            0.93          1.23          1.51             1.47
Ratio of earnings to fixed charges: (6)
Including interest on deposits......................          1.39            1.40          1.43          1.63             1.63
Excluding interest on deposits......................          1.95            2.34          2.41          3.50             5.67
Number of:
Offices (all full-service)..........................            65              56            43            32               31
Branches with ATMs..................................            65              56            43            29               29
Non-Branch ATMs.....................................           184             164           154           153                0
Deposit accounts....................................       229,272         218,061       120,067       110,002          113,459
Loans...............................................        39,427          37,707        23,172        15,319           19,163


           SELECTED CONSOLIDATED FINANCIAL DATA OF BANCORP (continued)

                                                        For the Quarter Ended March 31,
                                                     ------------------------------------
                                                           1998             1997
                                                       -------------    -------------
                                                                (Unaudited)
Other Financial and Statistical Data (8)
  Performance Ratios:
Return on average assets ...........................          0.67 %          0.96 %
Return on average equity ...........................         10.50           16.85
Cash dividend payout ratio .........................         16.25            8.93
Average equity to average assets....................          6.35            5.72
Average yield on loans, mortgage-backed securities,
  tax certificates and investment securities........          7.86            8.33
Average cost of deposits and borrowings.............          5.05            4.69
Net interest spread - during period (4).............          2.81            3.64
Interest rate margin - during period (4)............          3.18            3.95
Efficiency ratio ...................................         66.16           61.25
Other Financial Data:
Cash dividends per common share Class A                 $   0.0264     $    0.0207
Cash dividends per common share Class B.............    $   0.0240     $    0.0186
Asset Quality Ratios:
Non-performing assets as a percent of total loans, tax
  certificates and real estate owned................          1.47 %          1.21 %
Net charge-offs as a percent of average loans.......          0.38            0.44
Loan loss allowance as a percent of total loans
  including banker's acceptances....................          1.12            1.40
Loan loss allowance as a percent of non-performing
  loans.............................................         98.79          197.38
Non-performing loans as a percent of total loans....          0.62            0.71
Non-performing assets as a percent of total assets..          1.14            0.84
Ratio of earnings to fixed charges (6):
Including interest on deposits......................          1.23            1.39
Excluding interest on deposits......................          1.44            2.14
Number of:
Offices (all full-service)..........................            65              56
Branches with ATMs..................................            65              56
Non-Branch ATMs.....................................           204             164
Deposit accounts....................................       202,978         198,275
Loans...............................................        42,405          37,989


(1) The excess of the redemption price above the recorded amount of preferred stock is considered a preferred stock dividend. The impact of the October 1995 preferred stock redemption for the year ended December 31, 1995 was a reduction of $0.05 for basic and diluted earnings per share.

(2) ROA and ROE excluding the $7.2 million SAIF one-time special assessment would have been 1.16% and 17.34%, respectively, for the year ended December 31, 1996.

(3) Cash dividends declared on common shares divided by net income available for common shares. The cash dividend payout ratio for the year ended December 31, 1995 excluding the October 1995 preferred stock redemption was 9.81%.

(4) Interest rate spread is equal to total interest earned on interest earning assets divided by average interest earning assets, less the total of interest expense divided by average interest-bearing liabilities. Interest rate margin is equal to total interest earned on average interest earning assets divided by average interest earning assets less the total of interest expense divided by average interest earning assets. Interest rate spread and margin during the periods is based upon daily average balances of interest-bearing assets and liabilities.

(5) The efficiency ratio is operating expenses (non-interest expenses) as a percent of net interest income plus non-interest income. Excluding the $7.2 million SAIF one-time special assessment, this ratio for the year ended December 31, 1996 would have been 59.52%.

(6) Represents earnings before fixed charges, income taxes, and extraordinary items and non-cumulative preferred stock dividends and redemption. Fixed charges includes interest expense (inclusive or exclusive of interest on deposits as indicated).

(7) Prior to 1996 there were no Class A common shares outstanding. All shares outstanding in 1995 were Class B common shares.



(8)  Ratios have been annualized where appropriate.

               SELECTED CONSOLIDATED FINANCIAL DATA OF RYAN, BECK

         The Selected Consolidated Financial Data presented below has been derived from the audited Consolidated Financial Statements of Ryan, Beck and is qualified in its entirety by reference to the more detailed Consolidated Financial Statements and Independent Auditors Reports, incorporated by reference herein. Where appropriate, all share and per share data have been adjusted for the 5% stock dividend declared on January 26, 1996 and paid on February 13, 1996.



                                                                 At or for the years ended December 31,
                                                       ------------------------------------------------------------
                                                            1997       1996(1)       1995         1994          1993
                                                          ---------   ----------   ---------    ---------     ---------
(In thousands except per share amounts)

Statement of Operations Data:
Revenues
Principal transactions..............................       $  16,012    $   9,846     $ 13,224     $ 11,770      $  14,122
Investment Banking..................................          14,924       12,822        7,840       14,092          9,232
Commissions.........................................           5,202        4,291        2,802        2,362          3,456
Interest and dividends..............................           1,328        1,329          894          641            675
Other...............................................             277          222          228          235            368
                                                             --------   ----------   ----------    ---------     ----------
  Total revenues....................................          37,743       28,510       24,988       29,100         27,853
  Interest expense..................................             816        1,096          473          200            127
                                                             --------   ----------   ----------    ---------     ----------
  Net revenues......................................          36,927       27,414       24,515       28,900         27,726
                                                             --------   ----------   ----------    ---------     ----------

Non-interest expenses
Compensation and benefits...........................          21,349       18,831       15,235       15,526         15,358
Floor brokerage, exchange and clearing fees.........           2,230        2,085        1,730        1,131          1,737
Communications......................................           1,763        1,408        1,288        1,074          1,174
Professional fees...................................           1,571        1,098          774        1,020            568
Occupancy, equipment rental and depreciation........           1,435        1,316          991          822            883
Advertising and market development..................           1,015          907          615          437            477
Other...............................................           1,425        1,412        1,016        1,010            744
                                                           ----------   ----------   ----------    ---------     ----------
  Total non-interest expense........................          30,788       27,057       21,649       21,020         20,941
                                                           ----------   ----------   ----------    ---------     ----------

Income before provision for income taxes............           6,139          357        2,866        7,880          6,785
Provision for income taxes..........................           2,274           97        1,078        3,114          2,631
                                                           ----------   ----------   ----------    ---------     ----------

Net income .........................................       $   3,865    $     260     $  1,788     $  4,766      $   4,154
                                                           ==========   ==========   ==========    =========     ==========

Earnings per share
Basic ..............................................       $    1.13    $     .02     $    .50     $   1.37      $    1.12
Diluted.............................................       $    1.09    $     .02     $    .50     $   1.32      $    1.12

Weighted average shares
Basic...............................................           3,304        3,197        3,250        3,296          3,701
Diluted.............................................           3,537        3,522        3,560        3,609          3,701

Selected Statement of Financial Condition Data:
Total assets........................................       $  56,592    $  36,947     $ 38,126     $ 20,396      $  19,442
Total liabilities (4)...............................          41,931 (3)   25,778       26,040        7,915          7,248
Total stockholders' equity..........................          14,661       11,169       12,086       12,481         12,194
Book value per share - fully diluted (2)............       $    4.09    $    3.21     $   3.40     $   3.52      $    3.29
Cash dividends declared per share...................       $     .08    $     .20     $    .69     $    .91      $     .91



(1) During 1996, Ryan, Beck took the following one time pre-tax charges: (a) $1,327,000 as a result of severance payments related to the resignation of two senior executives and Board members; (b) $83,000 for an abandoned debt offering; and (c) $392,000 associated with the relocation of Ryan, Beck's headquarters. Excluding these charges, net income for the year ended December 31, 1996 would have been $1,341,000, or $.36 per share.



(2) Book value per share is computed by dividing total stockholders' equity by the number of outstanding common shares plus shares issuable upon the assumed conversion of Ryan, Beck's Series A Preferred Shares less the unallocated Series A Preferred Shares under Ryan, Beck's Employee Stock Ownership Plan. The Series A Preferred Shares of Ryan, Beck were redeemed on September 11, 1997



(3) At December 31, 1997, Ryan, Beck had outstanding a $7,000,000 temporary subordinated loan from a bank at the Federal funds rate plus 100 basis points. This loan was required to maintain sufficient net capital in accordance with SEC net capital rules. Under applicable NASD regulations, Ryan, Beck is limited to three temporary subordinated loans in any rolling 12 month period. This loan was Ryan, Beck's second temporary subordinated loan since October 14, 1997 and, therefore, Ryan, Beck is limited to one additional temporary subordinated loan until after October 13, 1998. This loan matured and was repaid on January 2, 1998.

          SELECTED CONSOLIDATED FINANCIAL DATA OF RYAN, BECK continued

                                                        For the            For the
                                                     Quarter ended      Quarter ended
                                                       March 31,          March 31,
                                                    ----------------   ----------------
                                                          1998              1997
                                                    ---------------   -----------------
(In thousands except per share amounts)                       (Unaudited)
Statement of Operations Data:
Revenues
Principal transactions..............................    $  4,526     $      3,875
Investment Banking..................................       6,354            1,859
Commissions.........................................       1,632            1,154
Interest and dividends..............................         328              349
Other...............................................         197               30
                                                       ----------    -------------
  Total revenues....................................      13,047            7,267
  Interest expense..................................         157              204
                                                       ----------    -------------
  Net revenues......................................      12,890            7,063
                                                       ----------    -------------

Non-interest expenses
Compensation and benefits...........................       7,848            4,588
Floor brokerage, exchange and clearing fees.........         651              547
Communications......................................         482              371
Professional fees...................................         408              315
Occupancy, equipment rental and depreciation........         421              234
Advertising and market development..................         320              163
Other...............................................         469              318
                                                       ----------    -------------
  Total non-interest expense........................      10,649            6,536
                                                       ----------    -------------

Income before provision for income taxes............       2,241              527
Provision for income taxes..........................         876               96
                                                       ----------    -------------

Net income .........................................    $  1,365     $        431
                                                       ==========    =============

Earnings per share
Basic ..............................................    $    .37     $        .12
Diluted.............................................    $    .37     $        .12

Weighted average shares
Basic...............................................       3,562            3,167
Diluted.............................................       3,674            3,503

Selected Statement of Financial Condition Data:
Total assets........................................    $ 41,685     $     28,716
Total liabilities...................................      24,779 (2)       17,337
Total stockholders' equity..........................      16,906           11,379
Book value per share - fully diluted (1)............    $   4.49     $       3.27
Cash dividends declared per share...................    $    .01     $        .05


(1) Book value per share is computed by dividing total stockholders' equity by the number of outstanding common shares plus shares issuable upon the assumed conversion of Ryan, Beck's Series A Preferred Shares less the unallocated Series A Preferred Shares under Ryan, Beck's Employee Stock Ownership Plan. The Series A Preferred Shares of Ryan, Beck were redeemed on September 11, 1997.

(2)  Includes a $10 million subordinated loan from Bancorp.

                       ACTUAL AND PRO FORMA PER SHARE DATA



                  The following table sets forth per share data relating to dividends, net income and book value of Bancorp Class A Common Stock and Ryan, Beck Common Stock, both on an actual (historical) basis and on a pro forma combined basis, as adjusted for the February Stock Dividend. The pro forma per share data assumes the Merger had been consummated at the beginning of the periods presented.

                  The pro forma unaudited book value per share data and the pro forma unaudited net income per share data give effect to Bancorp's acquisition of Ryan, Beck accounted for under the purchase method of accounting.



                  The actual, pro forma and pro forma equivalent per share data included in the table below is based on and derived from, and should be read in conjunction with, the financial statements of Bancorp and Ryan, Beck incorporated by reference herein and delivered herewith. See "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE." The pro forma data presented below is not necessarily indicative of the results that would actually have been attained if the Merger had been consummated as of the first day of the periods described below or results that may be attained in the future. Accounting practice dictates that pro forma results of operations exclude all intercompany revenues. In 1997, Ryan, Beck derived approximately $4.5 million of gross revenues from underwritings for, and advisory services provided to, Bancorp. Most expenses associated with these revenues were not eliminated in preparing the pro forma information.


                                                                                     At or For the      At or For the
                                                                                     Quarter Ended      Year Ended
                                                                                    March 31, 1998      December 31, 1997
                                                                                    --------------      -----------------

              CASH DIVIDENDS DECLARED PER COMMON SHARE (1):
                Bancorp Class A Common Stock                                          $ 0.0264       $  0.0942
                Ryan, Beck- Actual                                                          0.01        0.0800(2)
                Ryan, Beck, Pro forma equivalent (3)                                      0.0209        0.0717

              NET INCOME PER COMMON SHARE:
                Bancorp Class A Common Stock - Actual
                  Basic                                                                    0.17         0.98
                  Diluted                                                                  0.14         0.78
                Ryan, Beck - Actual
                   Basic                                                                   0.37         1.13
                   Diluted                                                                 0.37         1.09
              Pro Forma:
                Pro forma per share of Bancorp Class A Common Stock
                    Basic                                                                  0.17         0.84
                    Diluted                                                                0.14         0.68
                Ryan, Beck, Pro forma equivalent (3):
                    Basic                                                                  0.13         0.64
                    Diluted                                                                0.11         0.52

              BOOK VALUE PER COMMON AND COMMON EQUIVALENT SHARE
                Bancorp Class A Common Stock - Actual                                    6.58           6.43
                Ryan, Beck - Actual                                                      4.49           4.09
                Pro forma per share of Bancorp Class A Common Stock                      6.99           6.87
                Ryan, Beck Pro forma equivalent                                          5.32           5.23




(1) For information regarding Bancorp's and Ryan, Beck's dividends, and the market price of Bancorp and Ryan, Beck Common Stock, see "MARKET PRICE AND DIVIDEND MATTERS".

(2) This amount represents a $.05 per share dividend in the first quarter of 1997, and $.01 per share dividends in the second, third and fourth quarters of 1997. Based on the last three quarters of 1997 and the first quarter of 1998, annualized dividends per share of Ryan, Beck Common Stock would be $.04.

(3) Equivalent pro forma data per share of Ryan, Beck Common Stock represents Bancorp Class A Common Stock pro forma per share data multiplied by the
    0.761 Conversion Ratio.

                        MARKET PRICE AND DIVIDEND MATTERS

Market Price and Dividend History



         Bancorp Class A Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "BBX" and Ryan, Beck Common Stock is quoted on The Nasdaq Stock Market under the symbol "RBCO". The Bancorp Class A Common Stock commenced trading on the NYSE on August 20, 1997 and prior to that time was quoted on The Nasdaq Stock Market under the symbol "BANCA". The following tables set forth, for the periods indicated, the high and low closing prices per share of Bancorp Class A Common Stock and Ryan, Beck Common Stock, as reported by the NYSE (except for the periods prior to August 20, 1997, as reported by the Nasdaq Stock Market) and The Nasdaq Stock Market, respectively, and quarterly dividends per share.

              All stock prices shown in the tables below have been rounded to the nearest tenth of a cent. Bancorp's stock prices and dividends shown in the tables have been adjusted to reflect 25% stock dividends issued to holders of Bancorp's Class A Common Stock on July 31, 1996, March 9, 1997, August 19, 1997 and February 18, 1998.


                                   Market                  Market
                              Price Per Share         Price Per Share
                             of Bancorp Class A        of Ryan, Beck           Equivalent Pro Forma Market Price Per
                                Common Stock            Common Stock            Share of Ryan, Beck Common Stock (1)
                              High        Low         High           Low              High                  Low
    1996:
    First Quarter........   $ 6.313     $ 6.125      $ 7.625        $ 6.750           $ 4.804              $ 4.661
    Second Quarter.......   $ 6.313     $ 5.625      $ 7.500        $ 6.625           $ 4.804              $ 4.281
    Third Quarter........   $ 7.000     $ 5.375      $ 7.000        $ 5.375           $ 5.327              $ 4.090
    Fourth Quarter.......   $ 7.000     $ 6.500      $ 5.625        $ 3.750           $ 5.327              $ 4.947

    1997:
    First Quarter........   $ 8.438     $ 5.563      $ 5.000        $ 4.125           $ 6.421              $ 4.994
    Second Quarter.......   $ 9.000     $ 7.313      $ 5.250        $ 4.000           $ 6.849              $ 5.656
    Third Quarter........   $12.813     $ 9.063      $ 7.250        $ 4.500           $ 9.751              $ 6.897
    Fourth Quarter......... $13.063     $10.500      $ 8.125        $ 6.500           $ 9.941              $ 7.991

    1998:
    First Quarter.........  $ 14.750    $ 11.547    $ 10.500        $ 7.500           $ 11.225             $ 8.787
    Second Quarter
    (through 5/__/98).....  $           $                                             $                    $




(1) Equivalent pro forma market price per share of Ryan, Beck Common Stock represents the high and low closing prices per share of Bancorp Class A Common Stock, multiplied by the Conversion Ratio. The Conversion Ratio is subject to anti-dilution adjustments specified in the Acquisition Agreement.



                                                                                        Equivalent Pro Forma
                                     Bancorp Class A              Ryan, Beck                Dividends Per
                                       Common Stock              Common Stock               Share of
                                        Dividends                 Dividends                 Ryan, Beck
                                        Per Share                 Per Share                Common Stock (1)
                                        -------------             ------------       -----------------------
            1996:
            First Quarter.....          $ 0.021                    $ 0.050                     $ 0.016
            Second Quarter....          $ 0.021                    $ 0.050                     $ 0.016
            Third Quarter.....          $ 0.021                    $ 0.050                     $ 0.016
            Fourth Quarter....          $ 0.021                    $ 0.050                     $ 0.016

            1997:
            First Quarter.....          $ 0.021                    $ 0.050                     $ 0.016
            Second Quarter....          $ 0.021                    $ 0.010                     $ 0.016
            Third Quarter.....          $ 0.026                    $ 0.010                     $ 0.020
            Fourth Quarter....          $ 0.026                    $ 0.010                     $ 0.020

            1998:
            First Quarter.....          $ 0.026                    $ 0.010                     $ 0.020


----------------------

(1) Equivalent pro forma cash dividends per share of Ryan, Beck Common Stock represents Bancorp historical cash dividend rates per share, multiplied by the 0.761 Conversion Ratio, rounded to the nearest tenth of a cent. The current annualized dividend rate per share of Bancorp Class A Common Stock, based upon the most recently declared quarterly dividend amount of $.0264 per share of Bancorp Class A Common Stock would be $.1056. On an equivalent pro forma basis, such current annualized Bancorp dividend per share of Ryan, Beck Common Stock would be $.0804, rounded to the nearest tenth of a cent. See "MARKET PRICE AND DIVIDEND MATTERS Limitations on Dividends Under The Acquisition Agreement." No assurance can be given as to future Bancorp dividend payments. See "MARKET PRICE AND DIVIDEND MATTERS - Dividend Limitations on Bancorp" and "RISK FACTORS - Ability to Pay Dividends; Possible Issuance of Additional Securities"

         The following table presents for (i) February 9, 1998, the last full trading day before public announcement of the signing of the Acquisition Agreement, and (ii) the most recent date prior to the date of this Proxy Statement-Prospectus on which such stock traded, the reported closing price per share of Bancorp Class A Common Stock on the New York Stock Exchange and the reported closing price per share of Ryan, Beck Common Stock on The Nasdaq Stock Market and the equivalent price per share of Ryan, Beck Common Stock computed by multiplying the closing price of Bancorp Class A Common Stock (as adjusted) on each of the dates specified by the 0.761 Conversion Ratio.



                                                                                     Equivalent Price
                                                                                       Per Share of
                                  Bancorp Class A             Ryan, Beck                Ryan, Beck
                                   Common Stock              Common Stock              Common Stock
                                  ---------------            ------------            -----------------
 February 9, 1998...........          $  12.797                 $  7.875                      $  9.739
 May_____, 1998.............           $_ ___                    $____                          $____




--------------------------

         Ryan, Beck stockholders are not assured of receiving any specific market value of Bancorp Class A Common Stock. The price of Bancorp Class A Common Stock at the Effective Time may be higher or lower than the market price at the time of entering into the Acquisition Agreement, the time of mailing this Proxy Statement-Prospectus or at the time of the Meeting. RYAN, BECK STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE BANCORP CLASS A COMMON STOCK AND RYAN, BECK COMMON STOCK.

Limitations on Dividends Under the Acquisition Agreement

         The Acquisition Agreement prohibits Ryan, Beck from declaring, setting aside or paying any dividend or other distribution in respect of its capital stock, except that Ryan, Beck may declare, set aside or pay regular cash dividends of $0.04 per share per annum of Ryan, Beck Common Stock.

Dividend Limitations on Bancorp

         The holders of Bancorp Class A Common Stock are entitled to receive dividends when and if declared by Bancorp's Board of Directors out of funds legally available therefor. Bancorp has paid regular quarterly cash dividends on its common stock since its inception in 1994. The Bancorp Class B Common Stock is also entitled to receive dividends when and if declared by Bancorp's Board of Directors out of funds legally available therefor. The Bancorp Class A Common Stock is entitled to receive cash dividends equal to at least 110% of any cash dividends declared and paid on the Bancorp Class B Common Stock. The declaration and payment of dividends by Bancorp will depend upon, among other things, the results of operations, financial condition and cash requirements of Bancorp and on the ability of BankAtlantic to pay dividends or otherwise advance funds to Bancorp, which in turn is subject to OTS regulations and is based upon
BankAtlantic's regulatory capital levels and net income. See "RISK FACTORS-Ability to Pay Dividends; Possible Issuance of Additional Securities."

                                  RISK FACTORS

         A decision to approve the Acquisition Agreement and thereby acquire the Bancorp Class A Common Stock involves various risks. Ryan, Beck shareholders should carefully consider, together with the other information contained and incorporated by reference in this Proxy Statement-Prospectus, the following factors in evaluating the Merger and the shares of Bancorp Class A Common Stock offered hereby.

Ability to Pay Dividends; Possible Issuance of Additional Securities

         Although Bancorp holds all of the outstanding capital stock of BankAtlantic, Bancorp is a legal entity separate and distinct from BankAtlantic. BankAtlantic's ability to pay dividends or make other capital distributions to Bancorp is governed by OTS regulations and is based on BankAtlantic's regulatory capital levels and net income. Under these regulations, "capital distributions" are defined as cash dividends, payments by a savings association to repurchase or otherwise acquire its shares, payments to shareholders of another entity in a cash-out merger, and other distributions charged against capital. An institution that has regulatory capital that is at least equal to its capital requirements (both before and after giving effect to the distribution), and that has not been notified that it "is in need of more than normal supervision" is a Tier 1 association. Upon prior notice to, and non-objection by, the OTS, a Tier 1 association is permitted to make capital distributions during a calendar year of up to the greater of (i) 100% of net income for the current calendar year, plus 50% of its capital surplus ("surplus" being the amount of capital in excess of its capital requirements) or (ii) 75% of its net income over the most recent four quarters. Any additional capital distributions would require prior regulatory approval. BankAtlantic qualifies as a Tier 1 association under applicable OTS regulations. There is no assurance, however, that BankAtlantic will remain a Tier 1 association or that it will be in a position to make capital distributions to Bancorp in an amount sufficient for Bancorp to pay dividends on the Class A Common Stock. Additionally, all capital distributions of BankAtlantic are subject to the OTS' right to object to a distribution on safety and soundness grounds.



         The ability of Bancorp to pay dividends on the Bancorp Class A Common Stock will be significantly dependent on the ability of BankAtlantic to pay dividends to Bancorp in amounts sufficient to service Bancorp's obligations, including its obligation to pay interest on its outstanding 9% Subordinated Debentures due 2005 ($21.0 million outstanding principal amount at March 31, 1998), 6 3/4% Convertible Subordinated Debentures due 2006 ($56.2 million outstanding principal amount at March 31, 1998), 5 5/8% Convertible Subordinated Debentures due 2007 ($100.0 million outstanding principal amount at March 31, 1998) and 9 1/2% Junior Subordinated Debentures due 2027 (which were issued in April 1997 in connection with a $74.75 million offering of 9 1/2% Cumulative Trust Preferred Securities by a wholly owned subsidiary of Bancorp) and to make any other payments with respect to securities issued by Bancorp in the future which are pari passu or have a preference over the Bancorp Class A Common Stock, as applicable, with respect to the payment of principal, interest or dividends. There is generally no restriction on the ability of Bancorp to issue securities which are pari passu or have a preference over the Bancorp Class A Common Stock nor is there any restriction on the ability of BankAtlantic to issue additional capital stock or incur additional indebtedness. At May 1, 1998, there were 80,000,000 shares of Bancorp Class A Common Stock and 45,000,000 shares of Bancorp Class B Common Stock authorized for issuance, of which approximately
41.8 million shares of Bancorp Class A Common Stock and 12.7 million shares of Bancorp Class B Common Stock were outstanding or reserved for issuance pursuant to stock option plans and conversion of outstanding convertible debentures. Assuming the issuance of 3,547,141 shares of Bancorp Class A Common Stock in the Merger, immediately after consummation of the Merger, approximately 34.7 million shares of Bancorp Class A Common Stock and 32.3 million shares of Bancorp Class B Common Stock will be authorized and available for issuance from time to time in the discretion of Bancorp's Board of Directors, including issuances in connection with acquisitions. It is not anticipated that shareholder approval will be sought in connection with any such future issuances, unless such approval is required by law or the rules of the NYSE or NASD. In addition, Bancorp's Articles of Incorporation also provide Bancorp's Board of Directors with the authority to issue up to 10,000,000 shares of preferred stock, and to fix the relative rights and preferences of the preferred stock, in each case without shareholder approval.



Lack of Voting Rights of Bancorp Class A Common Stock; Voting Control



         Holders of Bancorp Class B Common Stock currently possess all voting power of Bancorp. Holders of Bancorp Class A Common Stock will have no right to vote in connection with the election of the directors of Bancorp or any other matter except in limited circumstances as provided by Florida law. BFC, which owned 4,876,124 shares or approximately 47.3% of Bancorp's issued and outstanding Class B Common Stock at May 1, 1998, is in a position to significantly influence the policies and management of Bancorp and effectively elect a majority of Bancorp's Board of Directors. Additionally, Alan B. Levan, the Chairman of the Board and Chief Executive Officer of Bancorp and BankAtlantic and John E. Abdo, a director of Bancorp and the Vice- Chairman of the Board and Chairman of the Executive Committee of BankAtlantic, beneficially owned at May 1, 1998 approximately 45.8% and 15.8% of the shares of BFC, respectively.

Loan Portfolio Considerations

         Loans receivable, net at BankAtlantic increased by approximately $1.8 billion or 218.2% at March 31, 1998 from December 31, 1995. All loan category balances increased in 1996 and 1997 and in the first quarter of 1998 due to approximately $395.0 million of loans acquired in connection with the acquisition of Bank of North America ("BNA") and $1.8 billion of wholesale residential loan purchases during 1996 and 1997 and the three months ended March 31, 1998. Commercial real estate and construction and development loans at BankAtlantic increased by approximately $236.5 million or 50.05% at March, 1998 from December 31, 1995. With respect to commercial real estate and construction and development loans, the underlying real estate projects may be in the early stages of development. Further, these loans are concentrated in Broward, Miami-Dade and Palm Beach Counties, Florida. Recent increases in funding availability from competitors for commercial real estate projects could result in over building and a decline in real estate values. A decline in the real estate market, or in economic conditions in general, in Broward, Miami-Dade and Palm Beach counties could have a material adverse effect on BankAtlantic's financial condition and results of operations. With respect to the wholesale residential loan purchases, the real estate securing such loans is generally located outside BankAtlantic's primary market area. Such loans are subject to risks associated with the economy where the collateral is located and additional risks regarding collection.

Consumer Loan Portfolio - Indirect Automobile Lending

         During the past several years, Bancorp has experienced significant growth in its consumer loan portfolio. Part of this growth was the result of Bancorp's acquisition of financial institutions which had originated consumer loans in prior years, a significant amount of which were indirect automobile loans (loans funded by BankAtlantic through automobile dealers rather than funded directly by BankAtlantic to its retail customers). Consumer loans increased to $269.1 million at March 31, 1998 from $48.8 million at December 31, 1994. At March 31, 1998, $211.0 million of the consumer loan portfolio consisted of indirect loans, primarily automobile loans. Consumer loans, especially indirect automobile loans, present more credit risk to Bancorp than other types of loans such as home equity or residential real estate loans. During the year ended December 31, 1997 and the three months ended March 31, 1998, consumer loan net charge-offs were $8.4 million and $2.1 million, respectively, of which $6.2 million and $1.8 million, respectively, were attributable to indirect automobile loans. As a result of the nature of indirect automobile loans and the growth in the consumer loan portfolio, there is no assurance that there will not be additional losses in the future associated with the consumer loan portfolio.

Recent Rapid Growth and Increased Operating Expenses

         During the last two years, BankAtlantic has experienced rapid and significant growth. Total assets of BankAtlantic have increased from $1.75 billion at December 31, 1995 to $2.6 billion at December 31, 1996, and to $3.5 billion at March 31, 1998. BankAtlantic also experienced a significant level of loan growth. BankAtlantic's loan portfolio increased from $828.6 million at December 31, 1995, to $2.5 billion excluding banker's acceptances at March 31, 1998. Part of such growth reflects BankAtlantic's acquisition of MegaBank and BNA, two commercial banks located in South Florida.



         To support and manage the expanded operations of BankAtlantic and to provide management resources to support further expansion and growth, BankAtlantic has hired additional personnel and has taken steps to enhance and expand its operational and management information systems.



         While BankAtlantic continues to monitor its rapid growth and the adequacy of management and resources available to support such growth, there can be no assurance that BankAtlantic will be successful in managing all elements relating to its growth. The growth and expansion of operations through mergers and acquisitions and internal growth has resulted in a significant increase in assets, loans and deposits, as well as increases in non-interest expenses. Employee compensation and benefits increased 21.13% from $33.2 million to $40.2 million from December 31, 1996 to December 31, 1997 and occupancy and equipment costs increased 37.1% from $13.6 million to $18.7 million during such period. Employee compensation and benefits increased 20.1% from $9.5 million during the three months ended March 31, 1997 to $11.5 million during the three months ended March 31, 1998 and occupancy and equipment costs increased 7.01% from $4.8 million during the first quarter of 1997 to $5.1 million during the first quarter of 1998. Such increased expenses were primarily attributable to the BNA acquisition and the opening of new branch offices, the start-up of two business units and the conversion of a substantial portion of the data processing functions to an outside service bureau. Expenses associated with such past growth have had, and expenses associated with additional future growth may have, an adverse impact on earnings.



         There can be no assurance that BankAtlantic will continue to experience rapid growth, or any growth in the future and, to the extent that it does experience continued growth, there is no assurance that BankAtlantic will be able to adequately and profitably manage such growth.

Broad Acquisition Authority



         Under applicable law, Bancorp generally has broad authority with few restrictions to engage in various types of business activities, including investments in real estate, real estate development and real estate related businesses. As part of Bancorp's previously announced intention of pursuing acquisitions and investments in real estate related businesses as a means to diversify its sources of non-interest income and to increase non-interest revenues, BankAtlantic acquired the St. Lucie West Holding Corp. ("SLWHC") in October 1997 for approximately $20 million. SLWHC is the developer of the master planned community of St. Lucie West, a residential, commercial and industrial development located in St. Lucie County, Florida. In addition, BankAtlantic and Bancorp have made investments in real estate development projects located in South Florida which are in each case minority interests in the developments. In addition, on March 20, 1998 Bancorp acquired Leasing Technology, Inc. ("LTI"), an equipment leasing and finance company located in South Florida, for a purchase price of approximately $8.8 million. Bancorp will likely continue to evaluate acquisition and investment opportunities in businesses that offer Bancorp opportunities to diversify its sources of non-interest revenue. These acquisitions of and investments in businesses not engaged in traditional banking activities, including the acquisition of Ryan, Beck, subject Bancorp to the risks inherent in the businesses of the acquired companies.

Acquisition Accounting; Impact of the Merger and other Acquisitions on Financial Statements

         The acquisition of Ryan, Beck, as well as the acquisition of SLWHC and LTI, will be accounted for under the "purchase" method of accounting. Under the purchase method, the assets and liabilities of the acquired entity are recorded by Bancorp at their fair market values and any difference between the purchase price and the fair value of the tangible and identifiable intangible assets and liabilities is recorded as goodwill. Goodwill is generally amortized over the period of expected benefit and such amortization of goodwill will reduce earnings. Bancorp estimates that had the Merger been consummated as of March 31, 1998 Bancorp would have recorded an aggregate of approximately $25.2 million of goodwill in connection with the Merger, of which $2.6 million is related to the recently completed acquisition by Ryan, Beck of Cumberland Advisors and Cumberland Consulting (see "CERTAIN INFORMATION REGARDING RYAN, BECK - Recent Developments") and the remaining $22.6 million is associated with Ryan, Beck. The goodwill of $2.6 million associated with the Cumberland entities will be amortized on a straight line basis over 15 years resulting in an annual expense of $171,000 that will be tax deductible and the goodwill of $22.6 million associated with Ryan, Beck will be amortized on a straight line basis over 25 years resulting in an annual expense of $905,000 that will not be tax deductible. These estimates of goodwill are subject to change based on various factors including the share price of Bancorp Class A Common Stock declining below $10.88 per share and further valuation of the fair value of net assets acquired. While the acquisition of SLWHC did not result in the recognition of any goodwill, Bancorp recorded an aggregate of approximately $9.5 million of goodwill in connection with the LTI acquisition that will not be tax deductible. These estimates of goodwill are preliminary and could be subject to change.

         In addition, under generally accepted accounting principles Bancorp will also be required to recognize as an expense the value of the restricted shares of Bancorp Class A Common Stock dedicated to the Retention Pool, although such shares will generally vest on the fourth anniversary of the Merger. The value of the restricted shares to be dedicated to the Retention Pool, which is estimated to be approximately $8.9 million based on the closing price of Bancorp Class A Common Stock at May 13, 1998, will be amortized on a straight line basis as compensation expense over the four year vesting period and, as with goodwill, such amortization will reduce earnings.



         Ryan, Beck previously acted as managing underwriter in various public securities offerings by Bancorp. During 1996 and 1997, Ryan, Beck derived revenues from such offerings of approximately $2.7 million and $4.5 million, respectively. After consummation of the Merger, such revenues would be eliminated as intercompany transactions from consolidated financial statements, but certain expenses associated with such offerings would be recognized.

Real Estate Development Activities



         Bancorp, through BankAtlantic's acquisition of SLWHC and its minority interests in real estate development projects, is engaged in real estate development and investment activities. In addition to its current investments in joint ventures, BankAtlantic intends to invest in other real estate development joint venture arrangements in which Bancorp contributes a significant amount of equity with the expectation of profit sharing once a project is completed or near completion. Bancorp or BankAtlantic may also provide financing to such ventures on an arms' length basis. With respect to BankAtlantic's acquisition of SLWHC, the developer's annual operating expenses are estimated to be approximately $4.2 million and there is no assurance that periodic sales of properties will be sufficient to ensure profitability in future periods. To the extent that sales are not adequate to cover operating expenses, BankAtlantic may have to provide additional funds to SLWHC.



         Real estate activities are highly speculative and represent a high degree of risk primarily because of the cyclical nature of the real estate industry and the uncertainty of future market conditions. In particular the real estate and home building industries are adversely affected by decreases in employment levels, the availability and cost of financing and decreases in demand. Real estate activities and investments can be negatively impacted by unfavorable interest rates, over-building, a slow down in home sales and construction, and a surplus of available real estate and related projects. Results of real estate activities are also subject to significant volatility and fluctuations in real estate values. Accordingly, adverse changes in real estate values or in the economy, generally, could have a material adverse impact on Bancorp's results of operations directly in addition to any impact such changes may have in connection with its lending activities and loan portfolio.

Potential Impact of Changes in Interest Rates



         BankAtlantic's profitability is dependent to a large extent on its net interest income, which is the difference between its interest income on interest-earning assets and its interest expense on interest-bearing liabilities. BankAtlantic, like most financial institutions, is affected by changes in general interest rate levels, which are currently at relatively low levels, and by other economic factors beyond its control. Interest rate risk arises from mismatches (i.e., the interest sensitivity gap) between the dollar amount of repricing or maturing assets and liabilities, and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. More assets repricing or maturing than liabilities over a given time frame is considered asset-sensitive and is reflected as a positive gap, and more liabilities repricing or maturing than assets over a given time frame is considered liability- sensitive and is reflected as a negative gap. An asset-sensitive position (i.e., a positive gap) will generally enhance earnings in a rising interest  rate  environment  and will  negatively  impact  earnings in a falling interest  rate  environment,  while  a  liability-sensitive  position  (i.e.,  a negative  gap)  will  generally  enhance  earnings  in a falling  interest  rate environment and negatively impact earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. BankAtlantic has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates. At March 31, 1998, BankAtlantic had a one year negative cumulative gap of 6.77%. This negative one year gap position may, as noted above, have a negative impact on earnings in a rising interest rate environment.



         During the first quarter of 1998, BankAtlantic experienced a high volume of loan prepayments in its mortgage portfolio and in its servicing portfolio which adversely affected earnings for the first quarter. Loan servicing and other loan fee income declined by $1.4 million as a result of increased mortgage prepayments during the period, including the writedown of premiums associated with mortgage servicing rights ("MSRs") relating to the prepaid loans. The yields earned with respect to the portion of BankAtlantic's mortgage portfolio which were prepaid were greater than alternative short term investments which also adversely impacted first quarter earnings. Significant loan prepayments in BankAtlantic's mortgage portfolio and servicing portfolio in the future could have a similar adverse effect on earnings. In addition, part of BankAtlantic's historical business strategy has been to purchase MSRs in smaller volumes and to combine and sell such MSRs as part of larger packages where the premiums available are generally greater. Prepayments of the underlying loans may also have an adverse effect on BankAtlantic's ability to sell MSRs at a profit.



         In addition, changes in general interest rate levels affect certain assumptions made regarding the market value of certain of BankAtlantic's assets and liabilities, including MSRs. At March 31, 1998, BankAtlantic held $45.2 million of MSRs. Generally, as interest rates fall, loan prepayments accelerate, and Bancorp may be required under generally accepted accounting principles to establish a valuation allowance to reflect a decline in the market value of its MSRs, while at the same time generally accepted accounting principles generally do not permit Bancorp to recognize increases in the market value of assets (with the exception of trading and available for sale securities) which appreciate in a falling interest rate environment. Accordingly, Bancorp's results of operations could be adversely affected in any period to the extent a decrease in interest rates adversely impacts the market value of its MSRs, which would be recognized for financial statement purposes, while Bancorp is unable to recognize for financial statement purposes any increase in the market value of other assets or liabilities which may appreciate in value based on the same factors.



Regulatory Oversight

         BankAtlantic is subject to extensive regulation, supervision and examination by the OTS as its chartering authority and primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. BankAtlantic is a member of the FHLB of Atlanta and is subject to certain limited regulation by the Federal Reserve Board. As the holding company of BankAtlantic, Bancorp is also subject to regulation and oversight by the OTS. Such regulation and supervision governs the activities in which an institution may engage and is intended primarily for the protection of the FDIC insurance funds and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities and regulations have been implemented which have increased capital requirements, increased insurance premiums and have resulted in increased administrative, professional and compensation expenses. Any change in the regulatory structure or the applicable statutes or regulations could have a material impact on Bancorp and BankAtlantic and their operations. Additional legislation and regulations may be enacted or adopted in the future which could significantly affect the powers, authority and operations of BankAtlantic and BankAtlantic competitors which in turn could have a material adverse affect on Bancorp, BankAtlantic and their operations.

Competition

         Bancorp competes with various types of financial institutions, including other savings institutions, investment firms, commercial banks, finance companies, mortgage banking companies, money market funds and credit unions, many of which have substantially greater financial resources than Bancorp and, in some cases, operate under fewer regulatory constraints. Bancorp not only competes with financial institutions headquartered in the State of Florida but also competes with a number of financial institutions headquartered outside of Florida who are active in the state.

                                  INTRODUCTION

         This Proxy Statement-Prospectus solicits, on behalf of the Board of Directors of Ryan, Beck & Co., Inc. ("Ryan, Beck"), approval by the holders of shares of common stock of Ryan, Beck, $0.10 par value per share ("Ryan, Beck Common Stock"), of the Acquisition Agreement, dated as of February 9, 1998 (the "Acquisition Agreement"), by and among BankAtlantic Bancorp, Inc. ("Bancorp"), Ryan, Beck and Bancorp's wholly owned subsidiary, BCP Acquisition Corporation ("BCP"). Pursuant to the Acquisition Agreement, Ryan, Beck will be merged with and into BCP (the "Merger"). A copy of the Acquisition Agreement is attached as Appendix A to this Proxy Statement-Prospectus. Upon consummation of the Merger, each outstanding share of Ryan, Beck Common Stock will be converted into the right to receive 0.761 shares (the "Conversion Ratio") of Class A common stock of Bancorp, $0.01 par value ("Bancorp Class A Common Stock"), subject to adjustment as set forth in the Acquisition Agreement and more fully described in this Proxy Statement-Prospectus, with cash paid in lieu of fractional shares. If the average of the closing sale prices per share of Bancorp Class A Common Stock on the New York Stock Exchange ("NYSE") for the period of ten consecutive trading days ending with (and including) the second trading day prior to the Closing Date (the "Average Price") is less than $10.88 (the "Floor"), Ryan, Beck can notify Bancorp in writing of its intention to terminate the Acquisition Agreement. The Acquisition Agreement would then terminate unless within five business days following the receipt of such notice, Bancorp agrees to increase the Conversion Ratio to an amount equal to the quotient of $8.28 divided by the Average Price. As provided in the Acquisition Agreement, the Conversion Ratio and the Floor have been adjusted to reflect Bancorp's 25% stock dividend issued in shares of Bancorp Class A Common Stock on February 18, 1998 (the "February Stock Dividend") and this Proxy Statement-Prospectus reflects such adjustments. The Conversion Ratio and the Floor are subject to further anti-dilution
adjustments  specified  in  the  Acquisition   Agreement.   In  addition,   each
outstanding option to purchase a share of Ryan, Beck Common Stock ("Ryan, Beck Option") pursuant to Ryan, Beck's existing stock option plans and agreements, except the option granted to Bancorp, will be assumed by Bancorp and automatically converted into an option to purchase a number of shares of Bancorp Class A Common Stock equal to the number of shares of Ryan, Beck Common Stock that could have been purchased under the Ryan, Beck Option multiplied by the Conversion Ratio at a price per share of Ryan, Beck Common Stock equal to the option exercise price under the Ryan, Beck Option divided by the Conversion Ratio, all as more fully described in this Proxy Statement-Prospectus. See "THE PROPOSED MERGER".



         This Proxy Statement-Prospectus also solicits, on behalf of the Board of Directors of Ryan, Beck votes for the election of six directors and the approval of the Ryan, Beck & Co., Inc. Long-Term Stock Incentive Plan. It also solicits votes against the shareholder proposal described on page __ (the "Shareholder Proposal").

         All information and statements contained or incorporated by reference herein with respect to Ryan, Beck, Cumberland Advisors and Cumberland Consulting were supplied by Ryan, Beck and all information and statements contained or incorporated by reference herein with respect to Bancorp were supplied by Bancorp.



                      CERTAIN INFORMATION REGARDING BANCORP

General


         Bancorp is a unitary savings bank holding company organized in April 1994 whose primary asset is the capital stock of BankAtlantic, a Federal Savings Bank ("BankAtlantic"). At March 31, 1998, Bancorp had consolidated total assets of approximately $3.5 billion and total stockholders' equity of approximately $217.0 million. BFC Financial Corporation ("BFC"), which is controlled by the Chairman and Vice Chairman of Bancorp, owned at May 1, 1998, 4,876,124 shares or approximately 47.3% of Bancorp's issued and outstanding Class B Common Stock and 6,578,671 shares or approximately 28.9% of Bancorp's issued and outstanding Class A Common Stock.



         BankAtlantic, head-quartered in Fort Lauderdale, Florida, is a federally-chartered, federally-insured, savings bank organized in 1952, which provides a wide range of commercial banking products and related financial services directly and through subsidiary corporations. The principal business of BankAtlantic is attracting checking and savings deposits from the public and general business customers and using these deposits to originate commercial real estate and business loans, residential real estate loans and consumer loans, to purchase wholesale residential loans from third parties and to make other permitted investments including investments in mortgage-backed securities, tax certificates and other investment securities.

         BankAtlantic operates through 65 branch offices located primarily, with 14 branches in Miami-Dade, 26 branches in Broward and 13 branches in Palm Beach Counties in South Florida as well as 12 branches located throughout Florida in Walmart Superstores. As reported by an independent statistical reporting service, BankAtlantic is currently the largest independent savings bank headquartered in the State of Florida and second in size among all independent financial institutions headquartered in the State of Florida based on deposits at September 30, 1997 the most recent date utilized by such reporting service. BankAtlantic considers itself to be a community bank, able to compete against regional and super regional institutions by offering personalized service and fast decision making. Bancorp believes that the rapid pace of consolidation among Florida depository institutions, including the recent acquisition by NationsBank Corporation of Barnett Banks, Inc., formerly the largest financial institution headquartered in Florida, will result in additional opportunities for Bancorp, including the potential for new and expanded customer relationships.

         BankAtlantic's deposit accounts are insured by the Federal Deposit Insurance Corporation (the "FDIC") primarily through the Savings Association Insurance Fund (the "SAIF"), with a small portion insured through the Bank Insurance Fund ("BIF"), both of which are administered by the FDIC. BankAtlantic is regulated and examined by the Office of Thrift Supervision (the "OTS") and the FDIC. Such regulation is intended for the protection of depositors.


                    CERTAIN INFORMATION REGARDING RYAN, BECK

General

         Ryan, Beck is an investment firm that is principally engaged in the underwriting, distribution and trading of tax-exempt, bank and thrift equity and debt securities. Ryan, Beck provides investment banking, research and financial advisory services primarily to financial services companies with a focus on corporate finance and merger-related services. Ryan, Beck offers a general
securities   brokerage   business  with  investment   products  for  retail  and
institutional clients, as well as life insurance and annuity products. Ryan, Beck's retail and institutional brokerage clients consist primarily of high net worth individuals (primarily residents of New Jersey, other Mid-Atlantic and Northeastern states and Florida), banking and thrift institutions (primarily located in New Jersey, Pennsylvania and Florida) and, to a much lesser extent, insurance companies and specialty finance companies. Ryan, Beck intends to continue to service its market niche in the financial services industry.

         Ryan, Beck was organized in New Jersey in 1965,  under the name of John
J. Ryan & Co., Incorporated, as a successor to various entities dating from 1946. Ryan, Beck changed its name to Ryan, Beck & Co., Inc. in 1981.

         The principal executive office of Ryan, Beck is located at 220 South Orange Avenue, Livingston, New Jersey 07039-5817 and its telephone number is
(973) 597-6000. Ryan, Beck is registered as a broker-dealer with the Securities and Exchange Commission ( the "SEC") and is a member of the National Association of Securities Dealers, Inc. (the "NASD") and the Securities Investor Protection Corporation ("SIPC"). Accounts are insured up to $75,000,000 per customer. The account protection applies when SIPC member firms fail financially and are unable to meet obligations to customers, but does not protect against losses from the rise and fall in market value of an investment. The first $500,000 (no more than $100,000 of which may be cash awaiting reinvestment) is provided by SIPC, and the balance is provided by a private insurer. Ryan, Beck is not a member of any securities exchange.

Recent Developments

         On February 27, 1998, Ryan, Beck completed the acquisition of Cumberland Advisors ("CA"), a Vineland, New Jersey-based money manager with approximately $400 million under management, and Cumberland Consulting ("Cumberland Consulting"), a Vineland, New Jersey-based financial advisor to state and local government units (Cumberland Consulting together with CA "Cumberland"). Pursuant to the acquisition, Ryan, Beck paid to the owners of Cumberland cash in the amount of $1.3 million and issued 167,742 shares of Ryan, Beck Common Stock at the closing. The agreement also contains a provision for contingent payments including one contingent payment of $600,000 which has been made. In turn, Ryan, Beck acquired Cumberland and Cumberland became a subsidiary of Ryan, Beck. Cumberland continues to do business under the name of "Cumberland." The transaction calls for the issuance of additional shares and cash payable in the future if Cumberland meets or exceeds certain benchmarks with a return of a portion of the cash and shares initially issued and issued in any subsequent earn-out payment if Cumberland does not meet certain benchmarks.


                                   THE MEETING

Purpose of the Meeting


         The Meeting will be held on Monday, June 29, 1998 at 11:00 a.m., at The Hilton at Short Hills, 41 JFK Parkway, Short Hills, New Jersey 07078. At the Meeting, the holders of Ryan, Beck Common Stock will consider and vote upon the approval and adoption of the Acquisition Agreement, the election of the six nominees to serve as directors of Ryan, Beck until the Merger is consummated (or if the Merger is not consummated until the year 2001 or 1999 as described herein), approval and adoption of the Plan and any other matters as may properly be brought before the Meeting and at any adjournments or postponements thereof. This Proxy Statement-Prospectus is first being mailed to the holders of Ryan, Beck Common Stock on or about ________________, 1998 and is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Ryan, Beck Board of Directors for use at the Meeting.



         The Board of Directors of Ryan, Beck has unanimously approved the Acquisition Agreement and recommends a vote "FOR" approval and adoption of the Acquisition Agreement. The Board of Directors of Ryan, Beck unanimously recommends a vote "FOR" its nominees for directors and "FOR" approval of the Plan. The Board of Directors of Ryan, Beck recommends a vote "AGAINST" the Shareholder Proposal.

Record Date; Voting Rights; Proxies



         The Board of Directors of Ryan, Beck has fixed the close of business on May 20, 1998 as the record date for determining the holders of Ryan, Beck Common Stock entitled to receive notice of and to vote at the Meeting (the "Record Date"). Only holders of record of Ryan, Beck Common Stock at the close of business on that date will be entitled to vote at the Meeting or at any adjournment or postponement thereof.

         At the close of business on the Record Date, there were 3,764,787 shares of Ryan, Beck Common Stock outstanding and entitled to vote at the Meeting. Each share of Ryan, Beck Common Stock will be entitled to one vote upon each matter properly submitted at the Meeting or at any adjournment or postponement thereof.



         Unless the shareholder specifies a different choice by means of his proxy or revokes the proxy prior to the time it is exercised, all shares represented by valid proxies received pursuant to this solicitation will be voted (i) for approval of the Acquisition Agreement, (ii) in favor of the election of the six nominees for directors who are named in this Proxy Statement-Prospectus, (iii) for approval of the Plan and (iv) against the Shareholder Proposal. Should any other matters properly come before the Meeting, the persons named as proxies will vote upon such matters according to their discretion unless the shareholder otherwise specifies in the proxy.

         The presence of a shareholder at the Meeting will not automatically revoke such shareholder's proxy. A shareholder may revoke any proxy that he or she has given any time prior to its exercise. To do so, the shareholder must file a written notice of revocation with, or deliver a duly executed proxy bearing a later date to, Leonard J. Stanley, Corporate Secretary, Ryan, Beck & Co., Inc., 220 South Orange Avenue, Livingston, New Jersey 07039, or attend the Meeting and vote in person.

         Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the Meeting, who will determine whether or not a quorum is present. Where, as to any matter submitted to a vote of the Ryan, Beck stockholders, proxies are marked as abstentions (or stockholders appear in person but abstain from voting) or a broker indicates on a proxy that it does not have discretionary authority with respect to certain shares, such abstentions and "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. At the Annual Meeting, a plurality of the votes cast of shares of Ryan, Beck Common Stock is required to elect directors and a majority of the votes cast by holders of Ryan, Beck Common Stock is required to approve each of the Acquisition Agreement, the Plan and the Shareholder Proposal. See " -- Required Vote."

         RYAN, BECK STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO RYAN, BECK STOCKHOLDERS BY THE EXCHANGE AGENT PROMPTLY AFTER THE EFFECTIVE TIME.

Solicitation of Proxies



         In addition to using the mails, the directors, officers and employees of Ryan, Beck may solicit proxies for the Meeting from stockholders personally, by telephone or by facsimile. These officers, directors and employees will not be specifically compensated for such services. Ryan, Beck has retained Corporate Investor Communications Inc., a proxy soliciting firm ("CIC"), to assist in the solicitation of proxies at a fee of $3,750, plus reimbursement of certain out-of-pocket expenses estimated to be approximately $2,000. Ryan, Beck will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so. The cost of soliciting proxies for the Meeting, including the fees and expenses of CIC, will be borne by Ryan, Beck.



Quorum

         The presence, in person or by proxy, of at least a majority of Ryan, Beck Common Stock issued and outstanding and entitled to be voted at the Meeting is necessary to constitute a quorum.

Required Vote

         Each share of Ryan, Beck Common Stock will be entitled to one vote upon each matter properly submitted at the Meeting or at any adjournment or postponement thereof. The affirmative vote, in person or by proxy, of at least a majority of the votes cast by the holders of shares of Ryan, Beck Common Stock entitled to be voted at the Meeting is required in order to approve and adopt the Acquisition Agreement, the Plan and the Shareholder Proposal. Nominees for directors who receive a plurality of the votes cast of shares of Ryan, Beck Common Stock entitled to be voted at the Meeting will be elected directors of Ryan, Beck.

         Since approval of each of the Acquisition Agreement and the Plan only requires the affirmative vote of a majority of the votes cast on each such proposal (provided that a quorum is present), abstentions and broker non-votes will not be counted for the purpose of determining whether each proposal has been approved (although they will count toward determining whether a quorum is present). In addition, since directors are elected by a plurality of votes cast, abstentions and broker non-votes will not affect the outcome of the election.



         As of the Record Date, there were 3,764,787 outstanding shares of Ryan, Beck Common Stock held by approximately 403 holders of record. The directors and executive officers of Ryan, Beck as a group have voting control over 280,058 of these shares (7.27%) and have agreed, pursuant to the Voting Agreements, to vote them in favor of the Acquisition Agreement. In addition, Bancorp has voting control over 100 of these shares all of which shares Ryan, Beck expects will be voted in favor of the Acquisition Agreement, the nominees for directors and the Plan and against the Shareholder Proposal. No consideration was paid to any of the directors for their agreeing to enter into the Voting Agreements. Bancorp required that the directors enter into the Voting Agreements as a condition to Bancorp entering into the Acquisition Agreement.



         The obligations of Ryan, Beck and Bancorp to consummate the Acquisition Agreement are subject, among other things, to the condition that the Acquisition Agreement and the transactions contemplated thereby be approved by the requisite vote of the stockholders of Ryan, Beck. See "THE PROPOSED MERGER -- Conditions to the Merger".

         THE MATTERS TO BE CONSIDERED AT THE MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF RYAN, BECK. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.


                   I. THE PROPOSED MERGER AND RELATED MATTERS

                               THE PROPOSED MERGER

         A copy of the Acquisition Agreement is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated by reference herein. This Proxy Statement-Prospectus contains a description of all of the material terms and provisions of the Merger and the Acquisition Agreement, as well as related transactions, however, such description is qualified in its entirety by reference to the Acquisition Agreement, including the exhibits thereto.

General Description

         The Acquisition Agreement provides that, at the Effective Time, Ryan, Beck will be merged into BCP, with BCP as the surviving entity (the "Surviving Entity"). The separate identity and existence of Ryan, Beck will cease upon consummation of the Merger and all property, rights, powers and franchises of Ryan, Beck will vest in the Surviving Entity.

Closing; Determination Date

         A closing under the Acquisition Agreement (the "Closing") will occur on a date (the "Closing Date") to be determined by Bancorp and set forth in a notice (the "Closing Notice") to Ryan, Beck. The Closing Date specified by Bancorp in the Closing Notice shall be as soon as practicable following the receipt of all necessary approvals and consents of all Regulatory Agencies and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to consummation of the Merger (other than the delivery of documents to be delivered at the Closing). The Closing may also be set for another day mutually agreed to by Bancorp and Ryan, Beck. The parties currently anticipate closing in the second quarter of 1998. Simultaneous with or immediately following the Closing, Bancorp will file a certificate of merger with the Secretary of State of New Jersey (the
"Certificate of Merger"). The Merger will become effective at the "Effective Time", which will be a date and time agreed to by the parties and specified in the Certificate of Merger. Bancorp and Ryan, Beck anticipate the Effective Time will be the close of business on the Closing Date. If the parties fail to specify the date and time in the Certificate of Merger, the Effective Time will be the date and time the Certificate of Merger is filed. The exact Closing Date and Effective Time are dependent upon satisfaction of all conditions precedent, some of which are not under the control of Bancorp or Ryan, Beck.

Consideration

         At the Effective Time, each outstanding share of Ryan, Beck Common Stock will be converted into the right to receive 0.761 shares (the "Conversion Ratio") of Bancorp Class A Common Stock.

         As provided in the Acquisition Agreement, the Conversion Ratio and the $10.88 Floor have been adjusted to reflect the February Stock Dividend and this Proxy Statement-Prospectus reflects such adjustments. The Conversion Ratio and the Floor are subject to further adjustment to take into account any other stock split, stock dividend, reclassification, recapitalization, merger, combination or exchange or similar transaction by Bancorp with respect to the Bancorp Class A Common Stock occurring subsequent to February 18, 1998. In addition, in the event that the Average Price is less than the $10.88 Floor, which would result in each share of Ryan, Beck Common Stock being exchanged for Bancorp Class A Common Stock with a value of less than $8.28, Ryan, Beck may elect to terminate the Acquisition Agreement by providing notice of such termination to Bancorp, which may then elect, at its sole option, to increase the Conversion Ratio to an amount equal to the quotient of $8.28 divided by the Average Price. If Bancorp so elects and increases the Conversion Ratio, the Acquisition Agreement will not be terminated. The Average Price is defined in the Acquisition Agreement as the average of the closing sale prices per share of Bancorp Class A Common Stock on the NYSE for the period of ten consecutive trading days ending with (and including) the second trading day prior to the Closing Date. There can be no assurance that Ryan, Beck will exercise its right to terminate the Acquisition Agreement if the conditions described above exist (a "Price Termination Event"), and if Ryan, Beck does exercise its right to terminate the Acquisition Agreement, there can be no assurance that Bancorp will elect to increase the Conversion Ratio as provided in the Acquisition Agreement and as described above.

         Ryan, Beck stockholders are not assured of receiving any specific market value of Bancorp Class A Common Stock. The price of Bancorp Class A Common Stock at the Effective Time may be higher or lower than the market price at the time of entering into the Acquisition Agreement, the time of mailing this Proxy Statement-Prospectus, the time of the Meeting or the time certificates representing shares of Bancorp Class A Common Stock are delivered in exchange for shares of Ryan, Beck Common Stock following consummation of the Merger. Thus, the value of the Bancorp Class A Common Stock actually received by holders of Ryan, Beck Common Stock may be more or less than the value of the Bancorp Class A Common Stock on the Effective Time resulting from the Conversion Ratio. Ryan, Beck stockholders are urged to obtain current market quotations for the Bancorp Class A Common Stock and the Ryan, Beck Common Stock.



         It is not possible to know whether a Price Termination Event will occur until after the Closing has been scheduled. The Ryan, Beck Board of Directors has made no decision as to whether it would exercise its right to terminate the Acquisition Agreement if there is a Price Termination Event. In considering whether to exercise its termination right in such situation, the Ryan, Beck Board of Directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. Approval of the Acquisition Agreement by the stockholders of Ryan, Beck at the Meeting will confer on the Ryan, Beck Board of Directors the power, consistent with its fiduciary duties, to elect to consummate the Merger in the event of a Price Termination Event regardless of whether there is any increase in the Conversion Ratio and without any further action by, or resolicitation of, the stockholders of Ryan, Beck. However, if the Average Price of the Bancorp Class A Common Stock is materially less than $10.88, the Conversion Ratio is not increased, and the Ryan, Beck Board of Directors determines that proceeding with the Merger at such lower consideration is in the best interests of Ryan, Beck and its stockholders, then the Ryan, Beck Board of Directors, consistent with its legal obligations and fiduciary duties, would consider resoliciting shareholder approval of the Merger at the lower consideration level. If Ryan, Beck elects to exercise its termination right, it must provide Bancorp written notice of that decision. During a five business-day period commencing with Bancorp's receipt of such notice from the Ryan, Beck Board of Directors, Bancorp has the option, in its sole discretion, to increase the Conversion Ratio in the manner set forth in the Acquisition Agreement and agree to establish the Closing Date within ten business days of receipt of Ryan, Beck's notice and thereby avoid such termination of the Acquisition Agreement. Bancorp is under no obligation to so increase the Conversion Ratio and there can be no assurance that Bancorp would elect to increase the Conversion Ratio if Ryan, Beck were to exercise its right to terminate the Acquisition Agreement as set forth above. Any such decision would be made by Bancorp in light of the circumstances existing at the time
Bancorp has the opportunity to make such an election. If Bancorp elects to increase the Conversion Ratio as set forth in the Acquisition Agreement, it must give Ryan, Beck notice of that election prior to 11:59 p.m. on the fifth business day following receipt of the notice of termination from Ryan, Beck, in which case no termination of the Acquisition Agreement would occur as a result of a Price Termination Event and the election by Ryan, Beck to provide a notice of termination.



         The foregoing discussion is qualified in its entirety by reference to the applicable provisions in the Acquisition Agreement (a copy of which is set forth as Appendix A to this Proxy Statement-Prospectus) relating to calculation of the Conversion Ratio, the Average Price and a possible increase of the Conversion Ratio as the result of a Price Termination Event.

Conversion of Ryan, Beck Options

         At the Effective Time, each outstanding option to purchase a share of Ryan, Beck Common Stock (a "Ryan, Beck Option") pursuant to Ryan, Beck's existing stock option plans and agreements, except for the option granted to Bancorp, will be assumed by Bancorp and automatically converted into an option to purchase a number of shares of Bancorp Class A Common Stock equal to the number of shares of Ryan, Beck Common Stock that could have been purchased under the Ryan, Beck Option multiplied by the Conversion Ratio at an exercise price per share of Ryan, Beck Common Stock equal to the option exercise price under the Ryan, Beck Option divided by the Conversion Ratio. Upon exercise, any options to purchase fractional shares resulting from such conversion will be eliminated unless the terms of the option award provide otherwise. In the case of any Ryan, Beck Option which was intended to qualify as an incentive stock option under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise will be set in compliance with Section 424(a) of the Code. Ryan, Beck currently has options to purchase an aggregate of 425,952 shares of Ryan, Beck Common Stock outstanding under the Ryan, Beck & Co., Inc. 1986 Stock Option Plan, the
Ryan, Beck & Co., Inc. 1995 Stock Option Plan and the Ryan, Beck & Co., Inc. 1997 Long-Term Stock Incentive Plan, which is subject to shareholder approval (collectively the "Ryan, Beck Plans"). Each Ryan, Beck Option will continue to be governed by the Ryan, Beck Plan under which such option was granted and, except as described above, will generally have the same duration and other terms applicable prior to the Effective Time.

Cash in Lieu of Fractional Shares

         No fractional shares of Bancorp Class A Common Stock will be issued in exchange for Ryan, Beck Common Stock. Instead, holders of Ryan, Beck Common Stock will receive cash equal to the fractional share interest multiplied by the Average Price of Bancorp Class A Common Stock, without interest. All shares of Bancorp Class A Common Stock to be issued to each holder of Ryan, Beck Common Stock will be aggregated to constitute as many whole shares as possible before determining such person's fractional share interest.

No Dissenters' Rights of Appraisal

         The holders of the Ryan, Beck Common Stock are not entitled to dissenters or appraisal rights under the NJBCA since the Bancorp Class A Common Stock to be received pursuant to the Merger is presently listed on the NYSE.

Background of and Ryan, Beck's Reasons for the Merger

         The Ryan, Beck Board of Directors determined late in 1997 that Ryan, Beck should raise additional capital in the first part of 1998 in order, among other things, to be able to expand Ryan, Beck's business through larger underwritings. The issuance of new capital likely would have been dilutive to Ryan, Beck's existing shareholders, and management of Ryan, Beck considered the possibility of obtaining the additional capital through a business combination with a partner willing to increase Ryan, Beck's capital.

         The Ryan, Beck Board of Directors has periodically reviewed Ryan, Beck's strategic options, including the possibility of a sale of Ryan, Beck to, or combination of Ryan, Beck with, another entity. From time to time, management of Ryan, Beck has received informal expressions of interest from potential acquirors and merger partners and Ryan, Beck has negotiated to acquire other businesses. During 1997, banks acquired a significant number of broker-dealers, including Alex. Brown Inc., Robertson Stephens, The Ohio Company, Roney & Co., Wheat First, Piper Jaffray and Montgomery Securities, and as a consequence of these acquisitions, the prospect for marketplace acceptance of the combination of Ryan, Beck with a bank or thrift increased.

         As 1997 progressed, the Board of Directors developed a more focused approach toward acquisitions. In July 1997, the Board established an Acquisition Committee, headed by Chairman Richard Neff, and gave the committee a broad mandate. The Board had long recognized that Ryan, Beck's revenue stream was narrow, with profitability and revenues heavily dependent on the success of the corporate finance department in attracting underwriting and advisory work, almost exclusively in the bank and thrift area. Moreover, the corporate finance department in turn was dependent on a small number of senior personnel. Consequently, the Board, and later the Acquisition Committee, focused on expanding Ryan, Beck's revenue base and increasing the depth of its infrastructure. Early in the year, Ryan, Beck acquired over 6,000 accounts from a bankrupt broker-dealer. Later in the year discussions began in earnest to acquire Cumberland Advisors and expand into the asset management business. Nonetheless, the Board and the Acquisition Committee remained sensitive to the need to further increase revenues, provide more diverse revenue sources and to broaden the ranks of senior management.

         Bancorp has been an investment banking client of Ryan, Beck since 1995. In that time, Ryan, Beck has completed five significant financings for Bancorp. In the course of routine contacts in late 1997, Mr. Levan, Chairman of Bancorp, raised with Mr. Plotkin, President & Chief Executive Officer of Ryan, Beck, the possibility of Bancorp acquiring Ryan, Beck. Mr. Plotkin indicated that Ryan, Beck was considering raising additional capital in early 1998 and that an acquisition in lieu of such an endeavor was worthy of exploration. Mr. Plotkin indicated that he would discuss the matter with Chairman Neff and schedule a follow up meeting. On December 12, 1997, Messrs. Neff, Plotkin and Levan met to discuss the terms of a potential transaction. At this meeting, potential transaction terms were discussed, including the price to be paid to shareholders, the use of a retention pool to ensure that key revenue producing officers and employees remained employed by Ryan, Beck and the post-acquisition operation of Ryan, Beck as an autonomous, independent subsidiary of Bancorp.

         Over the course of the next month, there were follow up telephone conversations between the parties to discuss various issues and concerns. On January 12, 1998, Ryan, Beck's Board of Directors met to discuss the general terms of the Bancorp proposal. On January 18, 1998, Messrs. Plotkin and Levan met to discuss future business strategies, diligence issues and potential synergies.



         A special meeting of the Board of Directors of Ryan, Beck was held on January 21, 1998. During this meeting Mr. Levan made a presentation to the Board concerning Bancorp, and discussed a full range of issues, including issues relating to stock control, the Bancorp Class A Common Stock and Class B Common Stock, and Bancorp's intention to operate Ryan, Beck as an autonomous, independent subsidiary following the acquisition. Mr. Levan answered numerous questions from Ryan, Beck Directors. Ryan, Beck's legal counsel briefed the Board of Directors about the fiduciary responsibilities of the Directors. After considering Mr. Levan's presentation, the Board authorized management to commence negotiation of an agreement with Bancorp. Because the Board determined that Ryan, Beck's management directors would have interests in the proposed transaction separate from those of Ryan, Beck, the Board formed a special committee of outside directors consisting of Messrs. Neff, Horn, Pangia, Perlmutter and Rodino, and authorized the committee to independently review the proposed transaction, the retention pool, and other related issues. The Outside Directors Committee was also authorized to retain separate legal representation and to utilize the services of an independent investment banking firm which Ryan, Beck would retain in order to render advice both to the Outside Directors Committee and to the full Board on the fairness of the proposed transaction to Ryan, Beck's shareholders. After the full Board of Directors concluded its meeting, the Outside Directors Committee met separately to consider and discuss the proposed transaction. Pursuant to the full Board of Directors'
authorization, the Outside Directors Committee retained separate legal representation.

         On January 27, 1998 the Board of Directors met and further considered the proposed transaction and other alternatives available to the Company. At the completion of this meeting, the Outside Directors Committee met separately and further discussed the proposed terms of the Merger.



         On January 31, 1998 Mr. Levan and Mr. Plotkin negotiated by telephone and discussed various business issues, including fixed versus floating exchange ratios, the retention pool and independence issues with respect to future Ryan, Beck operations.

         On February 5, 1998 Ryan, Beck retained Duff & Phelps, LLC ("Duff & Phelps") to render its opinion to the Board of Directors regarding the fairness to holders of Ryan, Beck Common Stock, from a financial point of view, of the consideration to be delivered to such shareholders in the proposed transaction with Bancorp. Prior to retaining Duff & Phelps, Ryan, Beck management consulted a well-recognized investment banking firm which declined the engagement because of the relatively small size of the transaction and the fee involved. Members of the Outside Directors Committee then interviewed two more firms, one of which began analysis of the proposed transaction, but declined to proceed for a variety of reasons relating to, among other factors, the price level (which they believed was on the low end of the fairness range), the process, litigation related to BFC Financial Corporation, and the size of the firm's fee. After reviewing their credentials and believing them to be fully qualified, the Outside Directors Committee selected, and the full Board approved, Duff & Phelps. Ryan, Beck fully informed Duff & Phelps of the issues expressed by its competitor in declining the engagement.

         At a special Board meeting on February 7, 1998, the Board of Directors was updated on the status of the negotiations with Bancorp. The Board also discussed alternatives which had been presented to Ryan, Beck by Bancorp regarding a fixed versus a floating exchange ratio. The Board considered a fixed exchange ratio, with Ryan, Beck having a "walkaway" right to terminate the transaction if the value (based on market price during a pricing period near Closing) of the shares of Bancorp Class A Common Stock to be received in exchange for each share of Ryan, Beck Common Stock fell below $8.28, and a floating exchange ratio designed to deliver Bancorp Class A Common Stock with a pricing period value of $9.75. After evaluating the two approaches, the Board reached a consensus that a fixed exchange ratio with walkaway rights was preferable to a floating exchange ratio since, among other things, the fixed exchange ratio would allow Ryan, Beck shareholders to receive the full benefit of any price increase in Bancorp Class A Common Stock.



         On February 9, 1998, the Ryan, Beck Board of Directors met to review and vote upon the Bancorp proposal. The Board was advised by management and by Ryan, Beck's legal counsel on the terms and conditions contained in the Acquisition Agreement and the Stock Option Agreement, and the negotiations which had led to such terms. Duff & Phelps made a presentation regarding the matters it had considered and the analyses it had performed in the course of its engagement. Duff & Phelps advised the Board that, in its opinion, the consideration to be received by shareholders of Ryan, Beck in the proposed transaction was fair, from a financial point of view, to those shareholders. At the Board's request, Duff & Phelps delivered a written opinion to the same effect, dated February 9, 1998. All directors participated in discussions concerning the proposed transaction and the course of action Ryan, Beck should take. The Outside Directors Committee then met separately, considered these matters, and determined to recommend to the full Board the approval of the transaction and the relevant documents. The Outside Directors Committee considered the same factors as the full Board of Directors, and, separately from the full Board, asked questions of, and received advice from, Duff & Phelps prior to reaching its determination to recommend the transaction. The full Board, following its receipt of the Committee's recommendation, voted unanimously to approve the transaction with Bancorp, and to authorize management, on behalf of Ryan, Beck, to finalize, execute and deliver the Acquisition Agreement, the Stock Option Agreement and all related documents.



         Following the February 9 meeting, senior management of Ryan, Beck and Bancorp, each duly authorized by its respective board of directors, executed the Acquisition Agreement and Stock Option Agreement.

Ryan, Beck Reasons for the Merger; and Recommendation of Ryan, Beck's Board of Directors.

         The Ryan, Beck Board considered a number of factors, both favorable and unfavorable, in reaching its conclusion to enter into the Acquisition Agreement and the Stock Option Agreement and to recommend approval of the Acquisition Agreement by the Ryan, Beck shareholders. The Outside Directors Committee considered the same factors in determining to recommend the transaction to the full Board of Directors. Described below are the material factors considered by the Outside Directors Committee and by the full Board. In reaching their respective determinations to approve the Acquisition, neither the Outside Directors Committee nor the Board assigned any relative or specific weights to these or other factors, and individual directors may have given differing weights to different factors.

The material factors considered by the Outside Directors Committee and the Board were the following:



         (i) The significant premium over market price represented by the Conversion Ratio. On February 9, 1998, the date of the final meetings of the Ryan, Beck Board of Directors and the Outside Directors Committee to consider the Merger, the closing price of one share of Bancorp Class A Common Stock multiplied by the 0.761 Conversion Ratio ($9.739) represented a premium in excess of 20% over the closing price of one share of Ryan, Beck Common Stock ($7.875);



         (ii) The increased prospects for long-term shareholder value as part of a larger organization with a more diversified revenue base and earnings base;

         (iii)The greater liquidity of Bancorp Class A Common Stock, which is actively traded on the New York Stock Exchange, compared with Ryan, Beck Common Stock. As reported by Duff & Phelps to the Outside Directors Committee and the Board, during the three month period ending January 31, 1998 the monthly trading volume in Ryan, Beck Common Stock was less than 200,000 shares per month as compared to more than 1,500,000 shares for Bancorp Class A Common Stock;

         (iv) The fact that annual dividends received by Ryan, Beck shareholders on a pro forma basis would double in the Acquisition from $.04 to $.08 per share;

         (v) The non-voting nature of the Bancorp Class A Common Stock to be received by Ryan, Beck shareholders, and the degree to which Alan Levan may control Bancorp through his direct and indirect shareholdings and his position as Chairman, President and Chief Executive Officer of Bancorp;

         (vi) The need for Ryan, Beck to raise additional capital, which would most likely result in dilution to existing Ryan, Beck shareholders if not done by means of the Acquisition or a similar transaction, and Bancorp's agreement to supply additional capital in order for Ryan, Beck to expand its business;

         (vii)The critical need to retain Ryan, Beck's business and key revenue producing officers and employees, whether Ryan, Beck remains a stand-alone entity or combines with another entity, and the belief of Ryan, Beck's management and Board that those critical objectives could best be achieved through a transaction (such as the Acquisition) which has a high likelihood of closing and has the support of Ryan, Beck's key revenue producing officers and employees, and through the Independence Agreement and retention pool negotiated by Ryan, Beck management with Bancorp;

         (viii) The substantial geographic distance between Bancorp and Ryan, Beck's primary markets, and the positive effect that Ryan, Beck's management and Board believes this distance is likely to have on Ryan, Beck's post-acquisition ability to retain and grow its financial institution investment banking clientele; and

         (ix) The fairness opinion of Duff & Phelps and the presentation made by Duff & Phelps to the Board of Directors.


The Ryan, Beck Board has unanimously approved the Acquisition and recommends that the Ryan, Beck shareholders vote FOR approval of the Acquisition Agreement.

Bancorp's Reasons for the Merger

         Bancorp is one of the largest independent financial institutions headquartered in the State of Florida and strives to be responsive to the banking needs of its customers and community. Bancorp is focused on continuing to grow while preserving the personalized service and fast decision making characteristic of community banks. Bancorp believes that its acquisition of Ryan, Beck and Ryan, Beck's inclusion within Bancorp's organization is an effective means of achieving Bancorp's goal of diversifying and strengthening Bancorp's sources of non-interest revenue. At the same time, the alliance should provide Bancorp's customers with access to the broad and diverse range of products provided by Ryan, Beck's retail brokerage and investment advisory businesses. Further, the capital strength of Bancorp should enable Ryan, Beck to expand its business, permitting it to provide both Ryan Beck and Bancorp's customers with a more diversified range of products and services than those previously offered by Ryan, Beck or by a traditional depository institution.

Interests of Certain Persons in the Merger

         In considering the recommendation of the Ryan, Beck Board of Directors with respect to the Merger, holders of Ryan, Beck Common Stock should be aware that certain members of the Board of Directors and management of Ryan, Beck have interests in the Merger in addition to their interests generally as stockholders of Ryan, Beck. To the extent material, such additional interests are described below and except as described below, such persons have, to the best knowledge of Ryan, Beck, no material interest in the Merger apart from those of stockholders generally. The Ryan, Beck Board of Directors was aware of these interests and considered them, among other matters, in approving the Acquisition Agreement and the transactions contemplated thereby.

         Retention Pool

         At the Effective Time, Bancorp has agreed to establish a retention pool (the "Retention Pool") consisting of restricted shares of Bancorp Class A Common Stock to be used to retain key employees of Ryan, Beck. The value of the shares which will be dedicated to the Retention Pool will be equal to 20% of the aggregate of the value of the shares of Bancorp Class A Common Stock issued pursuant to the terms of the Merger and the shares of Bancorp Class A Common Stock dedicated to the Retention Pool (excluding options issued in the Merger in exchange for Ryan, Beck Options and excluding Bancorp Class A Common Stock issued in the Merger in exchange for shares issued after February 9, 1998). The term "value" is defined in the Acquisition Agreement to mean the number of shares of Bancorp Class A Common Stock equal to the Average Price multiplied by the number of shares. Upon entering into the Acquisition Agreement, management of Ryan, Beck, with the approval of the Board of Directors of Ryan, Beck and, with the consent of Bancorp, selected certain key employees of Ryan, Beck to participate in the Retention Pool and allocated dollar amounts of the Retention Pool to such employees, based upon the estimated dollar value at that time. The five executive officers of Ryan, Beck who serve on the Senior Management Committee (four of whom serve on the Board of Directors) were allocated approximately $2,275,000 of the approximately $8,742,000 in estimated value in the Retention Pool, or approximately 26% of the amount. The allocations for all employees who are participating in the Retention Pool are subject to adjustment at the Closing and the amounts will be finalized at or shortly before the Closing. The award is subject to and conditioned upon the terms of an Award Agreement. The shares in the Retention Pool will vest on the fourth anniversary of the Effective Date. The shares will vest earlier if the participant's employment by Ryan, Beck (or its successor) is terminated for any reason other than cause (as defined) or if the participant's employment is terminated due to death or disability.

         Employment Agreements

         In connection with the Merger, at the Effective Time, Ben A. Plotkin, Ryan, Beck's President and Chief Executive Officer will enter into an employment agreement with Ryan, Beck (the "Plotkin Agreement"). The terms of the Plotkin Agreement provide that Mr. Plotkin will be employed as Chairman, President and Chief Executive Officer of Ryan, Beck, thereby retaining the responsibility for the day-to-day management and operations of Ryan, Beck. Additionally, Mr. Plotkin's former employment agreement, an Amended and Restated Employment Agreement dated as of March 18, 1997 between Ryan, Beck and Mr. Plotkin (the "Former Plotkin Agreement") will be replaced and superseded by the Plotkin Agreement and Ryan, Beck's obligations under the Former Plotkin Agreement will be terminated in exchange for a lump sum payment by Ryan, Beck to Mr. Plotkin of $780,000 (the "Buyout Sum"). Under the Plotkin Agreement, Mr. Plotkin is entitled to an annual base salary of $260,000, a discretionary annual bonus, and all other employee benefits available to Ryan, Beck employees. Under the Plotkin Agreement, Mr. Plotkin will be paid a guaranteed bonus in the first year after completion of the Merger, which will be an amount no less than Mr. Plotkin's 1997 bonus of $1,025,000. Mr. Plotkin is also entitled to severance pay and benefits if he is terminated without cause or resigns for Good Reason (as defined in the Plotkin Agreement). The severance pay is equal to the annual base salary plus, if discretionary bonuses are paid to other employees of Ryan, Beck for the relevant year, then a bonus amount equal to the average bonus amount paid to Mr. Plotkin in the last 2 years multiplied by a fraction, the numerator of which is the number of days Mr. Plotkin was actively employed during the year and denominator of which is 365.

         Furthermore, in connection with the Merger, the employment agreement between Ryan, Beck and Matthew Naula, Ryan Beck's Vice Chairman, will also be terminated and in connection with such termination Mr. Naula will receive $150,000.

         Independence Agreement

         In connection with the Acquisition Agreement, Bancorp, Ryan, Beck and BCP have agreed to enter into an Independence Agreement at the Effective Time (the "Independence Agreement"). The Independence Agreement will provide that the Surviving Entity of the Merger will, subject to certain conditions, remain as an independent autonomous subsidiary of Bancorp. To this end, separate operating budgets will be established for the Surviving Entity and the books and records of the Surviving Entity will be maintained in a way which will accurately reflect the separate operations and financial condition of the Surviving Entity. Additionally, pursuant to the Independence Agreement, Alan B. Levan and Ben A. Plotkin (so long as they are available and employed by Bancorp in the case of Levan and the Surviving Entity in the case of Plotkin) and Richard B. Neff or such other third party mutually agreed upon by Messrs. Levan and Plotkin, have the right to designate those persons to serve as the members of the Surviving Entity's Board of Directors. Bancorp will also commit pursuant to the terms of the Independence Agreement to make available to the Surviving Entity such resources, including capital, as the parties mutually agree is appropriate on terms consistent with the past borrowings of Ryan, Beck and mutually agreeable to Bancorp's and the Surviving Entity's Boards of Directors.

         Indemnification

         In the Acquisition Agreement, Bancorp and the Surviving Entity have agreed, for a period of six years after the Effective Time, to indemnify each person who is, has been, or becomes prior to the Effective Time, a director or executive officer of Ryan, Beck or its Subsidiaries (collectively, the "Indemnitees"), to the fullest extent to which the Indemnitees would have been entitled to indemnification under the NJBCA and Ryan, Beck's Certificate of Incorporation and By-laws as in effect on February 9, 1998 had the Merger not occurred, with respect to any claims made against such person because he or she is or was serving in such capacity in connection with actions or omissions occurring at or prior to the Effective Time and acts or omissions occurring after the Effective Time in connection with the transactions contemplated by the Acquisition Agreement. In the Acquisition Agreement, Bancorp has also agreed to use its reasonable best efforts to maintain Ryan, Beck's existing directors' and officers' liability insurance policy (or a rider to Bancorp's then current policy) for persons who were covered by such policy as of the date of the Acquisition Agreement for a period of three years after the Effective Time at an annual cost not to exceed 150 percent of the current annual premium payment under Ryan, Beck's policy in effect on the date of the Acquisition Agreement.

         Board Membership

         It is a condition to Ryan, Beck's obligations under the Acquisition Agreement that Ben A. Plotkin, Ryan, Beck's President and Chief Executive Officer be appointed to Bancorp's Board of Directors at or prior to the Effective Time. Mr. Plotkin, however, will not be entitled to any additional compensation for serving on Bancorp's Board of Directors, other than reimbursement for reasonable expenses incurred in connection with attendance at board meetings.



         Stock Options

         As of December 11, 1997, forty-one eligible employees and directors of Ryan, Beck were granted options to acquire an aggregate of 203,000 shares of Ryan, Beck Common Stock at an exercise price of $6.875 per share pursuant to the Plan. These options remain outstanding on the date of this Proxy Statement-Prospectus. Based on the 0.761 Conversion Ratio and the reported closing price per share of Bancorp Class A Common Stock on the dates specified below, these options had an aggregate value of $581,392 on February 9, 1998, the last full trading day before public announcement of the signing of the Acquisition Agreement, and an aggregate value of $________ on May __, 1998, the most recent trading day prior to the date of this Proxy Statement-Prospectus.



         Ownership of Bancorp Class A Common Stock and Bancorp Convertible Bonds

         As of the Record Date, the directors and executive officers of Ryan, Beck beneficially owned an aggregate of 20,881 shares of Bancorp Class A Common Stock and $180,000 of Bancorp 6.75% Convertible Subordinated Debentures.

Opinion of Ryan, Beck's Financial Advisor

Introduction



         Duff & Phelps, LLC ("Duff & Phelps") has acted as financial advisor to Ryan, Beck in connection with the Merger, and has assisted the Ryan, Beck Board in its examination of the fairness, from a financial point of view, of the Merger consideration to be paid to the Ryan, Beck stockholders. Duff & Phelps provided advice both to the full Ryan, Beck Board of Directors and to the Outside Directors Committee. The Outside Directors Committee met separately with and consulted Duff & Phelps outside the presence of the full Board of Directors. Duff & Phelps is one of the nation's largest independent specialty investment banking and financial advisory firms. Duff & Phelps has been providing valuation and financial advisory services to clients for over 60 years. Duff & Phelps performs more than 300 engagements each year for clients ranging from small, privately held companies to large, publicly traded corporations. Ryan, Beck selected Duff & Phelps as its financial advisor based upon Duff & Phelps' experience, ability and reputation.



         On February 9, 1998, Duff & Phelps rendered its written opinion to the Ryan, Beck Board to the effect that, as of the date of such opinion, the Merger consideration to be paid by Bancorp to the Ryan, Beck stockholders for shares of Common Stock was fair, from a financial point of view.



         In arriving at its fairness opinion. dated February 9, 1998, Duff & Phelps reviewed, among other items, the following information concerning Ryan, Beck and Bancorp: the public financial statements of Ryan Beck and Bancorp included in Annual Reports to Shareholders and Annual Reports on SEC Form 10-K for the fiscal years ended December 31, 1996 and 1995 and their respective quarterly reports on SEC Form 10-Q for the periods ended March 31, June 30 and September 30, 1997; the 1997 earnings releases and unaudited 1997 financial results for Ryan Beck and Bancorp; the fiscal year 1998 budget for Ryan, Beck as prepared by management of Ryan, Beck; and certain other internal operating reports prepared by management of Ryan, Beck. Duff & Phelps also reviewed historical stock market prices and trading volume for both Ryan, Beck and Bancorp. Duff & Phelps also reviewed the Acquisition Agreement, including the exhibits thereto, and the Stock Option Agreement, substantially in the form executed by both Ryan, Beck and Bancorp. In arriving at its fairness opinion, dated February 9, 1998, Duff & Phelps took into account that BFC, which is controlled by the Chairman and Vice Chairman of Bancorp, owned at December 31, 1997, approximately 45.6% of Bancorp's issued and outstanding Class B Common Stock and approximately 30.6% of Bancorp's issued and outstanding Class A Common Stock, and Duff & Phelps reviewed certain publicly available information with respect to BFC and its controlling shareholders.



         Duff & Phelps reviewed industry and financial information, which included, among other items, financial and stock market data relating to publicly held companies which Duff & Phelps deemed relevant for comparative purposes to both Ryan, Beck and Bancorp, and change of control transactions involving broker/dealer and investment banking firms. Duff & Phelps also reviewed retention arrangements which were part of change-of-control transactions involving broker/dealers and investment banking firms. All industry information and data on public companies deemed comparable to Ryan, Beck or Bancorp, in whole or in part, and used in Duff & Phelps analysis were obtained from regularly published industry and investment sources, with the exception of one private change of control transaction in which Duff & Phelps acted as financial advisor. In addition, Duff & Phelps held discussions with senior management of Ryan, Beck regarding past, current, and projected operations and regarding discussions and contacts with other potential acquirers. Duff & Phelps also held discussions with senior management of Bancorp regarding past, current and projected operations. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent appraisals of the assets or liabilities of Ryan, Beck or of Bancorp.

          In performing its analysis and rendering its opinion with respect to the Merger, Duff & Phelps relied upon the accuracy and completeness of all information provided to it, whether obtained from public or private sources, including Ryan, Beck and Bancorp management, and did not attempt to independently verify any such information. Duff & Phelps notes that nothing has come to its attention in the course of its analysis to make Duff & Phelps believe that it is not reasonable to rely on the information described above, including the projections and reports of the management of Ryan, Beck. Duff & Phelps' opinion further assumes that information supplied and representations made by Ryan, Beck's management are substantially accurate regarding Ryan, Beck and the background and terms of the Merger. Duff & Phelps has prepared its opinion effective as of February 9, 1998. This opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date. Ryan, Beck did not place any limitation upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its opinion.



THE FULL TEXT OF THE UPDATED WRITTEN FAIRNESS OPINION OF DUFF & PHELPS, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON AND SCOPE OF REVIEW BY DUFF & PHELPS IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. RYAN, BECK STOCKHOLDERS ARE URGED TO READ THE DUFF & PHELPS UPDATED OPINION IN ITS ENTIRETY. THE DUFF & PHELPS UPDATED OPINION IS DIRECTED TO THE FINANCIAL TERMS OF THE MERGER TO THE RYAN, BECK SHAREHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION BY DUFF & PHELPS TO ANY SHAREHOLDER OF RYAN, BECK AS TO HOW HE OR SHE SHOULD VOTE ON THE ISSUE OF APPROVAL AND ADOPTION OF THE ACQUISITION AGREEMENT.



Summary of Analyses

         In preparing its opinion to the Ryan, Beck Board, Duff & Phelps performed a variety of financial and comparative analyses regarding the valuation of Ryan, Beck including (i) a discounted cash flow analysis of the projected free cash flow of Ryan, Beck; (ii) a comparison of financial performance and market valuation ratios of Ryan, Beck with those of publicly traded companies Duff & Phelps deemed relevant for purposes of its opinion; and
(iii) a review of recent control transactions involving broker/dealers and investment banking firms. In addition, Duff & Phelps has conducted other studies, analyses and investigations as it deemed appropriate for purposes of its opinion, including a comparison of financial performance and market valuation ratios of Bancorp with those of publicly traded companies Duff & Phelps deemed relevant for purposes of its opinion.

-- Discounted Cash Flow Analysis. Duff & Phelps performed a discounted cash flow analysis of the projected free cash flows of Ryan, Beck. Free cash flow is defined as cash that is available to either reinvest in new businesses or to distribute to investors in the form of dividends, stock buybacks, or debt service. The projected free cash flows are discounted to the present at a rate which reflects the relative risk associated with these flows as well as the rates of return which both equity and debt investors could expect to realize on alternative investment opportunities.

         Ryan, Beck's future free cash flows were based on projected revenues, net income, depreciation and amortization, working capital and capital expenditure requirements for the fiscal years ending December 31, 1998 to December 31, 2007. Ryan, Beck management provided Duff & Phelps with a budget for the fiscal year ending December 31, 1998. Duff & Phelps' projections were prepared from the perspective of a hypothetical buyer of a controlling interest in Ryan, Beck including synergies that such a hypothetical buyer might expect. Duff & Phelps discounted the resulting free cash flows at rates of 15% to 17%. The discount rate range reflects, among other things, industry risks, the relatively small market capitalization of Ryan, Beck, and current rates of return required by investors in equity and debt instruments in general. The discounted cash flow analysis resulted in a control price, or a reasonable estimate of the price that a fully informed buyer would pay for all of the Common Stock of Ryan, Beck. The discounted cash flow analysis yielded an aggregate control price range of $31.2 million to $34.7 million or $8.70 to $9.70 per share. The value conclusions exclude the acquisition of Cumberland which is assumed to be acquired at fair market value.

-- Comparable Company Analysis. In the comparable company analysis, Duff & Phelps selected a set of publicly traded companies based on comparability to Ryan, Beck. Although no single company chosen is exactly similar to Ryan, Beck, these companies share many of the same operating characteristics and are affected by many of the same economic forces. The value of Ryan, Beck is derived from the rate at which these companies are capitalized in the market, after adjusting for differences in operations and performance.

         Using publicly available information, Duff & Phelps analyzed the historical financial performance, stock prices and resulting valuation multiples for the following regional securities brokerage firms: Advest Group, Inc.; J.W. Charles Financial Services, Inc.; First Albany Companies, Inc.; GKN Holding Corp.; Kinnard Investments, Inc.; Kirlin Holding Corporation; M.H. Meyerson & Company, Inc.; Paulson Capital; Scott & Stringfellow Financial, Inc.; Siebert Financial Corporation; and Stifel Financial Corporation (the "Ryan, Beck Brokerage Comparable Companies"). Duff & Phelps also analyzed the historical financial performance, stock prices and resulting valuation multiples for the following investment banking firms: Bear Stearns Co., Inc.; Donaldson, Lufkin, Jenrette, Inc.; Jefferies Group, Inc.; and Lehman Brothers Holdings, Inc. (the "Ryan, Beck Investment Banking Comparable Companies").

         Duff & Phelps compared the financial performance of Ryan, Beck with the financial performance of the Ryan, Beck Brokerage Comparable Companies and the Ryan, Beck Investment Banking Comparable Companies. Duff & Phelps adjusted all financial performance measures for nonrecurring and extraordinary items. Comparative statistics reveal the following: (i) five-year compounded annual growth in revenues for Ryan, Beck was 15.5% versus a median of 15.9% for the Ryan, Beck Brokerage Comparable Companies and a median of 17.8% for the Ryan, Beck Investment Banking Comparable Companies; (ii) five-year compounded annual growth in earnings per share ("EPS") for Ryan, Beck was 1.3% versus a median of 9.0% for the Ryan, Beck Brokerage Comparable Companies and a median of 24.0% for the Ryan, Beck Investment Banking Comparable Companies; (iii) five-year average and latest twelve months' net income margins for Ryan, Beck were 11.2% and 10.2%, respectively, versus medians of 4.4% and 5.2%, respectively, for the Ryan, Beck Brokerage Comparable Companies and medians of 7.2% and 8.4%, respectively, for the Ryan, Beck Investment Banking Comparable Companies; (iv) five-year average and latest twelve months' returns on equity for Ryan, Beck were 24.9% and 29.0%, respectively, versus medians of 13.4% and 17.4%, respectively, for the Ryan, Beck Brokerage Comparable Companies and medians of 18.4% and 17.0%, respectively, for the Ryan, Beck Investment Banking Comparable Companies. Five-year growth rates are based on fiscal years 1991 to 1996, five-year averages are based on fiscal years 1992 to 1996, and the latest twelve months for Ryan, Beck is for the period ended December 31, 1997.

         Duff & Phelps analyzed the stock prices for the Ryan, Beck Brokerage Comparable Companies and the Ryan, Beck Investment Banking Comparable Companies as multiples of latest twelve months' and three-year average EPS available as of the date of the opinion. The stock price for Ryan, Beck was assumed to be the Merger consideration of approximately $9.75 per share as of the date of the Duff & Phelps opinion. The median multiples of stock price to latest twelve months' and three-year average EPS for the Ryan, Beck Brokerage Comparable Companies were 14.6 x, and 20.4x, respectively. The median multiples of market value of stock price to latest twelve months' and three-year average EPS for the Ryan,
Beck Investment Banking Comparable Companies were 12.1x, and 24.2x, respectively. The stock price of Ryan, Beck as a multiple of latest twelve months' and three-year average EPS was 8.9x and 15.2x, respectively. Duff & Phelps also analyzed the stock prices as multiples of the book values of the Ryan, Beck Brokerage Comparable Companies and the Ryan, Beck Investment Banking Comparable Companies available as of the date of the opinion. The median multiple of stock price to book value per share for the Ryan, Beck Brokerage Comparable Companies was 1.9x. The median multiple of stock price to book value per share for the Ryan, Beck Investment Banking Comparable Companies was 2.1x. The multiple of stock price to book value per share for Ryan, Beck was 2.4x. All multiples for the Ryan, Beck Brokerage Comparable Companies and the Ryan, Beck Investment Banking Comparable Companies were, based upon closing stock prices as of February 5, 1998. Based on the analysis of comparable companies, it is Duff & Phelps' view that Ryan, Beck's valuation multiples, as implied by the Merger consideration, are reasonable given its size and dependency on investment banking and principal transaction business.

-- Comparable Transactions Analysis. Duff & Phelps reviewed recent control transactions involving securities brokerage firms as targets. Duff & Phelps analyzed ten transactions that had been completed or were in the process of completion from 1996 to the present. The median premium that buyers offered over the trading price of the target firms before the announcement date of the acquisition was 42.4% The median ratio of offer price to latest twelve months' earnings was 12.5x and the median offer price to book value was 3.3x. This compares to the equity value to latest twelve months' earnings ratio of 9.3x and equity value to book value ratio of 2.4x for Ryan, Beck, assuming an equity value of $35 million based on the aggregate Merger consideration as of the date of the Duff & Phelps opinion (excluding the values of Cumberland and in-the-money stock options owned by the management of Ryan Beck). The Merger consideration represents a premium of approximately 22% over the trading price of Ryan, Beck common stock prior to the announcement of the Merger. Based on the comparable transactions analysis, it is Duff & Phelps' view that the valuation of Ryan, Beck implied by the Merger consideration is reasonable.

-- Comparable Company Analysis of Bancorp. Duff & Phelps selected a set of publicly traded companies based on comparability to Bancorp. Although no single company chosen is exactly similar to Bancorp, these companies share many of the same operating characteristics and are affected by many of the same economic forces. The purpose of this analysis was to ascertain the reasonableness of the public market valuation of the Bancorp Class A Common Stock.

         Using publicly available information, Duff & Phelps analyzed the historical financial performance, stock prices and resulting valuation multiples for the following regional banks and thrifts: Area Bancshares Corporation; Carolina First Corporation; Community Trust Bancorp, Inc.; Fidelity Bankshares, Inc.; First Palm Beach Bancorp, Inc.; Hancock Holding Company; Mainstreet Bank Group, Inc.; Mid-America Bancorp; Peoples First Corporation; and Republic Bancorp Inc. (the "Bancorp Comparable Companies").

         Duff & Phelps compared the financial performance of Bancorp with the financial performance of the Bancorp Comparable Companies. Duff & Phelps adjusted all financial performance measures for extraordinary items. Comparative statistics reveal the following: (i) latest twelve months' growth in EPS for Bancorp was 32.1% versus a median of 11.0% for the Bancorp Comparable Companies;
(ii) five-year average and latest twelve months' returns on equity for Bancorp were 14.6% and 17.0%, respectively, versus medians of 11.7% and 9.7%, respectively, for the Bancorp Comparable Companies. Five-year averages are based on fiscal years ended December 31, 1992 to 1996, and the latest twelve months is for the period ended December 31, 1997 for Bancorp and the majority of the Bancorp Comparable Companies.

         Duff & Phelps analyzed the stock prices for the Bancorp Comparable Companies as multiples of latest twelve months' and three-year average EPS available as of the date of the opinion. The median multiples of stock price to latest twelve months' and three-year average EPS for the Bancorp Comparable Companies were 20.1x, and 23.2x, respectively. The stock price of Bancorp's Class A Common Stock as a multiple of latest twelve months' and three-year average earnings was 16.3x and 19.2x, respectively. Duff & Phelps also analyzed the stock prices as multiples of the book values per share of the Bancorp
Comparable Companies available as of the date of the opinion. The median multiple of stock price to book value per share for the Bancorp Comparable Companies was 2.1x. The multiple stock price to book value per share for Bancorp was 2.0x. All multiples for Bancorp and the Bancorp Comparable Companies were based upon closing stock prices as of February 5, 1998. Based on this analysis, the market valuation of the Bancorp Class A Common Stock is reasonable.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the process underlying Duff & Phelps' fairness opinion. In arriving at its fairness opinion, Duff & Phelps considered the results of all such analyses taken as a whole. Furthermore, in arriving at its fairness opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. No company or transaction used in the above analyses as a comparison is identical to Ryan, Beck, Bancorp or the Merger. The analyses were prepared solely for purposes of Duff & Phelps providing its opinion to the Ryan, Beck Board as to the fairness of the consideration to be received by the holders of Ryan, Beck Common Stock in the Merger from a financial point of view, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses are based upon numerous factors or events beyond the control of Ryan, Beck, its advisors or any other person, and are inherently uncertain. Actual future results may be materially different from those forecasts.

Fee and other Information



         Duff & Phelps was retained by the Board of Directors of Ryan, Beck under an engagement letter dated February 5, 1998. As compensation for its services as financial advisor to Ryan, Beck in connection with the Merger, Ryan, Beck agreed to pay Duff & Phelps a fee of $100,000, $25,000 of which was paid upon receipt of Duff & Phelps' written fairness opinion dated February 9, 1998 and the remainder of which will be paid on or prior to Closing. No portion of the fee paid to Duff & Phelps is contingent upon the conclusion reached in its opinions. In addition, Ryan, Beck has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, and to indemnify Duff & Phelps against certain liabilities, including liabilities under the federal securities laws, relating to, arising out of or in connection with its engagement.



Resale Considerations With Respect to the Bancorp Class A Common Stock

         The shares of Bancorp Class A Common Stock that will be issued if the Merger is consummated have been registered under the Securities Act of 1933, as amended (the "Securities Act") and will be freely transferable, except for shares received by persons, including directors and executive officers of Ryan, Beck, who may be deemed to be "affiliates" of Ryan, Beck under Rule 145 promulgated under the Securities Act. An "affiliate" of an issuer is defined generally as a person who directly, or indirectly through one or more intermediaries, "controls", is controlled by, or is under common control with the issuer. Directors, executive officers and 10% stockholders may be deemed to control the issuer. Affiliates may not sell their shares of Bancorp Class A Common Stock acquired pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act covering the Bancorp Class A Common Stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

         Persons who may be deemed to be "affiliates" of Ryan, Beck have delivered letters to Bancorp in which they have agreed to certain restrictions on their ability to sell, transfer or otherwise dispose of ("transfer") any Ryan, Beck Common Stock owned by them and any Bancorp Class A Common Stock acquired by them in the Merger. Pursuant to Rule 145, such persons have also agreed to refrain from transferring Bancorp Class A Common Stock acquired by them in the Merger, except in compliance with certain restrictions imposed by Rule 145. Certificates representing the shares of Bancorp Class A Common Stock acquired by each such person pursuant to the Merger will bear an appropriate legend reflecting that the shares are restricted in accordance with the letter signed by such person and may not be transferred except in compliance with such restrictions.

Underwriting Agreement Between Bancorp and Ryan, Beck

         Bancorp engaged Ryan, Beck as the managing or co-managing underwriter of several recent public offerings of securities by Bancorp or its affiliates. In connection with each of those offerings, Bancorp and Ryan, Beck entered into underwriting agreements which contained, among other things, customary provisions pursuant to which Bancorp agreed to indemnify Ryan, Beck for liabilities arising under the Securities Act in connection with such offerings.

Subordinated Capital Note



         In March, 1998, Bancorp loaned Ryan, Beck $10,000,000 in the form of a three-year, unsecured subordinated note, bearing interest at the prime rate. This subordinated loan was approved by the NASD and the loan qualifies as regulatory capital for Ryan, Beck under the applicable net capital rules. Bancorp will not have the right to call the loan in the event the Merger is not consummated. This subordinated loan is not part of the Merger consideration, but does supplement Ryan, Beck's net capital position both before and after the Merger.



Conditions to the Merger

         The obligation of each party to consummate the Merger is subject to satisfaction or waiver of certain conditions, including (i) approval of the Acquisition Agreement and the transactions contemplated thereby by the requisite vote of the holders of Ryan, Beck Common Stock; (ii) the receipt of all consents, approvals and authorizations of all necessary federal and state government authorities and expiration of all required waiting periods, necessary for the consummation of the Merger (see "-- Regulatory Approvals") without any conditions, restrictions or requirements which the Bancorp Board of Directors reasonably determines would (a) following the Effective Time, have a material adverse effect on Bancorp or the Surviving Entity or (b) reduce the benefits of the transactions contemplated by the Acquisition Agreement to such a degree that Bancorp would not have entered into the Acquisition Agreement had such requirements, restrictions or conditions been known at the time the Acquisition Agreement was executed; (iii) the absence of the enactment, issuance, promulgation or enforcement of any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) by a Court or regulatory agency of competent jurisdiction prohibiting or making illegal the consummation of the transactions contemplated by the Acquisition Agreement; (iv) the effectiveness of the registration statement covering the shares of Bancorp Class A Common Stock to be issued to Ryan, Beck stockholders, and the qualification of the issuance of Bancorp Class A Common Stock in every state where such qualification is required under applicable state securities laws; (v) receipt of an approval for listing from the NYSE for the listing of Bancorp Class A Common Stock to be issued in the Merger; (vi) execution of the Plotkin Agreement; and (vii) mutual agreement by the Bancorp and Ryan, Beck Boards of Directors regarding the officers and directors of the Surviving Entity.

         The obligation of Bancorp to consummate the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of Ryan, Beck contained in the Acquisition Agreement; (ii) the performance by Ryan, Beck, in all material respects, of its obligations under the Acquisition Agreement; (iii) receipt of consents and approvals of third parties required to effectuate the transactions contemplated by the Acquisition Agreement; and (iv) receipt by Bancorp of an opinion from Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368(a) of the Code.

         The obligation of Ryan, Beck to consummate the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of Bancorp contained in the Acquisition Agreement; (ii) the performance by Bancorp, in all material respects, of its obligations under the Acquisition Agreement; (iii) receipt of an opinion of Pitney, Hardin, Kipp & Szuch to the effect that the exchange of Ryan, Beck Common Stock for Bancorp Class A Common Stock is a tax-free reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by stockholders of Ryan, Beck who receive Bancorp Class A Common Stock in exchange for shares of Ryan, Beck Common Stock except with respect to cash received in lieu of fractional shares; (iv) the execution of the Independence Agreement; and (v) the appointment of Ben A. Plotkin to the Board of Directors of Bancorp.

Conduct of Business Pending the Merger

         The Acquisition Agreement requires Ryan, Beck to conduct its business prior to the Effective Time only in the ordinary and usual course of business, except as permitted under the Acquisition Agreement or the Stock Option Agreement or with the written consent of Bancorp. Under the Acquisition Agreement, Ryan, Beck has agreed not to take certain actions nor permit its subsidiaries to take certain actions without the prior written consent of Bancorp or unless permitted by the Acquisition Agreement, including, among other things, the following: (a) fail to use its best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with clients, customers, suppliers, employees and business associates, (b) adjust, split combine or reclassify any capital stock; (c) make, declare or pay any dividend (except for regular cash dividends at a rate not in excess of $0.04 per share per annum on the Ryan, Beck Common Stock) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire any shares of Ryan, Beck capital stock; (d) grant any stock appreciation rights or grant any person any right to acquire any shares of Ryan, Beck capital stock; (e) issue any additional shares of capital stock, other than with respect to the exercise of Ryan, Beck Options outstanding at the date of execution of the Acquisition Agreement, or issue any security or obligation convertible into or exchangeable for any shares of its capital stock; (f) enter into any agreement, understanding or arrangement with respect to the sale or voting of Ryan, Beck capital stock; (g) with certain exceptions, enter into, amend modify or renew any employment, consulting, severance or similar agreements with any director, officer or employee of Ryan, Beck or any of its subsidiaries; (h) enter into, establish, adopt or amend any employee benefit, incentive or welfare contract, plan or arrangement with respect to any directors, officers or employees of Ryan, Beck or any of its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; (i) except for sales of securities or other investments or assets in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of Ryan, Beck's assets, business or properties; (j) except for the purchase of securities or other investments or assets in the ordinary course or business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person other than a wholly owned subsidiary of Ryan, Beck; (k) change any provision of its Certificate of Incorporation or By-laws; (l) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles; (m) except for transactions in the ordinary course of business, enter into, terminate or change any material lease, contract or agreement; (n) settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $50,000; (o) take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (p) take any action that would result in any of Ryan, Beck's representations or warranties being untrue or incorrect at the Effective Time in any material respect or that would cause any of its conditions to closing not to be satisfied; (q) incur any significant liabilities, obligations or indebtedness for borrowed money (other than certain refinancing transactions or under existing lines of credit) or make any capital expenditures. other than in the ordinary course of business consistent with past practices and policies; or (r) agree to do any of the foregoing.

         Under the Acquisition Agreement, Ryan, Beck cannot, and must instruct its officers, directors, employees, agents or representatives not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to Ryan, Beck stockholders) by any person, entity or group (other than Bancorp) that constitutes, or may reasonably be expected to lead to, a Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person, entity or group in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any others to take any such action; provided, however, that notwithstanding the foregoing, Ryan, Beck may enter into discussions or negotiations or provide any information in connection with an unsolicited proposal from a third party to acquire Ryan, Beck pursuant to a merger, consolidation, share exchange, tender offer, exchange offer, business combination or other similar transaction or to acquire all or substantially all of the assets of Ryan, Beck or any of its subsidiaries if, and only to the extent that, the Ryan, Beck Board, after consultation with outside legal counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished and, prior to furnishing such information or entering into discussions or negotiations Ryan, Beck uses all reasonable efforts to obtain from such third party an executed confidentiality agreement. Ryan, Beck has agreed to promptly communicate to Bancorp the terms of any proposal or offer, whether written or oral, or any inquiry or contact, which it may receive with respect to any such Competing Transaction, and the fact that it is having discussions or negotiations with a third party with respect to a Competing Transaction.

         A "Competing Transaction" shall mean any of the following involving Ryan, Beck or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction (other than the transactions contemplated by the Acquisition Agreement); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition outside the ordinary course of business of 15% or more of the assets of Ryan, Beck and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 15% or more of the outstanding shares of Ryan, Beck's capital stock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 40% or more of the then outstanding shares of Ryan, Beck's capital stock; (v) any public announcement of a proposal, plan or intention to do any of the foregoing; provided that none of the foregoing transactions or actions shall be deemed to constitute a Competing Transaction unless such transaction or action was initiated, or initial discussions or communications with respect thereto were initiated, prior to the termination of the Acquisition Agreement.

Customary Representations, Warranties and Covenants

         The Acquisition Agreement contains customary mutual representations and warranties, as well as covenants, relating to, among other things, (a) corporate organization and similar corporate matters; (b) the capital structures of each of Bancorp and Ryan, Beck; (c) authorization, execution, delivery, performance and enforceability of the Acquisition Agreement and related matters; (d) cooperation on applications and filings; (e) documents filed by each of Bancorp and Ryan, Beck with any regulatory agency, and the accuracy of information contained therein; (f) absence of undisclosed liabilities; (g) absence of certain material changes or events from December 31, 1996; (h) title to properties and assets of Ryan, Beck; (i) the absence of material litigation; (j) compliance with applicable laws; (k) matters relating to registrations by Ryan, Beck with regulatory authorities; (l) certain material contracts of Ryan, Beck;
(m) the absence of any brokers or brokers' finders' fees; (n) director and officer contracts and retirement, other employee plans of Ryan, Beck and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (o) Ryan, Beck's labor relations; (p) insurance matters of Ryan, Beck; (q) affiliates of Ryan, Beck; (r) state takeover laws applicable to Ryan, Beck; (s) environmental compliance by Ryan, Beck; (t) filing of tax returns and payment of taxes; (u) Ryan, Beck's activities relating to derivatives; (v) accounting controls of Ryan, Beck; (w) proprietary rights of Ryan, Beck; (x) the absence of knowledge that the Merger would fail to qualify as a tax-free reorganization;
(y) investment advisory activities of Ryan, Beck; (z) the absence of dissenters' rights with respect to the Merger, the Acquisition Agreement or the transaction contemplated thereunder; (aa) year 2000 compliance matters; and (bb) the accuracy of information supplied by each of Bancorp and Ryan, Beck in connection with the Registration Statement and this Proxy Statement-Prospectus.

Regulatory Approvals



         Bancorp and Ryan, Beck have agreed to use their reasonable best efforts to obtain all necessary regulatory approvals. In addition, consummation of the Merger is subject, among other things, to prior receipt of all necessary regulatory approvals without any conditions, restrictions or requirements which the Bancorp Board of Directors reasonably determines would (a) following the Effective Time, have a material adverse effect on Bancorp or the Surviving Entity or (b) reduce the benefits of the transactions contemplated by the Acquisition Agreement to such a degree that Bancorp would not have entered into the Acquisition Agreement had such requirements, restrictions or conditions been known at the time the Acquisition Agreement was executed. Consummation of the Merger requires that no objection is raised to the Merger by the FTC or the DOJ under the HSR, the NASD under its regulations and that a notice filing be made with the OTS. The Notification was obtained from each of the FTC and the DOJ on March 28, 1998. The NASD approval was obtained on May 11, 1998. An appropriate notice was filed with the OTS on March 4, 1998. These approvals, Notifications and filings do not constitute an endorsement of the Merger or a determination that the terms of the Merger are fair to the shareholders of either Ryan, Beck or Bancorp.



Management and Operations After the Merger

         At the Effective Time, as a result of the Merger, Ryan, Beck will be merged with and into BCP, with BCP as the Surviving Entity continuing to operate under the name Ryan, Beck & Co. Inc. Following the Merger, the Surviving Entity, as a wholly-owned subsidiary of Bancorp, will operate as a separate autonomous entity with operations separate and apart from the operations of Bancorp. At the Effective Time Bancorp, Ryan, Beck and BCP will enter into the Independence Agreement which provides for the conditions under which the Surviving Entity will remain autonomous. See "THE PROPOSED MERGER - Interests of Certain Persons in the Merger - Independence Agreement" for specific information regarding the Independence Agreement. On or before the Effective Time, Ben A. Plotkin, Ryan, Beck's President and Chief Executive Officer will be appointed to Bancorp's Board of Directors. Also at the Effective Time, Mr. Plotkin will enter into the Plotkin Agreement. See "THE PROPOSED MERGER - Interests of Certain Persons in the Merger - Employment Agreements" for specific information regarding this employment agreement.

Exchange of Certificates, Issuance of New Options

         At the Effective Time, holders of certificates formerly representing shares of Ryan, Beck Common Stock will cease to have any rights as Ryan, Beck stockholders and their certificates automatically will represent the shares of Bancorp Class A Common Stock into which their shares of Ryan, Beck Common Stock will have been converted by the Merger. As soon as practicable after the Effective Time, Bancorp or an exchange agent selected by Bancorp and reasonably acceptable to Ryan, Beck will send written instructions and a letter of transmittal to each holder of Ryan, Beck Common Stock, indicating the method for exchanging such holder's stock certificates for the certificates representing those shares of Bancorp Class A Common Stock into which such holder's shares of Ryan, Beck Common Stock have been exchanged. Holders of Ryan, Beck Common Stock should not send in their stock certificates until they receive instructions from Bancorp.

         Each share of Bancorp Class A Common Stock for which shares of Ryan, Beck Common Stock are exchanged will be deemed to have been issued at the Effective Time. Accordingly, holders of Ryan, Beck Common Stock who receive Bancorp Class A Common Stock in the Merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of such Bancorp Class A Common Stock as of dates on or after the Effective Time. However, no dividend or other distribution will actually be paid with respect to any shares of Bancorp Class A Common Stock until the certificate or certificates formerly representing shares of Ryan, Beck Common Stock have been surrendered, at which time any accrued dividends and other distributions on such shares of Bancorp Class A Common Stock will be paid without interest. See "-- Consideration".

         Holders of outstanding certificates for Ryan, Beck Common Stock, upon proper surrender of such certificates to Bancorp, will receive, promptly after the Effective Time, a certificate representing the full number of shares of Bancorp Class A Common Stock into which the shares of Ryan, Beck Common Stock previously represented by the surrendered certificates have been converted. At the time of issuance of the new stock certificate, each shareholder so entitled will receive a check for the amount of the fractional share interest, if any, to which the shareholder may be entitled.

         Neither Bancorp nor Ryan, Beck nor any other person will be liable to any former holder of Ryan, Beck Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         If a certificate for Ryan, Beck Common Stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

Option Plans and Restricted Stock Awards

         At the Effective Time, each outstanding option to purchase a share of Ryan, Beck Common Stock ("Ryan, Beck Option") granted under Ryan, Beck's existing stock option plans and agreements with its directors and employees will be assumed by Bancorp, and each Ryan, Beck Option will be automatically converted into an option to purchase a number of shares of Bancorp Class A Common Stock equal to the number of shares of Ryan, Beck Common Stock that could have been purchased under the Ryan, Beck Option multiplied by the Conversion Ratio, at a price per share equal to the option exercise price under the Ryan, Beck Option, divided by the Conversion Ratio. Upon exercise, any options to purchase fractional shares resulting from any such adjustments will be eliminated unless the terms of the option award provides otherwise. The duration, vesting and other terms of the options will be the same as the original Ryan Beck Option. Ryan, Beck currently has options outstanding under the Ryan, Beck & Co., Inc. 1986 Stock Option Plan (the "1986 Plan"), the Ryan, Beck & Co., Inc. 1995 Stock Option Plan (the "1995 Plan") and the Ryan, Beck & Co., Inc. 1997 Long Term Stock Incentive Plan (the "1997 Plan").

         The 1986 Plan and the 1995 Plan provides the Board of Directors with discretionary authority to accelerate the vesting of the options granted under those Plans in the event that Ryan, Beck adopts a plan of reorganization pursuant to which it merges with another entity. The 1997 Plan also provides the Board of Directors with discretionary authority to accelerate the vesting of options and other awards in the event of a change in control such as the Merger. However, Ryan, Beck under the Acquisition Agreement cannot exercise the discretionary authority to accelerate such options.

         Ryan, Beck also has granted restricted stock awards with various vesting periods under its 1995 Restated and Amended Restricted Stock Plan. That Plan provides for the mandatory lapse of all restriction periods upon a change in control and, accordingly, all of those restrictions will lapse upon consummation of the Merger.

         From and after the Effective Time, each Ryan, Beck Option which is converted into an option to purchase Bancorp Class A Common Stock will be administered, operated and interpreted by a committee comprised of members of the Board of Directors of Bancorp. Bancorp has reserved for issuance the number of shares of Bancorp Class A Common Stock necessary to satisfy Bancorp's obligations under such options, and has agreed to register such shares pursuant to a Registration Statement on Form S-8 under the Securities Act within 30 days after the Effective Time.

         As of the Record Date, there were Ryan, Beck Options outstanding to acquire 425,952 shares of Ryan, Beck Common Stock (203,000 of which are pursuant to the 1997 Plan and therefore subject to shareholder approval).

Effective Time; Amendments; Termination

         The Closing will occur on the Closing Date to be determined by Bancorp and set forth in the Closing Notice to Ryan, Beck. The Closing Date specified by Bancorp in the Closing Notice will be as soon as practicable after receipt of all necessary regulatory approvals and consents, the expiration of all statutory waiting periods and the satisfaction or waiver of the other conditions to consummation of the Merger (other than the delivery of documents to be delivered at the Closing). The Closing may also be set for another day mutually agreed to by Bancorp and Ryan, Beck. The parties currently anticipate closing in the second quarter of 1998. Simultaneous with or immediately following the Closing, Bancorp will file a certificate of merger with the Secretary of State of the State of New Jersey (the "Certificate of Merger"), which will specify the Effective Time of the Merger, which will be a date and time agreed to by the parties and specified in the Certificate of Merger. Bancorp and Ryan, Beck anticipate the Effective Time will be the close of business on the Closing Date. The exact Closing Date is dependent upon satisfaction of all conditions precedent, some of which are not under the control of Bancorp or Ryan, Beck. See "-- Conditions to the Merger" and "-- Regulatory Approvals".

         The Acquisition Agreement may be amended, modified or supplemented with respect to any of its terms at any time prior to the Effective Time only by the mutual consent of Bancorp and Ryan, Beck. In addition, any provision of the Acquisition Agreement may be waived at any time by the party entitled to the benefit of such provision pursuant to a written instrument executed by the appropriate party. However, after approval of the Acquisition Agreement by the stockholders of Ryan, Beck, no amendment or waiver can be made which reduces the amount or changes the form of consideration to be delivered to the stockholders of Ryan, Beck without the further approval of such stockholders. The Merger is also conditioned upon the receipt of an opinion of counsel to Ryan, Beck to the effect that the Merger will qualify as a tax-free reorganization as defined in
Section 368 of the Code, and no gain or loss will be recognized by Ryan, Beck shareholders who receive Bancorp Class A Common Stock, except with respect to cash received in lieu of fractional share interests. While Bancorp and Ryan, Beck have the contractual right to waive these conditions to closing, as of the date of this Proxy Statement-Prospectus, neither Bancorp nor Ryan, Beck intend to do so.

         Both parties may terminate the Acquisition Agreement for a variety of reasons. However, if the Acquisition Agreement is terminated due to an event specified in clauses (iii) or (v) in the following paragraph or clauses (i),
(ii), (iii) or (iv) in the next paragraph, a "Termination Fee Event" occurs which may, under certain circumstances, require Ryan, Beck to pay Bancorp the Termination Fee or reimburse Bancorp for its expenses up to $500,000.

         The Acquisition Agreement may be terminated by the mutual written consent of Ryan, Beck and Bancorp. The Acquisition Agreement may also be terminated by Ryan, Beck or Bancorp if, among other things, (i) the Effective Time has not occurred on or before August 31, 1998 (the "Cutoff Date") unless the failure of such occurrence is due to the failure of the party seeking to terminate to perform its covenants in the Acquisition Agreement to be performed at or prior to the Effective Time; (ii) any court or regulatory agency issues an order, decree or ruling permanently enjoining, restraining or otherwise prohibiting the Merger, and such order, decree, ruling or other action becomes final or nonappealable; (iii) a vote of the stockholders of Ryan, Beck to approve the Acquisition Agreement is taken and such stockholders fail to approve the Acquisition Agreement and the transactions contemplated thereunder at the Meeting; (iv) written notice is received which states that any regulatory approvals necessary to consummate the transaction will not be approved or have been denied or that such approval will be given with conditions that would cause conditions in the Acquisition Agreement not to be satisfied; or (v) Ryan, Beck or its stockholders receive an offer for a Competing Transaction that the Ryan, Beck Board, after consultation with its outside legal and financial advisors, determines in good faith is more favorable to Ryan, Beck stockholders from a financial point of view than the transactions contemplated by the Acquisition Agreement, and the Ryan, Beck Board accepts, recommends or resolves to accept or recommend to its stockholders such Competing Transaction (provided that Ryan, Beck must provide Bancorp with written notice of its intention to terminate at least three business days prior to such termination by Ryan, Beck).

         Bancorp may terminate the Acquisition Agreement if, among other things,
(i) a tender offer or exchange offer for more than 15% of the outstanding shares of capital stock of Ryan, Beck is commenced and within ten business days thereafter the Board of Directors of Ryan, Beck fails to recommend against acceptance of such tender offer or exchange offer or takes no position with respect to such offer; (ii) any person or group acquires beneficial ownership or the right to acquire beneficial ownership of more than 40% of the then combined voting power of all classes of the capital stock of Ryan, Beck; (iii) the Board of Directors of Ryan, Beck does not recommend to its stockholders approval of the Acquisition Agreement and the transactions contemplated thereunder or withdraws, modifies or changes its recommendation to approve the Acquisition Agreement in a manner adverse to Bancorp; or (iv) Ryan, Beck breaches in a material respect any representation, warranty, covenant, agreement or obligation under the Acquisition Agreement and does not cure such breach within 30 days after receipt by Ryan, Beck of a notice of breach. Bancorp may also terminate the Acquisition Agreement if the conditions to Bancorp's obligations to close are not satisfied and are not capable of being satisfied by the Cutoff Date.

         Ryan, Beck may terminate the Acquisition Agreement if, among other things, (i) Bancorp breaches in a material respect any representation, warranty, covenant, agreement or obligation under the Acquisition Agreement and does not cure such breach within 30 days after receipt by Bancorp of a notice of breach;
(ii) Duff & Phelps withdraws its Fairness Opinion prior to the date that the Proxy Statement-Prospectus is first mailed to the holders of Ryan, Beck Common Stock (provided that Ryan, Beck's right to terminate under this subsection terminates on the date that the Proxy Statement-Prospectus is first mailed to Ryan, Beck stockholders); or (iii) the Average Price is less than $10.88 and Ryan, Beck notifies Bancorp in writing of its intention to terminate the Acquisition Agreement and Bancorp does not within five days of receipt of such notice agree to increase the Conversion Ratio to an amount equal to the quotient of $8.28 divided by the Average Price. Ryan, Beck may also terminate the Acquisition Agreement if the conditions for Ryan, Beck to close are not satisfied and are not capable of being satisfied by the Cutoff Date.

         In the event of a termination, each party will retain all rights and remedies it may have at law or equity under the Acquisition Agreement. Upon a termination of the Acquisition Agreement, the transactions contemplated thereby will be abandoned without further action by any party and each party will bear its own expenses (except for printing and mailing expenses relating to this Proxy Statement-Prospectus, which will be shared equally by Bancorp and Ryan,
Beck). Certain provisions of the Acquisition Agreement relating to, among other things, confidentiality, payment of the Termination Fee and expenses, litigation between the parties and governing law and remedies, will survive any termination.

Option to Bancorp for Ryan, Beck Stock

         As a material inducement to Bancorp to enter into the Acquisition Agreement, Bancorp and Ryan, Beck entered into a Stock Option Agreement dated February 9, 1998 (the "Stock Option Agreement"). Pursuant to the Stock Option
Agreement, Ryan, Beck has granted to Bancorp an option (the "Option"), exercisable only under certain limited and specifically defined circumstances, to purchase up to 714,000 newly issued shares of Ryan, Beck Common Stock, representing approximately 19.9% of the outstanding shares of Ryan, Beck Common Stock at the time the Option was granted, for a purchase price equal to $8.00 per share, the approximate trading price of the Ryan, Beck Common Stock on the last trading day prior to public announcement of the proposed Merger. Bancorp does not have any voting rights with respect to the shares of Ryan, Beck Common Stock subject to the Option prior to exercise of the Option. The Stock Option Agreement is attached to this Proxy Statement-Prospectus as Appendix B hereto. In the event that certain specifically enumerated "Exercise Events" occur and the Merger is not consummated, Bancorp would recognize a gain on the sale of the shares of Ryan, Beck Common Stock received pursuant to the exercise of the Option if such shares of Ryan, Beck Common Stock were sold at prices exceeding $8.00 per share. The Option also may be exercised for a cash spread payment in certain circumstances. The Termination Fee, described below, will be reduced or offset by any gain on the exercise of the Option.

Termination Fee

         In the event that the Acquisition Agreement is terminated due to the occurrence of a "Termination Fee Event" and within eighteen months thereafter Ryan, Beck enters into a definitive agreement with respect to a Competing Transaction or a Competing Transaction is consummated (other than a tender offer or exchange offer for, or the acquisition by a person or group of, less than 50% of Ryan, Beck's outstanding capital stock) then Ryan, Beck must pay Bancorp $2,000,000 (the "Termination Fee"). However, if the Acquisition Agreement is terminated because the Ryan, Beck shareholders fail to approve the transaction, Bancorp would not be owed a Termination Fee unless a Competing Transaction had been proposed or publicly announced on or before the meeting date. The Termination Fee will be reduced or offset by any gain on the exercise of the Option granted to Bancorp under the Stock Option Agreement. In addition, in the event that the Acquisition Agreement is terminated due to the occurrence of a Termination Fee Event (except that a Termination Fee Event will not occur if the shareholders of Ryan, Beck fail to approve the Merger and the Voting Agreements are not materially breached), Ryan, Beck will be required to reimburse Bancorp for its reasonable expenses incurred in connection with the Acquisition Agreement and the transactions contemplated thereby up to $500,000, regardless of whether a Competing Transaction is subsequently entered into or consummated. However, any reimbursement of expenses would be credited against any amounts owed Bancorp as a Termination Fee.

         The Stock Option Agreement and the potential for the payment to Bancorp of the Termination Fee is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Acquisition Agreement. The ability of Bancorp to exercise the Option and to cause up to an additional 714,000 shares of Ryan, Beck Common Stock to be issued and the requirement, in certain circumstances, to pay the Termination Fee may be considered deterrents to other potential acquisitions of control of Ryan, Beck, as the Option and the Termination Fee are likely to increase the cost of an acquisition of all of the shares of Ryan, Beck Common Stock which would then be outstanding.

         Also, if the Acquisition Agreement is terminated by Ryan, Beck due to the material breach by Bancorp of any representation or covenant, Bancorp is required to reimburse Ryan, Beck for its reasonable expenses incurred in connection with the Acquisition Agreement and the transactions contemplated thereby up to $500,000.

Accounting Treatment of the Merger

         The Merger will be accounted for by Bancorp under the purchase method of accounting in accordance with generally accepted accounting principles. Under the purchase method of accounting, the excess of the purchase price paid over the fair market value of tangible and identifiable intangible assets and liabilities acquired ("Goodwill") is recorded as an intangible asset and such asset is amortized as an expense over the period estimated to be benefited and it is anticipated that such expense will not be deductible for income tax purposes.

Federal Income Tax Consequences

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW MAY NOT BE APPLICABLE TO CERTAIN CLASSES OF TAXPAYERS, INCLUDING INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS, FOREIGN PERSONS AND PERSONS WHO ACQUIRED SHARES OF RYAN, BECK COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR RIGHTS OR OTHERWISE AS COMPENSATION. RYAN, BECK STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.



         General. It is intended that the Merger will be treated as a tax-free reorganization as defined in Section 368(a)(1)(A) of the Code and that, accordingly, no gain or loss will be recognized by Bancorp or Ryan, Beck or by the stockholders of Ryan, Beck upon the exchange of their shares of Ryan, Beck Common Stock solely for shares of Bancorp Class A Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Bancorp Class A Common Stock). Counsel to Bancorp is required, as a condition of Closing, to provide an opinion to Bancorp dated the Closing Date with respect to the matter covered by the foregoing sentence. Stearns, Weaver, Miller, Weissler, Alhadeff & Sitterson, P.A., counsel to Bancorp, has provided an opinion dated the date of this Proxy Statement-Prospectus that the Merger will qualify as a tax-free reorganization as defined in section 368 of the code. Counsel to Ryan, Beck is also required, as a condition of closing, to provide an opinion to Ryan, Beck dated the Closing Date with respect to the matters within this paragraph. Pitney, Hardin, Kipp & Szuch, counsel to Ryan, Beck, has provided an opinion dated on or about the date of this Proxy Statement-Prospectus that the Merger will qualify as a tax-free reorganization as defined in section 368 of the Code.



         Consequences of Receipt of Cash in Lieu of Fractional Shares. Cash received by a Ryan, Beck shareholder in lieu of any fractional share interest will be treated as having been received as a payment in exchange for such fractional share interest, and, provided the fractional share would have constituted a capital asset in the hands of such shareholder, the shareholder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted basis in Ryan, Beck Common Stock allocable to the fractional share interest.

         Basis of Bancorp Class A Common Stock. The basis of Bancorp Class A Common Stock received by a Ryan, Beck shareholder who receives solely Bancorp Class A Common Stock will be the same as the basis of such shareholder's Ryan, Beck Common Stock surrendered in exchange therefor.

         Holding Period. The holding period of shares of Bancorp Class A Common Stock received in the Merger by holders of Ryan, Beck Common Stock will include the period during which such shares of Ryan, Beck Common Stock surrendered in exchange therefor were held by the holder thereof, provided such shares of Ryan, Beck Common Stock were held as capital assets.

No Dissenters' Rights

         Stockholders of Ryan, Beck do not have dissenters' rights of appraisal in connection with the Merger.


                      DESCRIPTION OF BANCORP CAPITAL STOCK

Description of Bancorp Class A Common Stock and Class B Common Stock

         The following is a summary description of the material terms and provisions of Bancorp's capital stock, however such description does not purport to be complete and is subject to the more detailed provisions of Bancorp's Articles of Incorporation and Bylaws and is qualified in its entirety by reference thereto.



         The authorized capital stock of Bancorp consists of 80,000,000 shares of Bancorp Class A Common Stock, 45,000,000 shares of Bancorp Class B Common Stock, and 10,000,000 shares of preferred stock, par value $.01 per share (the "Bancorp Preferred Stock"). As of May 1, 1998, Bancorp had 22,476,543 shares of Bancorp Class A Common Stock and 10,318,382 shares of Bancorp Class B Common Stock issued and outstanding and no shares of Bancorp Preferred Stock were outstanding.



         The Bancorp Class A Common Stock and Bancorp Class B Common Stock have substantially identical terms except that (i) the Bancorp Class B Common Stock is entitled to one vote per share while Bancorp Class A Common Stock has no voting rights other than those which may be required by Florida law in certain limited circumstances and (ii) the Bancorp Class A Common Stock is entitled to receive cash dividends equal to at least 110% of any cash dividends declared and paid on the Bancorp Class B Common Stock.

         Voting

         The holders of Bancorp Class B Common Stock currently possess exclusive voting rights in Bancorp. Shares of Bancorp Preferred Stock issued in the future may be granted voting rights at the discretion of Bancorp's Board of Directors. On matters submitted to the shareholders of Bancorp, the holders of Bancorp Class B Common Stock will be entitled to one vote for each share held, while holders of Bancorp Class A Common Stock will not be entitled to vote except as may be required by Florida law. Under the Florida Act, holders of Bancorp Class A Common Stock would currently be entitled to vote as a separate voting group on certain amendments to Bancorp's Articles of Incorporation including, without limitation, amendments which (i) increase or decrease the authorized number of shares of Bancorp Class A Common Stock, (ii) change the designation, rights, preferences or limitations of the Bancorp Class A Common Stock, (iii) create a new class of shares, or increase the rights, preferences or number of authorized shares, which would have rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the Bancorp Class A Common Stock, or (iv) effect an exchange or reclassification of shares of another class of stock into shares of Bancorp Class A Common Stock or of Bancorp Class A Common Stock into shares of another class. In addition, under the Florida Act, holders of Bancorp Class A Common Stock would currently be entitled to vote as a separate voting group on any plan of merger or plan of share exchange which contains a provision which, if included in a proposed amendment to the Articles of Incorporation, would require their vote as a separate voting group. No shares have cumulative voting rights.

         Dividends

         Holders of shares of Bancorp Class A Common Stock and Bancorp Class B Common Stock are entitled to receive such dividends as may be declared by Bancorp's Board of Directors out of funds legally available therefor. The holders of Bancorp Class A Common Stock are entitled to receive cash dividends in an amount equal to at least 110% of any cash dividends declared and paid on the Bancorp Class B Common Stock. With respect to dividends other than cash (including stock splits and stock dividends), the distribution per share with respect to Bancorp Class A Common Stock will be identical to the distribution per share with respect to Bancorp Class B Common Stock, except that a stock dividend or other distribution to holders of Bancorp Class A Common Stock may be declared and issued in Bancorp Class A Common Stock while a stock dividend or other distribution to holders of Bancorp Class B Common Stock may be declared and issued in either Bancorp Class A Common or Bancorp Class B Common Stock (at the discretion of the Board) provided that the number of any shares so issued is, on a per share basis, the same. The ability of Bancorp to pay cash dividends is subject to the ability of BankAtlantic to pay dividends or make other distributions to Bancorp, which in turn is subject to limitations which are imposed by law and regulation. See "Risk Factors-Ability to Pay Dividends; Possible Issuance of Additional Securities."

         Liquidation Rights

         In the event of any liquidation or dissolution of Bancorp, all assets of Bancorp legally available for distribution after payment or provision for payment of: (i) all debts and liabilities of Bancorp; (ii) any accrued dividend claims; (iii) liquidation preferences of any Bancorp Preferred Stock which may be outstanding; and (iv) any interests in Bancorp's liquidation account, will be distributed ratably, in cash or in kind, among the holders of Bancorp Class A Common Stock and Bancorp Class B Common Stock.

         Other Characteristics

         Neither the Bancorp Class A Common Stock nor the Bancorp Class B Common Stock is entitled to any preemptive right to subscribe for or receive any shares of any class of stock of Bancorp (or any securities convertible into shares of stock of Bancorp) issued in the future.

Description of Bancorp Preferred Stock

         By amendment to its Articles of Incorporation without shareholder vote, Bancorp may provide for one or more classes of Bancorp Preferred Stock, which must be separately identified. The shares of any such class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to Bancorp's Articles of Incorporation and may provide for, among other things, board representation, voting rights and dividend and liquidation preferences. All shares of the same class must be identical except as to certain relative rights and preferences specified in Bancorp's Articles of Incorporation, as to which there may be variations between different series.


                    COMPARISON OF THE RIGHTS OF STOCKHOLDERS
                            OF RYAN, BECK AND BANCORP

General

         Bancorp is a unitary savings bank holding company incorporated under Florida law and the rights of its shareholders are governed by the Florida Business Corporation Act (the "Florida Act") and the Articles of Incorporation and By-laws of Bancorp. Ryan, Beck is a New Jersey corporation and the rights of its shareholders are governed by the New Jersey Business Corporation Act (the "NJBCA") and the Certificate of Incorporation and By-laws of Ryan, Beck. If the Merger is consummated, former Ryan, Beck shareholders will become shareholders of Bancorp, and former Ryan, Beck option holders will become option holders of Bancorp. The rights of such former Ryan, Beck shareholders as Bancorp shareholders will be governed by the Florida Act and the Articles of Incorporation and By-laws of Bancorp. Although it is not practical to compare all differences between (i) Florida law and the Articles of Incorporation and By-laws of Bancorp and (ii) New Jersey law and the Certificate of Incorporation and By-laws of Ryan, Beck, the following is a summary of the material differences which may materially affect the rights of Ryan, Beck shareholders.

Classified Board of Directors

         The Florida Act permits a Florida corporation to provide for the classification of directors and Bancorp's By-laws contain such a provision dividing Bancorp's Board of Directors into three classes with one class of directors generally elected for a three-year term at each annual meeting.

         The NJBCA permits a New Jersey corporation to provide for the classification of directors in its certificate of incorporation. Ryan, Beck's Certificate of Incorporation contains such a provision and divides the Ryan, Beck Board into three classes, to be as nearly equal in number of directors as possible, and with one class of directors generally elected for a three-year term at each annual meeting.

Rights of Dissenting Stockholders

         A shareholder of a Florida corporation, with certain exceptions, has the right to dissent from, and obtain payment of the fair value of his shares in the event of (1) a merger or consolidation to which the corporation is a party,
(2) a sale or exchange of all or substantially all of the corporation's property other than in the usual and regular course of business, (3) the approval of a control share acquisition, (4) a statutory share exchange to which the corporation is a party as the corporation whose shares will be acquired, (5) an amendment to the articles of incorporation if the shareholder is entitled to vote on the amendment and the amendment would adversely affect the shareholder and (6) any corporate action taken to the extent that the articles of incorporation provide for dissenters' rights with respect to such action. The Florida Act provides that unless a corporation's articles of incorporation provide otherwise, which Bancorp's Articles of Incorporation do not, a shareholder does not have dissenters' rights with respect to a plan of merger, share exchange or proposed sale or exchange of property if the shares held by the shareholder are either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by 2,000 or more shareholders. A shareholder of a Florida corporation may dissent as to less than all the shares registered in his name, and in such event, the shareholder's rights shall be determined as if the shares to which he dissented and the other shares were registered in the names of different shareholders.

         The NJBCA provides that, unless a corporation's certificate of incorporation provides otherwise, or unless a shareholder vote was not required to approve the transaction, shareholders are entitled to dissent from a merger or consolidation, and from certain sales, leases, exchanges or other dispositions of all or substantially all the assets of a corporation. But, unless a corporation's certificate of incorporation provides otherwise (which Ryan, Beck's Certificate of Incorporation does not) a shareholder shall not have the right to dissent with respect to shares (1) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation, or (2) for which such shareholder will receive cash, stock or other securities so listed or held or a combination of cash and such securities. A shareholder of a New Jersey corporation may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. In addition, a New Jersey corporation may provide in its certificate of incorporation that holders of all its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions.

         Bancorp's Class A Common Stock is listed on the NYSE and held by more than 1,000 persons. Therefore, holders of Ryan, Beck Common Stock do not have dissenters' rights of appraisal in the Merger under the NJBCA or Ryan, Beck's Certificate of Incorporation. See "THE MERGER -- No Dissenters Rights of Appraisal".

Shareholder Voting Requirements; Action by Consent

         Under both the Florida Act and NJBCA, directors are generally elected by a plurality of the votes cast by the shareholders entitled to vote at a shareholders' meeting at which a quorum is present. Under Florida law with respect to matters other than the election of directors, unless a greater number of affirmative votes is required by the statute or the corporation's articles or certificate of incorporation (but not its by-laws), if a quorum exists, action on any matter is generally approved by the shareholders if the votes cast by the holders of the shares represented at the meeting and entitled to vote on the matter favoring the action exceed the votes cast opposing the action. In the case of a merger, consolidation, or a sale, lease or exchange of all or substantially all of the assets of a Florida corporation, except in limited circumstances in which no shareholder vote is required, the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote is required under the Florida Act. Under New Jersey law with respect to any action, other than the election of directors, a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon is required to approve the action, unless a greater vote is required by the certificate of incorporation.

         The Florida Act permits shareholder action to be taken without a meeting if consents are signed by the holders of outstanding shares representing not less than the minimum number of votes that would be necessary to take such action at a meeting where all shares entitled to vote were present. New Jersey has a similar provision but requires advance notice to shareholders not consenting and the provision is not available for the annual election of directors except by unanimous written consent.

         THE BANCORP CLASS A COMMON STOCK HAS NO VOTING RIGHTS OTHER THAN AS REQUIRED BY THE FLORIDA ACT. SEE "DESCRIPTION OF BANCORP CAPITAL STOCK-VOTING".

Distributions and Redemptions

         A Florida corporation may make distributions to shareholders as long as, after giving effect to such distribution (1) the corporation would be able to pay its debts as they become due in the usual course of business and (2) the corporation's total assets would not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which Bancorp's Articles of Incorporation do not) the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The declaration and payment of dividends by Bancorp will depend upon, among other things, the results of operations, financial condition and cash requirements of Bancorp and on the ability of BankAtlantic to pay dividends or otherwise advance funds to Bancorp, which in turn is subject to OTS regulations and is based upon
BankAtlantic's regulatory capital levels and net income. See "Risk Factors-Ability to Pay Dividends; Possible Issuance of Additional Securities".

         A New Jersey corporation may make distributions to shareholders as long as, after giving effect to such distribution (1) the corporation would be able to pay its debts as they become due in the usual course of business and (2) the corporation's total assets would not be less than its total liabilities. Under both the Florida Act and the NJBCA, a corporation's redemption of its own capital stock is deemed to be a distribution.

Board Vacancies

         The Florida Act provides that a vacancy on the board of directors may generally be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors, or by the shareholders, unless the articles of incorporation provide otherwise. Bancorp's Articles of Incorporation do not alter this provision.

         Under the NJBCA, unless otherwise provided in the certificate of incorporation or the by-laws, any vacancy occurring on the board may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the board, or by a sole remaining director. Any directorship not filled by the board may be filled by the shareholders at an annual meeting or at a special meeting of shareholders called for that purpose. Ryan, Beck's Certificate of Incorporation and By-laws do not alter the NJBCA provisions regarding board vacancies.

Shareholder Inspection of Books and Records

         Under the Florida Act, a shareholder is entitled to inspect and copy the articles of incorporation, by-laws, certain board and shareholder resolutions, certain written communications to shareholders, a list of the names and business addresses of the corporation's directors and officers and the corporation's most recent annual report, during regular business hours if the shareholder gives at least five business days' prior written notice to the corporation. In addition, a shareholder of a Florida corporation is entitled to inspect and copy other books and records of the corporation during regular business hours if the shareholder gives at least five business days' prior written notice to the corporation and (1) the shareholder's demand is made in good faith and for a proper purpose, (2) the demand describes with particularity its purpose and the records to be inspected or copied and (3) the requested records are directly connected with such purpose. The Florida Act provides also that a corporation may deny any demand for inspection if the demand was made for an improper purpose or if the demanding shareholder has, within two years preceding such demand, sold or offered for sale any list of shareholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of shareholders for such purpose or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation. Moreover, a shareholder may not sell or otherwise distribute any information or records inspected, and will be subject to a civil penalty of $5,000 for a violation.

         The provisions of the NJBCA governing inspection and copying of a corporation's books and records are generally less restrictive than those of the Florida Act. Specifically, the NJBCA permits any shareholder of record for at least six months immediately preceding the demand, or any person holding, or authorized in writing to hold, at least 5% of the outstanding shares of any class or series, for any proper purpose and upon at least five days' written demand, to make copies of and examine during usual business hours the minutes of shareholder proceedings and the records of shareholders. Furthermore, any court may, upon proof of proper purpose, compel the production for examination by a shareholder of the account books and records, minutes and record of shareholders. The court may prescribe limitations or conditions upon the inspection, or award any other or further relief the court deems just and proper.

Removal of Directors

         The Florida Act provides that shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. A director may generally be removed only if the number of votes cast to remove him exceed the number of votes cast not to remove him. Bancorp's Articles of Incorporation do not include a provision limiting the removal of directors only for cause.

         The NJBCA provides that shareholders may remove one or more or all the directors of a corporation with cause or, unless otherwise provided for in the certificate of incorporation, without cause by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors. However, shareholders of a corporation, like Ryan, Beck, whose board of directors is classified are not entitled to remove directors without cause.

Amendments to Charter

         An amendment to a Florida corporation's articles of incorporation or a New Jersey corporation's certificate of incorporation must be approved by the corporation's shareholders, except that certain immaterial amendments specified in the Florida Act and NJBCA may be made by the board of directors. Unless the Florida Act, a Florida corporation's articles of incorporation or the board of directors require that the votes cast in favor of the amendment exceed the votes cast against the amendment. Bancorp's Articles of Incorporation do not include any provision requiring greater than a majority of votes to amend its articles of incorporation. The NJBCA provides that unless the New Jersey corporation's certificate of incorporation requires a greater vote, the vote required to approve an amendment is the majority of the votes cast at a meeting of shareholders at which a quorum is present. Ryan, Beck's Certificate of Incorporation requires a greater vote in certain circumstances.

Special Meetings of Shareholders

         Special meetings of a Florida corporation's shareholders may be called by its board of directors, by the persons authorized to do so in its articles of incorporation or by-laws or by the holders of not less than 10% of all votes entitled to be cast on any issue proposed to be considered at the special meeting, unless a greater percentage not to exceed 50% is required by the articles of incorporation. Under Bancorp's By-laws, special meetings may be called by the chairman, the president, a majority of directors or the holders of not less than 10% of all votes entitled to be cast on any matter at the special meeting.

         Under the NJBCA, special shareholders' meetings may be called by the board of directors or the president, or by other such officers, directors or shareholders as may be provided in the by-laws. A special meeting may also be ordered by the appropriate court upon the application of holders of not less than 10% of all the shares entitled to vote at a meeting. Ryan, Beck's By-laws provide that special shareholders' meetings may be called by the Chairman of the Board, the Vice Chairman of the Board, the President or the Board.

Affiliated Transactions; Shareholder Protection Legislation

         The Florida Act contains an affiliated transactions statute which provides that certain transactions involving a corporation and a shareholder owning 10% or more of the corporation's outstanding voting shares (an "affiliated shareholder") must generally be approved by the affirmative vote of the holders of two-thirds of the voting shares other than those owned by the affiliated shareholder. The transactions covered by the statute include, with certain exceptions, (1) mergers and consolidations to which the corporation and the affiliated shareholder are parties, (2) sales or other dispositions of substantial amounts of the corporation's assets to the affiliated shareholder,
(3) issuances by the corporation of substantial amounts of its securities to the affiliated shareholder, (4) the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the affiliated shareholder, (5) any reclassification of the corporation's securities which has the effect of substantially increasing the percentage of the outstanding voting shares of the corporation beneficially owned by the affiliated shareholder and (6) the receipt by the affiliated shareholder of certain loans or other financial assistance from the corporation. These special voting requirements do not apply in any of the following circumstances: (1) if the transaction was approved by a majority of the corporation's disinterested directors, (2) if the corporation did not have more than 300 shareholders of record at any time during the preceding three years, (3) if the affiliated shareholder has been the beneficial owner of at least 80 percent of the corporation's outstanding voting shares for the past five years, (4) if the affiliated shareholder is the beneficial owner of at least 90 percent of the corporation's outstanding voting shares, exclusive of those acquired in a transaction not approved by a majority of disinterested directors or (5) if the consideration received by each shareholder in connection with the transaction satisfies the "fair price" provisions of the statute. This statute applies to any Florida corporation unless the original articles of incorporation or an amendment to the articles of incorporation or by-laws contain a provision expressly electing not to be governed by this statute. Such an amendment to the articles of incorporation or by-laws must be approved by the affirmative vote of a majority of disinterested shareholders and is not effective until 18 months after approval. Bancorp's Articles of Incorporation and By-laws do not contain a provision electing not to be governed by this statute.

         The New Jersey Stockholders Protection Act (the "NJSPA") limits certain transactions involving an "interested shareholder" and a "resident domestic corporation." An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The NJSPA prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the interested shareholder's stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder's stock acquisition date or certain fair price provisions are satisfied.

         The Florida Act also contains a control share acquisition statute which provides that, with certain exceptions, a person who acquires shares in an issuing public corporation in excess of certain specified thresholds will generally not have any voting rights with respect to such shares unless the voting rights are approved by a majority of the shares entitled to vote, excluding interested shares. The thresholds specified in the Florida Act are the acquisition of a number of shares representing: (1) 20 percent or more, but less than 33% of all voting power of the corporation, (2) 33 percent or more but less than a majority of all voting power of the corporation or (3) a majority or more of all voting power of the corporation. This statute does not apply to acquisitions of shares of a corporation if, prior to the pertinent acquisition of shares, the corporation's articles of incorporation or by-laws provide that the corporation shall not be governed by the statute. This statute also permits a corporation to adopt a provision in its articles of incorporation or by-laws providing for the redemption by the corporation of such acquired shares in certain circumstances. Unless otherwise provided in the corporation's articles of incorporation or by-laws prior to the pertinent acquisition of shares, in the event that such shares are accorded full voting rights by the shareholders of the corporation and the acquiring shareholder acquires a majority of the voting power of the corporation, all shareholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters' rights. Bancorp's Articles of Incorporation and By-laws do not contain any provisions with respect to this statute.

Other Constituencies

         The Florida Act and NJBCA both provide that directors, in discharging their duties to the corporation and in determining what they believe to be in the best interests of the corporation, may, in addition to considering the effects of any corporate action on the shareholders and the corporation, consider the effects of the corporate action on employees, suppliers and customers of the corporation or its subsidiaries and the communities in which the corporation and its subsidiaries operate.

Shareholder Rights Plans

         The Florida Act has a provision which explicitly authorizes corporations to adopt "poison pill" or "shareholder rights" plans. These plans may be adopted in a number of forms, but generally involve the distribution by the corporation to its shareholders of rights or options which are triggered by a hostile takeover attempt or by a party acquiring a specified percentage of a class of the corporation's securities. These plans can make hostile takeovers excessively or prohibitively expensive unless the board of directors cancels the plan.
Bancorp has not adopted this type of plan.

         The NJBCA provides that a corporation may create and issue rights or options entitling the holders to purchase from the corporation shares for such consideration and upon such terms and conditions as may be fixed by the board, subject to any provisions in respect thereof set forth in its certificate of incorporation in effect before the authorization. Ryan, Beck has not adopted this type of plan.

Limitations of Liability of Directors and Officers

         The Florida Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any act or omission as a director unless the director breached or failed to perform his statutory duties as a director and such breach or failure (1) constitutes a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) constitutes a transaction from which the director derived an improper personal benefit, (3) results in an unlawful distribution, (4) in a derivative action or an action by a shareholder, constitutes conscious disregard for the best interests of the corporation or willful misconduct or (5) in a proceeding other than a derivative action or an action by a shareholder, constitutes recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

         Under New Jersey law, a corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or its stockholders for monetary damage for breaches of their fiduciary duty as a director. Under New Jersey law, a director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its stockholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. Bancorp's Certificate of Incorporation contains a provision which limits a director's or officer's liability to the full extent permitted by New Jersey law. Ryan, Beck has not adopted such a provision limiting director's or officer's liability to the full extent permitted by New Jersey law.

Indemnification

         Under the Florida Act and the NJBCA, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any proceedings (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that under the Florida Act indemnification may be made only (1) for expenses (including attorneys' fees) and certain amounts paid in settlement and (2) in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto and under the NJBCA indemnification may be made only to the extent that a court determines that despite the adjudication of liability such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. The Florida Act and the NJBCA both provide that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses. Both Acts also provide that, unless a corporation's articles or certificate of incorporation provide otherwise, if a corporation does not so indemnify such persons, they may seek, and a court may order, indemnification under certain circumstances even if the board of directors or shareholders of the corporation have determined that the persons are not entitled to indemnification.

         In addition, under both Acts, expenses incurred by an officer or director in connection with a proceeding may be paid by the corporation in advance of the final disposition, upon receipt of an undertaking by such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Under the NJBCA, this provision extends to all corporate agents, including employees, while under the Florida Act employees and agents may be paid in advance upon such terms and conditions deemed appropriate by the board of directors.

         Bancorp's Articles of Incorporation and Ryan, Beck's Certificate of Incorporation provide that directors and officers (executive officers in the case of Ryan, Beck) and former directors and officers (executive officers in the case of Ryan, Beck) will be indemnified to the fullest extent permitted by law.

Derivative Actions

         Under the Florida Act and the NJBCA, a person may not bring a derivative action unless the person was a shareholder of the corporation at the time of the challenged transaction or unless the person acquired the shares by operation of law from a person who was a shareholder at such time. The Florida Act also provides that a complaint in a derivative proceeding must be verified and must allege with particularity that a demand was made to obtain action by the board of directors and that the demand was refused or ignored. Under the Florida Act, a derivative proceeding may be settled or discontinued only with court approval, and the court may dismiss a derivative proceeding if the court finds that certain independent directors (or a committee of independent persons appointed by such directors) have determined in good faith after conducting a reasonable investigation that the maintenance of the action is not in the best interests of the corporation. Both the Florida Act and the NJBCA provide that if an action was brought without reasonable cause the court may require the plaintiff to pay the defendant's reasonable expenses. Moreover, under the Florida Act, if the plaintiff is successful the court may require the corporation to pay the reasonable expenses of the plaintiff.

                      II. ELECTION OF RYAN, BECK DIRECTORS

ELECTION OF DIRECTORS

The Board of Directors

         Ryan, Beck's by-laws provide for the classification of the directors into three classes, each consisting of approximately one-third of the Board and standing for re-election once in each three year period. Accordingly, at the Annual Meeting, Ryan, Beck's shareholders will be asked to elect four directors for terms expiring in 2001 and two directors whose terms will expire in 1999. If the Merger is consummated, the terms of all directors will expire upon consummation of the Merger because BCP will be the Surviving Entity.

         Unless a shareholder either indicates "withhold authority" on his proxy or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election as directors of the six persons named in Table I below to serve until the expiration of their respective terms and thereafter until their successors shall have been duly qualified and elected. Discretionary authority is solicited to vote for the election of a substitute for any of said nominees who, for any reason presently unknown, cannot be a candidate for election. The Board has no reason to believe that any of the named nominees is not available or will not serve if elected.

         Table I sets forth the names and ages of the nominees to the Board, the other positions held by each such person within Ryan, Beck, the period during which each such person has served on Ryan, Beck's Board, the period for which such person has been nominated to serve and the principal occupations and employment of each such person during the past five years. Table II sets forth the same information with respect to those directors whose terms of office will continue beyond the date of the Annual Meeting. Unless otherwise indicated, the principal occupations and employment listed for each person has been his principal occupation and employment for at least the past five years.


                                     TABLE I
                       NOMINEES FOR ELECTION AS DIRECTORS

                                     CLASS I

                             Director   Term
         Name, Age             Since     Expires   Business Experience for Past Five Years
         ---------           ---------  --------   ---------------------------------------
Richard B. Neff, 49            1994       2001     Chairman  of  the  Board  of  Ryan,   Beck;   Executive  Vice
                                                   President,   Chief  Financial Officer and Director of DiGiorgio,
                                                   Corporation; President and Chief Executive Officer of Las
                                                   Plumas Holding Co., LLC.

Peter W. Rodino, Jr., 88       1989       2001     Partner of Rodino & Rodino,  P.C.  (Attorneys  at Law);  U.S.
                                                   Congressman (January 1949 - January 1989).

Robert W. Pangia, 46           1997       2001     Self-employed;    investment   banker   with   Paine   Webber
                                                   Incorporated, New York (1987-1996)

Benjamin Perlmutter, 73        1997       2001     Arbitrator,  mediator, consultant, expert witness; President,
                                                   Benco, Inc. (distributor of building products) (1987-1996)

Leonard J. Stanley, 43         1997       1999     Chief    Financial    Officer   of   Ryan,   Beck   (November
                                                   1994-Present);  Senior Vice President,  Chief  Administrative
                                                   Officer  of Ryan,  Beck  (January  1997-Present);  First Vice
                                                   President, Finance, Valley Savings Bank (1992-1994)



Jay Suskind, 33                1997       1999     Senior  Vice  President,  Director  of Trading of Ryan,  Beck
                                                   (1998-Present),  Director  of Equity  Trading  of Ryan,  Beck
                                                   (1993-1998); Trader, Sherwood Securities (1992-1993)




                                     TABLE II
                              CONTINUING DIRECTORS

                             Director   Term
         Name, Age             Since     Expires   Business Experience for Past Five Years
         ---------           ---------  --------   ---------------------------------------

Michael M. Horn, 58            1986       2000     Partner of McCarter & English  (Attorneys at Law);  Executive
                                                   Vice  President of Ryan,  Beck & Co.  (December  1988 - April
                                                   1990).
Matthew R. Naula, 56           1981       2000     Vice  Chairman  of  the  Board  (January  1997  to  Present),
                                                   Executive  Vice  President  of Ryan,  Beck  (December  1990 -
                                                   1996).
Ben A. Plotkin, 42             1993       2000     President and Chief Executive  Officer of Ryan, Beck (January
                                                   1997 - Present);  Senior  Executive Vice  President  (January
                                                   1996 - January  1997);  Executive  Vice  President  (December
                                                   1990 - January 1996).
Jack R. Rosenthal, 73          1965       1999     Vice Chairman of the Board of Ryan, Beck (1987 - Present).


The Board of Directors; Committees of the Board

         The Board holds regularly scheduled meetings and meets on other occasions when required by special circumstances. In addition to meeting as a group to review Ryan, Beck's business, certain members of the Board also devote their time and talents to one or more committees of the Board, described herein. The Audit Committee of the Board (members: Messrs. Horn, Neff and Pangia) provides general oversight in financial reporting and the adequacy of Ryan, Beck's internal controls. The Audit Committee also recommends to the Board the appointment of Ryan, Beck's independent public accountants. The Nominating Committee of the Board (members: Messrs. Horn, Naula and Plotkin) recommends to the Board those persons to be appointed or nominated for election to the Board. The Acquisition Committee of the Board (members: Messrs. Neff, Plotkin, Naula and Stanley) reviews Ryan, Beck's strategic options, including the possibility of a sale of Ryan, Beck to, or combination of Ryan, Beck with, another entity. The Compensation Committee of the Board (members: Messrs. Pangia, Rodino and
Neff) reviews Ryan, Beck's executive compensation levels. See "Executive Compensation Committee Report."

         In 1997 the Board held 13 meetings; the Audit Committee of the Board held three meetings; the Nominating Committee of the Board held one meeting; the Acquisition Committee held two meetings; and, the Compensation Committee of the Board held three meetings. During 1997, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the period that he served).

Remuneration of Directors

         Each of Ryan, Beck's directors who is not also an officer of Ryan, Beck (an "Outside Director") and not receiving contractual payments from Ryan, Beck receives $30,000 per year ($22,500 in cash and $7,500 in Ryan Beck Common Stock through the 1995 Restricted Stock Plan). The Chairman of the Board receives $60,000 per year ($45,000 in cash and $15,000 in Ryan Beck Common Stock through the 1995 Restricted Stock Plan).



         The following table sets forth certain information as of May 19, 1998 with respect to the holdings of (i) each director and each executive officer of Ryan, Beck for whom individual information is required to be set forth in this Proxy Statement-Prospectus (the "Named Officers") under the rules of the Securities and Exchange Commission ("SEC"), and by all of such executive officers and directors as a group, and (ii) any holder of five percent of Ryan, Beck Common Stock as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Except as set forth below, Ryan, Beck's management is not aware of any other individual or entity that owned of record or beneficially owned more than five percent of Ryan, Beck Common Stock as of March 11, 1998. To Ryan, Beck's knowledge, except as otherwise indicated in the footnotes to this table, each of the persons named in the table has sole voting and/or investment power with respect to all shares of Ryan, Beck Common Stock reported as beneficially owned by such persons.





            Directors and
           Named Officers           Number of Shares        Percent
-------------------------------    --------------------    -----------
Richard B. Neff                         27,932     (1)          *
Ben A. Plotkin                         145,993     (2)      3.86%
Matthew R. Naula                        20,541     (3)          *
Jack R. Rosenthal                        5,490     (4)          *
Leonard J. Stanley                      20,550     (5)          *
Jay Suskind                             42,081     (6)      1.12%
Michael M. Horn                         22,806     (7)          *
Benjamin Perlmutter                      3,871                  *
Robert W. Pangia                         2,559                  *
Jonathan Klausner                       25,211     (8)          *
Peter W. Rodino, Jr.                     2,438                  *
All Directors and Named Officers       319,472              8.40%
as a Group (11 persons)
Five Percent Beneficial Owners
------------------------------
Bruce M. Chodash                       429,114             11.41%
9 Rock Hill Drive
Livingston, NJ 07039
EQSF Advisers, Inc.                    209,999     (9)      5.58%
Martin J. Whitman
767 Third Avenue
New York, NY 10017


* Less then one percent


(1) Includes 16,900 shares of Ryan, Beck Common Stock held in a retirement plan for Mr. Neff s benefit, 500 shares of Ryan, Beck Common Stock held in a SEP retirement account for Mr. Neff s benefit, and 2,000 shares of Ryan, Beck Common Stock held by his wife as custodian for his minor children. Also includes 1,150 shares owned by Mr. Neff's mother and 1,000 shares owned by Mr. Neff's daughter, with respect to which each has sole voting and investment power and as to which he disclaims beneficial ownership.

(2) Includes 26,136 shares of Ryan, Beck Common Stock held in a retirement plan for Mr. Plotkin's benefit and 15,432 shares of Ryan, Beck Common Stock held in a joint account with his wife. Also includes 29,746 shares held by the Ryan, Beck Restricted Stock Grant Committee for Mr. Plotkin's benefit and 3,641 shares held in Ryan, Beck & Co.'s Employee Stock Ownership Plan for Mr. Plotkin's benefit, to which he may direct voting. Also includes 20,600 vested options.

(3) Includes 3,300 shares held by Ryan, Beck Restricted Stock Grant Committee for Mr. Naula's benefit and 3,641 shares held in Ryan, Beck & Co.'s Employee Stock Ownership Plan for Mr. Naula's benefit, to which he may direct voting.

(4) Includes 3,531 shares held in Ryan, Beck & Co.'s Employee Stock Ownership Plan for Mr. Rosenthal's benefit, to which he may direct voting.

(5) Includes 5,775 shares of Ryan, Beck Common Stock held in a retirement plan for Mr. Stanley's benefit and 2,248 shares of Ryan, Beck Common Stock held in a joint account with his wife. Also includes 4,574 shares held by the Ryan, Beck Restricted Stock Grant Committee for Mr. Stanley's benefit and 1,015 shares held in Ryan, Beck & Co.'s Employee Stock Ownership Plan for Mr. Stanley's benefit, to which he may direct voting. Also includes 6,938 vested options.

(6) Includes 9,740 shares held by the Ryan, Beck Restricted Stock Grant Committee for Mr. Suskind's benefit and 3,529 shares held in Ryan, Beck & Co.'s Employee Stock Ownership Plan for Mr. Suskind's benefit to which he may direct voting. Also includes 10,876 vested options.

(7) Includes 13,765 shares of Ryan, Beck Common Stock held in a retirement plan for Mr. Horn's benefit and 2,819 shares of Ryan, Beck Common Stock held in a retirement plan for his wife. Also includes 1,500 shares of Ryan, Beck Common Stock held in a joint account with his wife.

(8) Includes 7,500 shares held by Mr. Klausner in a joint account with his wife. Also includes 7,250 shares held by the Ryan, Beck Restricted Stock Grant Committee for Mr. Klausner's benefit and 3,335 shares held in Ryan, Beck & Co.'s Employee Stock Ownership Plan for Mr. Klausner's benefit, to which he may direct voting. Also includes 1,000 vested options.

(9) Includes 161,941 shares of Ryan, Beck Common Stock held by EQSF Advisers, Inc. and 48,058 shares of Ryan, Beck Common Stock held by Martin J. Whitman. Mr. Whitman is the Chief Executive Officer and controlling person of EQSF Advisers, Inc. Mr. Whitman disclaims beneficial ownership of shares owned by EQSF Advisers, Inc.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth the cash and non-cash compensation for each of the last three fiscal years earned by the Chief Executive Officer of Ryan, Beck and the other Named Officers.


                                                                                     Long Term Compensation
                                                                                       Securities
       Name & Principal                     Annual Compensation        Restricted      Underlying
                                                                          Stock          Options/           All Other
           Position              Year      Salary($)      Bonus($)    Awards($)(2)       SARs(#)       Compensation($)(3)
           --------              ----      ---------      --------    ------------       -------       ------------------
Ben A. Plotkin                  1997        213,462      942,500(1)         95,000        40,000             18,308
President and Chief             1996        200,000      671,000              0           20,000             17,534
Executive Officer               1995        187,500      490,000              0           31,500             21,187
Matthew R. Naula                1997        255,865 (4)  135,000            21,250         7,500             18,308
Executive Vice                  1996        187,500       65,000              0              0               17,534
President                       1995        187,500       62,500              0              0               21,187
Leonard J. Stanley              1997        100,000       79,500            21,750        17,500             18,308
Senior Vice President, Chief    1996         77,000       25,000             5,000         7,500             10,205
Financial Officer and Chief     1995         70,000       25,000             5,000         7,875              1,627
Administrative Officer

Jay Suskind                     1997        120,000      137,000            33,000        10,000             18,308
Senior Vice President           1996        110,000      105,000            25,000         7,500             15,387
                                1995        100,000      120,000            25,000        15,750             21,187

Jonathan Klausner               1997        110,000       81,250            17,500        17,500             18,308
Senior Vice President           1996        105,000       27,000            30,000         2,500             15,387
                                1995        100,000       25,000             -0-            -0-              21,187


(1) In December, 1997, Ryan, Beck established the Ryan, Beck & Co., Inc. Supplemental Bonus Plan (the "Deferred Compensation Plan"). Under the Deferred Compensation Plan, the Compensation Committee may award supplemental bonuses to eligible employees which bonuses are deferred and not paid out until the earlier of the participant's tenth anniversary in the Plan, or the first day of the fiscal year in which the participant ceases to be one of the five highest paid executives in Ryan, Beck or a successor whose securities are registered under the Exchange Act, qualifies for benefits under the long-term disability plan, terminates employment or dies. Except in the event of death, benefits are paid out in installments, the installments being equal to a three year average of base salary. Ryan, Beck's liability is an unfunded obligation, although the Company may use a rabbi trust out of which benefits can be paid. A participant's bonus account is credited with hypothetical earnings on the account, with "earnings" determined by investments directed by the participant. As of January 1, 1998, Ryan, Beck declared Mr. Plotkin to be an eligible employee, awarded Mr. Plotkin $300,000 under the Deferred Compensation Plan and authorized the establishment of a rabbi trust. This $300,000 is included in the $942,500 bonus figure shown.

(2) The dollar amounts listed represent the value of the restricted stock at the date of grant. In 1997, 15% of the year-end bonus was awarded in restricted stock grants with one year vesting. In addition, as part of the Employee Stock Purchase Program initiated in August, 1997, the Company matched purchases of Ryan, Beck common stock providing a grant of one share for each four shares purchased. The vesting period for this grant was also three years. In addition, certain employees were eligible for similar matching restricted stock grants in 1997. Based upon year-end values as of December 31, 1997, Mr. Plotkin, Mr. Naula, Mr. Stanley, Mr. Suskind and Mr. Klausner held 29,746, 3,300, 4,574, 9,740, 7,250 shares of restricted stock, respectively, with aggregate values of $241,686 for Mr. Plotkin, $26,813 for Mr. Naula, $37,164 for Mr. Stanley, $79,138 for Mr. Suskind and $58,906 for Mr. Klausner.

(3) Ryan, Beck maintains both an Employee Stock Ownership Plan ("ESOP") and a tax-qualified 401(k) plan which has a profit-sharing component (the "Profit-Sharing Plan"). This column reflects contributions under both plans. Under the ESOP, contributions in cash or shares are made to the ESOP each year and, as a result, shares are allocated to each eligible participant each year. For 1997, the following amounts were allocated to the executive officers, which are valued based upon the year-end closing price of Ryan, Beck Common Stock: Ben A. Plotkin, $3,908; Matthew R. Naula, $3,908; Leonard
    J. Stanley, $3,908; Jay Suskind, $3,908; and Jonathan Klausner, $3,908. The Company makes annual contributions to the Profit Sharing Plan which are expressed as a percentage of covered compensation. Contributions to the Profit Sharing Plan are allocated to employees based upon a formula applied to covered compensation, which was limited in 1997 to $160,000. For 1997, the following executives received the following contributions under the Profit Sharing Plan: Ben A. Plotkin, $14,400; Matthew R. Naula, $14,400; Leonard J. Stanley, $14,400; Jay Suskind, $14,400; Jonathan Klausner, $14,400. Shares allocated under the ESOP are fully vested if the individual's years of service exceed seven years and will be fully vested if the Plan is terminated. The ESOP will be terminated upon consummation of the Merger. Profit-Sharing contributions are fully vested when the individual has four years of credited service. The following persons have the following years of credited service: Ben A. Plotkin, 10 years; Matthew R. Naula, 30 years; Leonard J. Stanley, 3 years; Jay Suskind, 5 years; Jonathan Klausner, 7 years. The dollar value of all perquisites provided to executive officers did not exceed the lesser of $50,000 or 10% of the total of annual base salary and bonus and, therefore, is not included.

(4) This dollar amount represents $187,500 paid as annual compensation and $68,365 paid as commissions.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                Individual Grants

                                                                                          Potential Realizable
                                                                                            Value at Assumed
                        Number of                                                        Annual Rates of Stock
                        Securities       Percent of Total    Exercise                      Price Appreciation
                        Underlying       Options Granted     or Base                        for Option Term
                     Options Granted       to Employees       Price     Expiration
       Name                (#)            in Fiscal Year      ($/Sh)       Date         5%($)(1)       10%($)(1)
       ----                ---            --------------      ------       ----         --------       ---------
Ben A. Plotkin            15,000              13.29%          5.000     06/18/07         47,167         119,531
                          25,000(2)                           6.875     12/11/07        108,091         273,924

Matthew R. Naula           7,500(2)           2.49%           6.875     12/11/07         32,427          82,117

Leonard J. Stanley         7,500              5.81%           4.125     01/28/07         19,456          49,306
                          10,000(2)                           6.875     12/11/07         43,237         109,570

Jay Suskind               10,000(2)           3.32%           6.875     12/11/07         43,237         109,570

Jonathan Klausner          7,500              5.81%           5.000     06/18/07         23,584          59,765
                          10,000(2)                           6.875     12/11/07         43,237         109,570


(1) Potential Realizable Values are based on an assumption that the stock price of the Ryan, Beck Common Stock starts equal to the exercise price shown for each particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise of and the subsequent sale of the underlying stock. The actual value, if any, an optionholder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the optionholders continued employment through the vesting period. The actual value to be realized by the optionholder may be greater or less than the values estimated in this table.

(2) These Option Grants were awarded pursuant to the 1997 Plan and accordingly are subject to shareholder approval of the 1997 Plan.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION/VALUES

                                                         Number of Securities             Value of Unexercised
                                                         Underlying Unexercised         in-the-Money Options
                                                           Options at Fiscal               at Fiscal Year-End
                           Shares                             Year-End (#)                 ($) Exercisable/
                        Acquired on        Value              Exercisable/                 Unexercisable(1)
        Name            Exercise (#)    Realized ($)         Unexercisable
        ----            ------------    ------------   ------------------------          --------------------

Ben A. Plotkin               0               0                20,600/70,900                42,450/141,800

Matthew R. Naula             0               0                      0/7,500                       0/9,375

Leonard J. Stanley           0               0                 6,938/25,937                 16,018/64,704

Jay Suskind                  0               0                10,876/22,374                 19,660/36,346

Jonathan Klausner            0               0                 1,000/19,000                  4,125/42,125



(1) Based on the closing price of Ryan, Beck Common Stock ($8.125) on December 31, 1997.

Senior Management Committee

         On January 15, 1997, the Board established a Senior Management Committee comprised of Ben A. Plotkin (Chairman), Jonathan Klausner, Matthew R. Naula, Leonard J. Stanley and Jay Suskind to function as an office of the Chief Executive Officer. As Chairman of the Senior Management Committee, Mr. Plotkin acts as Ryan, Beck's Chief Executive Officer.

Executive Compensation Committee Report

         General. Under rules established by the Securities and Exchange Commission, Ryan, Beck is required to provide certain data and information in regard to the compensation and benefits provided to Ryan, Beck's Chief Executive Officer and other executive officers of Ryan, Beck. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the following report has been prepared for inclusion in this Proxy Statement.

         Compensation Policies. The compensation program is structured to recognize each executive's level of responsibility and to reward exceptional individual and corporate performance. The Board takes into account both annual operating results and the desirability of providing incentives for future improvement. This includes the ability to implement Ryan, Beck's business plans, as well as to react to unanticipated external factors which could have a significant impact on corporate performance. Compensation decisions for all executives, including the President, are based on the same criteria. Base annual salaries for Ryan, Beck's executive officers are determined at the time Ryan, Beck and such executive officer enter into the employment arrangement. At the beginning of each year a determination is made whether to increase such annual base salary and, if so, how much of an increase is warranted. Salary levels are intended to reflect responsibilities in one or more of Ryan, Beck's operating units and to be competitive with positions of similar responsibility in other comparable investment banking and broker dealer organizations, whether publicly owned or privately held.

         Incentive Bonus Awards. Ryan, Beck's bonus pools are based either upon Ryan, Beck's earnings performance for the year, or upon business unit revenue and earnings performance. Ryan, Beck's President, certain other executive officers, as well as non-commissioned eligible employees of Ryan, Beck are paid bonuses semi-annually from a bonus pool based upon the performance of the individual and the total results of the department and Ryan, Beck. The structure and accrual rates for the corporate and various business unit bonus pools are reviewed annually by the Compensation Committee and the Board. Specific performance bonus awards for the executive officers are initially recommended by the President and are submitted to the Committee for discussion and approval. The bonus of any individual is based upon individual performance and future potential. These assessments, which are subjective in nature, are made semi-annually on a case-by-case basis. Starting in December 1997, 15% of the incentive bonus was awarded in Ryan, Beck stock.

         Long Term Incentive Compensation. Stock-based incentive awards are a fundamental component of total compensation awarded each year to selected officers of Ryan, Beck. These awards, which include restricted stock grants and stock options, are designed to reinforce the importance of building long-term value for Ryan, Beck's stockholders. Restricted stock grants provide an immediate ownership interest and reinforce a long term orientation in decision making. Restricted stocks are shares of common stock that convey to their holder all the rights of a stockholder, including receipt of dividends. The shares are restricted from being sold, transferred, or assigned for up to three years. In most cases, the award recipient is required to purchase and hold an equal number of shares in order to receive Ryan, Beck's grants. The awards granted in 1997 have a restriction period of one to three years. The number of shares of restricted stock granted is based on individual performance and level of responsibility.

         Stock options directly align the financial interest of management with those of stockholders by rewarding management only if, and to the extent that the price of common stock appreciates in the future. Stock options have a term of ten years and generally vest over a four or five year period. The number of options granted to officers is based on individual performance and level of responsibility. Award levels must be sufficient in size so that the recipient develops strong incentives to achieve long-term corporate goals.

         Compensation of the Chief Executive Officer.

         The Compensation Committee used a combination of base salary, incentive bonus compensation and a supplemental bonus plan to reward Mr. Plotkin for his service as President and Chief Executive Officer. In establishing his bonus, the Committee recognized that Mr. Plotkin during 1997 assumed the role of CEO and continued his role as a primary contributor to Ryan, Beck's success in the investment banking area. The Committee's decision on Mr. Plotkin's compensation recognized both roles. The primary component in Mr. Plotkin's compensation is related to and competitive with compensation of similar investment bankers. The Committee also avoided the limitations contained in Section 162(m) of the Internal Revenue Code relating to the deductibility of executive compensation in excess of $1 million by utilizing a deferred bonus plan for additional compensation. If the Acquisition Agreement had not been entered into, the Committee intended to ask shareholders to approve an incentive bonus plan for 1998 and subsequent years, so as to avoid the 162(m) limits in the future.

         To continue to align Mr. Plotkin's interests with those of the shareholders, Mr. Plotkin was also awarded options for 15,000 shares in July, 1997 and options for 25,000 shares in December, 1997, both with a four year vesting schedule. The options awarded in December, 1997 were awarded pursuant to the 1997 Plan and accordingly are subject to shareholder approval of the 1997 Plan.

         Mr. Plotkin's base salary was increased to $260,000 on January 1, 1998.

         Compensation Committee: Robert W. Pangia, Richard B. Neff, and Peter W. Rodino.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on the common stock of Ryan, Beck for the last five fiscal years with the cumulative total return of the NASDAQ National Market (the "NASDAQ Market Index") and the Media General Peer Group (a peer group consisting of 64 investment banks and broker dealers) over the same period (assuming the investment of $100 in each on January 1, 1993, and the reinvestment of all dividends).



                                [GRAPHIC OMITTED]

The chart below details the data points indicated in the above graph.


Fiscal Year Ending December 31,               1992         1993        1994         1995        1996        1997
-------------------------------               ----         ----        ----         ----        ----        ----
RYAN, BECK & CO.                               100          137.65    158.33       193.09       124.91     223.05
NASDAQ MARKET INDEX                            100          128.41    115.23       160.48       229.77     399.65
MG GROUP INDEX                                 100          119.95    125.94       163.35       202.99     248.30


Agreements with Employee-Directors and Other Key Executives

         Ben Plotkin. On March 18, 1997, Ryan, Beck and Ben A. Plotkin entered into an amendment (the "Amendment") to the amended and restated employment agreement dated as of December 14, 1995 (the "Plotkin Agreement") pursuant to which Mr. Plotkin serves as President of Ryan, Beck and Chairman of the Senior Management Committee. As Chairman of the Senior Management Committee, Mr. Plotkin also acts as the Chief Executive Officer of Ryan, Beck. The term of the Plotkin Agreement is for three years commencing on December 14, 1995 with one year being added to the term at each anniversary date of the effective date provided Mr. Plotkin is actively employed by Ryan, Beck on the anniversary date

         The Plotkin Agreement provides that either party may terminate the agreement at any time upon 30 days' written notice. In the event that Ryan, Beck terminates the Plotkin Agreement, Mr. Plotkin will be entitled to receive a lump sum payment equal to $150,000 times the number of years remaining in the term of the agreement, prorated for any partial years. In the event that Ryan, Beck terminates the Plotkin Agreement with Cause (as defined in the agreement), Mr. Plotkin will be entitled to a payment of $75,000.

         In the event of a Change of Control of Ryan, Beck, if Mr. Plotkin's employment with Ryan, Beck is terminated without cause or he resigns for good reason (as that term is defined in the Plotkin Agreement), Mr. Plotkin will be entitled to receive a lump sum payment equal to his annual base salary then in effect for the remaining term of the agreement and all unvested shares of Restricted Stock and all unvested Options granted to Mr. Plotkin in that agreement will immediately vest. In the event that a Change of Control were deemed to have occurred on the date hereof, Mr. Plotkin would be entitled to receive a payment of approximately $780,000 if his employment was terminated without cause or he resigns for good reason (as defined in the Plotkin Agreement).

         Matthew R. Naula. On December 4, 1996, Ryan, Beck and Mr. Naula entered into a new employment agreement (the "Naula Agreement") pursuant to which Mr. Naula is employed as an Executive Vice President of Ryan, Beck. The Naula Agreement provides that Mr. Naula will be paid $187,500 per year, of which $120,000 represents salary and the balance represents a draw against commissions with respect to the sale of securities and other financial products by Mr. Naula.

         The Naula Agreement may be terminated upon thirty days notice by either party, in which case Mr. Naula will be entitled to a lump sum payment of $150,000. In the event of termination with Cause (as defined in the agreement), Mr. Naula will be entitled to a lump sum payment of $75,000.

         Both Mr. Plotkin's and Mr. Naula's agreements are expected to be terminated in connection with the Merger.

                   III. APPROVAL OF THE RYAN, BECK & CO., INC.
                      LONG-TERM INCENTIVE STOCK OPTION PLAN

APPROVAL OF THE PLAN



         The Board has approved for submission to Ryan, Beck's shareholders the Ryan Beck & Co., Inc. Long-Term Stock Incentive Plan (the "Plan") as set forth in Exhibit B to this Proxy Statement. The full text of the Plan is attached to this Proxy Statement as Exhibit B and the following description of the Plan is qualified in its entirety by reference to Exhibit B. The purposes of the Plan are to provide additional incentive to officers and key employees of Ryan, Beck and its Subsidiaries, to motivate such officers and employees to faithfully and diligently perform their responsibilities, to attract and retain competent and dedicated individuals, to assist Ryan, Beck in attracting and retaining highly qualified individuals to serve as directors and to align the interests of those directors more closely with the interests of Ryan, Beck's shareholders. Pursuant to the terms of the Plan, the Committee (as defined herein) has granted options to acquire an aggregate of 203,000 shares to 41 eligible employees and directors. The grant of these options is subject to shareholder approval of the Plan.



Types of Options and Awards

         The Plan provides that Ryan, Beck (i) may grant Eligible Employees Incentive Stock Options, Non-qualified Stock Options, Restricted Stock Awards and Stock Appreciation Rights and (ii) may grant Eligible Directors Restricted Stock Awards and Non-qualified Stock Options. All options and awards granted under the Plan are options for or awards relating to shares of Ryan, Beck Common Stock. "Incentive Options" granted under the Plan are intended to constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). "Non-qualified stock options" are those options, which when granted or due to subsequent disqualification, do not qualify as incentive stock options within the meaning of Section 422 of the Code.

Shares Subject to the Plan

         In approving the Plan, the Board provided for the issuance under the Plan of 500,000 shares of which not more than 150,000 shares may be issued or transferred pursuant to options and/or awards to any one Eligible Employee in total and not more than 7,500 shares may be issued or transferred pursuant to options and/or awards to any one Eligible Director per year. Subject to the foregoing aggregate limitations, the maximum number of shares that may be issued or transferred pursuant to options or awards for Incentive Stock Options, Non-qualified Stock Options and Stock Appreciation Rights will be 400,000 and that may be issued or transferred pursuant to awards of Restricted Stock will be 100,000.

         The Plan provides that the Committee shall conclusively determine the appropriate adjustments, if any, to the number of shares available and purchase price for stock options and awards in the case of a change in Ryan, Beck's capital stock. Any such adjustment to shares subject to outstanding Incentive Stock Options will be made in a manner as not to constitute a modification as defined by Section 425(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 425 of the Code.

Termination and Amendment

         The Plan will terminate on the day preceding the tenth anniversary of its effective date. However, the Board has the right to terminate the Plan at any time.

         The Board also has the right to amend the Plan. However, without the approval of Ryan, Beck's stockholders no amendment may be made to the Plan if the amendment would: (a) except as provided under the Plan for changes in capitalization, increase the maximum number of shares as to which options or awards may be granted under the Plan, (b) change the class of persons eligible to participant, (c) change the minimum purchase price of shares pursuant to options or awards as provided in the Plan, (d) extend the maximum period for granting options under the Plan, or (e) otherwise materially increase the benefits accruing to Eligible Employees or Eligible Directors under the Plan.

         If the Merger is consummated, no further awards or options are expected to be made under the Plan. Under the Acquisition Agreement, without the consent of Bancorp, no further awards or options may be made under the Plan.

Administration

         The Plan will be administered by a committee designated by the Board (the "Committee"). Each member of the Committee will be a Non-Employee Director (as defined in Rule 16b-3 of the Exchange Act) and an "outside director" within the meaning of Section 162(m) of the Code. The Committee will identify each officer, key employee or director qualified to receive an option or award (an "Optionee" or "Grantee," respectively) and determine the number of shares subject to each option or award, the date of grant and the terms and conditions governing the option or award. The Committee will also be charged with the responsibility of interpreting the Plan and making all administrative determinations thereunder. Grants to Eligible Directors will be subject to the approval of the entire Board.

Eligibility

         All officers and other key employees of Ryan, Beck or any Subsidiary designated by the Committee will be eligible to receive options or awards under the Plan ("Eligible Employees"). Members of the Board of Ryan, Beck who are not employees of Ryan, Beck or any Subsidiary and designated by the Committee will be eligible to receive options or awards under the Plan ("Eligible Directors"). The Committee has granted certain options under the Plan which are subject to Shareholder approval of the Plan. Other than as set forth in the table below, Ryan, Beck is unable, at the present time, to determine the identity or number of officers, other key employees and directors who may receive options or awards pursuant to the Plan in the future since discretion for the grant of options or awards will be vested in the Committee.

         The following table presents information concerning the number of options and awards and the corresponding dollar value of such options and awards to be received by or allocated to the Named Officers, executive officers as a group, nonexecutive officers and employees as a group, and any person receiving 5% or more of the 500,000 shares and awards initially available pursuant to the Plan. The following table also presents information concerning the number of options granted to directors.

                                NEW PLAN BENEFITS
              RYAN, BECK & CO., INC. LONG-TERM STOCK INCENTIVE PLAN

                                                  Potential Realizable Value at Assumed
                                                  Annual Rates of Stock Price
                                                  Appreciation for Option Term
                                                  of 10 years
                                                  ----------------------------------------
                Name and Position                     5% ($)(1)          10% ($)(1)          Number of Units(2)
                -----------------                     ---------          ----------          ------------------
Ben Plotkin....................................        108,091               273,924          25,000
     President & C.E.O.
Matthew R. Naula...............................         32,427               82,1175          7,500
     Executive Vice President
Leonard J. Stanley.............................         43,236               109,569          10,000
    Senior Vice President, Chief
    Financial Officer and Chief
     Administrative Officer
Jay Suskind....................................         43,236               109,569          10,000
     Senior Vice President
Jonathan Klausner..............................         43,236               109,569          10,000
     Senior Vice President
Executive Officer Group........................        270,228               684,751          62,500
Non-Executive Officer/Employee Group...........      1,433,427             2,282,493         128,000
Eligible Directors.............................         54,045               136,962          12,500




(1) Potential Realizable Values are based on an assumption that the stock price of the Ryan, Beck Common Stock starts equal to the exercise price shown for each particular option and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the term of the option (ten years). These amounts are reported net of the option exercise price, but before any taxes associated with exercise of and the subsequent sale of the underlying stock. The actual value, if any, an Optionee may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the Optionee's continued employment through the vesting period. The actual value to be realized by the Optionee may be greater or less than the values estimated in this table. The shareholders of Ryan, Beck would realize appreciation from the date of grant in the aggregate $16,272,704 using the 5% assumption and $41,217,913 using the 10% assumption.

(2) All options to Eligible Employees vest in four years and the Board has determined not to accelerate such options if the Merger is approved. The Director Options vest in one year but will accelerate if the Merger is consummated.

Terms and Conditions of Stock Options

      Term

         All options granted under the Plan will be for such term as the Committee determines, provided that all Incentive Stock Options will not be exercisable after the expiration of ten years from the date granted and all Non-qualified Stock Options will be exercisable after the expiration of ten years and one day from the date granted. The Plan provides that any options which are intended to be Incentive Stock Options and are granted to an Optionee who owns more than 10% of Ryan, Beck Common Stock (a "Ten-Percent Shareholder") must have terms of five years or less.

      Purchase Price

         The Plan provides that the purchase price shall be set forth in the Agreement between the Eligible Employee or Eligible Director and Ryan, Beck, provided that the purchase price per share under each Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share at the time the option is granted and the purchase price per share under each Non-qualified Stock Option shall not be less than 50% of the Fair Market Value of a share at the time the option is granted. Incentive Stock Options granted to Ten-Percent Shareholders must bear an exercise price of not less than 110% of the Fair Market Value of the stock purchasable thereunder on the date of grant. The Plan defines "fair market value" as: (A) if the Shares are admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other comparable quotation system and have been designated as a National Market System ("NMS") security, Fair Market Value on any date shall be the last sale price reported for the Shares on such system on such date or on the last day preceding such date on which a sale was reported, (B) if the Shares are admitted to quotation on NASDAQ and have not been designated a NMS security, Fair Market Value on any date shall be the average of the highest bid and lowest asked prices of the Shares on such system on such date, or (C) if the Shares are admitted to trading on a national securities exchange, Fair Market Value on any date shall be the last sale price reported for the Shares on such exchange on such date or on the last date preceding such date on which a sale was reported.

         The Plan provides that the purchase price for shares acquired pursuant to the exercise of any option is payable in full at the time of exercise. The purchase price may be paid in cash, by check, or at the discretion of the Committee and upon such terms and conditions as the Committee shall approve, by transferring shares to Ryan, Beck. Not less than 100 shares may be purchased at any time upon the exercise of an option unless the number of shares so purchased constitutes the total number of shares then purchasable under the option.

      Exercise Period

         The Plan provides that if an Optionee's employment terminates by reason of death or disability, the right of the Optionee, his or her estate, beneficiary or representative to exercise any outstanding, vested options will terminate one year following such termination of employment and shall thereafter terminate. If an Optionee's employment terminates by reason of retirement, resignation or dismissal for "Cause" (as defined in the Plan), the right of the Optionee to exercise any outstanding, vested options will terminate on the date of such termination of employment. If an Optionee's termination of employment is for any other reason, the Option will be exercisable for a period of ninety days following such termination of employment and shall thereafter terminate.

         Directors' Options

         The Plan provides the Committee, after obtaining specific approval by the Board of Ryan, Beck, with the authority to grant Non-qualified Options to Eligible Directors. The exercise price of such options will be the Fair Market Value on the first trading day of February following the date of grant, or such other day as the Board shall specify, with a term of up to ten years, which term will terminate no more than three months after the director ceases to serve as a director for any reason, other than for death or Disability (in which case the options may be exercisable for up to one year after termination).

         Change in Control Provisions

         In the event of a Change in Control, the Board, by written notice to the Optionee, may accelerate the vesting of some or all of the outstanding options, may terminate some or all of the outstanding options after a limited period of exercisability (which may be as short as 30 days) and may pay the appreciation in value of the options in securities or stock in cancellation of the options.

         The Plan defines "Change in Control" to mean any of the following events: (i) when Ryan, Beck or a Subsidiary acquires actual knowledge that any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange
Act), other than an affiliate of Ryan, Beck or a Subsidiary or an employee benefit plan established or maintained by Ryan, Beck, a Subsidiary or any of their respective affiliates, is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of Ryan, Beck representing more than twenty-five percent (25%) of the combined voting power of Ryan, Beck's then outstanding securities (a "Control Person") without the approval of the Continuing Directors (as hereafter defined) in office when such person acquires more than ten percent (10%) of the combined voting power,
(ii) upon the first purchase of Ryan, Beck's common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by Ryan, Beck, a Subsidiary or an employee benefit plan established or maintained by Ryan, Beck, a Subsidiary or any of their respective affiliates), (iii) upon consummation of any of the following if it requires the approval by Ryan, Beck's stockholders
(A) a merger or consolidation of Ryan, Beck with or into another corporation (other than a merger or consolidation which provides that at least a majority of the directors of the surviving or resulting corporation immediately after the transaction are Continuing Directors (in either case, a "Non-Control Transaction")) , (B) a sale or disposition of all or substantially all of Ryan, Beck's assets (other than the formation of a holding company) or (C) a plan of liquidation or dissolution of Ryan, Beck, or (iv) if during any period of two
(2) consecutive years, individuals who at the beginning of such period constitute the Board (the "Continuing Directors") cease for any reason to constitute at least two-thirds thereof or, following a Non-Control Transaction, two-thirds of the board of directors of the surviving or resulting corporation; provided that any individual whose election or nomination for election as a member of the Board (or, following a Non-Control Transaction, the board of directors of the surviving or resulting corporation) was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a continuing Director.

         The Merger will constitute a Change in Control, but the Acquisition Agreement prevents the Board from accelerating any options or awards which by their terms do not automatically accelerate.

Terms and Conditions of Stock Appreciation Rights

         Term

         All Stock Appreciation Rights available for issuance under the Plan will be for such term as the Committee determines, provided that all Stock Appreciation Rights will not be exercisable after the expiration of ten years from the date granted. If granted in connection with an option, such Stock Appreciation Right shall be subject to the same term as the related option.

         Exercise

         The Plan provides that a Stock Appreciation Right granted in connection with an option is exercisable only at such time or times and to the extent that the related Option is exercisable and will not be transferable except to the extent the related option is transferable. If such Stock Appreciation Right is connected to an Incentive Stock Option it will be exercisable only if the Fair Market Value of a share on the date of exercise exceeds the purchase price of the related Incentive Stock Option. The Plan provides that a Stock Appreciation Right unrelated to an option will be exercisable according to the conditions as to exercisability set forth in the Agreement between the Grantee and Ryan, Beck. If a Grantee's employment terminates by reason of death or Disability, the right of the Grantee, his or her estate, beneficiary or representative to such Stock Appreciation Right will be exercisable for a period of one (1) year following such termination of employment and shall thereafter terminate. If such Grantee's employment terminates by reason of retirement, resignation or dismissal for "Cause" (as defined in the Plan), the Stock Appreciation Right held by the Grantee will be terminated on the date of the Grantee's termination of employment. If a Grantee's termination of employment is for any other reason, the Stock Appreciation Right will be exercisable for a period of ninety days following such termination of employment and shall thereafter terminate.

         Payment

         The Plan provides that upon exercise of a Stock Appreciation Right related to an option the Grantee will receive an amount determined by multiplying (A) the excess of Fair Market Value of a share on the date of exercise of such Stock Appreciation Right over the per share purchase price under the related option, by (B) the number of shares as to which such Stock Appreciation Right is being exercised. The Plan provides that upon exercise of a Stock Appreciation Right unrelated to an option the Grantee will receive an amount determined by multiplying (A) the excess of Fair Market Value of a share on the date of exercise of such Stock Appreciation Right over the per share Fair Market Value of a share on the date of the grant of the Stock Appreciation Right, by (B) the number of shares as to which such Stock Appreciation Right is being exercised. The Committee has discretion to make such payments either solely in shares of Ryan, Beck Common Stock in a number determined at their Fair Market Value on the date of exercise of the Stock Appreciation Right or in cash or in a combination of cash and shares.

         Restrictions

         The Plan provides that no Stock Appreciation Right may be exercised before the date six months after the date it is granted, except in the event of death or Disability of the Grantee before the expiration of the six-month period or in the event of a Change in Control.

         Change in Control

         In the event of a Change in Control, the Board, by written notice to the Grantee, may accelerate the vesting of some or all of the outstanding Stock Appreciation Rights and may terminate some or all of the outstanding Stock Appreciation Rights after a limited period of exercisability (which may be as short as 30 days).

         No Stock Appreciation Rights have been granted pursuant to the Plan.

Terms and Conditions of Restricted Stock

         Terms and Conditions

         The Plan provides that upon granting a Restricted Stock Award an Agreement between the Grantee and Ryan, Beck will set forth the restrictions, terms, and conditions of the award. Such Agreement may require that an appropriate legend be placed on share certificates. Upon the grant of the Restricted Stock, the shares will be issued in the name of the Grantee as soon as reasonably practicable after the purchase price, if any, is paid, and such shares will be deposited with the Escrow Agent pending termination of the restrictions which apply thereto. The Plan provides that upon delivery of such shares to the Escrow Agent, the Grantee will have all rights of a stockholder with respect to the shares, including the right to vote and the right to receive all dividends paid or made with respect to the shares, unless the Committee, in its discretion, determines that such payment of dividends should be deferred.

         Awards of Restricted Stock to Eligible Directors

         The Plan provides that the Committee may, subject to the approval of the Board, grant awards of Restricted Stock to Eligible Directors with a Fair Market Value equal to, and in lieu of, up to twenty-five percent of the director's annual retainer fee. The awards will be made effective each July 1 and the number of shares shall be based upon the Fair Market Value of the shares on such July 1 or such other date determined by the Committee which follows the annual meeting of shareholders at which the director is elected. The Restricted Stock awarded to an Eligible Director will be forfeited and automatically transferred to and reacquired by Ryan, Beck unless the Eligible Director continues to serve as a director on the Board for a period of a least six months from the date of Grant, except in the event of death or Disability of the Eligible Director or a Change in Control of Ryan, Beck, in which case all restrictions will lapse.

         Restrictions

         The Plan provides that the restrictions upon the shares of Restricted Stock will lapse at the time or times and on the terms, conditions and satisfaction of performance criteria as the Committee determines as may be set forth in the Agreement, provided however, such restrictions will only lapse if the Grantee on the date of the lapse is then and has continuously been an employee or director of Ryan, Beck or a Subsidiary from the date the award was granted. When the restrictions lapse, Ryan, Beck will deliver to the Grantee a certificate for the number of shares of common stock without any legend or restrictions (except those required by federal or state securities laws) equivalent to the number of shares of Restricted Stock for which the restrictions have terminated.

         No Restricted Stock has been granted pursuant to the Plan.

Federal Tax Consequences Under the Plan

         The following is a summary of the Federal income tax consequences of transactions under the Plan, based on Federal income tax laws in effect on January 1, 1998. This summary is not intended to be comprehensive and does not describe state or local income tax consequences.

         Pursuant to the Plan, Eligible Employees may be granted the following benefits: incentive stock options, nonqualified stock options, stock appreciation rights and restricted stock awards; and, Eligible Directors may be granted the following benefits:
non-qualified stock options and restricted stock awards.

         Incentive Stock Options. No income is realized by an optionee upon the grant or exercise of an incentive stock option. If shares of common stock are transferred to an optionee upon the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant of the option or within one year after the transfer of such shares to such optionee, then (1) upon the sale or exchange of such shares, any amount realized in excess of the option exercise price will be taxed to such optionee as a long-term capital gain and any loss sustained will be treated as a long-term capital loss, and (2) no deduction will be allowed to Ryan, Beck for Federal income tax purposes. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

         If common stock acquired upon the exercise of an incentive stock option is disposed of prior to two years after the grant date or one year after the exercise date, generally (1) the optionee will realize compensation (i.e., ordinary income) in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or if less, the amount realized on the disposition of such shares, if the shares are disposed of by sale or exchange) over the option exercise price paid for such shares, and (2) Ryan, Beck will be entitled to deduct the amount of compensation income, which was taxed to the optionee for Federal income tax purposes, if it complies with applicable reporting requirements (the "reporting requirements") and if the amount represents an ordinary and necessary business expense of Ryan, Beck (the "ordinary and necessary test"). Any further gain (or loss) realized by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by Ryan, Beck. Different rules may apply if common stock is purchased by an optionee who is also an officer, director or more than 10% shareholder. See "Special Rules Applicable to Corporate Insiders," below.

         If an incentive stock option is exercised more than three months following the termination of employment, the exercise of the option will generally be taxed in the same manner as the exercise of a nonqualified stock option, except if the termination is due to the death or disability of the employee.

         Nonqualified Stock Options. Except as noted below, in the case of nonqualified stock options: (1) no income is realized by the optionee at the time the option is granted; (2) if the shares are unrestricted, the optionee realizes ordinary income at exercise in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise; (3) Ryan, Beck is entitled to a Federal income tax deduction equal to the amount of income taxed to the optionee, subject to Ryan, Beck's satisfaction of the reporting requirements and the ordinary and necessary test; and (4) upon disposition of the common stock acquired by exercise of the option, appreciation (or depreciation) occurring after the date of exercise is treated as either short-term or long-term capital gain (or loss), depending on the recipient's holding period of the shares. Different rules may apply if common stock is purchased by an optionee who is also an officer, director or more than 10% shareholder. See "Special Rules Applicable to Corporate Insiders," below.

         Stock Appreciation Rights. No income will be realized by a grantee in connection with the grant of a stock appreciation right. When the right is exercised, the grantee generally will be required to include in gross income as ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any shares of common stock received on the exercise. At the same time, Ryan, Beck will be entitled to a deduction for Federal income tax purposes equal to the amount included in the grantee's gross income by reason of the exercise, subject to satisfaction of the reporting requirements and the ordinary and necessary test.

         Upon disposition of common stock acquired upon the exercise of a stock appreciation right, appreciation (or depreciation) occurring after the date of exercise will be treated as either short-term or long-term capital gain (or loss), depending on the recipient's holding period of the shares. In addition, different income recognition rules may apply if common stock is received on exercise by a grantee who is also an officer, director or more than 10% shareholder. See "Special Rules Applicable to Corporate Insiders," below.

         Restricted Stock Awards. A recipient of restricted stock generally will not be subject to tax at the time the restricted stock is received, but it will be subject to tax at ordinary income rates on the excess of: 1) the fair market value of the restricted stock when the restricted stock is first either transferable or not subject to a substantial risk of forfeiture, over 2) the amount (if any) paid for the stock by the recipient. However, a recipient who so elects under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), within 30 days of the date of transfer of the shares will recognize taxable ordinary income in the year of receipt of the shares equal to the excess of the fair market value of such shares of restricted stock at the time of such transfer (determined without regard to the restrictions) over the purchase price (if any) of such restricted stock. Upon the subsequent sale or exchange of such stock, the recipient will recognize capital gain or loss measured by the difference between the amount realized on the disposition and the basis of the restricted stock, which will equal the sum of the amount paid for the stock, plus the amount included in gross income upon the transfer.

         If the restricted shares subject to a Section 83(b) election are forfeited before they are vested, the recipient may be entitled to a capital loss for Federal income tax purposes equal to the purchase price (if any) of the forfeited shares, but the recipient will not be entitled to a loss with respect to any income recognized as a result of the Section 83(b) election.

         With respect to the sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss generally begins when the restrictions expire and the tax basis of such shares will generally be based on the fair market value of such shares on such date. However, if the recipient timely elects to be taxed as of the date of the transfer of shares, the holding period commences on such date and the tax basis will be equal to the fair market value of the shares on such date (determined without regard to the restrictions). The recipient's employer generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the recipient, subject to the reporting requirements and the ordinary and necessary test.

         Dividends on Restricted Stock. Dividends on restricted stock transferred to a participant in the Plan which are paid prior to the time such stock becomes vested or transferable by the recipient will generally be treated as compensation which is taxable as ordinary income to the participant and will be deductible by Ryan, Beck, subject to satisfaction of the reporting requirements and the ordinary and necessary test. However, if the recipient of restricted stock makes a timely Section 83(b) election with respect to the stock, dividends paid on such stock will be treated as dividend income which is taxable as ordinary income to the recipient, but will not be deductible by Ryan, Beck.

         Special Rules Applicable to Corporate Insiders. Generally, individuals subject to Section 16(b) of the Exchange Act ("Insiders") are not taxed until six months after exercise of a nonqualified stock option, with the excess of the fair market value of the shares of common stock received upon exercise over the option purchase price, determined as of the end of the six-month period, being taxed as ordinary income, and the holding period for treating any gain (or loss) as long-term capital gain (or loss) beginning at the end of such period. (A similar rule applies with respect to shares received upon the exercise of stock appreciation rights.) However, an Insider who elects to be taxed under Section 83(b) of the Code should be taxed on the excess of the fair market value of the shares at the time of exercise over the option purchase price.

         Stock Swaps. The Plan provides that, with Ryan, Beck's permission, an optionee may transfer previously owned shares to Ryan, Beck to satisfy the purchase price under an option (a "Stock Swap"). Generally, if an optionee utilizes previously owned shares to purchase shares upon the exercise of an incentive stock option, the optionee will not realize any gain upon the exchange of the old shares for the new shares and will carry over into the same number of new shares the basis and holding period for the old shares. If the optionee purchases more shares than the number of old shares surrendered in the Stock Swap, the incremental number of shares received in the Stock Swap will have a basis of zero and a holding period beginning on the date of the exercise of the incentive stock option. If, however, shares acquired through the exercise of an incentive stock option are used in a Stock Swap prior to the end of the statutory holding period applicable to the old shares, the Stock Swap will constitute a disqualifying disposition of the old shares, resulting in the immediate recognition of ordinary income (see "Incentive Stock Options," above).

         If a Stock Swap is used to exercise a nonqualified stock option, the use of old shares to pay the purchase price of an equal number of new shares generally will be tax-free to the optionee, and he will carry over into the new shares the basis and holding period of the old shares. However, if more shares are acquired than surrendered, the incremental shares received in the Stock Swap will generally be taxed as compensation income in an amount equal to their fair market value at the time of the Stock Swap. The optionee's basis in those additional shares will be their fair market value taken into account in quantifying the optionee's compensation income and the holding period for such shares will begin on the date of the Stock Swap.

         Capital Gains. Under current law, a taxpayer's net capital gain (i.e., the amount by which the taxpayer's net long-term capital gains exceed his net short-term capital losses) from a sale of shares is subject to a maximum federal income tax rate of 20% if the shares have been held for more than 18 months, and a maximum federal income tax rate of 28% if the shares have been held for more than one year but less than 18 months. Ordinary income is subject to tax at rates as high as 39.6%. Capital losses are currently deductible against capital gains without limitation, but are currently deductible against ordinary income in any year only to the extent of $3,000 ($1,500 in the case of a married individual filing a separate return). Capital losses which are not currently deductible by reason of the foregoing limitation may be carried forward to future years.


                       IV. RYAN, BECK SHAREHOLDER PROPOSAL

SHAREHOLDER PROPOSAL

         Mr. Zohar Ben-Dov, having an office at 5 Hamilton Street, P.O. Box 1787, Middleburg, Virginia 20118, beneficial owner of 150,425 shares of Ryan, Beck Common Stock, has proposed the adoption of the following resolution and furnished the following statement in support of his proposal:

                  RESOLVED, that the shareholders of Ryan, Beck & Co. hereby recommend that the board of directors appoint a special committee of outside directors for the purpose of soliciting, reviewing and negotiating offers to acquire Ryan, Beck & Co. on terms that are fair and in the best interests of the shareholders.


Shareholder's Supporting Statement

         The past several years have been a period of substantial and rapid change in the securities industry in general. In light of the consolidation and purchase of securities firms by much larger financial institutions and securities firms, Proponent believes that Ryan, Beck & Co. would need to grow substantially to be able to provide its customers with state-of-the-art services and products and to attract talented officers and employees.

         Proponent is of the opinion that the best way to maximize shareholder value is to sell the corporation to a large securities firm or financial institution. Proponent believes that the prospects for significant market value appreciation, without a sale or merger of Ryan, Beck & Co., are limited.

         Recently there have been a number of sales and mergers of securities firms which have benefited the shareholders of these companies. Proponent believes such a sale is in the best interest of the shareholders of Ryan, Beck & Co.

Ryan, Beck Response

The Board of Directors unanimously recommends a vote Against the Proposal.

         Because of the proposed Merger, the Board believes this Proposal is moot. The Board believed it was appropriate to eliminate this Proposal to streamline the Proxy Statement for this Meeting and to avoid confusion created by the juxtaposition of this Proposal and the Merger. Therefore, the Chairman of the Board asked the proponent to consider rescinding the Proposal in light of the Merger. The proponent refused to do so unless Ryan, Beck abandoned its intent to proceed with this Annual Meeting and hold only a special meeting.

         The Board believes the Proposal is and was unnecessary. The Board, consistent with its fiduciary duties, has frequently reviewed the actions and policies that it believes will maximize value for all shareholders. In 1997, when commercial banks began to acquire broker-dealers, the Board reevaluated its position again and on July 15, 1997 established an Acquisition Committee of the Board with a broad mandate.

         The Board also believes the adoption of the Proposal would be adverse to Ryan, Beck's and its shareholders' interests. The Proposal asks the Board to establish a committee comprised solely of outside directors and directs the Committee to sell Ryan, Beck. If the Merger were not approved for any reason, the Board believes this Proposal would have a substantial adverse effect on the business of Ryan, Beck. By taking away from Ryan, Beck its option to maintain its independence and by making a public statement about a proposed sale of Ryan, Beck, adoption of the Proposal would, in the Board's view, hurt its relationship with its customers (who would face continuous uncertainty) and adversely affect employee retention, loyalty and morale. Furthermore, by establishing a Committee composed solely of outside directors, the Proposal divides the Committee from Ryan, Beck's employees and senior management directors.

         Therefore, the Board of Directors unanimously recommends your vote Against the Proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders otherwise specify in their proxies.

         The Shareholder Proposal will be approved if a majority of the votes cast are voted for the Proposal.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Ryan, Beck's Certificate of Incorporation, as amended (the "Certificate of Incorporation") requires Ryan, Beck to provide its directors and executive officers with indemnification to the fullest extent permitted by law. In addition, Ryan, Beck is obligated to provide to each of its directors and certain senior officers with indemnification pursuant to indemnification agreements between such persons and Ryan, Beck. These contracts confirm the indemnity provided to such persons by Ryan, Beck's Certificate of Incorporation.

         The agreements provide that Ryan, Beck will indemnify and hold harmless such persons against expenses and liabilities incurred by or imposed upon them in connection with any proceedings to which they may be made, or threatened to be made, a party, or in which they may become involved, by reason of their having been a director or officer; and that directors and certain senior officers will be indemnified to the fullest extent permitted by law against all expenses (including attorney's fees), judgments (other than in proceedings by, or in the right of, Ryan, Beck), fines and settlement amounts, paid or incurred by them and may have indemnification expenses advanced to them in any action or proceeding, including any action by, or in the right of, Ryan, Beck, on account of their service as a director or officer of Ryan, Beck or any subsidiary of Ryan, Beck or as a director or officer of any other entity when they served in such capacities at the request of Ryan, Beck.


           RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         Deloitte & Touche LLP, independent certified public accountants, have made an annual audit of Ryan, Beck's financial statements for the years ended December 31, 1997 and 1996. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to answer questions.


                              SHAREHOLDER PROPOSALS

         The Merger may be consummated prior to the 1999 Annual Meeting of Stockholders of Ryan, Beck, in which event there would be no Ryan, Beck 1999 Annual Meeting. In the event Ryan, Beck holds a 1999 Annual Meeting of Stockholders, unless such 1999 meeting is delayed, any proposal which a Ryan, Beck shareholder wishes to have included in the proxy materials of Ryan, Beck must have been presented to Ryan, Beck not later than November 20, 1998.


                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Ryan, Beck Board of Directors knows of no other matters to be presented for action by the stockholders at the Meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.


                                  LEGAL OPINION

         Certain legal matters relating to the issuance of the shares of Bancorp Class A Common Stock offered hereby will be passed upon by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., counsel to Bancorp.


                                     EXPERTS

         The consolidated financial statements of Ryan, Beck, incorporated herein by reference from Ryan, Beck's Annual Report on Form 10-K for the years ended December 31, 1997 and 1996, have been audited by Deloitte & Touche LLP, independent certified public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The Consolidated Financial Statements of Ryan, Beck for the year ended December 31, 1995 were audited by Trien, Rosenberg, Felix, Rosenberg, Barr & Weinberg, independent certified public accountants, as stated in Ryan, Beck's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Bancorp as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                By Order of the Board of Directors


                                Leonard J. Stanley
                                Secretary
_______________, 1998




         A copy of Ryan, Beck's Annual Report on Form 10-K for the year ended December 31, 1997, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, including financial statements, is being delivered with this Proxy Statement.

                                   APPENDIX A


                              ACQUISITION AGREEMENT

         THIS ACQUISITION AGREEMENT is entered into as of February 9, 1998, between BANKATLANTIC BANCORP, INC., a Florida corporation ("Bancorp"), RYAN, BECK & CO., INC., a New Jersey corporation (the "Company"), and BCP ACQUISITION CORPORATION, a New Jersey corporation which is wholly-owned by Bancorp ("Acquisition").


                             Preliminary Statements

         WHEREAS, Bancorp and the Company believe that the mutual best interests of Bancorp and the Company and of their respective stockholders will be served by the acquisition provided for herein in which the Company will, subject to the terms and conditions set forth herein, be acquired by Bancorp through the merger of the Company with and into Acquisition.

         WHEREAS, Bancorp recognizes the value of maintaining and intends to maintain the operations of the Company in an autonomous subsidiary after the acquisition contemplated hereby; and

         WHEREAS, Bancorp is a savings bank holding company with over $3 billion of assets and has the resources and capital to enable the Company to grow and pursue its business plan; and

         WHEREAS, simultaneously with or prior to the execution of this Agreement, the members of the Board of Directors of the Company executed and delivered to Bancorp a voting agreement in the form attached hereto as Exhibit A; and

         WHEREAS, Bancorp and the Company have agreed, in connection with the transactions contemplated hereby, to establish a retention program as described in Section 5.17 hereto for the purpose of retaining the services of certain employees of the Company following consummation of the transactions contemplated hereby; and

         WHEREAS, concurrently with the execution of this Agreement and as a material inducement to Bancorp to enter into this Agreement, the Company and Bancorp have entered into a Stock Option Agreement (the "Company Stock Option Agreement") pursuant to which the Company has granted to Bancorp an option to purchase from the Company shares of Company Common Stock, upon the terms and subject to the conditions set forth therein;

                                    Agreement

         In consideration of the preliminary statements and the respective covenants, representations and warranties contained in this Agreement, and intending to be legally bound, the parties agree as set forth below.


                                   DEFINITIONS

         In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

         "Acquisition Common Stock" means the common stock of Acquisition, par value $.01 per share.

         "Affiliate" has the meaning specified in Rule 144 promulgated by the SEC under the Securities Act.

         "Agreement" means this Acquisition Agreement together with all exhibits and schedules referred to herein.

         "Average Price" means the average of the closing sale prices per share of Class A Common Stock on the NYSE for the period of 10 consecutive trading days ending with (and including) the second trading day prior to the Closing Date.

         "Class A Common Stock" means the Class A Common Stock of Bancorp, par value $0.01 per share.

         "Class B Common Stock" means the Class B Common Stock of Bancorp, par value $0.01 per share.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Common Stock" means the common stock of the Company, par value $0.10 per share.

         "Company Preferred Stock" means the preferred stock of the Company, par value $0.10 per share.

         "Company Subsidiary" means a Subsidiary of the Company.

         "Cumberland Transaction" means the acquisition of Cumberland Advisors, a New Jersey general partnership, substantially on the terms set forth in the merger agreement relating to such acquisition as described in the disclosure schedules to this Agreement.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Florida  BCA"  means  the  Business  Corporation  Act of the  State of
Florida.

         "Guaranty" means, as to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees the indebtedness, liabilities or obligations of others, directly or indirectly, in any manner, including agreements to purchase such indebtedness, liabilities or obligations, or to supply funds to or in any manner invest in others, or to otherwise assure the holder of such indebtedness, liabilities or obligations against loss.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Knowledge" or "known", whether or not capitalized, means, with respect to any representation or warranty or other statement in this Agreement qualified by the knowledge of any party, that such party has made a reasonable investigation as to the matters that are the subject of such representation, warranty or other statement. Where reference is made to the knowledge of Bancorp or the Company, such reference shall be deemed to include the officers and managerial employees of Bancorp or the Company, respectively, all of whom shall be deemed to have conducted the investigation required by this definition.

         "Lien"  means  any  lien,   encumbrance,   charge,  security  interest,
restriction (including any restriction on voting rights or disposition), default, equity, claim or third party right of any nature whatsoever.

         "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, operations, financial condition, results of operations or business prospects of such Person and its Subsidiaries, considered as one enterprise.

         "NASD" means the National Association of Securities Dealers, Inc.

         "NASDAQ" means the National Market Segment of the NASDAQ Stock Market.

         "New Jersey BCA" means the Business Corporation Act of the State of New Jersey.

         "NYSE" means the New York Stock Exchange, Inc.

         "Person" means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, limited liability company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

         "Regulatory Agency" means any federal, state or foreign governmental or regulatory agency or authority or any Self-Regulatory Body.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Self-Regulatory  Body"  means  any  non-governmental   self-regulatory
agency, commission or authority.

         "Stockholder Voting Agreements" mean those certain agreements, in the form attached hereto as Exhibit A, between certain stockholders of the Company and Bancorp, dated as of the date hereof, pursuant to which, among other things, each of such stockholders has agreed to vote his shares of Company Common Stock in favor of the Merger.

         "Subsidiary" of any Person means any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of 50% or more, or any Person which may be controlled, directly or indirectly, by such Person, whether through the ownership of voting securities, by contract, or otherwise.


                                    ARTICLE I
                                   THE MERGER

         1.1 Merger: Closing Date, Closing and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., at such place and on a date determined by Bancorp on at least five business days notice (the "Closing Notice") given to the Company, which date (the "Closing Date") shall be as soon as practicable following the receipt of all necessary approvals and consents of all Regulatory Agencies and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing). Simultaneous with or immediately following the Closing, Bancorp and the Company shall cause to be filed a certificate of merger in accordance with Section 10.7 of the New Jersey BCA, in form and substance satisfactory to Bancorp and the Company, with the Secretary of State of the State of New Jersey (the "Certificate of Merger"). The Certificate of Merger shall specify as the "Effective Time" of the Merger a date and time following the Closing agreed to by Bancorp and the Company (which date and time the parties currently anticipate will be the close of business on the Closing Date). In the event the parties fail to specify the date and time in the Certificate of Merger, the Merger shall become effective upon (and the "Effective Time" shall be) the filing of the Certificate of Merger. (As used herein, the "Effective Date" of the Merger shall be the date of the Effective Time.) The separate corporate existence of the Company shall thereupon cease and Acquisition shall be the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall continue unaffected and unimpaired by the Merger.

         1.2 Certificate of Incorporation of Surviving Corporation. From and after the Effective Time, and until further amended in accordance with the New Jersey BCA, the Certificate of Incorporation of Acquisition shall be the Certificate of Incorporation of the Surviving Corporation, except that after the Effective Date of the Merger, the name of Acquisition shall be "Ryan, Beck & Co., Inc.".

         1.3 Bylaws of Surviving Corporation. The Bylaws of Acquisition, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until duly amended in accordance with such Bylaws and applicable law.

         1.4 Officers and Directors of Surviving Corporation. As of the Effective Date, the officers and directors of the Surviving Corporation shall be as mutually agreed to by the parties prior to the Effective Time, who shall serve in each case until their respective successors are duly appointed or elected and qualified, or until their earlier death, resignation or removal.

         1.5 Articles of Incorporation of Bancorp. The Articles of Incorporation of Bancorp shall not be affected by the Merger.


                                   ARTICLE II
                     CONSIDERATION; SHARE EXCHANGE; OPTIONS

         2.1 Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock which is issued and outstanding immediately prior to the Effective Time shall be converted without any action on the part of the holder thereof into and be exchangeable for 0.609 shares of Class A Common Stock (the "Conversion Ratio") (rounded to the nearest thousandth of a share), subject to adjustment as provided in Section 7.1(m) hereof and subject to the payment of cash in lieu of fractional shares in accordance with Section 2.6 hereof.

         In the event Bancorp effects a stock split, stock dividend, recapitalization or similar transaction with respect to Bancorp's outstanding Class A Common Stock prior to the Effective Time, the Conversion Ratio set forth in this Section 2.1 and the Average Price "collar" of $13.60 set forth in
Section 7.1(m) shall be proportionately adjusted as appropriate. For example, with respect to the previously announced 25% stock dividend payable on February 18, 1998 to holders of record of Class A Common Stock on February 4, 1998, the Conversion Ratio will be adjusted to .761 and the Average Price "collar" of $13.60 set forth in Section 7.1(m) will be adjusted to $10.88.

         2.2 Impact on Stock Options. At the Effective Time, each unexpired and unexercised option to purchase shares of Company Common Stock (other than under the Company Stock Option Agreement), whether or not then exercisable (a Company Option"), shall be assumed by Bancorp, and each Company Option shall be converted automatically into an option to purchase a number of shares of the Class A Common Stock (a "Substitute Option") equal to the number of shares of Company Common Stock that could have been purchased under the Company Option multiplied by the Conversion Ratio as determined in Section 2.1 (except that upon exercise any options to purchase fractional shares resulting from any such adjustment shall be eliminated unless the terms of the option award provides otherwise), at a price per share of Company Common Stock equal to the option exercise price under the Company Option, divided by the Conversion Ratio as determined in Section 2.1 (with the resulting exercise price rounded to the nearest whole cent), provided that in the case of any Company Option intended to qualify as an incentive stock option under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in compliance with
Section 424(a) of the Code. The duration, vesting and other terms of the Substitute Options shall be the same as the original Company Options, except that references to the Company shall be deemed to be references to Bancorp.

         2.3 Conversion of Acquisition Common Stock. At the Effective Time, each share of Acquisition Common Stock that is issued and outstanding immediately prior to the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         2.4      Exchange of and Payment for Company Common Stock.

                  (a) Bancorp will cause the exchange agent selected by Bancorp (which shall be an exchange agent reasonably acceptable to the Company) (the "Exchange Agent") to send to each record holder of shares of Company Common Stock which shall have been converted into shares of Class A Common Stock in the Merger an appropriate letter of transmittal for purposes of such stockholder's obtaining certificates representing such shares of Class A Common Stock, which letter of transmittal shall be mailed to such stockholder's address of record provided by the Company. As soon as practicable after the Effective Time and after surrender to the Exchange Agent of a properly executed letter of transmittal and any certificates which immediately prior to the Effective Time shall have represented any then issued and outstanding shares of Company Common Stock, Bancorp shall, subject to the provisions of Section 2.4(c) hereof, cause to be distributed to the person in whose name such Company Common Stock shall have been registered, certificates registered in the name of such person representing the shares of Class A Common Stock into which such shares of Company Common Stock shall have been converted at the Effective Time and a check payable to such person representing the payment of cash in lieu of fractional shares determined in accordance with Section 2.6 hereof. Until surrendered as contemplated by the preceding sentence, each certificate which immediately prior to the Effective Time shall have represented any then issued and outstanding shares of Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive, upon such surrender, the certificates and payment contemplated by the preceding sentence.

                  (b) No dividends or other distributions declared after the Effective Time with respect to shares of Class A Common Stock and payable to the holders of record thereof after the Effective Time shall be paid with respect to Company Common Stock converted into Class A Common Stock in the Merger until such properly executed letter of transmittal and any unsurrendered certificates representing such shares of Company Common Stock are surrendered as provided herein. Upon the surrender of such letter of transmittal and any such outstanding certificates, however, there shall be paid to the record holder of the certificates of Class A Common Stock issued in exchange for the shares of Company Common Stock, the aggregate amount of dividends and distributions, if any, which theretofore became payable in respect of the shares of Class A Common Stock into which such Company Common Stock is converted, subject in any case to any applicable escheat laws and unclaimed property laws. No interest shall be payable on or in respect of the payment of such dividends or cash in lieu of fractional shares on surrender of outstanding certificates.

                  (c) If any cash or certificate representing shares of Class A Common Stock is to be paid to or issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Class A Common Stock in any name other than that of the registered holder of the certificate surrendered.

                  (d) Any portion of the Class A Common Stock or cash in lieu of fractional shares payable hereunder that remains unclaimed by the stockholders of the Company for 12 months after the Effective Time shall, if on deposit with the Exchange Agent, be paid to the Company. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Company for payment of the shares of Class A Common Stock or cash in lieu of any fractional shares and any unpaid dividends and distributions on the Class A Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of the Company, Bancorp, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (e) In the event any certificate which, immediately prior to the Effective Time, represented Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as Bancorp or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Class A Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

         2.5 No Further Transfers of Company Common Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such outstanding shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing the shares of Class A Common Stock or cash in lieu of fractional shares into which they were converted, or both, as provided in this
Article II.

         2.6 Cash in Lieu of Fractional Shares. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Class A Common Stock shall be issued upon the conversion of shares which prior to the Effective Time shall have represented any then outstanding shares of Company Common Stock, no dividend or distribution of Bancorp shall relate to any fractional share otherwise issuable pursuant to the terms hereof and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Bancorp. In lieu of any fractional shares, there shall be paid to each holder of shares of Company Common Stock who otherwise would be entitled to receive a fractional share of Class A Common Stock, an amount of dollars in cash (without interest) determined by multiplying such fraction by the Average Price.


                                    ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Bancorp as follows:

         3.1 Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company is duly qualified to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified is not reasonably likely to have a Material Adverse Effect on the Company. The Company and each of the Company Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The Company and each of the Company Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its properties and assets.

         3.2 Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock, of which, as of the date hereof, 3,594,933 shares were issued and outstanding and 88,000 were held in treasury, and 2,000,000 shares of Company Preferred Stock, none of which, as of the date hereof, were issued and outstanding and none of which were held in treasury. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of common law, statutory or contractual preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth on Schedule 3.2 and except for the Company Stock Option Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, stock appreciation rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock. Schedule 3.2 sets forth, as of the date hereof, the number of shares of Company Common Stock that were reserved for issuance upon the exercise of Company Options and the number of shares of Company Common Stock purchasable under such options. Except as set forth in Schedule 3.2 and except for shares reserved in connection with the Company Stock Option Agreement, no other shares of Company Common Stock were reserved for issuance. The Company has previously provided Bancorp with a list, as of the date hereof, of the holders of Company Options, the date of each grant of a Company Option, the number of shares subject to each such Company Option, the expiration date of each such Company Option, the vesting schedule of each such Company Option and the price at which each such Company Option may be exercised. Except as set forth on Schedule 3.2 and except for the Company Stock Option Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire, or to register for sale, any shares of capital stock of the Company. Except as set forth on Schedule 3.2, there are no outstanding contractual obligations of the Company or any Company Subsidiary to vote or to dispose of any shares of the capital stock of any Company Subsidiary.

         3.3 Company Subsidiaries. Schedule 3.3 sets forth a list of all the Company Subsidiaries, including the jurisdictions (whether federal, state, local or foreign) in which such Company Subsidiaries are organized or qualified to do business as a foreign corporation, a brief description of such Company Subsidiary's principal activities and, if any of such Company Subsidiaries is not wholly-owned by the Company or a Company Subsidiary, the percentage owned by the Company or any Company Subsidiary and the names, addresses and percentage ownership of any Person having an ownership interest in such Company Subsidiary. No equity securities of any of the Company Subsidiaries are or may become required to be issued (other than to the Company or a wholly-owned Company Subsidiary), and there are no contracts, commitments, understandings or arrangements by which any of the Company Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of the Company to vote or to dispose of such shares. All of the shares of capital stock of each Company Subsidiary are fully paid and nonassessable and subject to no common law, statutory or contractual preemptive rights and, except as set forth on Schedule 3.3, are owned by the Company or a Company Subsidiary free and clear of any Liens. Each Company Subsidiary is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.3, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person. Schedule 3.3 sets forth a list of all equity securities the Company holds, directly or indirectly, and involving, in the aggregate, ownership or control of 5% or more of any class of the issuer's voting securities or 25% or more of the issuer's equity (treating subordinated debt as equity); provided, that the Company is not required to list on Schedule 3.3 any (i) securities held by it in its capacity as a broker-dealer for the benefit of others, (ii) securities with a value of less than $250,000 held by it in its capacity as a market maker, and (iii) securities held by it for less than thirty (30) days in its capacity as a market-maker. Schedule 3.3 lists or describes in reasonable detail all partnership, joint ventures or similar entities, in which the Company owns or controls an interest, directly or indirectly.

         3.4 Corporate Authority. The Company has full corporate power and authority to execute this Agreement and the Company Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. Subject to the approval by its stockholders of this Agreement and the transactions contemplated hereby, this Agreement and the Company Stock Option Agreement have been authorized by all necessary corporate action of the Company and each is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

         3.5 No Violation. Except as set forth on Schedule 3.5, the execution, delivery and performance of this Agreement and the Company Stock Option Agreement and the consummation by the Company of the transactions contemplated hereby and thereby, does not and will not (i) violate or conflict with the Certificate of Incorporation or by-laws or other organizational documents of the Company or of any Company Subsidiary and (ii) assuming that the consents and approvals referred to in Section 3.6 are duly obtained (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary may be bound, or to which the Company or any Company Subsidiary or any of their respective properties or assets may be subject, or (b) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary or any of their respective properties or assets other than violations, conflicts, breaches, defaults, terminations, accelerations, or Lien creations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent the consummation of the transactions contemplated by this Agreement or the Company Stock Option Agreement.

         3.6 Consent and Approvals. Other than in connection with (a) the HSR Act, (b) the Securities Act, (c) the Exchange Act, (d) the securities laws of any federal, state, local or foreign jurisdiction, and except as set forth on
Schedule 3.6, no consent, approval or authorization of, or registration, qualification or filing with any federal, state, local or foreign Regulatory Agency or other Person is required to be made by the Company in connection with the execution, delivery or performance by the Company of this Agreement or the Company Stock Option Agreement or the consummation by the Company of the transactions contemplated hereby or thereby, other than consents, approvals, authorizations, registrations, qualifications or filings, the failure of which to obtain or make would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent the consummation of the transactions contemplated by this Agreement or the Company Stock Option Agreement.

         3.7 Company Reports. Except as set forth on Schedule 3.7, the Company and each Company Subsidiary has in all material respects timely filed all reports, registrations, statements, and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since December 31, 1994 with any Regulatory Agency, including, without limitation, the SEC or the NASD (all such reports and statements, including the financial statements, exhibits and schedules thereto, being collectively referred to herein as the "Company Reports"), including, without limitation, all reports, registrations, statements and filings required under the Securities Act, the Exchange Act or any applicable state securities or "blue sky" laws, and has paid all fees and assessments payable in connection therewith. As of their respective dates, except as and to the extent amended or modified on a subsequent date prior to the date of this Agreement, each of the Company Reports complied in all material respects with the statutes, rules, regulations and orders enforced or promulgated by the Regulatory Agency (including the SEC or the NASD) with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         3.8 Financial Statements. The Company has previously made available to Bancorp copies of (a) the consolidated balance sheets of the Company and the Company Subsidiaries as of December 31 for the fiscal years 1995 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years then ended, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company 1996 Form 10-K") filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Deloitte & Touche, LLP, independent public accountants with respect to the Company and (b) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 1997 and related consolidated statements of income, changes in stockholders' equity and cash flows for the nine months then ended as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (collectively, the "Company Financial Statements"). The December 31, 1996 and the September 30, 1997 consolidated balance sheets of the Company (including the related notes, where applicable) fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof, and the other Company Financial Statements referred to in this Section 3.8, and any Company Financial Statements filed by the Company with the SEC under the Exchange Act after the date of this Agreement (including the related notes, where applicable) will fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of the Company and the Company Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such Company Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and each of the Company Financial Statements (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") during the periods involved except, in each case, as indicated in such Company Financial Statements or in the notes thereto. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

         3.9 Absence of Undisclosed Liabilities. Except as disclosed in the Company Financial Statements, or as set forth on Schedule 3.9, neither the Company nor any of the Company Subsidiaries has any obligation or liability (contingent or otherwise), including liabilities under Environmental Laws (as hereinafter defined), that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.

         3.10 Absence of Certain Changes. The business of the Company and the Company Subsidiaries has been conducted in the ordinary and usual course, consistent with past practice, and there has not been: (1) since December 31, 1996, any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to constitute or result in a Material Adverse Effect on the Company; or (2) since September 30, 1997, except as set forth on Schedule 3.10 or in the Company Reports, any event, occurrence, development or state of circumstances or facts which would result in a violation of the covenants set forth in Section 5.1 of this Agreement had such events, occurrences, developments or state of circumstances or facts occurred after the date hereof.

         3.11 Properties; Securities. Except as specifically reserved against or otherwise disclosed in the Company Financial Statements (including the related notes and schedules thereto) and except for those properties and assets that have been sold or otherwise disposed of in the ordinary course of business, and except as set forth on Schedule 3.11, the Company and the Company Subsidiaries have good and marketable title, free and clear of all Liens to all of the properties and assets, tangible or intangible, reflected in the Company Financial Statements as being owned by the Company or the Company Subsidiaries as of the dates thereof, other than those Liens that, individually or in the aggregate, are not reasonably like to have a Material Adverse Effect on the Company. The Company and the Company Subsidiaries do not, directly or indirectly, control any real property not used in the ordinary course of their business, except as set forth on Schedule 3.11. All buildings and all fixtures, equipment and other property and assets which are held under leases or subleases by any of the Company or the Company Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms. The properties and assets now owned, leased or used by the Company and the Company Subsidiaries are sufficient and adequate to carry on their businesses as presently conducted. Except as set forth on Schedule 3.11 or reflected on the Company Financial Statements, each of the Company and the Company Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien. Such securities are valued on the books of the Company or the Company Subsidiaries in accordance with GAAP.

         3.12 Litigation; Regulatory Action.

                  (a) Except as set forth on Schedule 3.12(a) or in the Company Reports, (1) no litigation, proceeding or controversy ("Litigation") before any court, arbitrator, mediator or Regulatory Agency is pending against the Company or any of the Company Subsidiaries and, to the Company's knowledge, no such Litigation has been threatened; (2) neither the Company nor any of the Company Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Agency charged with the supervision or regulation of broker-dealers, securities underwriting or trading, stock exchanges, commodities exchanges, or insurance agents and brokers (including, without limitation, the SEC, the NYSE, the NASD, or any other Self-Regulatory Body) or the supervision or regulation of the Company or any of the Company Subsidiaries; and (3) neither the Company nor any of the Company Subsidiaries has received any notice (whether or not in writing) from any Regulatory Agency (i) that the Company or any Company Subsidiary has or may have violated any of the statutes, rules, regulations, or ordinances which such Regulatory Agency enforces, or has otherwise engaged in any unlawful business practice, (ii) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange, or governmental authorization, (iii) requiring any of them (including any of the Company's or the Company Subsidiary's, directors or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy), (iv) restricting or disqualifying the activities of the Company or any of the Company Subsidiaries (except for restrictions generally imposed by rule, regulation or administrative policy on broker-dealers generally) or (v) in any manner relating to its capital adequacy, its management or its business. Set forth on Schedule 3.12(a) is a true and complete list, as of the date hereof, of all Litigation affecting the Company, its assets or its officers or directors (to the extent the Company might be obligated to provide indemnification with respect thereto) pending or threatened arising out of any state of facts relating to the sale of securities or investment products by the Company, the Company Subsidiaries or any employees thereof (including, without limitation, equity or debt securities, mutual funds, insurance contracts, annuities, partnership and limited partnership interests, interests in real estate, investment banking services, securities underwritings in which the Company or any Company Subsidiaries was a manager, co-manager, syndicate member or distributor, Derivatives Contracts (as hereinafter defined) or structured notes).

                  (b) Except as disclosed in Schedule 3.12(b), and except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and the Company Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any Company Subsidiary since December 31, 1994. Except as set forth on Schedule 3.12(b), there is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any Company Subsidiary.

         3.13 Compliance with Laws. Except as set forth on Schedule 3.13, the Company and each of the Company Subsidiaries and their respective officers and employees: (a) in the conduct of its business (including, without limitation, its municipal securities and NASDAQ market-making activities) is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, and the rules of all Self-Regulatory Bodies applicable thereto; (b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Agencies that are required in order to permit them to own and operate their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current; and (c) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Regulatory Agency against the Company, any Company Subsidiary or any officer, director or employee thereof.

         3.14 Registrations. Except as set forth on Schedule 3.14, neither the Company, nor any of the Company Subsidiaries or Affiliates of the Company, is subject to regulation under the Investment Company Act of 1940, as amended (the "Investment Company Act"), or the Investment Advisors Act of 1940, as amended (the "Investment Advisors Act"). The Company and the Company Subsidiaries and each of their employees which are or who are required to be registered as a broker/dealer, a registered representative, an insurance agent or a sales person with the SEC, the securities commission of any state or foreign jurisdiction or any Self-Regulatory Body are duly registered as such and in good standing and such registrations are in full force and effect. All federal, state and foreign registration requirements have been complied with and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

         3.15     Material Contracts.

                  (a) Except as set forth on Schedule 3.15(a), neither the Company nor any Company Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (each a "Contract") (i) with respect to the employment of any directors, executive officers, key employees or material consultants, (ii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC under the Securities
Act) that has not been filed or incorporated by reference in the Company Reports, (iii) which contains any material non-competition or exclusivity provisions with respect to any business or geographic area in which business is conducted with respect to the Company or any Company Subsidiary or which restricts the conduct of any business by the Company or any Company Subsidiary or any geographic area in which the Company or any Company Subsidiary may conduct business or requires exclusive referrals of any business, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) under which any of the benefits of any other party thereto will be increased, or the vesting of the benefits of any other party thereto will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of any other party thereto will be calculated on the basis of any of the transactions contemplated by this Agreement or (vi) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. The Company has previously made available to Bancorp true and correct copies of all employment, severance and deferred compensation agreements with executive officers, key employees or material consultants to which the Company or any Company Subsidiary is a party, all of which are listed on Schedule 3.15(a). Each Contract of the type described in this Section 3.15(a), whether or not set forth on Schedule 3.15(a), is referred to herein as a "Company Contract", and neither the Company nor any Company Subsidiary knows of, or has received notice of, any violation of any Company Contract by any of the other parties thereto. Except as set forth on
Schedule 3.15(a), neither the Company nor any of the Company Subsidiaries is in material default under any Company Contract to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits and there has not occurred any event that with the lapse of time or the giving of notice or both, would constitute such a material default. Except as set forth on
Schedule 3.15(a), there are no Contracts between any Affiliate of the Company, on the one hand, and the Company or any Company Subsidiary, on the other hand.

                  (b) The Company and each of the Company Subsidiaries is in compliance in all material respects with the terms of each Contract with any Person to whom the Company or any Company Subsidiary provides services (a "Client"), and each such Contract is in full force and effect with respect to the applicable Client. Each extension of credit by the Company or any of the Company Subsidiaries to any Client (i) is in full compliance with Regulation T of the Federal Reserve Board or any substantially similar regulation of any Regulatory Agency, (ii) is fully secured, and (iii) the Company or a Company Subsidiary, as the case may be, has a first priority perfected security interest in the collateral securing such extension.

         3.16 No Brokers. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or the transactions contemplated by this Agreement. It shall not be deemed a breach of this Section 3.16 for the Company to employ an investment banking firm to provide a fairness opinion in connection with the transactions contemplated by this Agreement.

         3.17     Employee Benefit Plans.

                  (a) Set forth on Schedule 3.17(a) is a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by the Company or any of the Company Subsidiaries for the benefit of employees, former employees, directors or former directors of the Company or any of the Company Subsidiaries or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to Bancorp.

                  (b) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of the Company and the Company Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, comply, in all material respects, with ERISA. Except as set forth on
Schedule 3.17(b), each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified, under Section 401(a) of the Code, has received, pursuant to a request that accurately described such Pension Plan, a determination letter to that effect from the Internal Revenue Service with respect to all applicable statutes as enacted through 1994, and the Company is not aware of any circumstances reasonably likely to result in the revocation of any such favorable determination letter or that otherwise would adversely affect the Pension Plan's qualified status under Code Section 401(a). There are no pending, threatened or anticipated material claims (other than routine claims for benefits) by, or on behalf of, or against any of the ERISA Plans. Neither the Company nor any of the Company Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would subject the Company or any of the Company Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material to the Company. With respect to each ERISA Plan, the transaction contemplated by this Agreement is in compliance with ERISA and does not constitute a prohibited transaction, within the meaning of the Code and ERISA, or an exemption from such prohibition is available under the Code and ERISA.

                  (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of the Company Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company or any Company Subsidiary under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any of the Company Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12 months.

                  (d) All  contributions  required to be made under the terms of any  ERISA  Plan  have  been  timely  made.  Neither  any  Pension  Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of the Company Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                  (e) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

                  (f) Neither the Company nor any of the Company Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth on Schedule 3.17(f). There are no restrictions on the rights of the Company or any of the Company Subsidiaries to amend or terminate any such Plan without incurring any liability thereunder.

                  (g)  Except  as set forth on  Schedule  3.17(g),  neither  the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any of the Company Subsidiaries under any Compensation and Benefit Plan or otherwise from the Company or any of the Company Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit, or (iv) result in the imposition to the recipient of any excise tax pursuant to Section 4999 of the Code.

         3.18 No Knowledge. The Company knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in such Section 6.1(b).

         3.19 Labor Relations. Each of the Company and the Company Subsidiaries is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. Neither the Company nor any of the Company Subsidiaries is engaged in any unfair labor practice and there is no unfair labor practice complaint pending or threatened against the Company or any of the Company Subsidiaries before the National Labor Relations Board. Neither the Company nor any of the Company Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of the Company Subsidiaries the subject of a proceeding asserting that it or any such Company Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or such Company Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving the Company or any of the Company Subsidiaries pending or, to the Company's knowledge, threatened, nor is the Company aware of any activity involving its or any of the Company Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         3.20 Insurance. The Company and the Company Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders, or bonds maintained by the Company or the Company Subsidiaries are in full force and effect; the Company and the Company Subsidiaries are not in default thereunder; and all claims thereunder have been filed in due and timely fashion. Set forth on
Schedule 3.20 is a list of all insurance policies maintained by or for the benefit of the Company or the Company Subsidiaries or their directors, officers, employees or agents.

         3.21 Affiliates. Except as set forth on Schedule 3.21, there is no person who, as of the date of this Agreement, may be deemed to be an Affiliate of the Company.

         3.22 State Takeover Laws; Certificate of Incorporation. The Company has taken all necessary action to exempt the Merger, this Agreement, the Company Stock Option Agreement and the transactions contemplated hereby and thereby from, and the Merger, this Agreement, the Company Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from (a) any applicable state takeover laws, including, without limitation, the provisions of Sections 14A:10A-1 through 14A:10A-6 of the New Jersey BCA, (b) any applicable takeover provisions in the Company's Certificate of Incorporation or By-laws, and (c) any takeover provisions set forth in any Contract to which the Company is a party or may be bound.

         3.23 Environmental Matters. The Company and the Company Subsidiaries have obtained and maintained in effect all material licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment ("Environmental Laws") and is in compliance in all material respects with all Environmental Laws and with all such licenses, permits and authorizations. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on the Company or any Company Subsidiary, of any material liability or obligation arising under common law or under any local, state or federal Environmental Law including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against the Company or any Company Subsidiary. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.

         3.24 Taxes. Except as set forth on Schedule 3.24, (a) all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, documentary stamp, real estate transfer, transfer, back-up withholding or similar taxes, together with any interest, additions, or penalties with respect thereto (collectively "Taxes"), imposed on the income, properties or operations of the Company or the Company Subsidiaries have been paid in full or have been adequately reserved against on the books of the Company or the Company Subsidiaries, (b) all reports and returns with respect to Taxes and tax related information reporting requirements that are required to be filed by or with respect to the Company or the Company Subsidiaries, including without limitation consolidated federal income tax returns of the Company and the Company Subsidiaries (collectively, the "Company Tax Returns"), have been duly filed or requests for extensions have been filed and have not expired, and such Company Tax Returns were true, complete and accurate in all material respects, (c) the Company Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Company Tax Returns were required to be filed has expired, (d) all Taxes due with respect to completed and settled examinations have been paid in full, (e) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Company Tax Returns, except as reserved against in the Company Financial Statements prior to the date of this Agreement, (f) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of the Company or the Company Subsidiaries and (g) neither the Company, the Company Subsidiaries, Bancorp nor any direct or indirect Subsidiary of Bancorp, as a consequence of the Company's actions prior to the Effective Time, will be obligated to make a payment to an individual that would be a "parachute payment" as such term is defined in Section 280G of the Code without regard to whether such payment is to be performed in the future.

         3.25 Derivatives. All currently outstanding exchange-traded or over-the-counter swap, forward future, option, cap, floor or collar financial contracts or any other similar arrangements, when (a) entered into for the Company's account or for the account of one or more of the Company Subsidiaries were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or Company Subsidiary, enforceable in accordance with its terms, and each of them is in full force and effect, and (b) when entered into on behalf of the Company's Clients, were entered into in a manner consistent with the directions of such Clients. Neither the Company nor any Company Subsidiary nor, to the Company's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. The Company Financial Statements disclose the value of such agreements and arrangements entered into for the Company's account on a mark-to-market basis in accordance with GAAP and, since December 31, 1996, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on the Company.

         3.26 Accounting Controls. Each of the Company and the Company Subsidiaries maintains systems of internal accounting controls sufficient to provide reasonable assurances in the judgment of the Board of Directors of the Company, that (a) all material transactions are executed in accordance with management's general or specific authorization, (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, (c) access to the material property and assets of the Company and the Company Subsidiaries is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

         3.27 Proprietary Rights. The Company and the Company Subsidiaries have the right to use the names, service-marks, trademarks and other intellectual property, including computer software applications, material to the conduct of their business, all of which are listed on Schedule 3.27 and in the case of such names, service-marks and trademarks, in each state of the United States, such right of use is free and clear of any Liens, and no other person has the right to use such names, service-marks or trademarks in any such state.

         3.28 Reorganization. As of the date hereof, the Company is aware of no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

         3.29 Investment Advisory Activities. Except as set forth on Schedule 3.29, neither the Company nor any Company Subsidiary is or has been during the past five years an "investment advisor" within the meaning of the Investment Advisers Act, required to be registered, licensed or qualified as an investment advisor under the Investment Advisers Act or subject to any liability or disability by reason of any failure to be so registered, licensed or qualified. Neither the Company nor any Company Subsidiary is or has been during the past five years an "investment company" within the meaning of the Investment Company Act.

         3.30 Dissenters' Rights. No stockholder of the Company is entitled to exercise or assert dissenters' or appraisal rights as a result of the Merger, this Agreement or the transactions contemplated by this Agreement under the New Jersey BCA or any other applicable law.

         3.31 Opinion of Financial Advisor. Duff & Phelps, LLC ("Duff & Phelps") has delivered to the board of directors of the Company its written opinion (the "Fairness Opinion") to the effect that, as of February 9, 1998, the Conversion Ratio to be offered to the stockholders of the Company is fair to such stockholders from a financial point of view. The Company shall use its best efforts to deliver or cause to be delivered to Bancorp a signed copy of the Fairness Opinion.

         3.32 Year 2000 Compliance. The Company has taken all reasonable steps necessary to address the software, accounting and record keeping issues raised by the Year 2000 and the Company does not expect the cost of addressing such issues to have a Material Adverse Effect on the Company.

         3.33 Accuracy of Information. No representation or warranty of the Company contained in this Agreement, and none of the statements or information concerning the Company or the Company Subsidiaries contained in this Agreement or the exhibits and the schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF BANCORP AND ACQUISITION

         Bancorp hereby represents and warrants to the Company as follows:

         4.1 Organization, Standing and Authority. Each of Bancorp and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Bancorp is duly qualified to do business and is in good standing in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified is not reasonably likely to have a Material Adverse Effect on Bancorp. Bancorp and each of its Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except for such authorizations, the absence of which is not reasonably likely to have a Material Adverse Effect on Bancorp. Bancorp and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its properties and assets.

         4.2 Capitalization. The authorized capital stock of Bancorp consists of
(i) 80,000,000 shares of Class A Common Stock, of which, as of the date hereof, 15,078,072 shares were issued and outstanding and none of which were held in treasury, (ii) 45,000,000 shares of Class B Common Stock, of which, as of the date hereof, 10,724,265 shares were issued and outstanding and none of which were held in treasury and (iii) 10,000,000 shares of preferred stock, par value $.01 per share, none of which, as of the date hereof, were issued and outstanding and none of which were held in treasury. All of the issued and outstanding shares of Class A Common Stock and Class B Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of common law, statutory or contractual preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth on Schedule 4.2, Bancorp does not have and is not bound by any outstanding subscriptions, options, warrants, calls, stock appreciation rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Class A Common Stock, Class B Common Stock or any other equity securities of Bancorp or any securities representing the right to purchase or otherwise receive any shares of Class A Common Stock or Class B Common Stock. Except as set forth on Schedule 4.2, there are no outstanding contractual obligations of Bancorp or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register for sale, any shares of capital stock of Bancorp. Except as set forth on Schedule 4.2, there are no outstanding contractual obligations of Bancorp or any Subsidiary to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

         4.3 Corporate Authority. Each of Bancorp and Acquisition has full corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. This Agreement has been authorized by all necessary corporate action of Bancorp and Acquisition and is a valid and binding agreement of each of Bancorp and Acquisition enforceable in accordance with its terms.

         4.4 No Violation . The execution, delivery and performance of this Agreement and the consummation by Bancorp and Acquisition of the transactions contemplated hereby, does not and will not (i) violate or conflict with the Articles of Incorporation or by-laws or other organizational documents of Bancorp or any of its Subsidiaries and (ii) assuming that the consents and approvals referred to in Section 4.5 are duly obtained (a) violate, conflict with, or result in a breach of any of the provisions of, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Lien upon any of the properties or assets of Bancorp or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancorp or any of its Subsidiaries is a party or by which Bancorp or any of its Subsidiaries may be bound, or to which Bancorp or any of its Subsidiaries or any of their respective properties or assets may be subject, or (b) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Bancorp or any Subsidiary thereof or any of their respective properties or assets.

         4.5 Consent and Approvals. Other than in connection with (a) the HSR Act, (b) the Securities Act, (c) the Exchange Act, (d) the securities laws of any federal, state, local or foreign jurisdiction, and except as set forth on
Schedule 4.5, no consent, approval or authorization of, or registration, qualification or filing with any federal, state, local or foreign Regulatory Agency or other Person is required to be made by Bancorp or Acquisition in connection with the execution, delivery or performance by Bancorp and Acquisition of this Agreement or the consummation by Bancorp and Acquisition of the transactions contemplated hereby, other than consents, approvals, authorizations, registrations, qualifications or filings, the failure of which to obtain or make would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bancorp or prevent the consummation of the transactions contemplated by this Agreement.

         4.6 Bancorp Reports. Bancorp and each Subsidiary of Bancorp has in all material respects timely filed all reports, registrations, statements, and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since December 31, 1994 with any Regulatory Agency, including, without limitation, the SEC (all such reports and statements, including the financial statements, exhibits and schedules thereto, being collectively referred to herein as the "Bancorp Reports"), including, without limitation, all reports, registrations, statements and filings required under the Securities Act, the Exchange Act or any applicable state securities or "blue sky" laws, and has paid all fees and assessments payable in connection therewith. As of their respective dates, except as and to the extent amended or modified on a subsequent date prior to the date of this Agreement, each of the Bancorp Reports complied in all material respects with the statutes, rules, regulations and orders enforced or promulgated by the Regulatory Agency with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         4.7 Financial Statements. Bancorp has previously made available to the Company copies of (a) the consolidated statements of financial condition of Bancorp and its Subsidiaries as of December 31 for the fiscal years 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years then ended, as reported in Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Bancorp 1996 Form 10-K") filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Pear Marwick LLP, independent public accountants with respect to Bancorp and (b) the unaudited consolidated statement of financial condition of Bancorp and its Subsidiaries as of September 30, 1997 and related consolidated statements of operations, stockholders' equity and cash flows for the nine months then ended as reported in Bancorp's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (collectively, the "Bancorp Financial Statements"). The December 31, 1996 and the September 30, 1997 consolidated statements of financial condition of Bancorp and its Subsidiaries (including the related notes, where applicable) fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the consolidated financial position of Bancorp and its Subsidiaries as of the respective dates thereof, and the other Bancorp Financial Statements referred to in this Section 4.7, and any Bancorp Financial Statements filed by Bancorp with the SEC under the Exchange Act after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Bancorp and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such Bancorp Financial Statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and each of the Bancorp Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP during the periods involved except, in each case, as indicated in such Bancorp Financial Statements or in the notes thereto.

         4.8 Absence of Certain Changes. Since December 31, 1996, the business of Bancorp and its Subsidiaries has been conducted in the ordinary and usual course, consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to constitute or result in a Material Adverse Effect on Bancorp.

         4.9      Litigation; Regulatory Action.

                  (a) Except as disclosed in the Bancorp Reports, neither Bancorp nor any of its Subsidiaries is a party to any Litigation before any court, arbitrator, mediator or Regulatory Agency which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Bancorp and, to Bancorp's knowledge, no such Litigation has been threatened; and neither it nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is the subject of any order, decree, agreement, memorandum or understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Agencies, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Bancorp and neither it nor any of its Subsidiaries has been advised by any Regulatory Agencies that any such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

                  (b) Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Bancorp and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of Bancorp, investigation into the business or operations of Bancorp or any of Bancorp's Subsidiaries since December 31, 1994. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Bancorp or any of its Subsidiaries.

         4.10 Compliance with Laws. Bancorp and each of its Subsidiaries and their respective officers and employees (a) is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses and (b) has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Agencies that are required in order to permit them to own and operate their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Bancorp's knowledge, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current.

         4.11 No Brokers. Neither Bancorp nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or the transactions contemplated by this Agreement.

         4.12 Shares Authorized. The shares of Class A Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger in accordance with Article II of this Agreement, have been duly authorized and, when issued in accordance with the terms of this Agreement and in the case of shares issued upon the exercise of Company Options, the related stock option plan, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

         4.13 Absence of Undisclosed Liabilities. Except as disclosed in the Bancorp Financial Statements, neither Bancorp nor any of its Subsidiaries has any obligation or liability (contingent or otherwise), including liabilities under Environmental Laws, that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Bancorp.

         4.14 Taxes. All Taxes imposed on the income, properties or operations of Bancorp or its Subsidiaries have been paid in full or have been adequately reserved against on the books of Bancorp or its Subsidiaries. All reports and returns with respect to Taxes and tax related information reporting requirements that are required to be filed by or with respect to Bancorp or its Subsidiaries, including without limitation consolidated federal income tax returns of Bancorp and its Subsidiaries (collectively, the "Bancorp Tax Returns"), have been duly filed or requests for extensions have been filed and have not expired, and such Bancorp Tax Returns were true, complete and accurate in all material respects. The Bancorp Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Bancorp Tax Returns were required to be filed has expired. All Taxes due with respect to completed and settled examinations have been paid in full. No issues have been raised by the relevant taxing authority in connection with the examination of any of Bancorp Tax Returns, except as reserved against in the Bancorp Financial Statements prior to the date of this Agreement. No waivers of statutes of limitations have been given by or requested with respect to any Taxes of Bancorp or its Subsidiaries.

         4.15 Reserves. As of September 30, 1997, each of the allowance for loan losses and the reserve for OREO properties in the Bancorp Financial Statements was adequate pursuant to GAAP, and the methodology used to compute each of the loan loss reserve and the reserve for OREO properties complies in all material respects with GAAP and all applicable policies of the applicable Regulatory Agencies.

         4.16 Agreements with Regulators. Except as disclosed in writing to the Company by Bancorp prior to the date of this Agreement, neither Bancorp nor any Bancorp Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Regulatory Agency which restricts materially the conduct of its business, or in any manner relates negatively to its capital adequacy, its credit or reserve policies or its management, nor has Bancorp been advised by any Regulatory Agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Bancorp nor any Bancorp Subsidiary is required by
Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition to an individual to its board of directors or the employment of an individual as a senior executive officer.

         4.17 No Knowledge. Bancorp knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in such Section 6.1(b).

         4.18 Acquisition. Acquisition has no material liabilities or other obligations other than those incurred or entered into in connection with this Agreement or the transactions contemplated hereby. The authorized capital stock of Acquisition consists of 2,500 shares of common stock, no par value, and all issued and outstanding shares are owned solely Bancorp, free and clear of any Liens.

         4.19 Year 2000 Compliance. Bancorp has taken all reasonable steps necessary to address the software, accounting and record keeping issues raised by the Year 2000 and Bancorp does not expect the cost of addressing such issues to have a Material Adverse Effect on Bancorp.

         4.20 Accuracy of Information. No representation or warranty of Bancorp contained in this Agreement, and none of the statements or information concerning Bancorp and its Subsidiaries contained in this Agreement or the exhibits and the schedules hereto, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                    ARTICLE V
                                    COVENANTS

         The Company hereby covenants to Bancorp, and Bancorp hereby covenants to the Company, as applicable, that:

         5.1 Forbearances of the Company. During the period from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, the Company Stock Option Agreement or as set forth in Schedule 5.1, without the prior written consent of Bancorp, the Company will not, and will cause each of the Company Subsidiaries not to:

                  (a) conduct the business of the Company and the Company Subsidiaries other than in the ordinary and usual course or fail to use its best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with clients, customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon the Company's ability to perform any of its material obligations under this Agreement;

                  (b) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend (except for regular cash dividends at a rate not in excess of $.04 per share per annum on the Company Common Stock) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; (iii) grant any stock appreciation rights or grant any Person any right to acquire any shares of its capital stock; (iv) issue any additional shares of capital stock, other than with respect to exercise of currently outstanding Company Options or any security or obligation convertible into or exchangeable for any shares of its capital stock; or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

                  (c) enter into, amend, modify or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or any Company Subsidiary, pay any bonus, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for changes that are required by applicable law, (iii) for bonuses paid in the ordinary course of business consistent with past practice,
(iv) for employment arrangements for, or grants of awards to newly hired employees in the ordinary course of business consistent with past practice, or
(v) for the termination of employment contracts disclosed in the disclosure schedules to this Agreement without the need to accrue more than $50,000 per contract pursuant to such termination;

                  (d) enter into, establish, adopt or amend (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or any of the Company Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

                  (e) except for sales of securities or other investments or assets in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, business or properties;

                  (f) except for the purchase of securities or other investments or assets in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person other than a wholly owned Subsidiary of the Company;

                  (g) amend the Company's Certificate of Incorporation, by-laws or the certificate or articles of incorporation or by-laws (or similar governing documents) of any of the Company Subsidiaries;

                  (h) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, provided such GAAP required changes are agreed to by the Company's independent public accountants;

                  (i) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material lease, contract or agreement, or make any change in any of its material leases, contracts or agreements, other than renewals of leases, contracts or agreements without material changes of terms;

                  (j) settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $50,000 and which is not reasonably likely to establish an adverse precedent or basis for subsequent settlements;

                  (k) (i) take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VI not being satisfied or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation;

                  (l) other than in the ordinary course of business consistent with past practice, incur (i) any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance existing short-term indebtedness, and indebtedness under existing lines of credit), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loan or advance or (ii) any capital expenditures, obligations or liabilities; and

                  (m) agree, commit to or enter into any agreement to take any of the actions prohibited by this Section 5.1.

         5.2 Forbearances of Bancorp. During the period from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Bancorp will not, and will cause each of its Subsidiaries not to:

                  (a) make, declare, pay or set aside for payment any extraordinary dividend; provided, however, the foregoing shall not apply to increases in the quarterly dividend rate payable on the Class A Common Stock and Class B Common Stock in the ordinary course of business consistent with past practices or the payment of any stock dividends on such shares; and

                  (b) (i) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(B) any of the conditions to the Merger set forth in Article VI not being satisfied or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

         5.3 Efforts. Subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger on the Effective Date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end (it being understood that any amendments to the Registration Statement (as hereinafter defined) or a resolicitation of proxies as a consequence of an acquisition agreement by Bancorp or any of its Subsidiaries shall not violate this covenant).

         5.4 Registration Statement; Proxy Statement. The Company and Bancorp shall prepare a proxy statement/prospectus (the "Proxy Statement") to be mailed to the holders of Company Common Stock in connection with the transactions contemplated hereby and to be filed by Bancorp in a registration statement (the "Registration Statement") with the SEC. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting (as hereinafter defined), such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of the Company relating to the Company or the Company Subsidiaries and by or on behalf of Bancorp relating to Bancorp or its Subsidiaries (A) will comply in all material respects with the provisions of the Securities Act and the Exchange Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.

         5.5 Registration Statement Effectiveness. Bancorp will advise the Company, promptly after Bancorp receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed (after providing drafts in advance to the Company and its counsel for review and comment), of the issuance of any stop order or the suspension of the qualification of the Class A Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         5.6 Company Stockholder Approval. The Company shall take all such action as may be necessary to call, notice and convene as promptly as practicable a meeting of its stockholders (the "Meeting") to consider and vote upon the Merger, this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has determined that the Merger is advisable and in the best interests of the Company and its stockholders and shall recommend in the Proxy Statement and otherwise that the Company's stockholders approve the Merger, this Agreement, and the transactions contemplated hereby, and otherwise use its best efforts to obtain stockholder approval of the Merger, this Agreement, and the transactions contemplated hereby; provided that said Board of Directors shall not be obligated to make such recommendation if the Company shall have received an offer for a Competing Transaction that the Board of Directors, after consultation with its outside legal counsel and financial advisors, determines in good faith is more favorable to the stockholders of the Company from a financial point of view than the transaction contemplated by this Agreement.

         5.7 Press Releases. The parties agree to reasonably cooperate in issuing any press release or other public announcement (including any filings made with the SEC) concerning this Agreement or the transactions contemplated hereby. Nothing contained herein shall prevent any party from at any time furnishing any information to any governmental authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations under applicable law or the rules of the NYSE or NASDAQ; provided, such party uses good faith efforts to notify the other party about such pending disclosure and gives the other party a reasonable opportunity to cooperate in preparing such disclosure.

         5.8 Access; Information. Upon reasonable notice, the Company and Bancorp shall each afford the other and its officers, employees, counsel, accountants and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, data processing system files, commitments and records and, during such period, shall furnish promptly to the other (A) a copy of each material report, schedule and other document filed by it and its Subsidiaries with any Regulatory Agency, and (B) other than confidential client or customer information which a party is prohibited from disclosing, all other information concerning its business, properties and personnel as the other may reasonably request, provided that no investigation pursuant to this Section 5.8 shall affect or be deemed to modify or waive any representation or warranty made hereunder or the conditions to the obligations of either party to consummate the transactions contemplated by this Agreement. Neither party will use any information obtained pursuant to this Section 5.8 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, each party will hold all information and documents obtained pursuant to this paragraph in confidence unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by such party or as it is advised by counsel in writing that any such information or document is required by law or applicable published stock exchange rule to be disclosed, and in the event of the termination of this Agreement, such party will, upon request by the other, deliver to the other all documents so obtained by it or destroy such documents.

         5.9 Acquisition Proposals. The Company shall not, directly or indirectly, and shall instruct its officers, directors, employees, Subsidiaries, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any of the Company Subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Company Subsidiaries, to take any such action; provided, however, that nothing contained in this Section 5.9 shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited proposal by such person to acquire the Company pursuant to a merger, consolidation, share exchange, tender offer, exchange offer, business combination or other similar transaction or to acquire all or substantially all of the assets of the Company or any of the Company Subsidiaries, if, and only to the extent that, (i) such Board of Directors, after consultation with outside legal counsel, determines in good faith that such action is required for such Board of Directors to comply with its duties to its stockholders imposed by applicable law and (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person, such party uses all reasonable efforts to obtain from such person an executed confidentiality agreement. The Company shall notify Bancorp promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company or any of the Company Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction (other than the transactions contemplated by this Agreement and the Cumberland Transaction);
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition outside the ordinary course of business of 15% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) any Person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 40% or more of the then outstanding shares of capital stock of the Company; (v) any public announcement of a proposal, plan or intention to do any of the foregoing; provided, however, that for purposes of this Agreement and the Company Stock Option Agreement, none of the foregoing transactions or actions shall be deemed to constitute a Competing Transaction unless such transaction or action was initiated, or initial discussions or communications with respect thereto were initiated, prior to the termination of this Agreement.

         5.10 Blue-Sky Filings. Bancorp shall use its reasonable efforts to obtain all necessary state securities laws or "blue sky" permits and approvals, provided that Bancorp shall not be required by virtue thereof to submit to general jurisdiction in any state.

         5.11 State Takeover Laws; Certificate of Incorporation. The Company shall not take any action that would cause the transactions contemplated by this Agreement to be subject to any applicable state takeover statute and the Company shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from (A) any applicable state takeover law, as now or hereafter in effect, including, without limitation, Sections 14A:10A-1 through 14A:10A-6 of the New Jersey BCA, (B) any applicable takeover provisions in the Company's Certificate of Incorporation or By-laws, and (C) any takeover provisions set forth in any agreement to which the Company is a party or may be bound.

         5.12 Affiliate Agreements. The Company will cause each person who may be deemed by the Company to be an Affiliate of the Company (for purposes of Rule 145 under the Securities Act) to execute and deliver to Bancorp, as soon as practicable after the date of this Agreement, and before the mailing of the Proxy Statement for the Meeting, an agreement in the form attached hereto as Exhibit B restricting the disposition of the shares of Class A Common Stock to be received by such Affiliate in exchange for such Affiliate's shares of Company Common Stock except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. The Company represents and warrants that Schedule 5.12 sets forth a list of all persons who, as of the date of this Agreement, are Affiliates of the Company.

         5.13 Shares Listed. Bancorp shall use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, upon official notice of issuance, the shares of Class A Common Stock to be issued to the holders of Company Common Stock pursuant to this Agreement.

         5.14 Regulatory Applications. The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Regulatory Agencies which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply fully with the terms and conditions of all such permits, consents, approvals and authorizations of all Regulatory Agencies. The parties hereto shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Bancorp, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Agency in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Regulatory Agencies necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

         5.15     Current Information.

                  (a) During the period from the date of this Agreement to the Effective Date, each of the Company and Bancorp shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

                  (b) The  Company  shall  promptly  notify  Bancorp  of (1) any material change in the business or operations of the Company or any Company Subsidiary, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Agency relating to the Company or any Company Subsidiary, (3) the institution or the threat of material Litigation involving or relating to the Company or any Company Subsidiary, or (4) any event or condition that might be reasonably expected to cause any of the Company's representations or warranties set forth herein not be true and correct as of the Effective Time or prevent the Company from fulfilling its obligations hereunder; and in each case shall keep Bancorp informed with respect thereto.

                  (c) Bancorp shall (1) promptly notify the Company of any event or condition that might reasonably be expected to cause any of Bancorp's representations or warranties set forth herein not to be true and correct as of the Effective Time or prevent Bancorp from fulfilling its obligations hereunder and (2) notify the Company immediately of any denial of any application filed by Bancorp with any Regulatory Agency with respect to this Agreement, and in each case shall keep the Company informed with respect thereto.

         5.16 ESOP Termination. The Company shall take all steps necessary to terminate the Company's Employee Stock Ownership Program (the "ESOP") effective at or prior to the Effective Time. The termination of the ESOP shall be in accordance with all applicable laws, statutes and regulations, including, without limitation, ERISA, and shall not subject the Company or Bancorp to any material obligation or liability.

         5.17     Incentive Plan.

                  (a) Retention Pool. At the Effective Time, Bancorp will establish a retention pool (the "Retention Pool") consisting of restricted shares of Class A Common Stock to be used to retain key employees of the Company. The value of the shares which will be dedicated to the Retention Pool shall be equal to 20% of the aggregate of the value of the shares of Class A Common Stock issued in the Merger (excluding options issued in the Merger in exchange for other options and excluding shares of Class A Common Stock issued in the Merger in exchange for shares of Company Common Stock which were issued by the Company after the date of this Agreement) and the value of the shares dedicated to the Retention Pool. As used in the previous sentence, the "value" of the number of shares of Class A Common Stock shall be equal to the Average Price multiplied by the number of shares. The individuals eligible for inclusion in the Retention Pool and the respective allocations will be determined by the management of the Company, in consultation with and subject to the approval of Bancorp, prior to the Effective Time.

                  (b) Vesting. The shares of Class A Common Stock in the Retention Pool shall vest on the fourth anniversary of the Effective Date subject to the conditions and upon the terms and as set forth in Exhibit C hereto.

                  (c) Eligibility. Eligibility to participate in the Retention Pool shall require an individual to be employed by the Company as of the vesting date and subject to the terms and conditions set forth in Exhibit C hereto.

                  (d) Adjustment. If an employee of the Company who has been selected to participate in the Retention Pool shall forfeit the right to receive shares of Class A Common Stock thereunder, as set forth in Exhibit C, the shares allocated to that individual shall be cancelled and the number of shares of Class A Common Stock in the Retention Pool shall be adjusted accordingly.

         5.18     Indemnification/Liability Coverage.

                  (a) For six years after the Effective Date, or for such longer period as contemplated by any applicable statute of limitations, Bancorp shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors and executive officers of the Company and the Company Subsidiaries (each, an "Indemnified Party"), against all liabilities and expenses (including, without limitation, professional fees and disbursements, investigation and other costs, settlements and judgments) arising out of, or asserted or incurred in connection with any claim, action, suit, investigation or proceeding (including any proceeding by or in the right of the Company, or the Surviving Corporation as statutory successor to the Company) alleging, (i) actions or omissions occurring at or prior to the Effective Date (including, without limitation, actions or omissions in connection with the transactions contemplated by this Agreement) and (ii) actions or omissions occurring after the Effective Date in connection with the transactions contemplated by this Agreement in either case (whether (i) or (ii)) to the fullest extent that the Indemnified Parties would be entitled to indemnification under the New Jersey BCA and the Company's Certificate of Incorporation and Bylaws as in effect on the date hereof. In furtherance and not in limitation of the foregoing, as of the Effective Date, Bancorp shall, and shall cause the Surviving Corporation to, assume and reaffirm each of the existing Indemnification Agreements (the "Indemnification Agreement") between the Company and its present and former directors and certain executive officers (each of which is listed on Schedule 5.18 and copies of which have been previously delivered to Bancorp). Notwithstanding anything herein to the contrary, Bancorp's and the Surviving Corporation's aggregate obligation pursuant to this indemnity (including amounts paid under available insurance coverage) shall not exceed $35,000,000.

                  (b) Bancorp shall use its reasonable best efforts to maintain the Company's existing directors' and officers' liability insurance policy (or a policy, including Bancorp's existing policy, providing comparable coverage amount on terms no less favorable) covering persons who are currently covered by such insurance for a period of three years after the Effective Date; provided, that Bancorp shall not be obligated to make an annual premium payment in respect to such policy (or replacement policy) which exceeds, for the portion related to the Company's directors and officers, 150% of the annual premium payment on the Company' current policy in effect as of the date of this Agreement; provided, further, that if such coverage can only be obtained upon the payment of an annual premium in excess of 150% of the annual premium payment of the Company's current policy, Bancorp shall obtain such coverage as can reasonably be obtained by paying a premium of 150% of the annual premium payment of the Company's current policy in effect as of the date of this Agreement.

                  (c) Any Indemnified Party wishing to claim indemnification under Section 5.18(a), upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify Bancorp thereof; provided, that the failure so to notify shall not affect the obligations of Bancorp and the Surviving Corporation under Section 5.18(a), unless such failure materially increases Bancorp and the Surviving Corporation's liability under such Section. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date and subject to the terms of the relevant Indemnification Agreement), (1) Bancorp or the Surviving Corporation shall have the right to assume the defense thereof, if it so elects, and the Surviving Corporation shall pay all reasonable fees and expenses of counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that if Bancorp or the Surviving Corporation does not elect to assume the defense thereof, the Indemnified Parties shall have the right to employ its or their own counsel and Bancorp or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel; provided further, however, that Bancorp and the Surviving Corporation shall be obligated pursuant to this subsection (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suits or proceedings arising out of or related to a common body of facts, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) Bancorp and the Surviving Corporation shall not be liable for any settlement effected without the prior written consent of Bancorp. The provisions of this Section 5.18(c) shall not alter, impair or be in derogation of the rights of the Company's present and former directors and executive officers who were a party to an Indemnification Agreement under their existing Indemnification Agreements with the Company, all of which shall remain in effect and be assumed or affirmed, as the case may be, by the Surviving Corporation and Bancorp as of the Effective Date in accordance with and subject to Section 5.18(a).

         5.19 SEC Filings. Each of the Company and Bancorp shall timely file all reports on Form 10-K, Form 10-Q and Form 8-K and other documents required to be filed by it with the SEC under the Exchange Act from the date of this Agreement to the Effective Date.

         5.20 Form S-8 Registration. Bancorp shall use all reasonable efforts to file with the SEC within 30 days after the Effective Time a Registration Statement on Form S-8 (or any successor form thereto) under the Securities Act relating to shares of Class A Common Stock issuable (i) out of the Retention Pool and (ii) upon exercise of a Company Option that was converted into a Substitute Option pursuant to Section 2.2 hereof and upon exercise of any other options which may be granted after the Effective Date under any stock option plan of the Company in effect on the date of this Agreement.


                                   ARTICLE VI
                    CONDITIONS TO CONSUMMATION OF THE MERGER

         6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each of Bancorp and the Company to consummate the transactions contemplated hereby is subject to the satisfaction or written waiver by Bancorp and the Company prior to the Effective Time of each of the following conditions:

                  (a) Stockholder Approvals. This Agreement and the Merger shall have been duly adopted by the requisite affirmative vote of the stockholders of the Company.

                  (b) Regulatory Approval. All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which Bancorp reasonably determines would (i) following the Effective Time, have a Material Adverse Effect on Bancorp or the Surviving Corporation or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Bancorp would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

                  (c) No Injunction. No court or Regulatory Agency of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statue, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or otherwise makes illegal consummation of the transactions contemplated by this Agreement.

                  (d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Class A Common Stock to be issued in the Merger shall have been received and be in full force and effect.

                  (f) Listing. The shares of Class A Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (g) Employment Agreement. The Company shall have entered into an employment agreement with Ben Plotkin substantially in the form of Exhibit D hereto.

                  (h) Officers and Directors of the Surviving Corporation. The officers and directors of the Surviving Corporation shall be mutually agreed upon by the parties.

         6.2 Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is also subject to the satisfaction or written waiver by the Company prior to the Effective Time of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Bancorp set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality or Material Adverse Effect which shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Bancorp by an executive officer of Bancorp to such effect.

                  (b) Performance of Obligations of Bancorp. Bancorp shall have performed in all material respects all agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time, including, without limitation, the establishment of the Retention Pool, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Bancorp by an executive officer of Bancorp to such effect.

                  (c) Opinion of the Company's Counsel. The Company shall have received an opinion of Pitney, Hardin, Kipp & Szuch, special counsel to the Company, dated the Effective Date, to the effect that on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by stockholders of the Company who receive shares of Class A Common Stock in exchange for shares of Company Common Stock, except with respect to cash received in lieu of fractional share interests.

                  (d) Agreement with respect to Future Operations. The parties will have entered into an agreement substantially in the form of Exhibit E hereto, with respect to the future operations and management of the Company after consummation of the transactions contemplated herein.

                  (e) Board Seat. Ben Plotkin shall be elected as a member of the Board of Directors of Bancorp on or prior to the Effective Date.

         6.3 Conditions to Obligation of Bancorp. The obligation of Bancorp to consummate the transactions contemplated by this Agreement is also subject to the satisfaction or written waiver by Bancorp prior to the Effective Time of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality or Material Adverse Effect which shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); and Bancorp shall have received a certificate, dated the Effective Date, signed on behalf of the Company by an executive officer of the Company to such effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Bancorp shall have received a certificate, dated the Effective Date, signed on behalf of the Company by an executive officer of the Company to such effect.

                  (c) Consents. The Company shall have obtained all consents and approvals of third parties required to effectuate the transactions contemplated by this Agreement, each of which shall have been obtained without the imposition of any materially adverse terms or conditions.

                  (d) Opinion of Bancorp's Counsel.  Bancorp shall have received an opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., counsel to Bancorp, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368(a) of the Code.


                                   ARTICLE VII
                                   TERMINATION

         7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time after the occurrence of any of the following events, but prior to the Effective Date (notwithstanding any approval of this Agreement by the stockholders of the Company):

                  (a)      by mutual written consent of Bancorp and the Company;

                  (b) by either Bancorp or the Company, if any court or Regulatory Agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) by either Bancorp or the Company, if the Merger has not been consummated by August 31, 1998 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Date);

                  (d) by either Bancorp or the Company, if the Meeting shall have been held, and the stockholders of the Company shall have failed to approve and adopt the Merger, this Agreement and the transactions contemplated hereby at such meeting;

                  (e) by either Bancorp or the Company in the event that written notice is received which states that any required regulatory approval contemplated by Section 6.1(b) will not be approved or has been denied or shall be approved only upon or subject to conditions that would cause the condition set forth in Section 6.1(b) not to be satisfied;

                  (f) by Bancorp, if a tender offer or exchange offer for more than 15% of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company, within ten business days after such tender offer or exchange offer is so commenced, fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to such offer;

                  (g) by Bancorp, if any Person or group (as that term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have acquired beneficial ownership or the right to acquire beneficial ownership of more than 40% of the then combined voting power of all classes of the capital stock of the Company;

                  (h) by Bancorp, if the Board of Directors of the Company does not recommend to its stockholders the approval of the Merger, this Agreement and the transactions contemplated hereby, or withdraws, or modifies or changes in a manner adverse to Bancorp, its recommendation to approve the Merger, this Agreement and the transactions contemplated hereby, or shall have resolved to do any of the foregoing;

                  (i) by Bancorp or the Company, if the Company or its stockholders received an offer for a Competing Transaction that the Board of Directors of the Company, after consultation with its outside legal counsel and financial advisors, determines in good faith is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement, and the Board of Directors of the Company accepts, recommends or resolves to accept or recommend to the Company's stockholders such a Competing Transaction; provided that prior to such termination by the Company, the Company shall provide Bancorp written notice of its intention to terminate this Agreement pursuant to this Section 7.1(i) at least three business days prior to such termination, which notice shall also identify the Competing Transaction and accurately describe all material terms thereof;

                  (j) by Bancorp, if there has been any breach of any representation or warranty in this Agreement by the Company, which breach cannot be or has not been cured within 30 days after the giving of written notice to the Company (provided that Bancorp may terminate this Agreement pursuant to this Section 7.1(j) only with respect to a breach or breaches that would permit Bancorp not to consummate the Merger under the standards set forth in Section 6.3(a)), or if the Company breaches in any material respect any material covenant of the Company contained in this Agreement and such breach cannot be or has not been cured within 30 days of the giving of written notice to the Company;

                  (k) by the Company, if there has been any breach of any representation or warranty in this Agreement by Bancorp, which breach cannot be or has not been cured within 30 days after the giving of written notice to Bancorp (provided that the Company may terminate this Agreement pursuant to this Section 7.1(k) only with respect to a breach or breaches that would permit the Company not to consummate the Merger under the standards set forth in Section 6.2(a)), or if Bancorp breaches in any material respect any material covenant of Bancorp contained in this Agreement and such breach cannot be or has not been cured within 30 days of the giving of written notice to Bancorp; and

                  (l) by the Company, if Duff & Phelps shall have withdrawn its Fairness Opinion prior to the date that the Proxy Statement is first mailed to the holders of Company Common Stock; provided that the right of the Company to terminate the Agreement pursuant to this Section 7.1(l) shall terminate on the date that the Proxy Statement is first mailed to the holders of the Company Common Stock.

                  (m) by the Company, if the Average Price is less than $13.60 and the Company notifies Bancorp in writing of its intention to terminate this Agreement pursuant to this Section 7.1(m) and Bancorp does not within five business days of receipt of such notice (i) agree to increase the Conversion Ratio to an amount equal to the quotient of $8.28 divided by the Average Price and (ii) agree to establish the Closing Date within ten business days of receipt of the Company's notice under this Section 7.1(m).

         7.2 Effect of Termination. In the event this Agreement is terminated pursuant to this Article VII, the Merger shall be abandoned and this Agreement shall become void and of no force and effect, without further action by any of the parties to this Agreement, except for the agreements contained in the last sentence of Section 5.8, and in Sections 8.8, 8.11, 8.12 and 8.13; provided that, in addition to the amounts payable pursuant to Section 8.8, any termination of this Agreement pursuant to this Article VII shall not relieve any party from any liability for the breach of any material representation, warranty or covenant contained in this Agreement or be deemed to constitute a waiver of any remedy available for such breach. Subject to Section 5.8(B) hereof, upon termination of this Agreement, each party shall return all documents and other materials of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same.


                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by Bancorp, which shall be as soon as practicable after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VI hereof, unless extended by mutual agreement of the parties.

         8.2 Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by registered mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or at such other addresses as shall be specified by the parties by like notice).

  If to Bancorp:            BankAtlantic Bancorp, Inc.
                            1750 East Sunrise Boulevard
                            Fort Lauderdale, Florida 33304
                            Telecopy: (954) 768-0520
                            Attention: Alan B. Levan

                  Copy to:  Stearns Weaver Miller Weissler
                            Alhadeff & Sitterson, P.A.
                            150 West Flagler Street
                            Miami, Florida 33130
                            Telecopy:  (305) 789-3395
                            Attention: Alison W. Miller, Esquire

    If to the Company:      Ryan, Beck & Co., Inc.
                            220 South Orange Avenue
                            Livingston, New Jersey 07039
                            Telecopy: (973) 597-1258
                            Attention: Ben A. Plotkin

                  Copy to: Pitney, Hardin, Kipp & Szuch
                           200 Campus Drive
                           Florham Park, New Jersey 07932
                           Telecopy: (973) 966-1550
                           Attention: Ronald H. Janis, Esq.


Such notices, demands, claims and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery,
(b) in the case of registered U.S. mail, five days after deposit in the U.S. mail, or (c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise.

         8.3 Entire Agreement. This Agreement and the Schedules and Exhibits hereto contain every obligation and understanding between the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein.

         8.4 Assignment. This Agreement may not be assigned by any party without the written consent of the other party; provided that Bancorp may assign this Agreement to one of its Subsidiaries, whether such Subsidiary currently exists or is formed in the future, without such written consent; and provided further that Bancorp shall remain primarily liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

         8.5 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

         8.6 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person (including, without limitation, any stockholders or employees of the Company) other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement, except that the present and former directors and executive officers of the Company and the Company Subsidiaries are intended beneficiaries of Section 5.18.

         8.7 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

         8.8      Fees and Expenses.

                  (a) Except as provided below, all fees and expenses incurred in connection with the Merger, this Agreement, the Company Stock Option Agreement and the transactions contemplated by this Agreement and the Company Stock Option Agreement shall be paid by the party incurring such fees or expenses, except that the expenses payable in connection with printing and mailing the Proxy Statement shall be shared equally between the Company and Bancorp. In no event shall the aggregate fees and expenses incurred by or on behalf of the Company in connection with the Merger, this Agreement and the transactions contemplated hereby exceed $500,000 in the aggregate.

                  (b) If this Agreement shall be terminated pursuant to Section 7.1(d) and there has been a material breach of any Stockholder Voting Agreement or if this Agreement shall be terminated pursuant to Sections 7.1(f), (g), (h),
(i) or (j), then the Company shall pay Bancorp an amount equal to all reasonable expenses (including reasonable attorneys' and advisors' fees) incurred by Bancorp and Acquisition in connection with this Agreement, the Stock Option Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement up to $500,000 (the "Expense Reimbursement").

                  (c) If this Agreement shall be terminated pursuant to Sections 7.1(d) and on the date of the Meeting a Competing Transaction had been proposed or publicly announced, or if this Agreement shall be terminated pursuant to Sections 7.1(f), (g), (h), (i) or (j), and within eighteen (18) months thereafter, the Company shall enter into a definitive agreement with respect to any Competing Transaction or any Competing Transaction shall be consummated (other than a tender offer or exchange offer for less than 50% of the outstanding shares of capital stock of the Company or the acquisition by any Person or group of less than 50% of the then outstanding shares of capital stock of the Company), then the Company shall pay Bancorp an amount equal to $2,000,000 (less any portion of the Expense Reimbursement theretofore paid) (the "Termination Fee") and if all or any portion of the Expense Reimbursement has not yet been paid, such portion of the Expense Reimbursement shall no longer be payable upon payment of the Termination Fee.

                  (d) If this Agreement shall be terminated pursuant to Section 7.1(k), then Bancorp shall pay the Company an amount equal to all reasonable expenses (including reasonable attorneys' fees and advisors' fees) incurred by the Company in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby up to $500,000.

                  (e) Each party agrees that the actual damages accruing to Bancorp from termination of this Agreement pursuant to those termination provisions and circumstances referenced in Section 8.8(c) are incapable of precise estimation and would be difficult to prove, and that the damages stipulated herein bear a reasonable relationship to the potential injury likely to be sustained in the event of termination pursuant to such occurrences. The payments stipulated in Section 8.8(c) are intended by the parties to provide just compensation in the event of termination pursuant to those termination provisions referenced in Section 8.8(c), and is not intended to compel performance or to constitute a penalty for nonperformance.

                  (f) Any payment required to be made pursuant to Sections 8.8(b), (c) or (d) shall be made to Bancorp or the Company, as applicable, not later than five business days after the occurrence of the event for which such party is entitled to payment and delivery by the party entitled to such payment to the other of a notice of demand for payment, provided that the payment of expenses pursuant to Sections 8.8(b) or (d) shall be within five business days after delivery of an itemization setting forth in reasonable detail all expenses of Bancorp, Acquisition or the Company, as applicable, for which such party is entitled to reimbursement hereunder (which itemization may be supplemented and updated from time to time until the 30th day after the party entitled to payment delivers such notice of demand for payment). All payments required to be made pursuant to this Section 8.8 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to payment in the notice of demand for payment delivered pursuant to this Section 8.8(f).

                  (g) In the event Bancorp exercises the option granted under the Company Stock Option Agreement, Bancorp shall, simultaneously with the closing under the Company Stock Option Agreement, refund to the Company an amount equal to any Termination Fee paid to Bancorp prior to such exercise less an amount equal to the expenses incurred by Bancorp and Acquisition in connection with the Merger, this Agreement, the Company Stock Option Agreement and the transactions contemplated by this Agreement and the Company Stock Option Agreement. In the event that after Bancorp has exercised the option granted under the Company Stock Option Agreement, Bancorp becomes entitled to receive the Termination Fee hereunder, the Termination Fee due to Bancorp from the Company shall be an amount equal to (i) the Termination Fee less (ii) the aggregate net profit realized by Bancorp pursuant to all exercises of the option under the Company Stock Option Agreement.

         8.9 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

         8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         8.11 Litigation; Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

         8.12 Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

         8.13 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Florida without reference to the choice of law principles thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the date and year first above written.

                                                     BANKATLANTIC BANCORP, INC.



                                                     By:  /s/  ALAN B. LEVAN
                                                     ---------------------------
                                                     Name:  Alan B. Levan
                                                     Title:  Chairman


                                                     BCP ACQUISITION CORPORATION



                                                     By: /s/  ALAN B. LEVAN
                                                     ---------------------------
                                                     Name:  Alan B. Levan
                                                     Title:


                                                     RYAN, BECK & CO., INC.



                                                     By:  /s/  BEN A. PLOTKIN
                                                     ---------------------------
                                                     Name:  Ben A. Plotkin
                                                     Title:  President

                                    Exhibit A

                                VOTING AGREEMENT


         This Voting  Agreement  is entered into as of February __, 1998 between
BankAtlantic   Bancorp,   Inc.,   a   Florida   corporation    ("Bancorp")   and
________________________ ("Stockholder")


                              W I T N E S S E T H:

         WHEREAS, simultaneously with the execution of this Agreement, Bancorp, Ryan, Beck & Co., Inc., a New Jersey corporation (the "Company"), and BCP Acquisition Corporation, a New Jersey corporation ("Acquisition"), have entered into an Acquisition Agreement, dated as of the date hereof (the "Acquisition Agreement"), pursuant to which Bancorp will acquire the Company through the merger of the Company with and into Acquisition (the "Merger"); and

         WHEREAS, in connection with the Merger, Stockholder will receive shares of Bancorp's Class A Common Stock, par value $.01 per share, in exchange for Stockholder's entire equity interest in the Company; and

         WHEREAS, as a material inducement to Bancorp and Acquisition to enter into the Acquisition Agreement and agree to acquire the Company, Stockholder, who is also a member of the Board of Directors of the Company, has agreed to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the respective covenants, representations and warranties contained in this Agreement, the parties agree as follows:

         1.   Representations   and  Warranties  of   Stockholder.   Stockholder
represents and warrants to Bancorp as follows:

                  (a) Title to Shares. Stockholder is now, and at all times through the Effective Time of the Merger (the "Effective Time") will be, directly or indirectly, the record holder or beneficial owner of _________ shares of the Company's issued and outstanding common stock, par value $.01 per share (collectively, the "Stockholder Stock").

                  (b) Authority; Binding Agreement. Stockholder has full legal capacity, right, power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by Stockholder, and constitutes the legal, valid and binding obligation of Stockholder, enforceable in accordance with its terms, except to the extent that its enforcement may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

                  (c) The execution, delivery and performance of this Agreement by the Stockholder, and the consummation of the transactions contemplated hereby, do not and will not constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Stockholder or to which the Stockholder is subject or bound, or require consent or approval under such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument.

         2.       Covenants of Stockholder.

                  (a) Vote of Stockholder Stock in Favor of Merger. Unless and until the Merger Agreement shall have been validly terminated in accordance with its terms (an "Event of Termination"), Stockholder agrees to vote, or cause all of the Stockholder Stock to be voted, (i) in favor of the Merger,(ii) against any merger, consolidation, share exchange, business combination, asset sale or other extraordinary corporate transaction involving the Company, other than the Merger, or any other action or agreement that would result in any of the conditions to the Company's obligations under the Acquisition Agreement not being fulfilled, or (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Acquisition Agreement. Stockholder also agrees, unless and until an Event of Termination has occurred, to act in all other respects to use his best efforts to cause the consummation of the Merger and the transactions contemplated by the Acquisition Agreement.

                  (b) Sale of Stockholder Stock. Unless and until the occurrence of an Event of Termination, Stockholder will not, directly or indirectly, (i) tender or permit the tender into any tender or exchange offer of any shares of Stockholder Stock, (ii) sell, transfer or otherwise dispose of or encumber or permit the sale, transfer or other disposition or encumbrance of any shares of Stockholder Stock or (iii) deposit any shares of Stockholder Stock into a voting trust or enter into a voting agreement or arrangement with respect to such Stockholder Stock or grant any proxy with respect thereto, except in each case pursuant to the Acquisition Agreement.

         3. Additional Shares. All references in this Agreement to Stockholder Stock shall be deemed to include any shares of capital stock of the Company subsequently acquired by Stockholder.

         4.       Miscellaneous.

                  (a) Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally, by facsimile transmission or by registered mail, return receipt requested, postage prepaid, to the parties. Such notices, demands, claims and other communications shall be deemed given when actually received or in the case of registered U.S. mail, on the date the postal service first attempts delivery.

                  (b) Waiver and Amendment. This Agreement may only be amended by an instrument in writing executed by the parties hereto. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

                  (c) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (d) Expenses. Except as otherwise provided herein or in the Acquisition Agreement, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

                  (e) Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

                  (f) Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

                  (g) Injunctive Relief. It is likely that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

                  (h) Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Florida.


         IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.


                                 BANKATLANTIC BANCORP, INC.



                                 By:------------------------
                                    Name:
                                    Title:


                                 STOCKHOLDER


                                 --------------------------
                                 Name:

                                    Exhibit B

                            Form of Affiliate Letter



BankAtlantic Bancorp, Inc.
1750 East Sunrise Boulevard
Fort Lauderdale, Florida 33304

Ladies and Gentlemen:

         I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Ryan, Beck & Co., Inc., a New Jersey corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act'). I have been further advised that pursuant to the terms of the Acquisition Agreement dated as of February , 1998 (the "Acquisition Agreement") among BankAtlantic Bancorp, Inc., a Florida corporation ("Bancorp"), the Company and BCP Acquisition Corporation, a wholly owned subsidiary of Bancorp ("Acquisition"), the Company will be merged with and into Acquisition (the "Merger") and that as a result of the Merger, I may receive shares of Bancorp's Class A Common Stock (as defined in the Acquisition Agreement) in exchange for shares of Company Common Stock (as defined in the Acquisition Agreement) owned by me.

         I represent, warrant and covenant to Bancorp that in the event I receive any Class A Common Stock as a result of the Merger:

                  A. I shall not make any sale, transfer or other disposition of the Class A Common Stock in violation of the Act or the Rules and Regulations.

                  B. I have carefully read this letter and the Acquisition Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Class A Common Stock to the extent I believed necessary with my counsel or counsel for the Company.

                  C. I have been advised that the issuance of Class A Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of the Company I may be deemed to have been an affiliate of the Company and the distribution by me of the Class A Common Stock has not been registered under the Act, that I may not sell, transfer or otherwise dispose of Class A Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Bancorp, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

                  D. I understand that Bancorp is under no obligation to register the sale, transfer or other disposition of the Class A Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

                  E. I also understand that stop transfer instructions will be given to Bancorp's transfer agent with respect to the Class A Common Stock and that there will be placed on the certificates for the Class A Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

                           "The securities  represented by this certificate have
                  been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration."

                  F. I also understand that unless the transfer by me of my Class A Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Bancorp reserves the right to put the following legend on the certificates issued to my transferee:

                           "The shares  represented by this certificate have not
                  been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

         It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Bancorp a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Bancorp, to the effect that such legend is not required for purposes of the Act.

         I understand that pursuant to the Acquisition Agreement, no certificate for Class A Common Stock shall be delivered to me in exchange for certificates representing Company Common Stock until I have executed and delivered this agreement.

                                             Very truly yours,



                                             By:--------------------------------
                                             Name:


Accepted this               day of
February, 1998 by

BANKATLANTIC BANCORP, INC.



By:-----------------------
Name:
Title:

                                    Exhibit C

            SUMMARY OF TERMS AND CONDITIONS OF RESTRICTED STOCK AWARD


Grant:                     Restricted   Shares   of   Class   A   Common   Stock
                           ("Restricted Shares").

Vesting:                   On the fourth  anniversary  date of the  Merger  (the
                           "Vesting Date").

Condition for Vesting:     Participant  has  remained  an  active
                           full-time employee from the date of the Merger through the Vesting Date.

Accelerated Vesting:       If during the four year period following the
                           Merger,  the Company should  terminate  participant's
                           employment  for  any  reason  other  than  Cause  (as
                           defined   below),   Restricted   Shares   shall  vest
                           immediately upon termination.

                           In the event employment is terminated due to death or disability, remaining Restricted Shares shall vest immediately upon such termination. (In the event of death, participant's Restricted Shares shall be provided to his designated beneficiary, or to his estate if no beneficiary is named).

Cause: "Cause" shall mean: (i) continued failure to perform substantially participant's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to disability or death) or (ii) engaging in illegal conduct or gross misconduct which is materially injurious to the Company.

Limitation on Vesting:     If  during  the four  year  period  the
                           Company  terminates   participant's   employment  for
                           Cause, no Restricted Shares shall vest following such termination, and such Restricted Shares shall be forfeited.

                           If during the four year period employment is terminated by participant for any reason other than death or disability, no Restricted Shares shall vest.

Other: This summary is not an employment agreement between any participant and the Company.

                           Participant shall provide to the Company any Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation, and may request the Company to withhold sufficient Restricted Shares to satisfy such withholding requirement.

                           The Restricted Stock Plan will be administered by the
Company's Compensation Committee.

The foregoing is qualified in its entirety by reference to the plan.

                                    Exhibit D

                      BEN A. PLOTKIN'S EMPLOYMENT AGREEMENT



                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of _________, 1998, by and BEN A. PLOTKIN, whose address is 168 Western Drive, Short Hills, New Jersey 07578 ("Executive"), and Ryan, Beck & Co., Inc., a New Jersey corporation (the "Company"), a wholly-owned subsidiary of BankAtlantic Bancorp, a Florida corporation ("Bancorp").

         1. Pursuant to an Amended and Restated Employment Agreement dated _________ (as amended through the date hereof, the "Prior Agreement"), between Executive and the Company, Executive is currently employed by the Company as its President and Chief Executive Officer.

         2. The Company and Bancorp have entered into an Acquisition Agreement, dated February 9, 1998 (such agreement, as the same may be amended from time to time, is referred to as the "Acquisition Agreement"), pursuant to which Bancorp will acquire the Company by merger of the Company into a wholly-owned subsidiary of Bancorp (the "Merger"). At the Effective Date of the Merger, the Company and Bancorp will execute an agreement governing the operation of the Company independent from Bancorp (the "Independence Agreement").

         3. The Company, Bancorp and the Executive desire that commencing with the effective date of the Merger (the "Effective Date"), (i) the Executive be employed as Chairman, President and Chief Executive Officer of the Company upon the terms and conditions set forth in this Agreement, (ii) the Company's obligations to the Executive under the Prior Agreement be terminated in exchange for a lump sum payment to Executive of $780,000 (the "Buyout Sum") and the prior Agreement be terminated; and (ii) the Prior Agreement be replaced and superseded by this Agreement.

         Accordingly, the parties agree as follows:

         1.       Employment, Title, Duties and Term.

         1.1 Employment; Title; Duties. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term of employment set forth in Section 1.2 below. Executive shall serve as President and Chief Executive Officer of the Company and Chairman of the Company's Board of Directors, shall be responsible for the day-to-day management and operations of the Company and shall have such powers and perform such duties, consistent with such executive capacity, as may be assigned or delegated to him from time to time by the Board of Directors of the Company (the "Board of Directors"). Executive shall have the authority to hire employees of the Company, set their salary and make purchases within the parameters of the Company's annual operating and capital budget, which budget shall be subject to review and approval by the Board of Directors and by Bancorp. All other officers of the Company shall report directly to Executive, except as the Executive shall otherwise determine, and except that the chief compliance officer and/or internal auditor shall report directly to the Board of Directors. Executive's primary office shall be located in Livingston, New Jersey unless Executive, the Company and Bancorp mutually agree to change such location. Bancorp shall cause Executive to be nominated for election by Bancorp's shareholders to serve as a director of Bancorp during the Employment Period. If elected, Executive shall serve as a director of Bancorp. Bancorp will use its best efforts to accomplish such election. Executive shall not be entitled to receive any fees or other cash compensation in addition to the compensation specifically set forth herein for serving as a director, board committee member or officer of the Company, Bancorp or any of their respective subsidiaries or affiliates. Executive accepts such employment and agrees to perform all such services faithfully and diligently, and to discharge the responsibilities thereof to the best of his ability. Executive shall devote his full business time and attention and energies to the duties of his employment.

         1.2      Term and Payment.

         (a) Except in the case of earlier termination, as hereinafter specifically provided, the initial term of this Agreement shall be for two years commencing on the Effective Date, with one year being added at the end of such two year term and at each anniversary thereafter, provided that the Executive is actively employed by the Company on such date.

         (b) The Prior Agreement shall be terminated upon receipt by the Executive of the Buyout Sum, which shall be paid to the Executive, subject to federal and state tax withholding, on the date hereof.

         2. Base Salary. Subject to the provisions herein regarding resignation, termination with or without cause, death, and disability, the Company shall pay the Executive a salary in connection with his services hereunder in the amount of $260,000 per annum, subject to increase in the discretion of the Board of Directors, but in any event not less than Executive's salary of the previous year. The Executive's salary shall not be decreased without the Executive's prior written approval. The salary under this Section 2 shall be payable to the Executive not less frequently than monthly.

         3.       Bonus, Benefits and Expenses.

         3.1 Bonuses and Other Benefits. The Company shall also cause the Executive to receive, in addition to his salary, all other employee benefits (including a bonus or bonuses if declared by the Board of Directors in its discretion, and contributions to any profit sharing plan) in effect or hereafter to be offered by the Company. During the first year of this Agreement, the bonus paid to Executive shall not be less than $_________.

         3.2 Reasonable Business Expenses. Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder, including such expenses for the promotion of the business of the Company and Bancorp as entertainment, travel, and similar business expenses incurred in the performance of his duties as allowed in the Company's expense policy. The Company shall reimburse the Executive for all such expenses promptly upon periodic presentation by Executive of an itemized account with documentation of such expenses.

         3.3 Vacation. Executive shall be entitled to annual vacation (without deduction of salary or other compensation) in accordance with Bancorp's vacation policy for employees in effect from time to time, but in no event less than four weeks, such vacation to be taken at such time or times during such year as determined by Executive.

         3.4 Bancorp Directors' and Officers' Insurance. Executive shall be entitled in connection with his service as a director of Bancorp to coverage under any directors' and officers' insurance policy which Bancorp provides for Bancorp's directors and officers.

         3.5 Bancorp Option Plan. Executive shall be eligible to receive options to acquire Bancorp Common Stock as determined by the Bancorp Stock Option Committee pursuant to any plan maintained by Bancorp from time to time under which stock options may be granted to executives of Bancorp and its subsidiaries.

         3.6 Continuation of Deferred Trust. During the term hereof the Company shall use all reasonable efforts to continue in its current form the Company's deferred trust compensation plan and the rabbi trust thereunder.

         3.7 Automobile. The Company shall provide Executive with the use of an appropriate Company-leased automobile and reimbursement for automobile related expenses consistent with the Company's policy.

         4. Death of the Executive.

                  (a) In the event of the Executive's death during the term of this Agreement, the Company shall pay to the Executive's designated beneficiary, or if no beneficiary has been designated then to the Executive's estate, in addition to the salary earned by the Executive but unpaid as of the date of death, the amount of the Executive's then current annual base salary. Said amount shall be paid in a lump sum, within thirty (30) days after the date of death.

                  (b) If, but only if, a bonus or bonuses are declared for the salaried officers of the Company for such calendar year, the Company shall also pay to the Executive's designated beneficiary or estate a cash bonus reflecting Executive's performance for the partial calendar year in which his death occurs, in an amount equal to the average of the bonus accrued by the Company for the three previous fiscal years, multiplied by a fraction, the numerator of which is the number of days of the calendar year in which Executive was actively employed and the denominator of which is 365; then subtracting from the product so calculated any cash bonus or bonuses previously paid to Executive relating to (not necessarily paid during) such calendar year. Such bonus, if any, shall be payable at such time as the Company next pays bonuses generally to other executives.

                  (c) In the event of the death of the Executive, the Executive's personal representative, executor or administrator, as the case may be, shall be entitled, for the period set forth in the applicable plan, to exercise stock options granted to him by the Company and Bancorp as would otherwise have vested and been exercisable, had the Executive not died prior to the date that such Options are exercised. All Options not so exercised shall terminate.

          5. Disability of the Executive. If the Executive is unable to perform his regular duties and services by reason of illness or incapacity for a period of four consecutive months in any 12 month period: (a) the Company shall continue to pay his salary at his then current rate during such period of illness or incapacity, less the amount of any disability insurance benefits paid directly to the Executive from any policy or policies the premiums for which have been paid by the Company, and (b) the Company may thereafter terminate the Executive's employment under this Agreement upon payment of severance pay to the Executive in a lump sum ten days following termination in the amount of the Executive's annual base salary in effect immediately prior to the disability, and assignment to the Executive at no cost to him of all rights which the Company may then have in any disability income insurance policies on the Executive, which shall become the property of the disabled Executive.

          6.      Termination and Severance Pay.

                  This Agreement may be terminated during its term as follows:

                  (a)      Voluntary Resignation.

                           (i)  The  Executive  may  terminate   this  Agreement
without cause by voluntary resignation upon thirty (30) days' written notice to the Company.

                           (ii) In that event,  monetary compensation (salary or
otherwise) due to the Executive hereunder will be terminated upon the effective date of the employment termination.

                           (iii)  Following such  termination of the Executive's
employment, the Company shall continue to provide such medical and other benefits to Executive as it is required by law to provide and such other benefits as called for pursuant to the Company's plans and policies, if any.

                  (b) Involuntary Termination Without Cause (or Resignation for Good Reason).

                           (i) The Company may terminate this Agreement  without
cause upon thirty (30) days' written notice to the Executive.

                           (ii)  If  Executive   resigns  from  his   employment
hereunder within six months of the occurrence of any of the events set forth below (each such event being referred to as "Good Reason"), such resignation shall have the same effect as a termination of this Agreement by the Company without cause provided that the Company has no basis for terminating the Executive pursuant to (c)(i) below (in which event it shall be treated as a termination pursuant to (c)). Any of the following shall constitute "Good Reason" hereunder: (a) the Company assigns Executive to a primary office located outside of Livingston, New Jersey, Executive objects to such assignment in writing and ten days pass following delivery of such written objection to Bancorp and to the Board of Directors without such assignment being withdrawn;
(b) Executive is assigned any material duties inconsistent with his duties as a President and Chief Executive Officer of the Company, (c) Executive is removed from, or not re-elected to, his position as President and Chief Executive Officer of the Company or any successor, or (d) persons are elected to the Board of Directors other than those designated by the individuals specified in and pursuant to the Independence Agreement without the prior written consent of Executive, (e) Bancorp causes the Company to adopt substantive and material policies with respect to the ongoing operations of the Company's business (such as compensation of non-executive officers or more aggressive underwriting policies) to which the Executive has indicated his opposition in a writing delivered to Bancorp and to the Board of Directors and such policies are not withdrawn within ten days after such written opposition is delivered, (f) Bancorp fails to provide reasonably appropriate capital upon reasonable terms to the Company to allow the company to operate and grow, Executive has notified Bancorp of such failure in a writing delivered to Bancorp and to the Board of Directors and such failure is not cured within ten days after such written notice is delivered, (g) the annual base salary of the Executive is reduced, or
(h) Bancorp breaches this Agreement or the Independence Agreement and fails to cure such breach within ten days after receiving written notice thereof from Executive.

                           (iii)  In  the  event  the  Company  terminates  this
Agreement without cause or the Executive resigns for Good Reason, the Company shall pay severance pay to the Executive in an amount equal to the Executive's annual base salary. Such severance pay shall be paid in a lump sum, within ten
(10) days after the effective date of termination.

                           (iv) If, but only if, a bonus or bonuses are declared
for the salaried officers of the Company for such calendar year, the Company shall also pay Executive a cash bonus reflecting Executive's performance for the partial calendar year in which such termination occurs, in an amount equal to the average of the bonus accrued by the Company for the two previous fiscal years, multiplied by a fraction, the numerator of which is the number of days of the calendar year in which Executive was actively employed and the denominator of which is 365; then subtracting from the product so calculated any cash bonus or bonuses previously paid to Executive relating to (not necessarily paid during) such calendar year. Such bonus, if any, shall be payable at such time as the Company next pays bonuses generally to other executives.

                           (v) In the event of such termination without cause or
resignation for Good Reason, shares in the Company's retention pool created pursuant to the Merger Agreement, awarded to or held by the Executive and which have not fully vested shall automatically and fully vest and Executive shall have a period of no less than three months following termination in which to exercise such stock options.

                           (vi)  Following such  termination,  the Company shall
continue to provide such medical and other benefits to Executive as it is required by law to provide and such other benefits as called for pursuant to the Company's then current plans and policies, if any.

                  (c)      Involuntary Termination with Cause.

                           (i) The  Company may  terminate  this  Agreement  for
cause by giving written notice to the Executive stating that it is the Company's intention to terminate the Agreement effective immediately, and the Agreement shall so terminate. The term "cause" as used in this Agreement shall mean any of the following: (i) gross negligence, (ii) gross insubordination, (iii) material violations of any regulatory compliance rules, or (iv) a felony conviction of Executive.

                           (ii)  Following such  termination,  the Company shall
continue to provide such medical and other benefits to Executive as it is required by law to provide and such other benefits as called for pursuant to the Company's then current plans and policies, if any.

         7.       Confidentiality.

                  (a) Non-Disclosure of Confidential Information. Except in the course of his employment with the Company and in the pursuit of the business of the Company or any of its subsidiaries or affiliates, Executive shall not, at any time during or following the term hereof, disclose or use, any confidential information or proprietary data of the Company or any of its subsidiaries or affiliates.

                  (b) No Hire. During the term of this Agreement and for a period of one year after the termination of this Agreement, Executive agrees that he will not, directly or indirectly, for or on behalf of himself or any other persons or entities, hire, initiate any offer of employment to or in a any other manner solicit the services of any person or entity who was, at any time during the one year period prior to the date of termination of this Agreement, an employee, or sales agent of the Company; provided however, that this provision shall not prohibit any person employing Executive from hiring any former Company employee or sales agent who will not be supervised by or reporting to the Executive.

                  (c) Specific Performance. Executive agrees that the Company does not have an adequate remedy at law for the breach of this section and agrees that he shall be subject to injunctive relief and equitable remedies as a result of the breach of this section. The invalidity or unenforceability of any provision of this Agreement shall not affect the force and effect of the remaining valid portions.

                  (d) Survival. This section shall survive the termination of Executive's employment hereunder and the expiration of this Agreement.

         8.       Notice.

                  Any notice to be given by either party under this Agreement shall be in writing and hand-delivered, delivered by Federal Express (or a similar courier) or mailed by certified mail with return receipt requested, and addressed to the other party at the address stated herein or such other address as may subsequently have been furnished by such other party in writing.. Any such notice shall be deemed to have been given on the date of delivery or mailing. Notices to the Company shall be sent to:

                                    Ryan, Beck & Co.
                                    200 South Orange Avenue
                                    Livingston, NJ 07039
                                    Attn.: CFO


and notices to the Executive shall be sent to him at:

                                    168 Western Drive
                                    Short Hills, New Jersey 07578.

         9. Entire Agreement. Upon termination of the Prior agreement as set forth herein, this Agreement shall set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, whether written or oral will be superseded by this Agreement; provided, however, that this Agreement shall not limit or in any way affect the rights, duties, or obligations that the Executive may have under any benefit plan of the Company, including, but not limited to, any pension plan, profit-sharing plan, or medical or health plan.

         10.      Governing Law.

         This Agreement has been executed and delivered in the State of New Jersey and shall in all respects be governed by and construed and enforced in accordance with the laws of New Jersey, including all matters of construction, validity, and performance.

         11. Modifications, etc.

         No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring to this Agreement and signed by both parties.

         12.      Enforcement of Agreement.

         The failure of either party at any time to enforce any of the provisions of this Agreement or to require performance by the other party of any of the provisions hereof shall not operate as or be construed as a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

         13.      Severability.

         The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects and to the fullest extent permitted by law as if such invalid or unenforceable provision were omitted.

         14.      Binding Agreement; Assignment.

         This Agreement shall be binding upon and shall inure to the benefit of the Company and Bancorp any legal successor to either of the Company or Bancorp shall be deemed to be substituted for the Company or Bancorp, as the case may be, under the provisions hereof.

         This Agreement shall also be binding upon and shall inure to the benefit of the Executive, his heirs, executors, legal representatives and assigns.

         Other than as set forth above in this Section, none of the Company, Bancorp or Executive shall have the right to assign its or his obligations or duties hereunder.

         15. Litigation: Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party but in no event shall such amount exceed $50,000.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the day and date first above written.



                           RYAN, BECK & CO.

                           By: ______________________________



                           ---------------------------------
                           EXECUTIVE

                                    Exhibit E

                             INDEPENDENCE AGREEMENT


         THIS INDEPENDENCE AGREEMENT (the "Agreement") is entered into as of this ___________ day of ___________, 1998 by and among BankAtlantic Bancorp, Inc., a Florida corporation ("Bancorp"), BCP Acquisition Corporation, a New Jersey corporation which is wholly-owned by Bancorp ("Acquisition") and Ryan, Beck & Co., Inc., a New Jersey company ("Ryan, Beck").

         WHEREAS, the parties have entered into an Acquisition Agreement dated ___________, 1998 pursuant to which Ryan, Beck will be merged into Acquisition (the "Acquisition Agreement"); and

         WHEREAS, it is the parties desire to maintain the operations of Ryan, Beck (which after its merger with Acquisition will be referred to herein as the "Resulting Company") as an independent, autonomous subsidiary; and

         WHEREAS, Bancorp is in a position to provide capital to the Resulting Company to enable the Resulting Company to grow and pursue its business plan; and

         WHEREAS, the parties wish to evidence their respective understandings with respect to the ongoing operations of the Resulting Company after the merger.

         NOW THEREFORE, in consideration of the sum of ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Separate Subsidiary. The parties agree that the Resulting Company will be operated as a separate autonomous entity with operations separate and apart from the operations of Bancorp and Bancorp's other subsidiaries. To this end, the parties agree and acknowledge that (a) separate operating budgets will be established for the Resulting Company which are mutually acceptable to both Bancorp and the Resulting Company and (b) the books and records of the Resulting Company will be maintained in a way which will accurately reflect the separate operations and financial condition of the Resulting Company. Further, to the extent permitted under and subject to the Internal Revenue Code of 1986, as amended and the governing provisions of ERISA, Bancorp will seek to maintain Ryan, Beck's existing benefit plans in place for employees of the Resulting Company after the merger.

         2. Intercompany Transactions and Charges. The parties agree and acknowledge that it is impossible at this time to predict the transactions between and relative contributions of Bancorp and the Resulting Company after the merger. However, in any event, for purposes of the internal budgets and accounting contemplated by Paragraph 1, Bancorp and the Resulting Company will not enter into or effect any transaction, or provide or receive any services between the Resulting Company, on the one hand, and Bancorp and its subsidiaries on the other hand, except at prices and on terms which are not materially different than the prices and terms available for similar transactions and services with unrelated third parties. Further, Bancorp will not, for such purposes, charge the Resulting Company any intercompany charges or similar charges, except that Bancorp may charge the Resulting Company for charges or expenses actually incurred, whether directly by the Resulting Company or attributable to the Resulting Company, for which the Resulting Company receives an actual service or benefit. Additionally, Bancorp agrees that any restricted shares of its Class A Common Stock, par value $.01 per share, granted under the Incentive Plan (the "Plan") created pursuant to Section 5.17 of the Acquisition Agreement which are forfeited pursuant to the terms of the Plan will revert to Bancorp, and Bancorp stock options or restricted shares for a like amount of shares shall be made available for grant to newly-hired employees and officers of the Resulting Company (who are not participants in the Plan) pursuant to the terms of the relevant Bancorp plan without any additional charge to the Resulting Company for purposes of the internal budgets and accounting contemplated by Paragraph 1 hereof.

         3.       Management.

         (a) Bancorp, as the sole shareholder of the Resulting Company, agrees to grant to Alan B. Levan and Ben A. Plotkin (so long as they are available and employed by Bancorp in the case of Levan and the Resulting Company in the case of Plotkin) and Richard B. Neff or such other third party as may be mutually agreed upon by Messrs. Levan and Plotkin, the right to designate those persons who shall serve as the members of the Resulting Company's Board of Directors;
provided, however, that any designee to the Resulting Company's Board of Directors shall be acceptable to each of Messrs. Levan and Plotkin. Consistent with the terms of this Agreement, Bancorp agrees to vote its shares of the Resulting Company in favor of the election of the individuals so designated to the Resulting Company's Board of Directors.

         (b) The Board of Directors of the Resulting Company shall (i) elect the officers of the Resulting Company who shall serve at the pleasure of the Board,(ii) subject to the approval of Bancorp, establish annual budgets and performance goals for the Resulting Company, (iii) designate a management compensation committee which shall make recommendations to the Board regarding the compensation of the Resulting Company's non-executive officers and employees and recommendations to Bancorp regarding the compensation of executive officers and the granting of options to purchase Bancorp common stock available under Bancorp benefit plans and (iv) subject to anything to the contrary set forth herein, exercise such other responsibilities as customarily exercised by the Board of Directors of a corporation including, without limitation, the hiring and firing of employees.

         (c) Responsibilities of the Officers. Subject to the direction of the Resulting Company's Board of Directors, the officers of the Company shall be responsible for the day to day operations of the Resulting Company.

         4. Resources of Bancorp. Bancorp agrees that it will make available to the Resulting Company such resources as the parties mutually agree is appropriate, including capital, on terms consistent with past borrowings of the Company and mutually acceptable to the Boards of Directors of Bancorp and the Resulting Company.

         5. Extraordinary Events. The parties agree and acknowledge that, without Bancorp's prior approval, Resulting Company will take no extraordinary actions outside of the ordinary course of its business and will in no event (a) incur debt in violation of any net capital requirements applicable to the Company, (b) raise capital from third parties or issue any securities, (c) make any acquisitions or investments in excess of $100,000 for investment purposes,
(d) settle lawsuits outside of the ordinary course of business or on terms which could establish an adverse precedent for subsequent settlements or adversely affect the Resulting Company's future operations or (e) change the compensation of its executive officers.

         6. Termination. This agreement shall terminate in the event (a) the parties fail to agree upon a budget or performance goals for the Resulting Company, (b) the Resulting Company materially fails to meet its previously established performance goals other than as a consequence of adverse changes in market conditions or (c) there occurs a material change in the executive officers of the Resulting Company, including but not limited to, any change in the Chief Executive Officer of the Resulting Company.

         7.       Miscellaneous Assignment.

         (a) Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         (b) Waiver. Any of the parties hereto may extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         (c) No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (including, without limitation, any employees of the Company) other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         (d) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         (e) Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Florida without reference to the choice of law principles thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the date and year first above written.

                               BANKATLANTIC BANCORP, INC.


                               By:----------------------------------------------
                                  Name:
                                  Title:


                               BCP ACQUISITION CORPORATION


                               By:----------------------------------------------
                                  Name:
                                  Title:


                               RYAN, BECK & CO., INC.


                               By:----------------------------------------------
                                  Name:
                                  Title:

                                   APPENDIX B

                             STOCK OPTION AGREEMENT


         STOCK   OPTION   AGREEMENT,   dated  as  of   February  9,  1998  (this
"Agreement"), between RYAN, BECK & CO., INC., a New Jersey corporation (the "Company"), and BANKATLANTIC BANCORP, INC., a Florida corporation ("Bancorp").

         WHEREAS, Bancorp, the Company and BCP Acquisition Corporation, a Florida corporation and a wholly-owned subsidiary of Bancorp ("Acquisition"), propose to enter into, simultaneously herewith, an Acquisition Agreement (the "Acquisition Agreement"; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Acquisition Agreement) which provides, upon the terms and subject to the conditions thereof, for the acquisition by Bancorp of the Company through the merger of the Company with and into Acquisition (the "Merger"); and

         WHEREAS, as a condition to the willingness of Bancorp to enter into the Acquisition Agreement, Bancorp has required that the Company agree, and in order to induce Bancorp to enter into the Acquisition Agreement the Company has agreed to grant Bancorp an option to purchase 714,000 newly issued shares of the Company's common stock, par value $.10 per share (the "Company Common Stock"), representing approximately 19.9% of the issued and outstanding shares of Company Common Stock, in accordance with the terms of this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Acquisition Agreement, the parties hereto agree as follows:


                                    ARTICLE I

                                THE STOCK OPTION

                  SECTION 1.1 Grant of Stock Option. The Company hereby grants to Bancorp, as of the date hereof (the "Grant Date") an irrevocable option (the "Stock Option") to purchase up to 714,000 shares (the "Option Shares") of Company Common Stock at a cash purchase price per Option Share equal to $8.00 (the "Purchase Price"), subject to the terms and conditions set forth herein.

                  SECTION 1.2 Exercise of Stock Option. (a) Subject to the conditions set forth in Section 1.03 and to any additional requirements of Law, the Stock Option may be exercised by Bancorp, in whole or in part, at any time or from time to time after the occurrence of an Exercise Event (as defined below) and prior to the Termination Date (as defined below).

                  (b) An "Exercise Event" shall occur for purposes of this Agreement upon (i) the occurrence of any event or circumstance which, pursuant to the terms of Section 8.8(c) of the Acquisition Agreement, entitles Bancorp to the payment by the Company of the amount specified therein or (ii) the termination of the Acquisition Agreement by Bancorp pursuant to the provisions of Sections 7.1(f), (g) or (j) (and, with respect to Section 7.1(j), at the time of such termination there exists a Competing Transaction) under circumstances that would not then entitle Bancorp to the payment by the Company of the amount specified in Section 8.8(c) (an Exercise Event described in this subsection (ii) being further defined as a "Termination Exercise Event").

                  (c) The "Termination Date" shall occur for purposes of this Agreement upon the first to occur of any of the following:

                  (i)      the Effective Time;

                  (ii) the date which is 18 months after the occurrence of an Exercise Event (unless prior thereto the Option shall have been exercised); or

                  (iii) the termination of the Acquisition Agreement in any manner which (A) would not trigger an Exercise Event and (B) in which Bancorp would not be entitled pursuant to Section 8.8(c) of the Acquisition Agreement to payment of the amount specified therein.

                  (d) In the event Bancorp wishes to exercise the Stock Option, Bancorp shall send a written notice (a "Stock Exercise Notice") to the Company specifying the total number of Option Shares Bancorp wishes to purchase, the denominations of the certificate or certificates evidencing such Option Shares which Bancorp wishes to receive, a date (subject to the earlier satisfaction or waiver of the conditions set forth in Section 1.03) (a "Closing Date"), which shall be a business day (as defined in the Acquisition Agreement) which is not later than 10 business days and not earlier than the fifth business day after delivery of such notice, and place for the closing of such purchase (a "Closing").

                  (e) If at any time the Stock Option is then exercisable pursuant to the terms of Section 1.02(a) hereof (other than as a result of a Termination Exercise Event), Bancorp may elect, in lieu of exercising the Stock Option to purchase Option Shares as provided in Section 1.02(a) hereof, to send a written notice to the Company (a "Cash Exercise Notice"; either a Cash Exercise Notice or a Stock Exercise Notice, an "Exercise Notice") specifying a date not later than 10 business days and not earlier than the fifth business day following the date such notice is given on which date the Company shall pay to Bancorp an amount in cash equal to the Spread (as defined below) multiplied by such number of Option Shares as Bancorp shall specify; provided, however, that Bancorp shall not be entitled to receive cash from the Company equal to the Spread pursuant to a Cash Exercise Notice unless a Competing Transaction shall have been consummated (other than a tender offer or exchange offer for less than 50% of the outstanding shares of capital stock of the Company or the acquisition by any Person or group of less than 50% of the then outstanding shares of capital stock of the Company). As used herein, "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Company Common Stock paid by any person in a Competing Transaction (the "Competing Purchase Price") or (y) the closing price of the shares of Company Common Stock on NASDAQ on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Competing Purchase Price includes any property other than cash, the Competing Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Competing Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Competing Purchase Price shall be deemed to be the amount of any cash included in the Competing Purchase Price plus the fair market value of such other property (as determined by a nationally recognized investment banking firm jointly selected by Bancorp and the Company). For this purpose, the parties shall use their reasonable commercial efforts to cause any determination of the fair market value of such other property to be made within three business days after the date of delivery of the Cash Exercise Notice. Upon exercise of its right to receive the Spread pursuant to this Section 1.02(e), the obligations of the Company to deliver Option Shares pursuant to Section 1.02(d) shall be terminated with respect to such number of Option Shares for which Bancorp shall have elected to be paid the Spread.

                  SECTION 1.3 Conditions to Closing. The obligation of the Company to deliver Option Shares or pay the Spread, as applicable, upon any exercise of the Stock Option is subject to the following conditions:

                  (a) Such delivery or payment would not in any material respect violate, or otherwise cause the material violation of, any Law, including, without limitation, the HSR Act, applicable thereto; and

                  (b) There shall be no preliminary  or permanent  injunction or other final, non-appealable judgment by a court of competent jurisdiction preventing or prohibiting such exercise of the Stock Option, the delivery of the Option Shares or payment of the Spread in respect of such exercise.

                  SECTION 1.4 Closings. At each Closing, (i) in the event of a Closing pursuant to Section 1.02(d), the Company shall deliver to Bancorp a certificate or certificates evidencing the applicable number of Option Shares (in the denominations specified therein), and Bancorp shall purchase each such Option Share from the Company at the Purchase Price, or (ii) in the event of any other Closing pursuant to Section 1.02(e), the Company shall deliver to Bancorp cash in an amount determined pursuant to Section 1.02(e). All payments made pursuant to this Agreement shall be made by wire transfer of immediately available funds. Certificates evidencing Option Shares delivered hereunder may, at the Company's election, contain the following legend:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM.

The Company shall, upon the written request of the holder thereof, issue such holder a new certificate evidencing such Option Shares without such legend in the event (x) such Option Shares have been registered pursuant to the Securities Act, (y) such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or (z) such holder shall have delivered to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that subsequent transfers of such Option Shares may be effected without registration under the Securities Act.

                  SECTION 1.5 Adjustments upon Share Issuances, Changes in Capitalization, Etc. (a) In the event of any change in Company Common Stock or in the number of outstanding shares of Company Common Stock by reason of a stock dividend, stock split, recapitalization, combination, exchange of shares or similar transaction or any other extraordinary change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of shares or securities to be issued by the Company upon exercise of the Stock Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Bancorp shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Bancorp would have received in respect of Company Common Stock if the Stock Option had been exercised immediately prior to such event, or the record date therefor, as applicable, and elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

                  (b) In the event that the Company shall enter into an agreement (other than the Acquisition Agreement) (i) to consolidate with or merge into any Person, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property or then outstanding shares of Company Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or
(iii) to sell or otherwise transfer all or substantially all of its assets to any Person then, and in each such case, proper provision shall be made in the agreements governing such transaction so that Bancorp shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Bancorp would have received in respect of Company Common Stock if the Stock Option had been exercised immediately prior to such transaction, or the record date therefor, as applicable, and elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

                  (c) The provisions of this Agreement, including, without limitation, Sections 1.01, 1.02, 1.04 and 3.02, shall apply with appropriate adjustments to any securities for which the Stock Option becomes exercisable pursuant to this Section 1.05.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Bancorp as follows:

                  SECTION 2.1 Authority Relative to this Agreement.  The Company is duly organized and validly existing under the laws of the State of New Jersey. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. This Agreement has been authorized by the Board of Directors of the Company for purposes of Sections 14A:10A-1 through 14A:10A-6 of the New Jersey BCA.

                  SECTION 2.2 Authority to Issue Shares. The Company has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the Termination Date shall have reserved, all the Option Shares issuable pursuant to this Agreement, and the Company shall take all necessary corporate action to authorize and reserve and permit it to issue all additional shares of Company Common Stock or other securities which may be issued pursuant to Section 1.05, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, shall be delivered free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Bancorp's voting rights, charges and other encumbrances of any nature whatsoever (other than this Agreement) and shall not be subject to any preemptive rights. Without limiting the generality of the foregoing, the Company has taken all necessary corporate action so that the issuance of the option to Bancorp hereunder or the issuance of shares of Company Common Stock or other securities pursuant to this Agreement to Bancorp shall not subject Bancorp to any restrictions or limitations under the Company's Certificate of Incorporation or Bylaws or the New Jersey BCA, including, without limitation, the provisions of Sections 14A:10A-1 through 14A:10A-6.

                  SECTION 2.3 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to (other than pursuant to the HSR Act, state securities and "blue sky" Laws, the regulations of NASDAQ, if applicable, the rules of the NASD and the SEC) any court or Regulatory Agency, (ii) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company or any equivalent organizational documents of any Company Subsidiary, (iii) assuming that all consents, approvals, authorizations and permits described in this Section 2.03 have been obtained and all filings and notifications described in this Section
2.03 have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iv) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, prevent or materially delay the performance by the Company of any of its obligations pursuant to this Agreement.


                                   ARTICLE III

                            COVENANTS OF THE COMPANY

                  SECTION 3.1 Listing; Other Action. (a) The Company shall, at its expense, use its best efforts to cause the Option Shares to be approved for listing on NASDAQ, subject to notice of issuance, as promptly as practicable following an Exercise Event, and shall provide prompt notice to NASDAQ of the issuance of each Option Share.

                  (b) The Company shall use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereunder, including, without limitation, using its best efforts to obtain all licenses, permits, consents, authorizations, orders and approvals of any court or Regulatory Agency. Without limiting the generality of the foregoing, the Company shall when required in order to effect the transactions contemplated hereunder make all necessary filings, and thereafter make any other required or appropriate submissions, under the HSR Act and shall supply as promptly as practicable to the appropriate court or Regulatory Agency any additional information and documentary material that may be requested pursuant to the HSR Act.

                  SECTION 3.2 Registration. (a) In the event that Bancorp shall desire to sell any of the Option Shares within two years after the purchase of such Option Shares pursuant hereto, and such sale requires, in the opinion of counsel to Bancorp, which opinion shall be reasonably satisfactory to the Company and its counsel, registration of such Option Shares under the Securities Act, the Company shall cooperate with Bancorp and any underwriters in registering such Option Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities Laws and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided, however, that the Company shall be entitled to delay the filing or effectiveness of any registration statement for up to 30 days if the offering would, in the reasonable judgment of the Board of Directors of the Company, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Company or any other material transaction involving the Company.

                  (b) If the Company Common Stock is registered pursuant to the provisions of this Section 3.02, the Company agrees (i) to furnish copies of the registration statement and prospectus relating to the Option Shares covered thereby in such numbers as Bancorp may from time to time reasonably request and
(ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities Laws such amendments and supplements as may be necessary to keep available for at least 90 days a prospectus covering the Company Common Stock meeting the requirements of such securities Laws, and to furnish Bancorp such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Company shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Company, except that Bancorp shall pay the fees and disbursements of its counsel and the underwriting fees and selling commissions applicable to the shares of Company Common Stock sold by Bancorp. The Company shall indemnify and hold harmless Bancorp, its affiliates and its officers and directors from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement or prospectus filed pursuant to this paragraph; provided, however, that this provision shall not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by Bancorp, its Affiliates and its officers and other representatives expressly for use in any registration statement (or any amendment thereto) or any prospectus filed pursuant to this paragraph. The Company shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement or prospectus filed pursuant to this paragraph; provided, however, that this provision shall not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the underwriters expressly for use in any registration statement (or any amendment thereto) or any prospectus filed pursuant to this paragraph. Bancorp shall indemnify and hold harmless the Company, its affiliates and its officers and directors against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue statements contained in, or omissions or alleged omissions from, each registration statement or prospectus filed pursuant to this paragraph if such statements, omissions or alleged omissions are made in reliance upon and in conformity with written information furnished to the Company by Bancorp expressly for use in any registration statement (or any amendment thereto) or any prospectus filed pursuant to this paragraph.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BANCORP

                  Bancorp hereby represents and warrants to the Company as follows:

                  SECTION 4.1 Purchase for Investment. Bancorp will acquire the Option Shares for its own account for investment and not with a view towards any resale or distribution of all or any part thereof.


                                    ARTICLE V

                            TERMINATION OF AGREEMENT

                  SECTION 5.1 Termination. This Agreement, other than the rights and obligations of the Company and Bancorp under Sections 3.01, 3.02 and 4.01 and Article VI, shall terminate on the Termination Date.

                                   ARTICLE VI

                                  MISCELLANEOUS

                  SECTION 6.1 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 6.2 Waiver. Either party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of the other party hereto or (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  SECTION 6.3 Fees and Expenses. Except as otherwise provided herein or in Section 8.8 of the Acquisition Agreement, all fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

                  SECTION 6.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at their addresses as specified in Section 8.2 of the Acquisition Agreement.

                  SECTION 6.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

                  SECTION 6.6 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company without the prior written consent of Bancorp. This Agreement and the rights, interests and obligations of Bancorp hereunder may be freely assigned after an Exercise Event subject to the consent of the Company, which shall not be unreasonably withheld, and subject to compliance with applicable securities laws. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  SECTION 6.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  SECTION 6.8 Governing Law. Except to the extent that the Laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the matters arising under or in connection with this Agreement, this Agreement shall be governed by the Laws of the State of Florida.

                  SECTION 6.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 6.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 6.11 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                 RYAN, BECK & CO., INC.


                                 By: /s/ BEN A. PLOTKIN
                                 -----------------------------------------------
                                 Name:  Ben A. Plotkin
                                 Title:  President


                                 BANKATLANTIC BANCORP, INC.


                                 By: /s/  ALAN B. LEVAN
                                 -----------------------------------------------
                                 Name:  Alan B. Levan
                                 Title:  Chairman

                                   APPENDIX C

                               Duff & Phelps, LLC
                       311 South Wacker Drive, Suite 4200
                             Chicago, Illinois 60606


May 19, 1998

The Board of Directors
Ryan, Beck & Co., Inc.
220 South Orange Avenue
Livingston, New Jersey  07039

Attention Board of Directors:

Duff & Phelps, LLC ("Duff & Phelps") understands that pursuant to an Acquisition Agreement dated February 9, 1998 between Ryan, Beck & Co., Inc. ("Ryan Beck") and BankAtlantic Bancorp, Inc. ("BankAtlantic"), Ryan Beck and BankAtlantic intend to consummate a merger transaction (the "Merger") in which shareholders of Ryan Beck will received 0.761 of a share of BankAtlantic Class A common stock (the "Class A common stock") per common share of Ryan Beck. Based on the closing price of Class A common stock of $13.0625 of May 18, 1998, shareholders of Ryan Beck will receive $9.94 per common share of Ryan Beck. You have asked Duff & Phelps to render our opinion as to whether the merger is fair, from a financial point of view, to the shareholders of Ryan Beck. This opinion updates and supersededs the February 9, 1998 opinion, based on current stock market conditions and economic outlook.

SUMMARY OF FINANCIAL TERMS OF THE MERGER

Under the terms of the Merger, each share of Ryan Beck common stock will be exchanged into 0.761 of a share of Class A common stock. If the stock price of BankAtlantic decreases to $10.88 or below, Ryan Beck can terminate the Merger. The unexpired and unexercised stock options to purchase shares of Ryan Beck common stock will be converted into options to purchase a number of shares of the Class A common stock, as adjusted for the conversion ratio. BankAtlantic will establish a retention pool (the "Retention Pool") consisting of restricted shares of Class A common stock to be used to retain key employees. The value of the shares dedicated to the Retention Pool will be equal to 20% of the aggregate of the value of shares of Class A common stock issued in the Merger (excluding options and shares issued in the acquisition of Cumberland Advisors, Inc. and including shares to be issued in the Retention Pool). Based upon the closing price on May 18, 1998 and 3,764,787 common shares of Ryan Beck outstanding (including the common shares to be issued as part of the acquisition of Cumberland Advisors, Inc.), the aggregate value to be paid in the Merger equals $48.0 million (including the value of in-the-money stock options owed by the management of Ryan, Beck), of which $39.1 million will be allocated to shareholders and the remainder to the Retention Pool. All amounts will be adjusted for the announced 5-for-4 stock split of the Class A common stock.



Ryan Beck has granted an option (the "Option") to BankAtlantic to purchase, upon certain circumstances, newly issued common shares of Ryan Beck equal to approximately 19.9% of the issued and outstanding shares of Ryan Beck common stock. In addition, Ryan Beck will pay to BankAtlantic a termination fee (the "Termination Fee") of $2 million, if the Merger is terminated and within eighteen months thereafter, Ryan Beck shall enter into an agreement with respect to another acquirer (other than a tender offer or exchange offer for less than 50% of the outstanding shares of capital stock of Ryan Beck). However, if after BankAtlantic exercises the Option, BankAtlantic becomes entitled to receive the Termination Fee, the Termination Fee due to BankAtlantic from Ryan Beck shall be net of the aggregate net profit realized by BankAtlantic pursuant to its exercise of the Option.

SCOPE OF ANALYSIS

In the course of our analysis for rendering this opinion, we have:

1.    Reviewed the Acquisition Agreement;



2. Reviewed the public financial statements of Ryan Beck and BankAtlantic including Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1997, 1996 and 1995 and quarterly reports on Form 10-Q for the periods ending March 31, 1998 and March 31, June 30, September 30,1997 for Ryan, Beck and for BankAtlantic;



3. Reviewed certain operating and financial information provided to us by the managements of Ryan Beck and BankAtlantic including internal budgets of future financial results;

4. Interviewed certain members of management of Ryan Beck and BankAtlantic to discuss their respective companies operations, historical results and future outlook and their views of the operational and strategic benefits of the Merger;

5.   Reviewed the proforma financial impact of the Merger on BankAtlantic;

6. Reviewed the historical stock prices and trading volume of the common stock of Ryan Beck and BankAtlantic;

7. Reviewed the financial information and market valuations of other publicly traded companies that we deemed to be reasonably comparable to Ryan Beck and BankAtlantic;

8. Conducted other studies and analyses, inquiries and investigations which we deemed appropriate.

In the course of our review we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us, including the background of the Merger, by Ryan Beck and BankAtlantic including the assumptions made by the managements of the respective companies with respect to the projected financial results of such businesses. All industry information and data on public companies deemed comparable to Ryan Beck and BankAtlantic, in whole or in part, and used in our analysis were obtained from regularly published industry and investment sources. Our opinion is necessarily based on the economic, market and other conditions in effect and the information available to us as of the date hereof.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Ryan Beck and is not to be reproduced, disseminated or referred to at any time in whole or in part without our prior written consent which shall not be unreasonably withheld.

CONCLUSION

Based on and subject to the foregoing, it is our opinion that as of the date hereof, the Merger is fair, from a financial point of view, to the shareholders of Ryan Beck.

Respectfully Submitted


DUFF & PHELPS, LLC

                                   APPENDIX D


                              RYAN BECK & CO., INC.
                         LONG-TERM STOCK INCENTIVE PLAN
                      (Adopted by the Board of Directors on
                               December 11, 1997)
                      (Delegation of Plan Administration to
             Committee approved by Resolution on December 11, 1997)
                (Approved by Shareholders ____________ __, 1998)


                  1. Purpose.  The purpose of the Plan is to provide  additional incentive to those officers and key employees of the Company and its Subsidiaries whose substantial contributions are essential to the continued growth and success of the Company's business in order to strengthen their commitment to the Company and its Subsidiaries, to motivate such officers and employees to faithfully and diligently perform their assigned responsibilities and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company. The Plan also is intended to assist the Company in attracting and retaining the highest quality of experienced persons to serve as directors and in aligning the interests of the Eligible Directors of the Company more closely with the interest of the Company's shareholders. To accomplish such purposes, the Plan provides that the Company may grant Eligible Employees Incentive Stock Options, Nonqualified Stock Options, Restricted Stock Awards and Stock Appreciation Rights and may grant Eligible Directors, Restricted Stock Awards and Non-Qualified Stock Options.

                  2.  Definitions.  For purposes of this Plan:

                           (a) "Agreement"  means the written  agreement between
the Company and an Optionee or Grantee evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

                           (b) "Award" means a grant of Restricted Stock,  Stock
Appreciation Rights, or any or all of them.

                           (c)  "Board"  means  the  Board of  Directors  of the
Company.

                           (d) "Cause" means the willful  failure by an Optionee
or Grantee to perform his duties with the Company or with any Subsidiary or the willful engaging in conduct which is injurious to the Company or any Subsidiary, monetarily or otherwise.

                           (e) "Change in  Capitalization"  means any  increase,
reduction, change or exchange of Shares for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants or rights, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

                           (f)  "Change in Control"  means any of the  following
events: (i) when the Company or a Subsidiary acquires actual knowledge that any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange
Act), other than an affiliate of the Company or a Subsidiary or an employee benefit plan established or maintained by the Company, a Subsidiary or any of their respective affiliates, is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities (a "Control Person") without the approval of the Continuing Directors (as hereafter defined) in office when such person acquires more than ten percent (10%) of the combined voting power,
(ii) upon the first purchase of the Company's common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company, a Subsidiary or an employee benefit plan established or maintained by the Company, a Subsidiary or any of their respective affiliates), (iii) upon consummation of any of the following if it requires the approval by the Company's stockholders
(A) a merger or consolidation of the company with or into another corporation (other than a merger or consolidation which provides that at least a majority of the directors of the surviving or resulting corporation immediately after the transaction are Continuing Directors (in either case, a "Non-Control Transaction")) , (B) a sale or disposition of all or substantially all of the Company's assets (other than the formation of a holding company) or (C) a plan of liquidation or dissolution of the Company, or (iv) if during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board (the "Continuing Directors") cease for any reason to constitute at least two-thirds thereof or, following a Non-Control Transaction, two-thirds of the board of directors of the surviving or resulting corporation; provided that any individual whose election or nomination for election as a member of the Board (or, following a Non-Control Transaction, the board of directors of the surviving or resulting corporation) was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a continuing Director.

                           (g) "Code" means the  Internal  Revenue Code of 1986,
as amended.

                           (h) "Committee"  means a committee  consisting solely
of at least two (2) Non-Employee Directors (as defined in Rule 16b-3 of the Exchange Act) of the Company who are also outside directors as defined pursuant to Section 162(m) of the Code appointed by the Board to administer the Plan and to perform the functions set forth herein.

                           (i)  "Company"  means  Ryan Beck & Co.,  Inc.,  a New
Jersey corporation.

                           (j)  "Disability"  means the condition  which results
when an individual has become permanently and totally disabled within the meaning of Section 105(d)(4) of the Code.

                           (k) "Eligible  Director,"  shall mean a member of the
Board who is not an employee of the Company or any Subsidiary.

                           (l)  "Eligible  Employee"  means any officer or other
key employee of the Company or a Subsidiary designated by the Committee as eligible to receive Options or Awards subject to the conditions set forth herein.

                           (m) "Escrow  Agent"  means the escrow agent under the
Escrow Agreement, designated by the Committee.

                           (n) "Escrow Agreement" means an agreement between the
Company, the Escrow Agent and a Grantee, in the form specified by the Committee, under which shares of Restricted Stock awarded pursuant hereto shall be held by the Escrow Agent until either (i) the restrictions relating to such shares expire and the shares are delivered to the Grantee or (ii) the Company reacquires the shares pursuant hereto and the shares are delivered to the Company.

                           (o) "Exchange Act" means the Securities  Exchange Act
of 1934, as amended.

                           (p) "Fair  Market  Value" means (A) if the Shares are
admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other comparable quotation system and have been designated as a National Market System ("NMS") security, Fair Market Value on any date shall be the last sale price reported for the Shares on such system on such date or on the last day preceding such date on which a sale was reported, (B) if the Shares are admitted to quotation on NASDAQ and have not been designated a NMS security, Fair Market Value on any date shall be the average of the highest bid and lowest asked prices of the Shares on such system on such date, or (C) if the Shares are admitted to trading on a national securities exchange, Fair Market Value on any date shall be the last sale price reported for the Shares on such exchange on such date or on the last date preceding such date on which a sale was reported.

                           (q)  "Grantee"  means a person  to whom an Award  has
been granted under the Plan.

                           (r)  "Incentive  Stock Option" means an Option within
the meaning of Section 422 of the Code.

                           (s) "Nonqualified Stock Option" means an Option which
is not an Incentive Stock Option.

                           (t)  "Option"  means an  Incentive  Stock  Option,  a
Nonqualified Stock Option, or either or both of them.

                           (u)  "Optionee"  means a person to whom an Option has
been granted under the Plan.

                           (v)  "Parent"  means any  corporation  in an unbroken
chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock of one of the other corporations in such chain.

                           (w) "Plan" means the Ryan Beck & Co., Inc.  Long-Term
Stock Incentive Plan as set forth in this instrument and as it may be amended from time to time.

                           (x)   "Restricted   Stock"  means  Shares  issued  or
transferred to an Eligible Employee or an Eligible Director which are subject to restrictions as provided in Section 8 hereof.

                           (y) "Shares" means the common stock, no par value, of
the Company (including any new, additional or different stock or securities resulting from a Change in Capitalization).

                           (z)  "Stock  Appreciation  Right"  means a  right  to
receive all or some portion of the increase in the value of shares of Common Stock as provided in Section 7 hereof.

                           (aa)   "Subsidiary"   means  any  corporation  in  an
unbroken chain of corporations, beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                           (bb) "Successor Corporation" means a corporation,  or
a parent or subsidiary thereof, which issues or assumes a stock option in a transaction to which Section 425(a) of the Code applies.

                           (cc)  "Ten-Percent  Stockholder"  means  an  Eligible
Employee, who, at the time an Incentive Stock Option is to be granted to him, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary within the meaning of Section 422(b)(6) of the Code.

                  3.  Administration.

                           (a) The Plan  shall be  administered  by the Board of
Directors of the Company or by a Committee to which the Board by resolution has delegated its authority. The term Committee shall mean the Board of Directors if there is no delegation to a Committee. If there is a delegation to a Committee, the Committee shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum and a majority of a quorum may authorize any action. Each member of the Committee shall be a Non-Employee Director (as defined in Rule 16b-3 of the Exchange Act) and an outside director as defined pursuant to Section 162(m) of the Code; provided that no failure to be so qualified shall invalidate any Option or Award. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Options or the Awards, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation.

                  Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time:

                                (1) to  determine  those  Eligible  Employees to
whom Options shall be granted under the Plan and the number of Incentive Stock Options and/or Nonqualified Options to be granted to each eligible Employee and to prescribe the terms and conditions (which need not be identical) of each Option, including the purchase price per share of each Option;

                                (2) to select those  Eligible  Employees to whom
Awards shall be granted under the Plan and to determine the number of shares of Restricted Stock or Stock Appreciation Rights to be granted pursuant to each Award, the terms and conditions of each Award, including the restrictions or performance criteria relating to such shares or rights, the purchase price per share, if any, of Restricted Stock and whether Stock Appreciation Rights will be granted alone or in conjunction with an Option;

                                (3) subject to the approval of the Board in each
case, to select those Eligible Directors to whom Awards shall be granted under the Plan and to determine the number of shares of Restricted Stock to be granted pursuant to each Award, the terms and conditions of each Award, including the restrictions relating to such shares and the purchase price per share, if any, of Restricted Stock and to determine those Eligible Directors to whom Nonqualified Stock Options may be granted and to prescribe the terms and conditions (which need not be identical) of each Option, including the purchase price per share of each Option;

                                (4) to construe and  interpret  the Plan and the
Options and Awards granted thereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable to make the Plan fully effective, and all decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company or a Subsidiary, the Optionees and the Grantees, as the case may be;

                                (5) to  determine  the duration and purposes for
leaves of absence which may be granted to an Optionee or Grantee without constituting a termination of employment or service for purposes of the Plan; and

                                (6)  generally,  to exercise  such powers and to
perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

                  4. Stock Subject to Plan.

                           (a) The  maximum  number of Shares that may be issued
or transferred pursuant to all Options and Awards under this Plan is 500,000 of which not more than 150,000 Shares may be issued or transferred pursuant to Options and/or Awards to any one Eligible Employee. Subject to the foregoing aggregate limitations, the maximum number of Shares (i) that may be issued or transferred pursuant to Options or Awards for Incentive Stock Options, Non-Qualified Stock Options and Stock Appreciation Rights shall be 400,000, and
(ii) that may be issued or transferred pursuant to Awards of Restricted Stock shall be 100,000 and (iii) that may be issued or transferred pursuant to Options or Awards for Eligible Directors shall not exceed 7,500 per year per director. In each case, upon a Change in Capitalization after December 11, 1997, the Shares shall be adjusted to the number and kind of Shares of stock or other securities existing after such Change in Capitalization.

                           (b)  Whenever  any  outstanding   Option  or  portion
thereof expires, is cancelled or is otherwise terminated (other than by exercise of the Option or any related Stock Appreciation Right), the shares of Common Stock allocable to the unexercised portion of such Option may again be the subject of Options and Awards hereunder.

                           (c) Whenever any Shares subject to an Award or Option
are resold to the Company, or are forfeited for any reason pursuant to the terms of the Plan, such Shares may again be the subject of Options and Awards hereunder.

                  5. Eligibility. Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Employees who will receive Options and/or Awards but no person shall receive any Options or Awards unless he is an employee of the Company or a Subsidiary or is a director of the Company at the time the Option or Award is granted.

                  6. Stock Options. The Committee may grant Options in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. Each Option and Option Agreement shall be subject to the following conditions:

                           (a) Purchase Price.  The purchase price or the manner
in which the purchase price is to be determined for Shares under each Option shall be set forth in the Agreement, provided that the purchase price per Share under each Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share at the time the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and under each Nonqualified Stock Option shall not be less than 50% of the Fair Market Value of a Share at the time the Option is granted.

                           (b) Duration.  Options granted hereunder shall be for
such term as the Committee shall determine, provided that (i) no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and (ii) no Nonqualified Stock Option shall be exercisable after the expiration of ten (10) years and one (1) day from the date it is granted. The Committee may, subsequent to the granting of any Option, extend the term thereof but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

                           (c) Non-Transferability.  No Option granted hereunder
shall be transferable by the Optionee to whom granted otherwise than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of such Optionee only by the Optionee or his guardian or legal representative. The terms of such Option shall be binding upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

                           (d) Stock Options;  Vesting.  Subject to Section 6(h)
hereof and the related Agreement thereunder, each Option shall be exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Option Agreement. Unless otherwise provided in the Agreement, to the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. Notwithstanding the foregoing, the Committee may accelerate the exercisability of any Option or portion thereof at any time.

                           (e) Method of  Exercise.  The  exercise  of an Option
shall be made only by a written notice delivered in person or by mail to the Secretary of the Company at the Company's principal executive office, specifying the number of Shares to be purchased and accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The purchase price for any shares purchased pursuant to the exercise of an Option shall be paid in full upon such exercise in cash, by check, or, at the discretion of the Committee and upon such terms and conditions as the Committee shall approve, by transferring Shares to the Company. Any Shares transferred to the Company as payment of the purchase price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. If requested by the Committee, the Optionee shall deliver the Agreement evidencing the Option and the Agreement evidencing any related Stock Appreciation Right to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. Not less than 100 Shares may be purchased at any time upon the exercise of an Option unless the number of Shares so purchased constitutes the total number of Shares then purchasable under the Option.

                           (f) Rights of Optionees.  No Optionee shall be deemed
for any purpose to be the owner of any Shares subject to any Option unless and until (i) the Option shall have been exercised pursuant to the terms thereof,
(ii) the Company shall have issued and delivered the Shares to the Optionee, and
(iii) the Optionee's name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares.

                           (g)  Termination of Employment.  In the event that an
Optionee ceases to be employed by the Company or any Subsidiary, any outstanding Options held by such Optionee shall, unless the Option Agreement evidencing such Option provides otherwise, terminate as follows:

                                (1) If the Optionee's  termination of employment
is due to his death or Disability, the Option shall be exercisable for a period of one (1) year following such termination of employment, and shall thereafter terminate;

                                (2) If the Optionee's  termination of employment
is by the Company or a Subsidiary for Cause or is by the resignation or retirement of the Optionee, the Option shall terminate on the date of the Optionee's termination of employment; and

                                (3) If the Optionee's  termination of employment
is for any other reason (including an Optionee's ceasing to be employed by a Subsidiary as a result of the sale of such Subsidiary or an interest in such Subsidiary), the Option (to the extent exercisable at the time of the Optionee's termination of employment) shall be exercisable for a period of ninety (90) days following such termination of employment, and shall thereafter terminate.

Notwithstanding the foregoing, the Committee may provide, either at the time an Option is granted or thereafter, that the Option may be exercised after the periods provided for in this Section 6(g), but in no event beyond the term of the Option.

                           (h)  Effect of Change in  Control.  In the event of a
Change in Control, the Board, by written notice to the Optionee, may accelerate the vesting of some or all of the outstanding Options, may terminate some or all outstanding Options after a limited period of exercisability (which may be as short as 30 days) and may pay the appreciation in value of the Options in securities or stock in cancellation of the Options. The Agreement entered into between the Company and the Eligible Employee may provide for full or partial vesting or early termination with respect to the Options granted thereunder in the event of a Change in Control.

                           (i)  Substitution  and  Modification.  Subject to the
terms of the Plan, the Committee may modify outstanding Options or accept the surrender of outstanding Options (to the extent not exercised) and grant new Options in substitution for them. Notwithstanding the foregoing, no modification of an Option shall alter or impair any rights or obligations under the Option without the Optionee's consent, except as provided for in this Plan or the Agreement.

                           (j) Directors Options.  Notwithstanding anything else
in this Section 6 to the contrary, the Committee with the specific approval of the Board may grant Nonqualified Options to Eligible Directors on the following terms:

                                (1) the exercise  price for the Options shall be
at Fair Market Value on the first trading day of February following the date of grant, or such other day as the Board shall specify on the date of grant;

                                (2) the  Options  shall  have a term of up to 10
years and may vest over a period of years, but shall terminate not more than 3 months after the director ceases to serve as a director for any reason, other than for death or Disability (which may be exercisable for up to one year after termination); and

                                (3) such other terms as the  Committee  may deem
advisable (which may be inconsistent with the terms applicable to Eligible Employees).

                  7. Stock Appreciation Rights. The Committee may, in its discretion, either alone or in connection with the grant of an Option, grant Stock Appreciation Rights in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. If granted in connection with an Option, a Stock Appreciation Right shall cover the same shares covered by the Option (or such lesser number of shares as the Committee may determine) and shall, except as provided in this Section 7, be subject to the same terms and conditions as the related Option.

                           (a) Time of Grant. A Stock  Appreciation Right may be
granted:

                                (i) at any time if unrelated to an Option; or

                                (ii) if related to an Option, either at the time
of grant, or at any time thereafter during the term of the Option.

                           (b) Stock Appreciation Rights Related to an Option.

                                (i) Payment.  A Stock Appreciation Right granted
in connection with an Option shall entitle the holder thereof, upon exercise of the Stock Appreciation Right or any portion thereof, to receive payment of an amount computed pursuant to Section 7(b)(iii).

                                (ii) Exercise.  Subject to Section 7(f), a Stock
Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Option is exercisable, and will not be transferable except to the extent the related Option may be transferable. A Stock Appreciation Right granted in connection with an Incentive Stock Option shall be exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the purchase price specified in the related Incentive Stock Option.

                                (iii)  Amount  Payable.  Upon the  exercise of a
Stock Appreciation Right related to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (A) the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over the per Share purchase price under the related Option, by (B) the number of Shares as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

                                (iv)  Treatment  of  Related  Options  and Stock
Appreciation Rights Upon Exercise. Except as provided in Section 7(b)(v), (A) upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be cancelled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised and (B) upon the exercise of an Option granted in connection with a Stock Appreciation Right or the surrender of such Option pursuant to Section 6(h) and the related Agreement thereunder, the Stock Appreciation Right shall be cancelled to the extent of the number of Shares as to which the Option is exercised or surrendered.

                                (v) Simultaneous  Exercise of Stock Appreciation
Right and Option. The Committee may provide, either at the time a Stock Appreciation Right is granted in connection with a Nonqualified Stock Option or thereafter during the term of the Stock Appreciation Right, that, subject to
Section 7(f), upon exercise of such Option or the surrender of the Option pursuant to Section 6(h) and the related Agreement thereunder, the Stock Appreciation Right shall automatically be deemed to be exercised to the extent of the number of Shares as to which the Option is exercised or surrendered. In such event, the Grantee shall be entitled to receive the amount described in
Section 7(b)(iii) or 7(g) hereof, as the case may be (or some percentage of such amount if so provided in the Agreement evidencing the Stock Appreciation Right), in addition to the Shares acquired or cash received pursuant to the exercise or surrender of the Option. If a Stock Appreciation Right Agreement contains an automatic exercise provision described in this Section 7(b)(v) and the Option or any portion thereof to which it relates is exercised within six (6) months from the date the Stock Appreciation Right is granted, such automatic exercise provision shall not be effective with respect to that exercise of the Option. The inclusion in an Agreement evidencing a Stock Appreciation Right of a provision described in this Section 7(b)(v) may be in addition to and not in lieu of the right to exercise the Stock Appreciation Right as otherwise provided herein and in the Agreement.

                           (c) Stock Appreciation Rights Unrelated to an Option.
The Committee may grant to Eligible Employees Stock Appreciation Rights unrelated to Options. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years. Upon the death or Disability of a Grantee, the Stock Appreciation Rights held by that Grantee shall be exercisable for a period of one (1) year following such termination of employment, and shall thereafter terminate. If the Optionee's termination of employment is by the Company or a Subsidiary for Cause or is by the resignation or retirement of the Optionee, the Stock Appreciation Right shall terminate on the date of the Optionee's termination of employment; and if the Optionee's termination of employment is for any other reason (including an Optionee's ceasing to be employed by a Subsidiary as a result of the sale of such Subsidiary or an interest in such Subsidiary), the Stock Appreciation Right (to the extent exercisable at the time of the Optionee's termination of employment) shall be exercisable for a period of ninety (90) days following such termination of employment, and shall thereafter terminate. Notwithstanding the foregoing, the Committee may provide, either at the time an Stock Appreciation Right is granted or thereafter, that the Stock Appreciation Right may be exercised after the periods provided for in this Section 7(c), but in no event beyond 10 years after the grant of the Stock Appreciation Right. The amount payable upon exercise of such Stock Appreciation Rights shall be determined in accordance with Section 7(b)(iii), except that "Fair Market Value of a Share on the date of the grant of the Stock Appreciation Right" shall be substituted for "purchase price under the related Option."

                           (d) Method of  Exercise.  Stock  Appreciation  Rights
shall be exercised by a Grantee only by a written notice delivered in person or by mail to the Secretary of the Company at the Company's principal executive office, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised. If requested by the Committee, the Grantee shall deliver the Agreement evidencing the Stock Appreciation Right being exercised and the Agreement evidencing any related Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreements to the Grantee.

                           (e) Form of Payment. Payment of the amount determined
under Sections 7(b)(iii) or 7(c), may be made solely in whole shares of Common Stock in a number determined at their Fair Market Value on the date of exercise of the Stock Appreciation Right or, alternatively, at the sole discretion of the Committee, solely in cash, or in a combination of cash and Shares as the Committee deems advisable. If the Committee decides to make full payment in Shares, and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

                           (f) Restrictions.  No Stock Appreciation Right may be
exercised before the date six (6) months after the date it is granted, except in the event that the death or Disability of the Grantee occurs before the expiration of the six-month period or in the event of a Change in Control.

                           (g)  Effect of Change in  Control.  In the event of a
Change in Control, the Board, by written notice to the Optionee, may accelerate the vesting of some or all of the outstanding Stock Appreciation Rights and may terminate some or all outstanding Stock Appreciation Rights after a limited period of exercisability (which may be as short as 30 days). The Award entered into between the Company and the Eligible Employee may provide for full or partial vesting or mandatory early termination with respect to the Stock Appreciation Rights granted thereunder in the event of a Change in Control.

                  8. Restricted Stock. The Committee may grant Awards of Restricted Stock which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee may require and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates. Awards of Restricted Stock shall be subject to the following terms and provisions:

                           (a) Rights of Grantee.

                                (1) Shares of Restricted  Stock granted pursuant
to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted and the purchase price, if any, is paid by the Grantee, provided that the Grantee has executed an Agreement evidencing the Award, an Escrow Agreement, appropriate blank stock powers and any other documents which the Committee, in its absolute discretion, may require as a condition to the issuance of such Shares. If the Committee has required, but the Grantee has failed to execute, the Agreement evidencing a Restricted Stock Award, an Escrow Agreement or appropriate blank stock powers or if the Grantee has failed to pay the purchase price, if any, for the Restricted Stock, the Award shall be null and void. Shares issued in connection with a Restricted Stock Award, together with the stock powers, shall be deposited with the Escrow Agent. Except as restricted by the terms of the Agreement, upon the delivery of the Shares to the Escrow Agent, the Grantee shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive, subject to Section 8(d), all dividends or other distributions paid or made with respect to the Shares.

                                (2) If a Grantee  receives  rights  or  warrants
with respect to any Shares which were awarded to him as Restricted Stock, such rights or warrants or any Shares or other securities he acquires by the exercise of such rights or warrants may be held, exercised, sold or otherwise disposed of by the Grantee free and clear of the restrictions and obligations provided by this Plan.

                           (b) Non-Transferability.  Until any restrictions upon
the Shares of Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Section 8(c), such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee. Upon the termination of employment of the Grantee, all of such Shares with respect to which restrictions have not lapsed shall be resold by the Grantee to the Company at the same price paid by the Grantee for such Shares or shall be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company if no purchase price had been paid for such Shares. The Committee may also impose such other restrictions and conditions on the Shares as it deems appropriate.

                           (c) Awards of Restricted Stock to Eligible Directors.
Subject to the approval of the Board, the Committee may grant Awards of Restricted Stock under this Plan to Eligible Directors with a Fair Market Value equal to, and in lieu of, up to 25% of the director's annual retainer fee. Such Eligible Director Awards shall be subject to the following additional terms and provisions:

                                (i) The entire Board shall approve all Awards of
Restricted Stock to be granted under the Plan to Eligible Directors and the number of shares of Restricted Stock to be granted pursuant to each Award;

                                (ii)  The  Awards  for each  year  shall be made
effective each July 1 and the number of shares shall be based upon the Fair Market Value of the Shares on such July 1 or such other date following the annual meeting of shareholders at which the director is elected as specified by the Board. The number of shares so determined shall be rounded down to the nearest 50 shares;

                                (iii)  The   Restricted   Stock  awarded  to  an
Eligible Director shall be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company unless the Director continues to serve as a director on the Board for a period of at least six months from the date of Grant, except in the event of the death or Disability of the Eligible Director or a Change in Control of the Company in which case all restrictions shall lapse;

                                (iv) Notwithstanding any other provision of this
Plan, no provisions of this Plan relating to continued employment with the Company or a subsidiary shall apply to Awards to Eligible Directors.

                           (d) Lapse of Restrictions.

                                (i) Restrictions upon Shares of Restricted Stock
awarded hereunder shall lapse at such time or times and on such terms, conditions and satisfaction of performance criteria as the Committee may determine; provided, however, that the restrictions upon such Shares shall lapse only if the Grantee on the date of such lapse is then and has continuously been an employee or director of the Company or a Subsidiary from the date the Award was granted.

                                (ii) In the event of  termination  of employment
as a result of the death or Disability of a Grantee, restrictions upon Shares of Restricted Stock awarded to such Grantee shall thereupon immediately lapse, which proportion shall equal the number of full or partial months which have elapsed from the date of the Award, divided by the number of months in the original restricted period. The Committee may also decide at any time in its absolute discretion and on such terms and conditions as it deems appropriate, to remove or modify the restrictions upon Shares of Restricted Stock awarded hereunder.

                                (iii) In the event of a Change in  Control,  the
Board may by written notice accelerate the vesting of any Award of Restricted Stock. The Board or the Committee may also provide in an Award for acceleration of vesting if there is a Change in Control.

                           (e) Treatment of  Dividends.  At the time of an Award
of Shares of Restricted Stock, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on Shares of Restricted Stock by the Company shall be deferred until the earlier to occur of (i) the lapsing of the restrictions imposed upon such Shares, in which case such dividends shall be paid over to the Grantee, or
(ii) the forfeiture of such Shares under Section 8(b) hereof, in which case such dividends shall be forfeited to the Company, and such dividends shall be held by the Company for the account of the Grantee until such time. In the event of such deferral, interest shall be credited on the amount of such dividends held by the Company for the account of the Grantee from time to time at such rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends, together with interest accrued thereon as aforesaid, shall be made upon the earlier to occur of the events specified in (i) and (ii) of the immediately preceding sentence, in the manner specified therein.

                           (f) Delivery of Shares. When the restrictions imposed
hereunder and in the Agreement expire or have been cancelled with respect to one or more shares of Restricted Stock, the Company shall notify the Grantee and the Escrow Agent of same. The Escrow Agent shall then return the certificate covering the Shares of Restricted Stock to the Company and upon receipt of such certificate the Company shall deliver to the Grantee (or such Grantee's legal representative, beneficiary or heir) a certificate for a number of shares of Common Stock, without any legend or restrictions (except those required by any federal or state securities laws), equivalent to the number of Shares of Restricted Stock for which restrictions have been cancelled or have expired. A new certificate covering Shares of Restricted Stock previously awarded to the Grantee which remain restricted shall be issued to the Grantee and held by the Escrow Agent and the Agreement, as it relates to such shares, shall remain in effect.

                  9.  Loans.

                           (a) The Company or any Subsidiary may make loans to a
Grantee or Optionee in connection with the purchase of Shares pursuant to an Award or in connection with the exercise of an Option, subject to the following terms and conditions and such other terms and conditions not inconsistent with the Plan, including the rate of interest, if any, as the Committee shall impose from time to time.

                           (b) No loan made under the Plan shall  exceed the sum
of (i) the aggregate purchase price payable pursuant to the Option or Award with respect to which the loan is made, plus (ii) the amount of the reasonably estimated income taxes payable by the Optionee or Grantee with respect to the Option or Award. In no event may any such loan exceed the Fair Market Value, at the date of exercise, of any such Shares.

                           (c) No loan shall have an initial term  exceeding ten
(10) years; provided, that loans under the Plan shall be renewable at the discretion of the Committee; and provided, further, that the indebtedness under each loan shall become due and payable, as the case may be, on a date no later than (i) one (1) year after termination of the Optionee's or Grantee's employment due to death or Disability, or (ii) the date of termination of the Optionee's or Grantee's employment for any reason other than death or Disability.

                           (d)  Loans  under  the  Plan may be  satisfied  by an
Optionee or Grantee, as determined by the Committee, in cash or, with the consent of the Committee, in whole or in part by the transfer to the Company of Shares whose Fair Market Value on the date of such payment is equal to the cash amount for which such Shares are transferred.

                           (e) A loan  shall be  secured  by a pledge  of Shares
with a Fair Market Value of not less than the principal amount of the loan. After partial repayment of a loan, pledged shares no longer required as security may be released to the Optionee or Grantee.

                           (f)  Every  loan  shall  meet  all  applicable  laws,
regulations and rules of any governmental agency having jurisdiction.

                  10.  Adjustment Upon Changes in Capitalization.

                           (a) In the event of a Change in  Capitalization,  the
Committee shall conclusively determine the appropriate adjustments, if any, to the maximum number and class of shares of stock with respect to which Options or Awards may be granted under the Plan, the number and class of shares as to which Options or Awards have been granted under the Plan, and the purchase price therefor, if applicable.

                           (b)  Any  such  adjustment  in the  Shares  or  other
securities subject to outstanding Incentive Stock Options (including any adjustments in the purchase price) shall be made in such manner as not to constitute a modification as defined by Section 425(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 425 of the Code.

                           (c) If, by reason  of a Change in  Capitalization,  a
Grantee of an Award shall be entitled to new, additional or different shares of stock or securities (other than rights or warrants to purchase securities), such new additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares pursuant to the Award prior to such Change in Capitalization.

                  11. Effect of Certain Transactions. In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) the sale or disposition of all or substantially all of the Company's assets, the Plan and the Options and Awards issued hereunder provision shall be made in connection with such transaction for the assumption of Options or Awards theretofore granted under the Plan, or the substitution for such Options or Awards of new options or awards of the Successor Corporation, with appropriate adjustment as to the number and kind of shares and the purchase price for shares thereunder.

                  12. Release of Financial Information. If the Company produces an annual report to stockholders, a copy of such report shall be delivered to each Optionee and Grantee at the time such report is distributed to the Company's stockholders. If the Company becomes subject to reporting requirements under the Exchange Act, then upon request the Company shall furnish to each Optionee and Grantee a copy of its most recent annual report and each quarterly report and current report filed under the Exchange Act, since the end of the Company's prior fiscal year.

                           13.  Termination  and Amendment of the Plan. The Plan
shall terminate on the day preceding the tenth anniversary of its effective date and no Option or Award may be granted thereafter. The Board may sooner terminate or amend the Plan at any time, and from time to time; provided, however, that, except as provided in Sections 10 and 11 hereof, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law and regulations at an annual or special meeting held within twelve months before or after the date of adoption of such amendment, where such amendment will:

                           (a) increase the number of Shares as to which Options
or Awards may be granted under the Plan;

                           (b)  change  the  class  of   persons   eligible   to
participate in the Plan;

                           (c)  change  the  minimum  purchase  price of  Shares
pursuant to Options or Awards as provided herein;

                           (d)  extend  the  maximum   period  for  granting  or
exercising Options provided herein; or

                           (e)  otherwise   materially   increase  the  benefits
accruing to Eligible Employees or Eligible Directors under the Plan.

         Except as provided in Sections 10 and 11 hereof, rights and obligations under any Option or Award granted before any amendment of the Plan shall not be altered or impaired by such amendment, except with the consent of the Optionee or Grantee, as the case may be.

                  14. Non-Exclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

                  15.   Limitation  of  Liability.   As   illustrative   of  the
limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to;

                           (a) give any person any right to be granted an Option
or Award other than at the sole discretion of the Committee;

                           (b)  give  any  person  any  rights  whatsoever  with
respect to Shares except as specifically provided in the Plan;

                           (c)  limit  in any way the  right of the  Company  to
terminate the employment of any person at any time; or

                           (d) be evidence of any  agreement  or  understanding,
expressed or implied, that the Company will employ any person in any particular position at any particular rate of compensation or for any particular period of time.

                  16.  Regulations and Other Approvals; Governing Law.

                           (a) This Plan and the rights of all persons  claiming
hereunder shall be construed and determined in accordance with the laws of the State of New Jersey without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

                           (b) The  obligation of the Company to sell or deliver
Shares with respect to Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

                           (c) The Plan is  intended  to comply  with Rule 16b-3
promulgated under the Exchange Act and Section 162(m) of the Code and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith to the extent necessary. Any provisions inconsistent with such Rule or Section shall be inoperative but such provisions shall not affect the validity of the Plan or any grants thereunder.

                           (d) Except as  otherwise  provided in Section 13, the
Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain for Eligible Employees granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

                           (e)  Each   Option   and  Award  is  subject  to  the
requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or the issuance of Shares, no Options shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions unacceptable to the Committee.

                           (f) In the  event  that  the  disposition  of  Shares
acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act of 1933, as amended, or regulations thereunder, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares (including upon exercise of an Option), to represent to the Company in writing that the Shares acquired by such individual are acquired for investment only and not with a view to distribution.

                  17. Miscellaneous.

                           (a) Multiple Agreements.  The terms of each Option or
Award may differ from other Options or Awards granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Option or Award to a given Eligible Employee or Eligible Director during the term of the Plan, either in addition to, or in substitution for, one or more Options or Awards previously granted to that Eligible Employee or Eligible Director. The grant of multiple Options and/or Awards may be evidenced by a single Agreement or multiple Agreements, as determined by the Committee.

                           (b) Withholding of Taxes.  The Company shall have the
right to deduct from any distribution of cash to any Optionee or Grantee an amount equal to the federal, state and local income taxes and other amounts required by law to be withheld with respect to any Option or Award. Notwithstanding anything to the contrary contained herein, if an Optionee or Grantee is entitled to receive Shares upon exercise of an Option or pursuant to an Award, the Company shall have the right to require such Optionee or Grantee, prior to the delivery of such Shares, to pay to the Company the amount of any federal, state or local income taxes and other amounts which the Company is required by law to withhold. The Agreement evidencing any Incentive Stock Options granted under this Plan shall provide that if the Optionee makes a disposition, within the meaning of Section 425(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to him or her pursuant to his or her exercise of the Incentive Stock Option within the two-year period commencing on the day after the date of grant of such Option or within the one-year period commencing on the day after the date of transfer of the Share or Shares to the Optionee pursuant to the exercise of such Option, he or she shall, within ten (10) days of such disposition, notify the Company thereof and immediately deliver to the Company any amount of federal income tax withholding required by law.

                           (c)  Designation  of  Beneficiary.  Each Optionee and
Grantee may, with the consent of the Committee, designate a person or persons to receive in the event of his/her death, any Option or Award or any amount payable pursuant thereto, to which he/she would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If an Optionee fails effectively to designate a beneficiary, then his/her estate will be deemed to be the beneficiary.

                  18. Effective Date. The effective date of the Plan shall be the date of its adoption by the Board, subject only to the approval by the affirmative vote of a majority of the votes cast at a meeting of stockholders at which a quorum is present to be held on or before September 30, 1998. No Options or Awards shall vest hereunder unless such shareholder approval is obtained.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.          Indemnification of Directors and Officers

         Section  607.0850  of the  Florida  Business  Corporation  Act  and the
Articles of Incorporation and Bylaws of the Registrant provide for indemnification of the Registrant's directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the Registrant carries insurance permitted by the laws of the State of Florida on behalf of Directors, officers, employees or agents which may cover liabilities under the Securities Act.

Item 21.          Exhibits

         The following exhibits either are filed herewith or incorporated by reference to documents previously filed or will be filed by amendment, as indicated below:

Exhibits          Description

2.1 Acquisition Agreement, dated as of February 9, 1998, by and between the Registrant, Ryan Beck & Co., Inc. and BCP Acquisition Corporation (included herewith as Appendix A to the Proxy Statement-Prospectus filed as part of this Registration Statement).

2.2 Form of Voting Agreement, dated as of February 9, 1989, by and between the Registrant and each member of the Board of Directors of Ryan, Beck & Co., Inc. (included herewith as Exhibit A to Appendix A to the Proxy Statement-Prospectus filed as part of this Registration Statement).

2.3 Form of Stock Option Agreement, dated as of February 9, 1989, by and between the Registrant and Ryan, Beck & Co., Inc. (included herewith as Appendix B to the Proxy Statement-Prospectus filed as part of this Registration Statement).

2.4 Form of Independence Agreement, dated as of February 9, 1989, between the Registrant and Ryan, Beck & Co., Inc. (included herewith as Exhibit E to Appendix A to the Proxy Statement-Prospectus filed as part of this Registration Statement).

3.1 Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-3, filed on June 5, 1996 (Registration No. 333-05287)).



3.2 Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, filed on March 13, 1998).



3.3               Bylaws of the Registrant (incorporated by reference to Exhibit
                  3.2 to the Registrant's Registration Statement on Form S-4, filed on May 5, 1994 (Registration No. 33-77708)).

4 Specimen certificate for shares of the Registrant's Class A Common Stock, par value $.01 (incorporated by reference to
                  Exhibit 4.4 to Amendment No. 1 to the Registrant's Registration Statement on Form S-2, filed on March 8, 1996 (Registration No. 333-1212)).

5 Form of Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding validity of the shares of Class A Common Stock being offered.

8.1 Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding certain federal income tax matters.



8.2 Opinion of Pitney, Hardin, Kipp & Szuch regarding certain federal income tax matters.



23.1              Consent  of  Stearns   Weaver  Miller   Weissler   Alhadeff  &
                  Sitterson, P.A.

23.2              Consent of Pitney, Hardin, Kipp & Szuch.

23.3              Consent of KPMG Peat Marwick LLP.

23.4              Consent of Deloitte & Touche, LLP.

23.5              Consent of Trien, Rosenberg, Felix, Rosenberg, Barr & Weinberg

23.6              Consent of Duff & Phelps, LLC.

24 Power of Attorney (included with signature pages to this Registration Statement).

99 Form of Ryan, Beck & Co., Inc. Common Stock Proxy Card for meeting of Stockholders of Ryan, Beck & Co., Inc.

Item 22.  Undertakings

         (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         (d) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                  (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (ss.230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 18 day of May, 1998.


                                         BANKATLANTIC BANCORP, INC.

                                         ALAN B. LEVAN
                                    By:  ___________________________
                                         Alan B. Levan,
                                         Chairman of the Board of Directors,
                                         Chief Executive Officer and President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan B. Levan and Jasper R. Eanes and each of them acting alone, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                            TITLE                              DATE


ALAN B. LEVAN
__________________________________          Chairman of the Board,              May 18, 1998
Alan B. Levan                              Chief Executive Officer
                                                and President

JASPER R. KANES
___________________________________         Executive Vice President,           May 18, 1998
Jasper R. Eanes                              Chief Financial Officer

JOHN E. ABDO
____________________________________        Vice-Chairman of the Board          May 18, 1998
John E. Abdo


____________________________________        Senior Executive Vice               May      , 1998
Frank V. Grieco                             President and Director

STEVEN M. COLDREN
_____________________________________       Director                            May 18, 1998
Steven M. Coldren

MARY E. GINESTRA
______________________________________      Director                            May 18, 1998
Mary E. Ginestra


_______________________________________     Director                            May      , 1998
Bruno DiGiulian

CHARLIE C. WINNINGHAM, II
________________________________________    Director                            May 18, 1998
Charlie C. Winningham, II


                                INDEX TO EXHIBITS


Exhibit           Description

5 Form of Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding validity of the shares of Class A Common Stock being offered.

8.1 Form of Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding certain tax matters relating to the transaction.



8.2 Opinion of Pitney, Hardin, Kipp & Szuch regarding certain tax matters relating to the transaction.



23.1              Consent  of  Stearns   Weaver  Miller   Weissler   Alhadeff  &
                  Sitterson, P.A.

23.2              Consent of Pitney, Hardin, Kipp & Szuch.

23.3              Consent of KPMG Peat Marwick L.L.P.

23.4              Consent of Deloitte & Touche, LLP.

23.5              Consent of Trien, Rosenberg, Felix, Rosenberg, Barr & Weinberg

23.6              Consent of Duff & Phelps, LLC.

99 Form of Ryan, Beck & Co., Inc. Common Stock Proxy Card for meeting of Stockholders of Ryan, Beck & Co., Inc.